As filed with the Securities and Exchange Commission on January 4, 2006
Registration No. 333-125347

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VESTIN REALTY TRUST I, INC.
(Exact name of Registrant as specified in its charter)

Maryland	6162	20-4028839
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
8379 West Sunset Road
Las Vegas, Nevada 89113
Telephone: (702) 227-0965
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michael V. Shustek
President and Chief Executive Officer
Vestin Realty Trust I, Inc.
8379 West Sunset Road
Las Vegas, Nevada 89113
Telephone: (702) 227-0965
(Name, address, including zip code, and telephone number, including area code, of agent for service)
COPIES TO:
Hillel T. Cohn, Esq.
Charles C. Kim, Esq.
Ben Chung, Esq.
Morrison & Foerster LLP
555 West Fifth Street, Suite 3500
Los Angeles, California 90013-1024
(213) 892-5200

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and prior to the effective time of the proposed merger described in this Registration Statement.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered(1)	per Share(2)	Offering Price(2)	Registration Fee(3)

Common Stock, $0.0001 par value per share	7,900,000	$9.75	$77,025,000	$9,065.84

(1)	Includes the maximum number of shares of common stock of Registrant that may be issuable to holders of units of Vestin Fund I, LLC in the proposed merger of Vestin Fund I, LLC with and into the Registrant as described in the proxy statement/ prospectus that forms a part of this Registration Statement.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act.

(3)	Previously paid.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/ prospectus is not complete and may be changed. Vestin Realty Trust I, Inc. may not issue the common stock to be issued in connection with the transactions described in this proxy statement/ prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/ prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 4, 2006.
Vestin Fund I, LLC
8379 West Sunset Road
Las Vegas, Nevada 89113
                        , 2006
Dear Vestin Fund I, LLC Member:
      You are invited to attend a special meeting of members of Vestin Fund I, LLC, or Fund I, to be held at the Palace Station Hotel and Casino, 2411 W. Sahara Avenue, Las Vegas, Nevada 89102, on                    ,                    , 2006 at 1:00 p.m., local time.
      I am pleased to report that after careful consideration the board of directors of Vestin Mortgage, Inc., as the sole manager of Fund I, has unanimously approved a plan to restructure our business operations to allow our company to qualify as a real estate investment trust, or a REIT, for U.S. federal income tax purposes. We refer to this restructuring plan as the REIT conversion. The REIT conversion is being undertaken in order to provide our members with liquidity while maintaining the business operations and assets of Fund I. Subject to compliance with applicable REIT rules and regulations, we intend to operate our business after the REIT conversion substantially as it is currently conducted, while leaving intact the current management structure and operating policies and substantially replicating in Vestin Realty Trust your rights in Fund I. We do not expect any material change in our business operations or operating policies as a result of the REIT conversion. The REIT conversion will not change our investment objectives.
      The REIT conversion will include, among other things, the merger of Fund I with and into Vestin Realty Trust I, Inc., a recently formed Maryland corporation. In the merger, you will receive one share of Vestin Realty Trust common stock for each unit of Fund I you own. We have applied to list the shares of Vestin Realty Trust common stock on the Nasdaq National Market under the symbol “VRTA.” Listing of the shares on Nasdaq or a national securities exchange acceptable to Fund I is a condition to consummation of the merger and REIT conversion.
      At the special meeting, you will be asked to consider and vote upon a proposal to adopt and approve the merger agreement, which will implement the REIT conversion.
      Your vote is very important. We cannot complete the merger unless the holders of at least a majority of the outstanding units of Fund I vote to adopt and approve the form of merger agreement. After careful consideration, the board of directors of Vestin Mortgage, as the sole manager of Fund I, has unanimously approved the form of merger agreement and recommends that you vote “FOR” the adoption and approval of the merger agreement, which will implement the REIT conversion.
      Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you do not vote, it will have the same effect as voting against the merger proposal. Returning the proxy card does not deprive you of your right to attend the special meeting and to vote your units in person.
      This proxy statement/ prospectus is a prospectus of Vestin Realty Trust as well as a proxy statement for Fund I and provides you with detailed information about the REIT conversion and the special meeting. We encourage you to read carefully this entire proxy statement/ prospectus, including all its annexes. We especially encourage you to read the “Risk Factors” section beginning on page 7, including, among others, the following risks related to the REIT conversion:

•	Our management has no experience operating a mortgage REIT, and we cannot assure you that our management’s past experience will be sufficient to successfully manage our business as a mortgage REIT, including complying with complicated U.S. federal income tax rules and regulations.

•	If we fail to qualify as a REIT for U.S. federal income tax purposes, we will be taxed as a corporation and our liability for certain U.S. federal, state and local income taxes can be expected to increase significantly, which can be expected to result in a material decrease in cash available for distribution to our stockholders.

•	You will no longer have redemption rights after the REIT conversion.

•	If you sell the Vestin Realty Trust common stock you receive in the merger after the REIT conversion, the price you receive may be less than the amount you may be able to receive either through an exercise of your redemption rights or in connection with a liquidation of Fund I.
      We appreciate your cooperation in considering and acting on the matters presented.

Sincerely,

Michael V. Shustek
Chairman, President and Chief Executive Officer
Vestin Mortgage, Inc., the sole manager of
Vestin Fund I, LLC
      Neither the Securities and Exchange Commission nor any state securities regulator or other regulatory body has approved the securities to be issued in the merger or determined if this proxy statement/ prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
      This proxy statement/ prospectus is dated                    , 2006 and is being first mailed to unitholders of Fund I on or about                    , 2006.

VESTIN FUND I, LLC
8379 West Sunset Road
Las Vegas, Nevada 89113
NOTICE OF SPECIAL MEETING OF UNITHOLDERS
To Be Held On                         , 2006
       Notice is hereby given that a special meeting of unitholders of Vestin Fund I, LLC, a Nevada limited liability company (“Fund I”), will be held at the Palace Station Hotel and Casino, 2411 W. Sahara Avenue, Las Vegas, Nevada 89102, on                     ,                     , 2006 at 1:00 p.m., local time, for the following purposes:

1. To consider and vote upon a proposal to adopt and approve the form of agreement and plan of merger by and between Fund I and Vestin Realty Trust I, Inc., a newly formed Maryland corporation, pursuant to which Fund I will be merged with and into Vestin Realty Trust. The merger agreement will implement the restructuring of the business operations of Fund I to allow Vestin Realty Trust, as the surviving entity in the merger, to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes. The form of merger agreement is included as Annex A to this proxy statement/ prospectus; and

2. To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.
      If unitholders approve the form of merger agreement, which will implement the REIT conversion, Fund I and Vestin Realty Trust will not make any material changes to it unless further unitholder approval is obtained.
      Fund I reserves the right to cancel or defer the merger even if unitholders of Fund I vote to approve the merger agreement and the other conditions to the consummation of the merger are satisfied or waived if the board of directors of Vestin Mortgage, Inc., as the sole manager of Fund I, determines that the merger is no longer in the best interests of Fund I and its unitholders. There is no time limit for Fund I to cancel or defer the merger.
      Holders of record of Fund I units at the close of business on                     , 2006, the record date, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.
      The merger cannot be completed unless the holders of at least a majority of the outstanding units of Fund I vote to adopt and approve the merger agreement. Even if you plan to attend the special meeting, we request that you sign and date the enclosed proxy card and return it without delay in the enclosed postage-paid envelope so that your units will be represented at the special meeting. If you do not vote, it will have the same effect as voting against the merger proposal.

By Order of the Board of Directors of
Vestin Mortgage, Inc., as the sole manager of
Vestin Fund I, LLC

Michael V. Shustek
Chairman, President and Chief Executive Officer
Las Vegas, Nevada
                    , 2006

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This proxy statement/ prospectus may contain statements that constitute forward-looking statements, and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements.
      In some cases you can identify forward-looking statements by terms such as “anticipate,” “project,” “may,” “intend,” “might,” “will,” “could,” “would,” “expect,” “believe,” “estimate,” “potential,” by the negative of these terms and by similar expressions. These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties, many of which are beyond our ability to control or predict. You should not put undue reliance on any forward-looking statements. These forward-looking statements present our estimates and assumptions only as of the date of this proxy statement/ prospectus.
      Important factors that could cause actual results to differ materially and adversely from those expressed or implied by the forward-looking statements include:

•	general industry, economic and business conditions (which will, among other things, affect availability and cost of financing, interest rate fluctuations and operating expenses);

•	adverse changes in the real estate markets;

•	inflation and interest rate, market and monetary fluctuations;

•	higher defaults on our loan portfolio than we expect;

•	our ability to satisfy complex rules in order for us to qualify as a REIT for U.S. federal income tax purposes;

•	the ability of certain of our wholly-owned subsidiaries to qualify as taxable REIT subsidiaries for U.S. federal income tax purposes;

•	our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by the U.S. federal income tax laws and regulations applicable to REITs;

•	changes in U.S. federal income tax laws and regulations applicable to REITs;

•	changes in the legal and regulatory environment in our industry; and

•	other risks inherent in the real estate business.
      The above list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative but by no means exhaustive. Therefore, all forward-looking statements should be evaluated with the understanding of their inherent risk and uncertainty. Except for our ongoing obligation to disclose material information as required by U.S. federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this proxy statement/ prospectus.

ANNEXES

Annex A	Form of Agreement and Plan of Merger
Annex B	Articles of Incorporation of Vestin Realty Trust I, Inc.
Annex C	Form of Articles Supplementary of Vestin Realty Trust I, Inc.
Annex D	Bylaws of Vestin Realty Trust I, Inc.
Annex E	Form of Management Agreement
Annex F	Opinion of Cogent Valuation (formerly Houlihan Valuation Advisors)

QUESTIONS AND ANSWERS ABOUT THE REIT CONVERSION AND MERGER

Q:	What is proposed?

A:	The board of directors of Vestin Mortgage, Inc., as the sole manager of Vestin Fund I, LLC, or Fund I, has approved a plan to restructure our business operations to enable us to elect to be treated as a real estate investment trust, or REIT, for U.S. federal income tax purposes. We refer to this plan, including the related restructuring transactions, as the REIT conversion. Following the REIT conversion, subject to compliance with applicable REIT rules and regulations, we intend to continue our real estate lending business consistent with past practices. We do not expect any material change in our business operations or operating policies as a result of the REIT conversion. The REIT conversion will not change our investment objectives. We currently do not plan to raise additional capital through equity financings, except through a distribution reinvestment plan we intend to adopt.

Q:	Why are we proposing the REIT conversion?

A:	We are proposing the REIT conversion primarily for the following reasons:

• provide liquidity for unitholders as we have applied to list the shares of Vestin Realty Trust common stock on the Nasdaq National Market. Listing of the shares on Nasdaq or a national securities exchange acceptable to Fund I is a condition to consummation of the merger and REIT conversion; and

• maximize the availability of assets for investments in real estate loans by eliminating the need to reserve capital to satisfy redemption requests. In the past, Fund I has accumulated a cash reserve equal to approximately 10% of its total capital by the end of a calendar year in order to meet redemption requests. For example, Fund I had approximately $20.2 million in cash at December 31, 2004 compared to approximately $6.6 million at June 30, 2004. At September 30, 2005, Fund I had not reserved any cash to satisfy redemption requests.

Q:	What is a REIT?

A:	A REIT is a corporation that derives most of its income from real estate loans and real property and whose assets predominantly consist of such loans and property. The corporation must make a special election for U.S. federal income tax purposes to be treated as a REIT. Subject to a number of significant exceptions, a corporation that qualifies as a REIT generally is not subject to U.S. federal corporate income taxes on income and gain that it distributes to its stockholders, thereby reducing its corporate-level taxes.

Q:	What happens in the REIT conversion?

A:	The REIT conversion involves several restructuring transactions:

The Merger

The principal restructuring transaction is the merger of Fund I with and into Vestin Realty Trust I, Inc., a recently formed Maryland corporation. Vestin Realty Trust will be the surviving entity in the merger and will succeed to and continue the business of Fund I. As a consequence of the merger and the REIT conversion:

• each outstanding unit of Fund I will be converted into one share of common stock of Vestin Realty Trust;

• the shares of Vestin Realty Trust common stock will trade on Nasdaq or a national securities exchange acceptable to Fund I as listing of the shares is a condition to the consummation of the merger and REIT conversion;

• Vestin Realty Trust will succeed to and continue to operate, directly or indirectly, all of the existing business of Fund I;

• your rights as stockholders of Vestin Realty Trust will be governed by the articles of incorporation and articles supplementary of Vestin Realty Trust, which we sometimes refer to collectively in this proxy statement/ prospectus as the charter, and bylaws of Vestin Realty Trust; and

• Vestin Mortgage will continue to manage our day-to-day business operations, subject to the oversight of the board of directors of Vestin Realty Trust, pursuant to the terms and conditions of a management agreement.

v

We have attached a copy of the form of merger agreement as Annex A to this proxy statement/ prospectus. We have also attached copies of the articles of incorporation, the form of articles supplementary and the bylaws of Vestin Realty Trust and the form of management agreement as Annex B, Annex C, Annex D and Annex E, respectively, to this proxy statement/ prospectus. If unitholders approve the form of merger agreement, which will implement the REIT conversion, we will not make any material changes to it unless further unitholder approval is obtained. We urge you to read each of these documents carefully. While our management structure will be substantially similar to that of Fund I, there are certain differences. See “Comparison of Rights of Unitholders of Fund I and Stockholders of Vestin Realty Trust.”

Other Important Restructuring Transactions

Prior to the consummation of the REIT conversion, Fund I will transfer various properties to one or more wholly-owned subsidiaries of Vestin Realty Trust in order to avoid 100% U.S. federal penalty taxes on any income from the future sale of these properties. The transferred assets will consist primarily of real property foreclosed upon by Fund I to be sold to third parties. The composition and value of the assets to be transferred can only be determined at the time of the REIT conversion. As of September 30, 2005, we held two properties with a total carrying value of approximately $4.3 million, which were acquired through foreclosure and recorded as investments in real estate held for sale. As of September 30, 2005, we also held interests in two properties with a total carrying value of approximately $8.6 million, which were sold in transactions in which we or an affiliate provided the financing and which were recorded as seller financed real estate held for sale. GAAP requires us to include these properties in real estate held for sale until the borrower has met and maintained a certain percentage of equity ownership. The real estate held for sale and the seller financed real estate held for sale collectively constituted approximately 16.5% of our assets as of September 30, 2005. These wholly-owned subsidiaries will elect to be treated as “taxable REIT subsidiaries” effective upon the REIT conversion. Income from these wholly-owned taxable REIT subsidiaries will be either distributed to Vestin Realty Trust, where it will contribute to income available for distribution to stockholders or be reinvested into Vestin Realty Trust’s business, or be retained by the taxable REIT subsidiaries and used to fund their operations.

A taxable REIT subsidiary is a corporation in which a REIT owns stock and which joins the REIT in filing a taxable REIT subsidiary election on Internal Revenue Service, or IRS, Form 8875. A taxable REIT subsidiary also includes any corporation in which a taxable REIT subsidiary owns securities representing more than 35% of the voting power or more than 35% of the value of the issuing corporation’s outstanding securities. A taxable REIT subsidiary generally can conduct activities that generate gross income that would not be qualifying income for purposes of the gross income tests applicable to REITs and generally can hold assets that would not be qualifying assets for purposes of the quarterly asset tests applicable to REITs. As the name implies, taxable REIT subsidiaries are subject to corporate income tax on the income they recognize and, unlike a REIT, they are not allowed a deduction for distributions they pay on their stock.

Q:	What alternatives were considered to a REIT conversion?

A:	As alternatives to a REIT conversion, we considered maintaining the current operating structure as well as a liquidation of Fund I. As discussed above, we concluded that maintaining the current structure was not in the best interest of unitholders as it provides only limited liquidity and reduces the availability of funds for investment in real estate loans.

We also evaluated liquidation as an alternative. We engaged an independent valuation firm, Cogent Valuation (formerly Houlihan Valuation Advisors), or Cogent, to prepare an analysis of the value of a Fund I unit in a liquidation scenario as of June 30, 2005. In the opinion of Cogent, the maximum value obtainable under a liquidation scenario would be $7.50 per unit and the actual value could be substantially lower. Our manager, based on its experience in commercial real estate lending, also believes that any liquidation of Fund I would result in a substantial loss of unit value. Therefore, we have decided not to pursue liquidation.

A copy of Cogent’s opinion is attached as Annex F to this proxy statement/ prospectus. The full text of the Cogent valuation report has been filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this proxy statement/ prospectus is a part.

Q:	Will our business operations change after the REIT conversion?

A:	Subject to compliance with applicable REIT rules and regulations, we plan to operate our business after the REIT conversion substantially as it is currently conducted. We do not expect any material change in our business operations or operating policies as a result of the REIT conversion. Our investment objectives will not change and may not be changed without the approval of a majority of our stockholders. In addition, subject to compliance with applicable REIT rules and regulations, we will continue to use our current loan underwriting guidelines and our existing investment policies. In that regard, although we will no longer be subject to the Mortgage Program Guidelines of the North American Securities Administrators Association, Inc., or NASAA, once we are listed on Nasdaq or another national securities exchange, we will continue to comply voluntarily with the NASAA Guidelines unless a majority of our unaffiliated directors determines that it is in our best interests to vary our lending practices from the NASAA Guidelines. We currently do not plan to raise additional capital through equity financings, except through a distribution reinvestment plan we intend to adopt. Vestin Mortgage will continue to serve as our manager after the REIT conversion. Unlike before, however, Vestin Mortgage will manage our business subject to the oversight of the board of directors of Vestin Realty Trust and pursuant to the terms and conditions of a management agreement, the form of which is attached as Annex E to this proxy statement/ prospectus.

Q:	What are the material terms of the management agreement with Vestin Mortgage?

A:	General. Vestin Mortgage will implement our business strategies on a day-to-day basis subject to the oversight of the board of directors of Vestin Realty Trust. There are no material differences between the terms and conditions of the management agreement, including the fees payable to Vestin Mortgage thereunder, and the management provisions currently set forth in the operating agreement for Fund I.

Compensation. Vestin Mortgage will be compensated based on the various services it provides as our manager according to the schedules set forth in the management agreement and our bylaws. The compensation structure under the management agreement and our bylaws is the same as currently set forth in the operating agreement for Fund I. The fees payable by us to Vestin Mortgage may not be changed without the approval of a majority in interest of Vestin Realty Trust’s stockholders. Fund I paid Vestin Mortgage a total of approximately $69,000 for the three months ended September 30, 2005 and approximately $201,000 and $255,000 for the nine month transition period ended June 30, 2005 and the year ended September 30, 2004, respectively, for managing Fund I. In addition, Vestin Mortgage was paid a total of approximately $3.2 million, $13.9 million and $19.6 million in fees directly by borrowers for the three months ended September 30, 2005 and the years ended June 30, 2005 and 2004, respectively. The total amount paid to Vestin Mortgage from borrowers represents fees earned by Vestin Mortgage for loans originated for all of its managed funds, including Fund I, Fund II, Fund III and inVestin Nevada.

Term; Termination. The management agreement will continue in force for the duration of the existence of Vestin Realty Trust. The management agreement will automatically terminate upon the affirmative vote of a majority in interest of stockholders entitled to vote on the matter. This provision is identical to the current operating agreement for Fund I which permits a majority of Fund I members to terminate Vestin Mortgage as a managing member. In addition, the board of directors of Vestin Realty Trust may terminate the management agreement for cause at any time upon 90 days’ written notice of termination. The management agreement does not contain any termination penalty or payment provisions.

Q:	Will the REIT conversion result in additional benefits to our manager?

A:	Yes. If the REIT conversion is consummated, Fund I’s total capital will not continue to be reduced to satisfy redemption requests or be returned in its entirety to members in the event of liquidation. Instead, the capital may be used to invest in new loans from which Vestin Mortgage can continue to earn fees.

Vestin Mortgage will continue to face the same conflicts of interest in managing the affairs of Vestin Realty Trust as currently exist in connection with its management of Fund I, including those related to the receipt of fees. See “Conflicts of Interest.”

Q:	Will I continue to have redemption rights after the REIT conversion?

A:	No. Under the operating agreement for Fund I, you currently have the right to withdraw as a member and require Fund I to redeem your units upon withdrawal, subject to certain conditions and limitations, including a maximum limit on the total amount that may be redeemed by all members during any calendar year equal to 10% of the amount of the capital accounts of all members. The redemption demands have exceeded this limit, resulting in fully-subscribed redemption requests through 2018. Consequently, many unitholders who would like to attain liquidity for their units have been unable to do so within the timeframe they desire. As of September 30, 2005, approximately 700 unitholders, representing approximately 58.2% of all unitholders, had requested redemption and requests to redeem units totaling approximately $57.1 million, representing approximately 77.3% of Fund I’s total capital, were outstanding.

You will not have any redemption rights as a stockholder of Vestin Realty Trust after the REIT conversion. Upon completion of the REIT conversion, unitholders in effect will surrender any outstanding redemption requests. However, the shares of Vestin Realty Trust common stock to be issued in the merger will trade on Nasdaq or a national securities exchange acceptable to Fund I as listing of the shares is a condition to consummation of the merger and REIT conversion. Since Vestin Realty Trust will be a publicly traded entity, it is not practical to provide redemption rights.

Q:	How will my rights as an equity holder change after the REIT conversion?

A:	Your current rights as a unitholder of Fund I are governed primarily by the operating agreement for Fund I. If the merger proposal is approved by unitholders of Fund I and the merger is consummated, you will become a stockholder of Vestin Realty Trust and your rights as a stockholder of Vestin Realty Trust will be governed by the Maryland General Corporation Law, or the MGCL, and the charter and bylaws of Vestin Realty Trust.

The REIT conversion has been structured to preserve in all material respects your rights in Fund I by replicating them in Vestin Realty Trust. In that regard, your rights to vote on certain matters as a stockholder of Vestin Realty Trust will be substantially similar to your voting rights as a member of Fund I. However, some important differences exist between your rights as a unitholder of Fund I and your rights as a stockholder of Vestin Realty Trust.

The major difference is that you will not have redemption rights after the REIT conversion. Also, distributions after completion of the REIT conversion will be made on a quarterly basis rather than on a monthly basis as currently required by the operating agreement for Fund I. Another significant difference is that the charter of Vestin Realty Trust prohibits ownership, directly or by the attribution provisions of the U.S. federal tax laws, by any person of more than a specified percentage (by value or by number of shares, whichever is more restrictive) of the outstanding shares of Vestin Realty Trust’s stock. This ownership limitation is being implemented primarily to satisfy certain requirements under the Internal Revenue Code of 1986, or the Code, that are applicable to REITs in general and to otherwise address concerns relating to stock ownership. A chart comparing your rights as a stockholder of Vestin Realty Trust and a unitholder of Fund I is set forth under “Comparison of Rights of Unitholders of Fund I and Stockholders of Vestin Realty Trust.”

Copies of the articles of incorporation, the form of articles supplementary and the bylaws of Vestin Realty Trust are attached as Annex B, Annex C and Annex D, respectively, to this proxy statement/ prospectus.

Q:	What will I receive in connection with the merger?

A:	At the time of the completion of the merger, you will receive one share of Vestin Realty Trust common stock for each unit of Fund I you hold. We have applied to list the shares of Vestin Realty Trust common stock on the Nasdaq National Market under the symbol “VRTA.” Listing of the shares on Nasdaq or a national securities exchange acceptable to Fund I is a condition to consummation of the merger and REIT conversion.

Q:	Will Vestin Realty Trust make distributions in the future?

A:	We currently intend to distribute substantially all REIT taxable income and net capital gain on a quarterly basis to the extent practicable, consistent with Fund I’s current policy to distribute all of its net income available for distribution. Although we generally do not plan to make distributions in excess of our REIT taxable income and any net capital gain, we may do so from time to time. As a mortgage REIT, Vestin Realty Trust generally will have to distribute annually at least 90% of its REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gain). REIT taxable income generally is the net income of a REIT determined for U.S. federal income tax purposes subject to specified adjustments, including a deduction for dividends paid and excluding net capital gain. A distribution of REIT taxable income or net capital gain generally will be a taxable distribution to you and will not represent a return of capital for U.S. federal income tax purposes. If we make distributions in excess of our REIT taxable income and any net capital gain, the excess portion of these distributions generally would represent a non-taxable return of capital for such purposes up to your tax basis in your Vestin Realty Trust stock and then generally capital gain. The portion of any distribution treated as a return of capital for U.S. federal income tax purposes would reduce your tax basis in your Vestin Realty Trust stock by a corresponding amount. If the REIT conversion is completed, we plan to continue to make distributions. However, we intend to make regular quarterly distributions after the REIT conversion rather than the current monthly distributions. The actual amount and timing of the distributions will be as authorized by the board of directors of, and declared by, Vestin Realty Trust and will depend on, among other factors, our financial condition and earnings. In order to maintain our status as a REIT, we may be required to make distributions in excess of available cash. In this situation, we expect we will borrow funds or raise capital by selling assets to meet our distribution requirements.

If you dispose of your shares of Vestin Realty Trust common stock before the record date for a distribution payment, you will not receive that distribution payment.

Q:	Are there risks I should consider in deciding whether to vote for the merger proposal?

A:	Yes, in evaluating the merger proposal, you should consider carefully the following factors.

• You will lose your redemption rights in connection with the REIT conversion. Because of the limit on the total amount that may be redeemed during any calendar year, Fund I currently has fully-subscribed redemption obligations through 2018. As of September 30, 2005, approximately 700 unitholders, representing approximately 58.2% of all unitholders, had requested redemption and requests to redeem approximately $57.1 million, representing approximately 77.3% of Fund I’s total capital, were outstanding. There may be significant initial downward pressure on the market price of Vestin Realty Trust’s common stock after the REIT conversion because of these redemption requests and, as a result, you may receive less upon a sale of the Vestin Realty Trust common stock than what you may be able to receive either by exercising your redemption rights or in connection with a liquidation of Fund I.

• Based upon its intended qualification as a non-publicly traded partnership, the U.S. federal income tax rules governing Fund I are less complex compared to such rules governing REITs. Because we have never operated as a REIT and our management has no experience managing a REIT and complying with the complicated REIT qualification requirements, we may not be able to successfully manage our business as a REIT. Moreover, assuming Fund I is not treated as a publicly traded partnership, it is not subject to U.S. federal income taxes. In contrast, Vestin Realty Trust will be subject to U.S. federal income taxation if it fails to qualify as a REIT and, even if it qualifies as a REIT, a portion of its income may be subject to U.S. federal income taxation.

• Our manager will continue to face the same conflicts of interest in managing the affairs of Vestin Realty Trust as currently exist in connection with its management of Fund I. For example, Vestin Mortgage will face conflicts of interest arising from our fee structure as its compensation will be based on the volume and size of loans selected for us. Vestin Mortgage will also face conflicts of interest concerning the allocation of its time between our activities and its other activities, including managing other funds with objectives similar to ours. See “Conflicts of Interest.”

• Our company will be dissolved on December 31, 2019 unless the holders of a majority of our common stock determine otherwise. As we move closer to the dissolution date, we expect to stop making new loans and we expect that our stock price will approach our book value per share. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future.

• We will incur increased costs as a result of being a listed company.

• You should also consider the specific factors discussed in the “Risk Factors” section beginning on page 7.

Q:	What do I need to do now?

A:	You should carefully read and consider the information contained in this proxy statement/ prospectus, including its annexes. You should then complete and sign the proxy card and return it in the enclosed postage-paid envelope as soon as possible so that your units can be voted at the special meeting. If you do not include instructions on how to vote your properly signed proxy, your units will be voted “FOR” the adoption and approval of the merger agreement.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting and vote your units in person whether or not you sign and return the proxy card.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice to our manager, Vestin Mortgage, stating that you would like to revoke your proxy. Second, you can complete and return a new proxy card. Third, you can attend the special meeting and vote in person. Your attendance alone at the special meeting will not revoke your proxy.

Q:	What vote is required to approve the merger proposal?

A:	The adoption and approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding units of our company on the record date. If you do not vote, it will have the same effect as voting against the merger proposal. As of the record date, the affirmative vote of units will be required.

Q:	When do we expect to complete the merger?

A:	We are working toward completing the merger as quickly as possible. We currently expect to complete the merger as soon as practicable after the requisite approval is obtained at the special meeting and the closing conditions are satisfied or waived.

However, we reserve the right to cancel or defer the merger even if unitholders vote to approve the merger proposal and the other conditions to the consummation of the merger are satisfied or waived if the board of directors of Vestin Mortgage, as the sole manager of our company, determines that the merger is no longer in the best interests of our company unitholders. There is no time limit for us to cancel or defer the merger.

Q:	Am I entitled to dissenters’ rights?

A:	Under Nevada law, you are not entitled to any dissenters’ or appraisal rights in connection with the merger and REIT conversion.

Q:	Where will my new Vestin Realty Trust common stock be traded?

A:	Vestin Realty Trust has applied to have its shares of common stock listed on the Nasdaq National Market under the symbol “VRTA.” If the shares of Vestin Realty Trust common stock are not approved for listing on Nasdaq or a national securities exchange acceptable to Fund I, we will not complete the merger.

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Q:	Who is paying for the expenses incurred in connection with the REIT conversion?

A:	Vestin Mortgage, our manager, will pay for all expenses incurred in connection with the REIT conversion.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or the REIT conversion, or if you need additional copies of this proxy statement/ prospectus, you should contact our information agent:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
(800) 322-2885 (Toll Free)

You may also contact:

Vestin Fund I, LLC
8379 West Sunset Road
Las Vegas, Nevada 89113
Attention: John W. Alderfer
(702) 227-0965

SUMMARY OF THE PROXY STATEMENT/ PROSPECTUS
      This summary highlights selected information from this proxy statement/ prospectus and may not contain all of the information that is important to you. You should carefully read this entire proxy statement/ prospectus and the other documents to which this proxy statement/ prospectus refers in order to fully understand the REIT conversion and the merger. In particular, you should read the annexes attached to this proxy statement/ prospectus, including the form of merger agreement attached as Annex A and the form of management agreement attached as Annex E. You also should read the articles of incorporation, the form of articles supplementary and the bylaws of Vestin Realty Trust, which are attached as Annex B, Annex C and Annex D, respectively, because they will governing your rights as a stockholder of Vestin Realty Trust following the merger.
      The information contained in this proxy statement/ prospectus, unless otherwise indicated, assumes the REIT conversion and all the transactions related to the REIT conversion, including the merger, will occur. When used in this proxy statement/ prospectus, the terms “we,” “our” and “us” refer to Fund I with respect to the period before the merger and the REIT conversion, and Vestin Realty Trust with respect to the period after the REIT conversion.
The Companies
      Vestin Fund I, LLC is a Nevada limited liability company that invests in loans secured by real estate through deeds of trust. Our sole manager is Vestin Mortgage, Inc., a licensed mortgage broker in the State of Nevada. We invest in real estate loans throughout the areas in which Vestin Mortgage and its correspondents have experience, primarily Arizona, California, Hawaii, Nevada, New York and Texas. The loans we invest in are selected for us by Vestin Mortgage from among loans originated by Vestin Mortgage or non-affiliated mortgage brokers. When Vestin Mortgage or a non-affiliated mortgage broker originates a loan for us, that entity identifies the borrower, processes the loan application, makes or invests in the loan and brokers or sells the loan to us. Fund I generally invests in short-term real estate loans, typically with terms of one to two years. We believe that our loans are attractive to borrowers because of the expediency of Vestin Mortgage’s loan approval process, which takes about ten to twenty days.
      Vestin Realty Trust I, Inc. is a Maryland corporation recently formed for the sole purpose of converting our company into a REIT. Upon the consummation of the merger, Vestin Realty Trust will succeed to and continue the business of Fund I and will make an election to be taxed as a REIT for U.S. federal income tax purposes. Vestin Realty Trust has conducted no business to date other than that incident to facilitating the REIT conversion.
      The principal executive offices of both Fund I and Vestin Realty Trust are located at 8379 West Sunset Road, Las Vegas, Nevada 89113. Their telephone number at that location is (702) 227-0965. Fund I maintains a website at http://www.vestinfunds.com. Information contained in the website does not constitute part of this proxy statement/ prospectus.
The REIT Conversion
      The board of directors of Vestin Mortgage, as the sole manager of Fund I, has approved a plan, pending the approval of the unitholders of Fund I, to restructure our business operations so that Vestin Realty Trust, as the successor to the assets and business operations of Fund I following the merger, may qualify as a REIT for U.S. federal income tax purposes. We refer to the merger, the related restructuring transactions and the election of REIT status by Vestin Realty Trust in this proxy statement/ prospectus as the REIT conversion. The REIT conversion is designed to enable Vestin Realty Trust, as the business successor of Fund I, to reposition its assets and business operations in a manner eligible to elect to be treated as a REIT for U.S. federal income tax purposes. Our special tax counsel has opined to us that, as of the date of this proxy statement/prospectus, Vestin Realty Trust’s organization and proposed method of operation will enable Vestin Realty Trust to meet the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes for the taxable year 2006 and thereafter. It is a non-waivable condition to closing that we receive from our special tax counsel at the closing of the merger a substantially similar opinion that Vestin Realty Trust’s organization and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes for the taxable year 2006 and thereafter. If Vestin Realty Trust qualifies as a REIT, subject to certain significant exceptions as further discussed in “Other Restructuring Transactions; Formation of Taxable REIT Subsidiaries” and “Material United States Federal Income Tax Consequences — United States Federal Income Taxation of Vestin Realty Trust Following the Merger,” Vestin Realty Trust generally will not be subject to corporate-level U.S. federal income tax on that portion of its REIT taxable income and net capital gain that is distributed to its stockholders. Vestin Realty Trust intends to distribute on a quarterly basis substantially all of its income and gain to its stockholders. Subject to the referenced exceptions, this treatment generally would eliminate the U.S. federal “double taxation” on earnings (at the corporate and stockholder levels) that generally results from investments in corporations.
      We are distributing this proxy statement/ prospectus to you as a holder of Fund I units in connection with the solicitation of proxies by the board of directors of Vestin Mortgage, as the sole manager of Fund I, for your approval of a proposal to adopt and approve the form of merger agreement, which will implement the REIT conversion including the related restructuring transactions. A copy of the form of merger agreement is attached as Annex A to this proxy statement/ prospectus. If unitholders approve the form of merger agreement, we will not make any material changes to it unless further unitholder approval is obtained.
      Fund I reserves the right to cancel or defer the merger even if unitholders of Fund I vote to approve the merger agreement and the other conditions to the consummation of the merger are satisfied or waived if the board of directors of Vestin Mortgage, Inc., as the sole manager of Fund I, determines that the merger is no longer in the best interests of Fund I and its unitholders. There is no time limit for Fund I to cancel or defer the merger.
      We estimate that one-time transaction costs incurred in connection with the REIT conversion will be approximately $          . Vestin Mortgage will pay for all costs incurred in connection with the REIT conversion.
Ownership Structure After the Merger
      The following chart shows the ownership structure of Vestin Mortgage, Vestin Group and their affiliated entities immediately following the merger. Except to reflect Vestin Realty Trust I as the successor entity to Fund I in the merger, the ownership structure immediately after the merger will be identical to the ownership structure immediately prior to the merger.

      The unitholders of Vestin Fund II, LLC will also be considering a proposal to convert Fund II into a REIT. If the REIT conversion proposal is approved and consummated, Vestin Realty Trust II, Inc. will be the successor entity to Fund II. However, the ownership structure and percentages in the chart below will not change as a result of the conversion of Fund II into a REIT.
Conflicts of Interest (page 61)
      We will continue to depend substantially on Vestin Mortgage to manage our operations after the REIT conversion. The management agreement governing our relationship with Vestin Mortgage was negotiated by related parties and may not reflect terms as favorable as those subject to arm’s length bargaining. Vestin Mortgage will face the same conflicts of interest in managing the affairs of Vestin Realty Trust as currently exist in connection with its management of Fund I, including:

•	Vestin Mortgage will receive substantial fees from borrowers for obtaining, processing, making and brokering, managing and selling real estate loans, as well as for other services. Many of these fees are paid on an up-front basis. Vestin Mortgage’s compensation is based on the volume and size of the real estate loans selected for us, regardless of their performance, which could create an incentive to make or extend riskier loans. Our interests may diverge from those of Vestin Mortgage and Michael V. Shustek, who indirectly owns 100% of Vestin Mortgage, in deciding whether we should invest in a particular loan. Vestin Mortgage will receive an immediate benefit through the payment of up-front fees from borrowers irrespective of the risk we may bear in connection with our ability to collect on such loans.

•	Vestin Mortgage will be receiving fees from borrowers that would otherwise increase our returns. Because Vestin Mortgage receives all of these fees, our interests will diverge from those of Vestin Mortgage and Mr. Shustek when Vestin Mortgage determines whether we should charge higher interest rates or Vestin Mortgage should receive higher fees from borrowers.

•	Vestin Mortgage must allocate its time between our activities and its other activities. These other activities include its current activities as a licensed mortgage broker and acting as the manager of Vestin Fund II, LLC, or Fund II, Vestin Fund III, LLC, or Fund III, and inVestin Nevada, Inc., funds with objectives similar to ours. Additional such funds may be formed or managed by Vestin Mortgage in the future. There are no restrictions or guidelines on how Vestin Mortgage will determine which loans are appropriate for us and which are appropriate for another company that it manages. Moreover, Vestin Mortgage has no obligation to provide us with any particular opportunities or even a pro rata share of opportunities afforded to other companies it manages.
Date, Time, Place and Purpose of the Special Meeting (page 22)
      The special meeting will be held at the Palace Station Hotel and Casino, 2411 W. Sahara Avenue, Las Vegas, Nevada 89102, on                     ,                     , 2006 at 1:00 p.m., local time, to consider and vote upon the merger proposal described in the notice of special meeting of unitholders of Fund I.
Unitholders Entitled to Vote (page 22)
      The board of directors of Vestin Mortgage, as the sole manager of Fund I, has fixed the close of business on                     , 2006 as the record date for the determination of unitholders entitled to receive notice of, and to vote at, the special meeting. As of the record date, there were                     units of Fund I outstanding and entitled to vote and approximately 1,200 holders of record.
Recommendation of Manager (page 22)
      The board of directors of Vestin Mortgage, as the sole manager of Fund I, believes that the REIT conversion is advisable for Fund I and its unitholders and unanimously recommends that you vote “FOR” the adoption and approval of the merger agreement.
      As of the record date, Vestin Mortgage owned and was entitled to vote 100,000 units of Fund I, representing approximately one percent of the units entitled to vote with respect to the merger proposal. Mr. Shustek indirectly owns all of the capital stock of Vestin Mortgage. We expect that Vestin Mortgage will vote all of its Fund I units “FOR” the merger proposal.
Votes Required
      The adoption and approval of the merger agreement, which will implement the REIT conversion, requires the affirmative vote of the holders of at least a majority of the units of Fund I outstanding on the record date. If you do not vote in favor of the merger proposal, it will have the same effect as a vote against approval of the REIT conversion. As of the record date, the affirmative vote of                     units will be required.
      In the event that the merger is not approved by unitholders of Fund I at the special meeting, Fund I will continue to operate as a Nevada limited liability company and the REIT conversion will not be completed at this time.
      Fund I reserves the right to cancel or defer the merger even if unitholders of Fund I vote to approve the merger agreement and the other conditions to the consummation of the merger are satisfied or waived if the board of directors of Vestin Mortgage, as the sole manager of Fund I, determines that the merger is no longer in the best interests of Fund I and its unitholders. There is no time limit for Fund I to cancel or defer the merger.

Interests of Directors and Executive Officers of Vestin Mortgage in the REIT Conversion
      Except for the management agreement and the potential conflicts of interest that may arise with Vestin Mortgage managing our affairs, we are not aware of any interests of directors or executive officers of Vestin Mortgage in the merger that are different from, or in addition to, the interests of other unitholders of Fund I.
Units Owned by Directors and Executive Officers of Vestin Mortgage
      As of December 31, 2005, the directors and executive officers of Vestin Mortgage, the sole manager of Fund I, as a group, beneficially owned and were entitled to vote 101,015 units of Fund I, representing approximately one percent of the units entitled to vote with respect to the merger proposal. 100,000 of these shares are held by Vestin Mortgage, which is indirectly owned by Mr. Shustek. Vestin Mortgage and its directors and executive officers will own the same percentage of Vestin Realty Trust common stock after the merger. None of these directors or executive officers or Vestin Mortgage have entered into any voting agreements with respect to his, her or its votes on the merger proposal. However, we expect that Vestin Mortgage and its directors and executive officers will vote all of his, her or its units “FOR” the merger proposal.
Conditions to the Merger (page 31)
      Fund I and Vestin Realty Trust will complete the merger only if the conditions specified in the merger agreement are either satisfied or waived. The closing conditions include, but are not limited to, the following:

•	The merger agreement must be approved by the holders of a majority of the outstanding Fund I units.

•	Vestin Realty Trust’s registration statement registering the shares of its common stock to be issued in the merger, of which this proxy statement/ prospectus forms a part, must be effective, no stop order suspending its effectiveness may be in effect, and no proceeding for suspending its effectiveness may be pending or threatened by the Securities and Exchange Commission, or the SEC.

•	The Vestin Realty Trust common stock shall have been approved for listing on Nasdaq or a national securities exchange acceptable to Fund I.

•	Fund I must receive from its special tax counsel a legal opinion generally to the effect that (a) the merger qualifies as a transaction described in Section 351 of the Code and (b) Vestin Realty Trust’s organization and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT for the taxable year 2006 and thereafter. Neither Fund I nor Vestin Realty Trust may waive this closing condition.

•	Vestin Mortgage, acting on behalf of Fund I, shall have determined, in its sole discretion, that no legislation or proposed legislation with a reasonable possibility of being enacted would have the effect of substantially impairing the ability of Vestin Realty Trust to qualify as a REIT.

•	All necessary state and local governmental and third-party consents must have been received. Vestin Mortgage, acting on behalf of Fund I, may waive this closing condition.
Regulatory Approvals (page 32)
      We are not aware of any U.S. federal, state or local regulatory requirements that must be complied with or approvals that must be obtained prior to the consummation of the merger, other than

•	compliance with applicable U.S. federal and state securities laws; and

•	the filing and acceptance of articles of merger as required by the MGCL and the Nevada Revised Statutes.

Restrictions on the Ability to Sell Vestin Realty Trust Common Stock
      All shares of Vestin Realty Trust common stock to be received by unitholders of Fund I in connection with the merger will be freely transferable unless a holder is considered an “affiliate” of either Fund I or Vestin Realty Trust under the Securities Act of 1933, or the Securities Act. Generally speaking, affiliates of Vestin Realty Trust would consist of its officers, directors and holders of 5% or more of its common stock and any other persons controlling Vestin Mortgage.
Material United States Federal Income Tax Consequences (page 123)
      It is intended that the merger will qualify as a transaction described in Section 351 of the Code. Assuming the merger so qualifies, you generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of the merger. Our special tax counsel has opined to us that, as of the date of this proxy statement/prospectus, the merger will qualify as a transaction described in Section 351 of the Code. It is a non-waivable condition to closing that we receive from our special tax counsel at the closing of the merger a substantially similar opinion that the merger qualifies as a transaction described in Section 351 of the Code.
      Tax matters are complicated and the tax consequences of the merger to you will depend on the facts of your particular circumstances, including whether you are a “U.S. person” for U.S. federal income tax purposes. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement/ prospectus. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the tax consequences to you of the merger.
Qualification of Vestin Realty Trust as a REIT
      Vestin Realty Trust expects to qualify as a REIT for U.S. federal income tax purposes effective for its taxable year ending December 31, 2006. Our special tax counsel has opined to us that, as of the date of this proxy statement/prospectus, Vestin Realty Trust’s organization and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes for the taxable year 2006 and thereafter. It is a non-waivable condition to closing that we receive from our special tax counsel at the closing of the merger a substantially similar opinion that Vestin Realty Trust’s organization and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes for the taxable year 2006 and thereafter. If it so qualifies, Vestin Realty Trust will be permitted to deduct distributions made to its stockholders, allowing its income and gain represented by such distributions to avoid taxation at the entity level and to be taxed generally only at the stockholder level. Vestin Realty Trust intends to distribute on a quarterly basis substantially all of its income and gain. As a REIT, however, Vestin Realty Trust, will be subject to separate, corporate-level tax, including potential 100% penalty taxes under various circumstances as well as certain state and local taxes. In addition, Vestin Realty Trust intends to own one or more taxable REIT subsidiaries that will be subject to full corporate income tax. Furthermore, Vestin Realty Trust’s ability to qualify as a REIT will depend upon its continuing satisfaction following the REIT conversion of various requirements, such as those related to the diversity of its stock ownership, the nature of its assets, the sources of its income and the distributions to its stockholders, including a requirement that Vestin Realty Trust distribute to its stockholders at least 90% of its REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gain). Although Vestin Realty Trust generally does not intend to make distributions in excess of its REIT taxable income and any net capital gain, it may do so from time to time. If Vestin Realty Trust fails to qualify as a REIT, it will be subject to U.S. federal income tax at regular corporate rates.

RISK FACTORS
      In considering whether to approve the merger agreement and the REIT conversion, you should consider carefully the material risks described below. These factors should be considered in conjunction with the other information included elsewhere in this proxy statement/ prospectus.
Risks and Effects of the Merger and the REIT Conversion

Our management has no experience operating a mortgage REIT, and we cannot assure you that our management’s past experience will be sufficient to successfully manage our business as a mortgage REIT. If we fail to comply with REIT requirements, we would incur U.S. federal income taxes at the corporate level, which would reduce our distributions to you.
      We have never operated as a mortgage REIT, and our management has no experience in complying with the income, asset and other limitations imposed by the REIT provisions of the Code. These provisions are complex, and the failure to comply with these provisions in a timely manner could prevent us from qualifying as a REIT or could force us to pay unexpected taxes and penalties. In such event, our net income would be reduced and we would have less funds available for distribution to you.
      If we fail to qualify as a REIT, we would be subject to U.S. federal income tax at regular corporate rates. Also, unless the IRS granted us relief under certain statutory provisions, we would remain disqualified as a REIT for four years following the year we first fail to qualify. If we fail to qualify as a REIT, we would have to pay significant income taxes and therefore would have less money available for investments or for distributions to our stockholders. This would likely have a significant adverse effect on the value of our securities. In addition, we would no longer be required to make distributions to our stockholders to maintain preferential U.S. federal income taxation as a REIT.

You will lose your redemption rights in connection with the REIT conversion.
      You currently have the right to withdraw as a member of Fund I and require Fund I to redeem your units, subject to certain conditions and limitations, including a maximum limit on the total amount that may be redeemed by all members during any calendar year equal to 10% of the amount of the capital accounts of all members, except upon the vote of the members to dissolve Fund I under the operating agreement. The redemption demands have exceeded this limit, resulting in fully-subscribed redemption requests through 2018. We will redeem the units scheduled for redemption in 2006 on or about January 3, 2006. You will not have any redemption rights as a stockholder of Vestin Realty Trust after the REIT conversion. As of September 30, 2005, approximately 700 unitholders, representing approximately 58.2% of all unitholders, had requested redemption and requests to redeem units totaling approximately $57.1 million, representing approximately 77.3% of Fund I’s total capital, were outstanding. The merger was structured to provide liquidity to unitholders by listing the shares on the Nasdaq National Market. It is not practical to provide redemption rights to stockholders of a publicly traded company. Upon completion of the REIT conversion, unitholders in effect will surrender any outstanding redemption requests.

Sales of our common stock after the REIT conversion could have an adverse effect on our stock price.
      Sales of a substantial number of shares of our common stock after the REIT conversion, or the perception that such sales could occur, could adversely affect the prevailing market prices for our common stock. All of the shares issued in the merger, other than any shares issued to our “affiliates” as defined in Rule 144(a) under the Securities Act, will be freely tradable without restriction or further registration under the Securities Act. In addition, none of our shares outstanding upon completion of the merger will be subject to lock-up agreements. We cannot predict the effect that future sales of our common stock will have on the market price of our common stock.
      As of September 30, 2005, remaining requests to redeem approximately $1.8 million in 2005, $7.4 million in 2006, $6.6 million in 2007, $6.0 million in 2008, $5.4 million in 2009, $4.8 million in 2010, $4.3 million in 2011, $3.9 million in 2012, $3.5 million in 2013, $3.2 million in 2014, $2.8 million in 2015, $2.6 million in

2016, $2.3 million in 2017 and $2.1 million in 2018 and $0.4 million in 2019 had been logged, without taking into account unit value adjustments. Given these redemption requests, there may be significant initial downward pressure on the market price of Vestin Realty Trust’s common stock after the REIT conversion. As a result, if you sell the Vestin Realty Trust common stock you receive in the merger, the price you receive may be less than the amount you may be able to receive either through an exercise of your redemption rights or in connection with a liquidation of Fund I.

We cannot assure you that we will have access to funds to meet our distribution and tax obligations.
      In order to qualify as a REIT, we will be required each year to distribute to our stockholders at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding any net capital gain). Furthermore, we will be subject to corporate-level U.S. federal income taxation on our undistributed income and gain. We intend to make distributions to our stockholders of substantially all of our income and gain so as to comply with the 90% distribution requirement and limit corporate-level U.S. federal income taxation of Vestin Realty Trust. Although generally we do not intend to make distributions in excess of our REIT taxable income or any net capital gain, we may do so from time to time. A distribution of REIT taxable income or net capital gain generally will be a taxable distribution to you and will not represent a return of capital for U.S. federal income tax purposes. If we make distributions in excess of our REIT taxable income and any net capital gain, the excess portion of these distributions generally would represent a non-taxable return of capital for such purposes up to your tax basis in your Vestin Realty Trust stock and then generally capital gain. The portion of any distribution treated as a return of capital for U.S. federal income tax purposes would reduce your tax basis in your Vestin Realty Trust stock by a corresponding amount. Differences in timing between taxable income and cash available for distribution could require us to borrow funds or raise capital by selling assets to enable us to meet these distribution requirements. We also could be required to pay taxes and liabilities in the event we were to fail to qualify as a REIT. Our inability to retain earnings (resulting from these distribution requirements) generally may require us to refinance debt that matures with additional debt or equity. There can be no assurance that any of these sources of funds, if available at all, would be available to meet our distribution and tax obligations.

We will incur increased costs as a result of being a listed company.
      The listing of our common stock on Nasdaq or a national securities exchange acceptable to us is a condition to consummation of the merger and REIT conversion. As a listed company, we will incur additional legal, accounting and other expenses that we did not incur as a non-listed company. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as new accounting pronouncements and new rules implemented by the SEC and the Nasdaq National Market. Any expenses required to comply with evolving standards may result in increased general and administrative expenses and a diversion of management time and attention from our business. In addition, these new laws and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially greater costs to obtain the same or similar coverage. The effect of these events could also make it more difficult for us to attract qualified persons to serve on our board of directors or board committees. We are presently evaluating and monitoring developments with respect to these laws and regulations and cannot predict or estimate the amount or timing of additional costs we may incur to respond to their requirements.
Risks Related to Our Business

We will rely on our manager to manage our day-to-day operations and select our loans for investment.
      Our ability to achieve our investment objectives and to make distributions to you depends upon our manager’s performance in obtaining, processing, making and brokering loans for us to invest in and determining the financing arrangements for borrowers. You will have no opportunity to evaluate the financial information or creditworthiness of borrowers, the terms of mortgages, the real property that is our collateral or other economic or financial data concerning our loans. We pay our manager an annual management fee of up to 0.25% based on total capital contributions made to us. This fee is payable regardless of the performance of our loan portfolio. Our manager has no fiduciary obligations to our stockholders, is not required to devote its employees full time to our business and may devote time to business interests competitive to our business.

Our manager’s lack of experience with certain real estate markets could impact its ability to make prudent investments on our behalf.
      We invest in real estate loans throughout the areas in which our manager and its correspondents have experience, primarily Arizona, California, Hawaii, Nevada, New York and Texas. Depending on the market and on our company’s performance, we plan to expand our investments throughout the United States. However, our manager has limited experience outside of the Southwest. Real estate markets vary greatly from location to location and the rights of secured real estate lenders vary considerably from state to state. Our manager’s limited experience in most U.S. real estate markets may impact its ability to make prudent investment decisions on our behalf. Accordingly, where our manager deems it necessary, it plans to utilize independent real estate advisors and local legal counsel located in markets where it lacks experience for consultation prior to making investment decisions. You will not have an opportunity to evaluate the qualifications of such advisors and no assurance can be given that they will render prudent advice to our manager.

Our success depends on key personnel of our manager, the loss of whom could adversely affect our operating results, and on our manager’s ability to attract and retain qualified personnel.
      Our success depends in part upon the continued contributions of certain key personnel of our manager, including Michael V. Shustek (Chief Executive Officer and President), John W. Alderfer (Chief Financial Officer) and Daniel B. Stubbs (Senior Vice President, Underwriting), some of whom would be difficult to replace because of their extensive experience in the field, extensive market contacts and familiarity with our company. If any of these key employees were to cease employment, our operating results could suffer. None of these individuals is subject to an employment, non-competition or confidentiality agreement with us or our manager, and we do not maintain “key man” life insurance policies on any of them. Our future success also depends in large part upon our manager’s ability to hire and retain additional highly skilled managerial, operational and marketing personnel. Our manager may require additional operations and marketing people who are experienced in obtaining, processing, making and brokering loans and who also have contacts in the relevant markets. Competition for personnel is intense, and we cannot assure you that we will be successful in attracting and retaining skilled personnel. If our manager were unable to attract and retain key personnel, the ability of our manager to make prudent investment decisions on our behalf may be impaired.

Any borrowing by us will increase your risk and may reduce the amount we have available to distribute to stockholders.
      We may borrow funds to expand our capacity to invest in real estate loans. We may borrow up to 70% of the fair market value of our outstanding real estate loans at any time. Any such borrowings will require us to carefully manage our cost of funds. No assurance can be given that we will be successful in this effort. Should we be unable to repay the indebtedness and make the interest payments on the loans, the lender will likely declare us in default and require that we repay all amounts owing under the loan facility. Even if we are repaying the indebtedness in a timely manner, interest payments owing on the borrowed funds may reduce our income and the distributions you receive.
      We may borrow funds from several sources, and the terms of any indebtedness we incur may vary. However, some lenders may require as a condition of making a loan to us that the lender will receive a priority on loan repayments received by us. As a result, if we do not collect 100% on our investments, the first dollars may go to our lenders and we may incur a loss which will result in a decrease of the amount available for distribution to you. In addition, we may enter into securitization arrangements in order to raise additional funds. Such arrangements could increase our leverage and adversely affect our cash flow and our ability to make distributions to you.

      After the REIT conversion, we will need cash to meet our minimum REIT distribution requirements and limit U.S. federal income taxation. Because we will be required to distribute annually to our stockholders at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains) to qualify as a REIT and because we intend to distribute substantially all of our REIT taxable income and net capital gain, our ability to expand our loan portfolio will depend in large part on external sources of capital. In addition, if our minimum distribution requirements to maintain our REIT status and minimize U.S. federal income taxation become large relative to our cash flow as a result of our taxable income exceeding our cash flow from operations, then we may be required to borrow funds or raise capital by selling assets to meet those distribution requirements. Any equity financing may result in substantial dilution to our stockholders, and any debt financing may include restrictive covenants. We may not be able to raise capital on reasonable terms, if at all.

Defaults on our real estate loans will decrease our revenues and your distributions.
      We are in the business of investing in real estate loans and, as such, we are subject to risk of defaults by borrowers. Our performance will be directly impacted by any defaults on the loans in our portfolio. As a non-conventional lender willing to invest in loans to borrowers who may not meet the credit standards of conventional lenders, the rate of default on our loans could be higher than those generally experienced in the real estate lending industry. Any sustained period of increased defaults could adversely affect our business, financial condition, liquidity and the results of our operations. We seek to mitigate the risk by estimating the value of the underlying collateral and insisting on low loan-to-value ratios. However, we cannot assure you that these efforts will fully protect us against losses on defaulted loans. Any subsequent decline in real estate values on defaulted loans could result in less security than anticipated at the time the loan was originally made, which may result in our not recovering the full amount of the loan. Any failure of a borrower to repay loans or interest on loans will reduce our revenues and your distributions and the value of your common stock. Our weighted average loan-to-value ratio for the nine month transition period ended June 30, 2005 and for the fiscal years ended September 30, 2004, 2003 and 2002 was 64.6%, 68%, 60.6% and 54%, respectively. Our appraisals are generally dated within 12 months of the date of loan origination and may not reflect a decrease in the value of the real estate due to events subsequent to the date of the appraisals.
      As of September 30, 2005, we had in our portfolio approximately $12.3 million in delinquent loans, which includes loans in non-accrual status, and $4.3 million of real estate held for sale for a total of $16.6 million in non-performing assets, which represented approximately 22.5% of our total capital. As of September 30, 2005, we also had $8.6 million of seller financed real estate held for sale and had received approximately $0.9 million in interest payments from borrowers on the loans associated with these properties. We had as of September 30, 2005, 2004, 2003 and 2002 delinquent loans of $12.3 million, $8.1 million, $11.2 million, $13.0 million and $15.0 million, respectively, which represented approximately 16.7%, 11.1%, 13.6%, 15.0% and 15.2%, respectively, of our total capital. We do not believe that a rising interest rate environment will increase or accelerate our delinquency rate because all of our loans are short term, with fixed interest rates.

Our underwriting standards and procedures are more lenient than conventional lenders, which may result in a higher level of non-performing assets and less amounts available for distribution to you.
      Our underwriting standards and procedures are more lenient than conventional lenders in that we will invest in loans to borrowers who may not be required to meet the credit standards of conventional real estate lenders, which may lead to greater non-performing assets in our loan portfolio and create additional risks to your return. We approve real estate loans more quickly than other lenders. We rely heavily on third-party reports and information such as appraisals and environmental reports. Because of our accelerated due diligence process, we may accept documentation that was not specifically prepared for us or commissioned by us. This creates a greater risk of the information contained therein being out of date or incorrect. Generally, we will not spend more than 20 days assessing the character and credit history of our borrowers. Due to the nature of loan approvals, there is a risk that the credit inquiry we perform will not reveal all material facts pertaining to the borrower and the security. There may be a greater risk of default by our borrowers, which may impair our ability to make timely distributions to you and which may reduce the amount we have available to distribute to you.

We depend upon our real estate security to secure our real estate loans, and we may suffer a loss if the value of the underlying property declines.
      We depend upon our real estate security to protect us on the loans that we make. We depend upon the skill of independent appraisers to value the security underlying our loans. However, notwithstanding the experience of the appraisers, they may make mistakes, or the value of the real estate may decrease due to subsequent events. Our appraisals are generally dated within 12 months of the date of loan origination and may have been commissioned by the borrower. Therefore, the appraisals may not reflect a decrease in the value of the real estate due to events subsequent to the date of the appraisals. In addition, most of the appraisals are prepared on an as-if developed basis, which approximates the post-construction value of the collateralized property assuming such property is developed. As-if developed values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes, selection by a purchaser against multiple alternatives and successful development by the purchaser, upon which development is dependent on availability of financing. As most of the appraisals will be prepared on an as-if developed basis, if the loan goes into default prior to completion of the project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the full amount of our loan, thus reducing the amount of funds available to distribute to you.

We typically make “balloon payment” loans, which are riskier than loans with payments of principal over an extended period of time.
      The loans we invest in or purchase generally require the borrower to make a “balloon payment” on the principal amount upon maturity of the loan. A balloon payment is a large principal balance that is payable after a period of time during which the borrower has repaid none or only a small portion of the principal balance. As of September 30, 2005, all but one of our loans required balloon payments at the end of their terms. Loans with balloon payments are riskier than loans with even payments of principal over an extended time period like 15 or 30 years because the borrower’s repayment depends on its ability to sell the property profitably, obtain suitable refinancing or otherwise raise a substantial amount of cash when the loan comes due. There are no specific criteria used in evaluating the credit quality of borrowers for loans requiring balloon payments. Furthermore, a substantial period of time may elapse between the review of the financial statements of the borrower and the date when the balloon payment is due. As a result, there is no assurance that a borrower will have sufficient resources to make a balloon payment when due.

Our loans are not guaranteed by any governmental agency.
      Our loans are not insured or guaranteed by a federally owned or guaranteed mortgage agency. Consequently, our recourse if there is a default may only be to foreclose upon the real property securing a loan. The value of the foreclosed property may have decreased and may not be equal to the amount outstanding under the corresponding loan, resulting in a decrease of the amount available to distribute to you.

Our real estate loans will not be marketable, and we expect no secondary market to develop.
      We do not expect our real estate loans to be marketable, and we do not expect a secondary market to develop for them. As a result, we will generally bear all the risk of our investment until the loans mature. This will limit our ability to hedge our risk in changing real estate markets and may result in reduced returns to our investors.

We may have difficulty protecting our rights as a secured lender.
      We believe that our loan documents will enable us to enforce our commercial arrangements with borrowers. However, the rights of borrowers and other secured lenders may limit our practical realization of those benefits. For example:

•	Judicial foreclosure is subject to the delays of protracted litigation. Although we expect non-judicial foreclosure to be quicker, our collateral may deteriorate and decrease in value during any delay in foreclosing on it;

•	The borrower’s right of redemption during foreclosure proceedings can deter the sale of our collateral and can for practical purposes require us to manage the property;

•	Unforeseen environmental hazards may subject us to unexpected liability and procedural delays in exercising our rights;

•	The rights of senior or junior secured parties in the same property can create procedural hurdles for us when we foreclose on collateral;

•	We may not be able to pursue deficiency judgments after we foreclose on collateral; and

•	State and federal bankruptcy laws can prevent us from pursuing any actions, regardless of the progress in any of these suits or proceedings.

By becoming the owner of property, we may incur additional obligations, which may reduce the amount of funds available for distribution.
      We intend to own real property only if we foreclose on a defaulted loan and purchase the property at the foreclosure sale. Acquiring a property at a foreclosure sale may involve significant costs. If we foreclose on the security property, we expect to obtain the services of a real estate broker and pay the broker’s commission in connection with the sale of the property. We may incur substantial legal fees and court costs in acquiring a property through contested foreclosure and/or bankruptcy proceedings. In addition, significant expenditures, including property taxes, maintenance costs, mortgage payments, insurance costs and related charges, must be made on any property we own regardless of whether the property is producing any income.
      Under applicable environmental laws, any owner of real property may be fully liable for the costs involved in cleaning up any contamination by materials hazardous to the environment. Even though we might be entitled to indemnification from the person that caused the contamination, there is no assurance that the responsible person would be able to indemnify us to the full extent of our liability. Furthermore, we would still have court and administrative expenses for which we may not be entitled to indemnification.

We have identified material weaknesses in internal control over our financial reporting, primarily related to the lack of technical accounting and reporting expertise. Our inability to provide such expertise may result in inadequate or deficient financial reporting.
      We are responsible for establishing and maintaining adequate internal control over financial reporting of our company. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Our internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of our company are being made only in accordance with authorizations of management and directors of our company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our company’s assets that could have a material effect on our financial statements.

      We conducted an evaluation of the design and effectiveness of internal control over financial reporting using the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, we concluded that our internal control over financial reporting was not effective as of September 30, 2005. We identified internal control deficiencies that represented material weaknesses in internal control over the financial statement close process. The control deficiencies related to our manager’s limited resources and internal level of technical accounting and reporting expertise. These deficiencies have resulted in ineffective oversight of documentation of authorizations to ensure that procedures are properly executed. Specifically, we did not have backup documentation for some authorized payments made by our company. These material weaknesses affect our ability to prepare and properly review interim and annual financial statements and accompanying footnote disclosures in accordance with generally accepted accounting principles and the rules and regulations of the SEC. A material weakness in internal controls is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the financial statements would not be prevented or detected on a timely basis. The foregoing material weaknesses resulted in revisions to our draft financial statements, but we believe our final financial statements and related disclosures were accurate in all material respects. Our manager and independent auditors together have determined that the identified material weaknesses in internal controls did not result in inadequate or deficient financial reporting for prior periods and will not result in a restatement of any of our prior financial statements. As we have not completed the testing and evaluation of our internal control over financial reporting, it is possible that additional deficiencies could be determined to be individually or in aggregate a material weakness.
      In order to address and correct the deficiencies identified above, our corrective actions include: (i) pursue and hire the appropriate amount of highly qualified personnel to perform the internal function of the preparation and review of our interim and annual reports; (ii) increase training and strengthen the expertise in accounting, internal controls over financial reporting for employees in critical accounting and financial reporting positions; (iii) where appropriate, replacing and/or adding experienced personnel to the accounting and financial reporting functions to review and monitor transactions, accounting processes and control activities more effectively; and (iv) implemented a financial reporting review committee, which meets prior to filing any periodic financial reporting document. Any additional employees will be hired by, and be employees of, our manager. While our manager is recruiting experienced, skilled finance professionals, we cannot anticipate when our staffing initiative will be completed and therefore cannot anticipate when the material weaknesses relating to our financial close process will be remediated. Our manager’s inability to hire skilled finance professionals may result in inadequate or deficient financial reporting.

A prolonged economic slowdown, lengthy or severe recession or significant increase in interest rates could harm our business.
      The risks associated with our business are more acute during periods of economic slowdown or recession because these periods can be accompanied by decreased demand for consumer credit and declining real estate values. As a non-conventional lender willing to invest riskier loans, rates of delinquencies, foreclosures and losses on our loans could be higher than those generally experienced in the mortgage lending industry during periods of economic slowdown or recession. In addition, declining real estate values negatively affect loan-to-value ratios of home equity collateral, which reduces the ability for borrowers to use home equity to support borrowings and is likely to result in a decrease in our level of new loan originations. Furthermore, if interest rates were to increase significantly, the costs of borrowing may become too expensive, which may negatively impact the refinance market by reducing demand for real estate lending. For the three months ended September 30, 2005, loan originations accounted for all loans funded during that period as there were no loan refinances during the period. For the nine month transition period ended June 30, 2005, loan originations and loan refinances accounted for approximately 96% and 4%, respectively, of all loans funded during that period. For the fiscal year ended September 30, 2004, loan originations and loan refinances accounted for approximately 87% and 13%, respectively, of all loans funded during that period. Any sustained period of increased delinquencies, foreclosures or losses or a significant increase in interest rates could adversely affect our ability to originate, purchase and securitize loans, which could significantly harm our business, financial condition, liquidity and results of operations.
      Our results are subject to fluctuations in interest rates and other economic conditions.
      As of September 30, 2005, none of our loans had a prepayment penalty or exit fee. Based on our manager’s historical experience, we expect that at least 90% of our loans will continue to not have a prepayment penalty. Should interest rates decrease, our borrowers may prepay their outstanding loans with us in order to receive a more favorable rate. This may reduce the amount of funds we have available to distribute to you.
      Our results of operations will vary with changes in interest rates and with the performance of the relevant real estate markets. If the economy is healthy, we expect that more people will be borrowing money to acquire, develop or renovate real property. However, if the economy grows too fast, interest rates may increase too much and the cost of borrowing may become too expensive. Alternatively, if the economy enters a recession, real estate development may slow. A slowdown in real estate lending may mean we will have fewer loans to acquire, thus reducing our revenues and the distributions you receive.
      One of the results of interest rate fluctuations is that borrowers may seek to extend their low-interest-rate loans after market interest rates have increased. This creates two risks for us:

•	There is no assurance that this permitted rate increase will be adequate if interest rates have increased beyond the range contemplated by our loan documents. If interest rates rise, borrowers under loans with monthly or quarterly principal payments may be compelled to extend their loans to decrease the principal paid with each payment because the interest component has increased. If this happens, we are likely to be at a greater risk of the borrower defaulting on the extended loan, and the increase in the interest rate on our loan may not be adequate compensation for the increased risk. Additionally, any fees paid to extend the loan are paid to our manager, not to us . Our revenues and distributions will decline if we are unable to reinvest at higher rates or if an increasing number of borrowers default on their loans; and

•	If, at a time of relatively low interest rates, a borrower should prepay obligations that have a higher interest rate from an earlier period, we will likely not be able to reinvest the funds in mortgage loans earning that higher rate of interest. In the absence of a prepayment fee, we will receive neither the anticipated revenue stream at the higher rate nor any compensation for its loss. This is a risk if the loans we invest in do not have prepayment penalties or exit fees.
      Our results will also reflect other economic conditions, such as a particular industry migrating to or from one of the states into which we make loans.

We face competition for real estate loans that may reduce available yields and fees available.
      Our competitors consist primarily of conventional real estate lenders and real estate loan investors, including commercial banks, insurance companies, mortgage brokers, pension funds and other institutional lenders. Many of the companies against which we and our manager compete have substantially greater financial, technical and other resources than either our company or our manager. If our competition decreases interest rates on their loans or makes funds more easily accessible, yields on our loans could decrease and the costs associated with making loans could increase, both of which would reduce our revenues and the distributions you receive.

Vestin Mortgage serves as our manager pursuant to a long-term management agreement that may be difficult to terminate and may not reflect arm’s length negotiations.
      We have entered into a long-term management agreement with Vestin Mortgage to act as our manager. The management agreement will continue in force for the duration of the existence of Vestin Realty Trust. The management agreement may only be terminated upon the affirmative vote of a majority in interest of stockholders entitled to vote on the matter or by our board of directors for cause upon 90 days’ written notice of termination. Consequently, it may be difficult to terminate our management agreement and replace our manager in the event that our performance does not meet expectations or for other reasons unless the conditions for termination of the management agreement are satisfied. The management agreement was negotiated by related parties and may not reflect terms as favorable as those subject to arm’s length bargaining.

Our manager will face conflicts of interest concerning the allocation of its personnel’s time.
      Our manager is also the manager of Fund II, Fund III and inVestin Nevada, funds with investment objectives similar to ours. Our manager and Mr. Shustek, who indirectly owns 100% of our manager, anticipate that they will also sponsor other real estate programs having investment objectives similar to ours. As a result, our manager and Mr. Shustek may have conflicts of interest in allocating their time and resources between our business and other activities. During times of intense activity in other programs and ventures, our manager and its key people will likely devote less time and resources to our business than they ordinarily would. Our management agreement with our manager does not specify a minimum amount of time and attention that our manager and its key people are required to devote to our company. Thus, our manager may not spend sufficient time managing our operations, which could result in our not meeting our investment objectives.

Our manager will face conflicts of interest arising from our fee structure.
      Our manager will receive substantial fees from borrowers for transactions involving real estate loans. Many of these fees are paid on an up-front basis. In some cases, our manager is entitled to additional fees for loan extensions or modifications and loan assumptions and reconveyances. These and other fees are quantified and described in greater detail under “Management Agreement — Compensation.” Our manager’s compensation is based on the volume and size of the real estate loans selected for us, regardless of their performance, which could create an incentive to make or extend riskier loans. Our interests may diverge from those of our manager and Mr. Shustek to the extent that our manager benefits from up-front fees which are not shared with us.
      Our manager will be receiving fees from borrowers that would otherwise increase our returns. Because our manager receives all of these fees, our interests will diverge from those of our manager and Mr. Shustek when our manager decides whether we should charge the borrower higher interest rates or our manager should receive higher fees from borrowers.
      Fund I paid Vestin Mortgage a total of approximately $69,000 for the three months ended September 30, 2005 and approximately $201,000 and $255,000 for the nine month transition period ended June 30, 2005 and the year ended September 30, 2004, respectively, for managing Fund I. In addition, Vestin Mortgage was paid a total of approximately $3.2 million, $13.9 million and $19.6 million in fees directly from borrowers for the three months ended September 30, 2005 and the years ended June 30, 2005 and 2004, respectively. The total amount paid to Vestin Mortgage represents fees earned by Vestin Mortgage for loans originated for all of its managed funds, including Fund I, Fund II, Fund III and inVestin Nevada. Fund I represented approximately 17.9% of the funds managed by Vestin Mortgage as of September 30, 2005.

Our manager will face conflicts of interest relating to other investments in real estate loans.
      We expect to invest in real estate loans when one or more other companies managed by our manager are also investing in real estate loans. There is a risk that our manager may select for us a real estate loan investment that provides lower returns than a real estate loan investment purchased by another program or entity managed by our manager. Our manager also serves as the manager for Fund II, Fund III and inVestin Nevada, which has the same investment objectives as our company. There are no restrictions or guidelines on how our manager will determine which loans are appropriate for us and which are appropriate for Fund II, Fund III, inVestin Nevada or another company which our manager manages. Moreover, our manager has no obligation to provide us with any particular opportunities or even a pro rata share of opportunities afforded to other companies it manages.

United States Federal Income Tax Risks Relating to Our REIT Qualification

Our failure to qualify as a REIT would subject us to U.S. federal income tax, which would reduce amounts available for distribution our to stockholders.
      Following the REIT conversion, we intend to elect to be taxed as a REIT under the Code. Our qualification as a REIT requires us to satisfy numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within our control. We intend that our organization and method of operation will enable us to qualify as a REIT, but we may not so qualify or we may not be able to remain so qualified in the future. Future legislation, new regulations, administrative interpretations or court decisions could adversely affect our ability to qualify as a REIT or adversely affect our stockholders.
      If we fail to qualify as a REIT in any taxable year, we would be subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at corporate rates, and we would not be allowed to deduct distributions made to our stockholders in computing our taxable income. We may also be disqualified from treatment as a REIT for the four taxable years following the year in which we failed to qualify. The additional tax liability would reduce our net earnings available for investment or distribution to stockholders. In addition, we would no longer be required to make distributions to our stockholders. Even if we continue to qualify as a REIT, we will continue to be subject to certain U.S. federal, state and local taxes on our income and property.

Changes in the tax laws could make investments in REITs less attractive and could reduce the tax benefits of our REIT conversion.
      The U.S. federal income tax laws governing REITs and the administrative interpretations of those laws may be amended or changed at any time. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or you as a stockholder.

Distributions from a REIT are currently taxed at a higher rate than corporate distributions.
      Under the Tax Relief and Reconciliation Act of 2003, the maximum U.S. federal income tax rate on both distributions from certain domestic and foreign corporations and net capital gain for individuals was reduced to 15% until 2008. However, this reduced rate of tax on distributions generally will not apply to Vestin Realty Trust’s distributions (except those distributions identified by the company as “capital gain dividends” which are taxable as long-term capital gain) and therefore such distributions generally will be taxed as ordinary income. Ordinary income generally is subject to U.S. federal income tax rate of 35% for individuals. The higher tax rate on distributions of Vestin Realty Trust may cause the market to devalue Vestin Realty Trust common stock relative to stock of those corporations whose distributions qualify for the lower rate of taxation. Please note that, as a general matter, distributions from a REIT will be taxed at the same rate as your share of Fund I’s taxable income attributable to its realized net interest income.

A portion of our business is potentially subject to prohibited transactions tax.
      As a REIT, we will be subject to a 100% tax on our net income from “prohibited transactions.” In general, prohibited transactions are sales or other dispositions of property to customers in the ordinary course of business. Sales by us of property in the course of our business will generally constitute prohibited transactions.
      We intend to avoid the 100% prohibited transactions tax on property foreclosed upon by Fund I prior to the REIT conversion by holding and selling such properties through one or more wholly-owned taxable REIT subsidiaries. However, under the Code, no more than 20% of the value of the assets of a REIT may be represented by securities of one or more taxable REIT subsidiaries and a taxable REIT subsidiary generally cannot operate a lodging or health care facility. The composition and value of the assets to be transferred can only be determined at the time of the REIT conversion. These limitations may require Fund I to sell such properties at discounted prices prior to the REIT conversion or preclude Vestin Realty Trust from holding such properties through taxable REIT subsidiaries, which could result in imposition of the 100% prohibited transactions tax upon any gain from the sale of such properties. Such sales could also cause disposition of other amounts in the future to be subject to the 100% prohibited transactions tax.
      As of September 30, 2005, we held two properties with a total carrying value of approximately $4.3 million, which were acquired through foreclosure and recorded as investments in real estate held for sale. As of September 30, 2005, we also held interests in two properties with a total carrying value of approximately $8.6 million, which were sold in transactions in which we or an affiliate provided the financing and which were recorded as seller financed real estate held for sale. GAAP requires us to include these properties in real estate held for sale until the borrower has met and maintained a certain percentage of equity ownership. The real estate held for sale and the seller financed real estate held for sale collectively constituted approximately 16.5% of our assets as of September 30, 2005. In addition, both of the seller financed real estate held for sale properties are assisted living facilities, which cannot be operated by a taxable REIT subsidiary.

Taxable REIT subsidiaries are subject to corporate-level tax, which may devalue Vestin Realty Trust’s common stock relative to other companies.
      Taxable REIT subsidiaries are corporations subject to corporate-level tax. Vestin Realty Trust’s use of taxable REIT subsidiaries may cause the market to value its common stock lower than the stock of other publicly traded REITs which may not use taxable REIT subsidiaries and lower than the equity of mortgage pools taxable as non-publicly traded partnerships such as Fund I’s intended qualification prior to the REIT conversion, which generally are not subject to any U.S. federal income taxation on their income and gain.

Our use of taxable REIT subsidiaries may have adverse U.S. federal income tax consequences.
      We must comply with various tests to qualify and continue to qualify as a REIT for U.S. federal income tax purposes, and our income from and investments in taxable REIT subsidiaries generally do not constitute permissible income and investments for purposes of the REIT qualification tests. While we will attempt to ensure that our dealings with our taxable REIT subsidiaries will not adversely affect our REIT qualification, we cannot assure you that we will successfully achieve that result. Furthermore, we may be subject to a 100% penalty tax, or our taxable REIT subsidiaries may be denied deductions, to the extent our dealings with our taxable REIT subsidiaries are not deemed to be arm’s length in nature.

We may endanger our REIT status if the distributions we receive from our taxable REIT subsidiaries exceed applicable REIT gross income tests.
      The annual gross income tests that must be satisfied to ensure REIT qualification may limit the amount of distributions that we can receive from our taxable REIT subsidiaries and still maintain our REIT status. Generally, not more than 25% of our gross income can be derived from non-real estate related sources, such as distributions from a taxable REIT subsidiary. If, for any taxable year, the distributions we received from our taxable REIT subsidiaries, when added to our other items of non-real estate related income, represent more than 25% of our total gross income for the year, we could be denied REIT status, unless we were able to demonstrate, among other things, that our failure of the gross income test was due to reasonable cause and not willful neglect.

We may lose our REIT status if we issue shares under our stockholders’ rights plan.
      Under Section 562(c) of the Code, a REIT generally cannot make a distribution unless the distribution is pro rata, with no preference to any share of stock as compared to other shares of the same class of stock. A REIT that is not in compliance with this requirement may lose its REIT status. Under our stockholders’ rights plan, upon certain events, some holders of our common stock and not others will have the right to acquire shares of Series A preferred stock. When effective, this right could be treated as a deemed distribution to those holders of our common stock entitled to the right with no distribution to other such holders. Thus, this right, when effective, could be treated as a distribution which is not consistent with the requirements of Section 562(c) of the Code, which could result in the loss of our REIT qualification.

Risks of Ownership of Our Common Stock

A public market for Vestin Realty Trust’s common stock may not develop or be maintained.
      There has never been a public market for our common stock prior to the REIT conversion. Vestin Realty Trust has applied to list its common stock on the Nasdaq National Market under the symbol “VRTA.” Listing of the shares on Nasdaq or a national securities exchange acceptable to Fund I is a condition to consummation of the merger and REIT conversion. However, we cannot assure you that an established or liquid trading market for the common stock will develop or that it will continue if it does develop. In the absence of a public market, you may be unable to liquidate your investment in our company.

The market price and trading volume of our common stock may be volatile following the REIT conversion.
      The market price of our common stock may be highly volatile and be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. Given the fact that Fund I currently has fully-subscribed redemption obligations through 2018, there may be significant initial downward pressure on the market price of Vestin Realty Trust’s common stock after the REIT conversion as stockholders liquidate their investment in our company. As of September 30, 2005, approximately 700 unitholders, representing approximately 58.2% of all unitholders, had requested redemption and requests to redeem units totaling approximately $57.1 million, representing approximately 77.3% of Fund I’s total capital, were outstanding. Our company will be dissolved on December 31, 2019 unless the holders of a majority of our common stock determine otherwise. As we move closer to the dissolution date, we expect to stop making new loans and we expect that our stock price will approach our book value per share.
      We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors, many of which are beyond our control, that could negatively affect our stock price or result in fluctuations in the price or trading volume of our common stock include:

•	increases in loans defaulting or becoming non-performing or being written off;

•	actual or anticipated variations in our quarterly operating results or distributions;

•	publication of research reports about us or the real estate industry;

•	changes in market valuations of similar companies;

•	changes in tax laws affecting REITs;

•	adverse market reaction to any increased indebtedness we incur in the future; and

•	general market and economic conditions.

Market interest rates could have an adverse effect on our stock price.
      One of the factors that will influence the price of our common stock will be the distribution yield on our common stock (as a percentage of the price of our common stock) relative to market interest rates. Thus, an increase in market interest rates may lead prospective purchasers of our common stock to expect a higher distribution yield, which would adversely affect the market price of our common stock.

We were the subject of a pending SEC investigation which may depress the price of our stock.
      The Staff of the SEC conducted an investigation of Fund I as well as Fund II, Fund III, Vestin Mortgage, Vestin Capital and Vestin Group. The Staff has notified us, Fund II, Fund III, our manager, Vestin Capital and Michael Shustek, the principal executive officer of our manager and Vestin Capital, or collectively the Vestin Entities, that they intend to seek authority to bring an enforcement proceeding against the Vestin Entities alleging violations of Section 17(a) of the Securities Act of 1933, Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder based upon certain sales practices employed for a period of time by the Vestin Entities. Specifically, the Staff has advised that they believe certain slides used at sales seminars held to promote the sale of Fund II and Fund III units included disclosure regarding distributions to members of Fund I and Fund II that were misleading. The Vestin Entities are engaged in discussions with the Staff regarding the proposed recommendation and any remedies that might be sought by the Staff. Based upon these discussions, we currently believe that Fund I, Fund II and Fund III will not be named as parties in any enforcement recommendation. These settlement negotiations are ongoing and, at this time, we do not know if a mutually acceptable settlement will be reached.
      We believe that this investigation has harmed our business by causing certain potential borrowers, co-lenders and others to decline to do business with us. As a result, our operating results have suffered and may continue to suffer in the future. Moreover, the terms of any settlement or any allegations of misconduct which might be filed if a settlement cannot be reached could further impair our ability to conduct our business. Any remedies that the SEC may seek could prove disruptive to our business. Concerns regarding these uncertainties may depress our stock price while this matter is pending. The nature of any charges made by the SEC or remedies sought by the SEC may cause further harm to the market’s perception of our future performance and could cause our stock price to decline.

The informal meetings we held with members, and the tape recorded presentation, regarding the proposed REIT conversion may be deemed to have been a violation of federal securities laws.
      The informal meetings we held with members, and the tape recorded presentation, regarding the proposed REIT conversion may be deemed to have been an offer of our securities prior to the filing of a registration statement in violation of Section 5 of the Securities Act of 1933 and may also be deemed to have been a solicitation of votes prior to furnishing a proxy statement in violation of Regulation 14A of the Securities Exchange Act of 1934. However, we do not believe these meetings or the tape recorded presentation violated any federal securities laws. Moreover, we do not believe we will be subject to any potential liability for these meetings or the tape recorded presentation even if they did constitute improper conduct because, to date, no securities of our company have been sold and no proxies have been granted. The merger and REIT conversion can only be consummated if the holders of at least a majority of the outstanding units approve it after receipt of this final proxy statement/prospectus related to the REIT conversion proposal.

Our charter documents and Maryland law contain provisions that may delay, defer or prevent a change of control transaction.
      Following the REIT conversion, you will be a stockholder of Vestin Realty Trust. The charter and bylaws of Vestin Realty Trust and Maryland corporate law contain a number of provisions (as further described under “Material Provisions of Maryland Law and of our Charter and Bylaws” and “Comparison of Rights of Unitholders of Fund I and Stockholders of Vestin Realty Trust”) that could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interests, including:

•	Ownership Limit. Our articles of incorporation, subject to certain exceptions, authorizes our board of directors to take such actions as are necessary and desirable to preserve our qualification as a REIT and to limit any person to actual or constructive ownership of no more than a specified percentage of the number or value, whichever is more restrictive, of the outstanding shares of our stock. In particular, no person may acquire more than 15% of our stock without exception. The ownership limit may have the effect of precluding a change in control of us by a third party, even if such change in control would be in the interest of the our stockholders (and even if such change in control would not reasonably jeopardize our REIT status).

•	Staggered Board. Our board of directors will be divided into three classes, with each class serving staggered three-year terms. This classification of our board of directors may have the effect of delaying or preventing changes in our control or management.

•	Removal of Directors. Directors may be removed only for cause and only by the affirmative vote of stockholders holding at least a majority of the shares then outstanding and entitled to be cast for the election of directors.

•	Stockholders’ Rights Plan. We have a stockholders’ rights plan, which will become effective on the date the merger is consummated, that enables the board of directors of Vestin Realty Trust to deter coercive or unfair takeover tactics and to prevent a person or a group from gaining control of Vestin Realty Trust without offering a fair price to all stockholders. Unless our board of directors approves the person’s or group’s purchase, after that person gains control of Vestin Realty Trust, all other stockholders will have the right to purchase securities from us at a price that is less than their then fair market value. Purchases by other stockholders would substantially reduce the value and influence of the shares of our common stock owned by the acquiring person or group. Our board of directors, however, can prevent the stockholders’ rights plan from operating in this manner. This gives our board of directors significant discretion to approve or disapprove a person’s or group’s efforts to acquire a large interest in us.

•	Duties of directors with respect to unsolicited takeovers. Under Maryland law, a director is required to perform his or her duties (a) in good faith, (b) in a manner he or she believes to be in the best interests of the corporation and (c) with the care that an ordinarily prudent person in a like position would use under similar circumstances. Maryland law provides protection for Maryland corporations against unsolicited takeovers by, among other things, retaining the same standard of care in the performance of the duties of directors in unsolicited takeover situations. The duties of directors of Maryland corporations do not require them to (a) accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation, (b) authorize the corporation to redeem any rights under, or modify or render inapplicable, any stockholders rights plan, (c) make a determination under Maryland Business Combination Act or Maryland Control Share Acquisition Act or (d) act or fail to act solely because of the effect of the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition. Moreover, under Maryland law the act of the directors of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

•	Maryland General Corporation Law. Certain provisions of the MGCL may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then outstanding voting shares) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and special stockholder voting requirements on these combinations; and

•	“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.
        We have opted out of the control share provisions of the MGCL pursuant to a provision in our bylaws. However, our board of directors may by amendment to our bylaws opt in to the control share provisions of the MGCL in the future.

•	Advance notice of director nominations and stockholder proposals. Our bylaws impose certain advance notice requirements that must be met for nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.
      Maryland law provides that a director has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Upon completion of the REIT conversion, as permitted by the MGCL, our charter will limit the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.
      In addition, our articles of incorporation will authorize us to obligate our company, and our bylaws will require us, to indemnify our directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law. Accordingly, in the event that actions taken in good faith by any of our directors or officers impede the performance of our company, your ability to recover damages from such director or officer will be limited.

VOTING AND PROXIES
      This proxy statement/ prospectus is being furnished to you in connection with the solicitation of proxies by the board of directors of Vestin Mortgage, as the sole manager of Fund I, for use at the special meeting for the purposes described in this proxy statement/ prospectus and in the accompanying notice of special meeting of unitholders of Fund I.
Date, Time and Place of the Special Meeting
      The special meeting of unitholders of Fund I will be held on                     ,                     , 2006 at 1:00 p.m., local time, at the Palace Station Hotel and Casino, 2411 W. Sahara Avenue, Las Vegas, Nevada 89102.
Purpose of the Special Meeting
      At the special meeting, holders of Fund I units of record as of the record date will be eligible to vote upon the following proposal:

•	To adopt and approve the form of agreement and plan of merger, between Fund I and Vestin Realty Trust pursuant to which the REIT conversion will be effected; and

•	To transact any other business that is properly brought before the special meeting or at any adjournments or postponements of the special meeting.
Recommendation of the Manager
      The board of directors of Vestin Mortgage, as the sole manager of Fund I, has unanimously approved the merger agreement, the REIT conversion and the other transactions contemplated by the merger agreement and has determined that these actions are advisable and in the best interests of Fund I and its unitholders. The board of directors of Vestin Mortgage, as the sole manager of Fund I, unanimously recommends that you vote “FOR” the adoption and approval of the merger agreement, which will effect the REIT conversion and the other transactions contemplated by the merger agreement.
      On the record date, Vestin Mortgage owned and was entitled to vote 100,000 units of Fund I, representing approximately one percent of the units entitled to vote with respect to the merger proposal. Mr. Shustek indirectly owns all of the capital stock of Vestin Mortgage. We expect that Vestin Mortgage will vote all of its Fund I units “FOR” the merger proposal.
Record Date and Unit Information
      The board of directors of Vestin Mortgage, as the sole manager of Fund I, has fixed the close of business on                     , 2006 as the record date for the determination of unitholders entitled to receive notice of, and to vote at, the special meeting. As of the record date, there were                     Fund I units outstanding and entitled to vote and approximately 1,200 holders of record. Each Fund I unit has one vote on any matter properly brought before the special meeting or at any adjournments or postponements of the special meeting.
Quorum; Vote Required
      We must have a quorum at the special meeting to transact any business. This means that a majority of our outstanding units must be represented in person or by proxy at the special meeting. Proxies marked as abstentions will be counted for purposes of determining the presence of a quorum at the special meeting. An abstention on the merger proposal will have the effect of a vote cast against such proposal. If you fail to return a proxy card or attend the special meeting and do not vote, it will have the same effect as a vote against the merger proposal.
      The adoption and approval of the merger agreement requires an affirmative vote of the holders of a majority of the Fund I units entitled to vote at the special meeting. A vote for the adoption and approval of the merger agreement has the effect of approving the REIT conversion and the related transactions contemplated by the merger agreement. We have attached a copy of the form of merger agreement as Annex A to this proxy statement/ prospectus. If unitholders approve the form of merger agreement, we will not make any material changes to it unless further unitholder approval is obtained.
      Fund I reserves the right to cancel or defer the merger even if unitholders of Fund I vote to approve the merger agreement and the other conditions to the consummation of the merger are satisfied or waived if the board of directors of Vestin Mortgage, Inc., as the sole manager of Fund I, determines that the merger is no longer in the best interests of Fund I and its unitholders. There is no time limit for Fund I to cancel or defer the merger.
      Under Nevada law, you will not be entitled to dissenters’ rights of appraisal as a result of the merger and REIT conversion. See “Terms of the Merger — Absence of Dissenters’ Rights.”
Units Owned by Directors and Executive Officers of Vestin Mortgage
      As of December 31, 2005, the directors and executive officers of Vestin Mortgage, the sole manager of Fund I, as a group, beneficially owned and were entitled to vote 101,015 units of Fund I, representing approximately one percent of the units entitled to vote with respect to the merger proposal. 100,000 of these units are held by Vestin Mortgage, which is indirectly owned by Mr. Shustek. None of these directors or executive officers or Vestin Mortgage have entered into any voting agreements with respect to his, her or its votes on the merger proposal. However, we expect that each of these directors and executive officers and Vestin Mortgage will vote all of his, her or its units “FOR” adoption and approval of the merger agreement, which will effect the REIT conversion.
Voting Procedures
      Whether or not you expect to attend the special meeting in person, we urge you to vote your units by signing, dating and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the special meeting. Submitting your proxy now will not prevent you from voting your units at the special meeting if you desire to do so, as your vote by proxy is revocable at your option.
      If you sign and return the proxy card at or before the special meeting, your units will be voted as you specify on the proxy card. If you sign and return the proxy card but do not specify a vote, your units will be voted “FOR” the merger proposal.
      We will appoint an inspector of elections to count the votes cast in person or by proxy at the special meeting. If you mark your proxy to abstain from voting on any matter, your units will be counted for purposes of determining whether there is a quorum but will not be voted on that matter.
      You may revoke your proxy at any time after you have sent in your proxy card and before your proxy is voted at the special meeting by:

•	giving written notice to our manager at Vestin Mortgage, Inc., 8379 West Sunset Road, Las Vegas, Nevada 89113 that you revoke your proxy;

•	submitting another proxy with a later date; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not by itself revoke a proxy.
      We are not aware of any matter that will be brought before the special meeting other than those described in this proxy statement/ prospectus. If any other matter is properly brought before the meeting, the persons named as your proxies will be authorized by the proxy card to vote the units represented by that proxy card in accordance with their discretion.
Solicitation of Proxies and Expenses
      Vestin Mortgage will bear the cost of this proxy solicitation. The directors, officers, and regular employees of Vestin Mortgage, our manager, may also solicit proxies in person or by telephone or other means. These individuals will not receive additional compensation for these efforts, but may be paid for reasonable out-of-pocket expenses in connection with the solicitation.

Stockholder Proposals
      Proposals that are intended to be presented by a stockholder at our 2007 annual meeting of stockholders and included in our proxy materials must be received at our principal offices in Las Vegas, Nevada within a reasonable time before we mail our proxy materials for the 2007 annual meeting, and must meet all of the other requirements of Rule 14a-8 promulgated under the Exchange Act. If a stockholder intends to present a proposal at our 2007 annual meeting of stockholders but will not seek the inclusion of such proposal in our proxy materials, and assuming the merger is completed prior to December 31, 2006, then the proposal must be received by us not earlier than January 1, 2007 nor later than January 31, 2007.

MERGER PROPOSAL
ADOPTION AND APPROVAL OF THE MERGER AGREEMENT
PURSUANT TO WHICH THE REIT CONVERSION WILL BE EFFECTED
      This section of this proxy statement/ prospectus describes the principal aspects of the proposed merger and REIT conversion, including the merger agreement. While we believe that this description covers the material terms of the merger and the REIT conversion, this summary may not contain all of the information that is important to you. You can obtain a more complete understanding of the REIT conversion by reading the form of merger agreement, a copy of which is attached to this proxy statement/ prospectus as Annex A and is incorporated into this proxy statement/ prospectus by reference. You are encouraged to read the merger agreement and the other annexes to this proxy statement/ prospectus carefully and in their entirety.
Background of the REIT Conversion
      We were organized as a Nevada limited liability company in December 1999 and commenced our operations in August 2000. We completed the public offering of our units in June 2001. Although our units were registered for sale with the SEC and we have approximately 1,200 unitholders, there is no trading market for our units and unitholders seeking liquidity generally have had to rely upon the redemption rights provided in our operating agreement. However, those redemption rights are subject to a number of limitations, including a maximum limit which provides that unitholders may not require us to redeem an amount exceeding 10% of our aggregate capital accounts in any year as required by the Code and our operating agreement to maintain our status as a non-publicly traded partnership. The redemption demands have exceeded this limit, resulting in fully subscribed redemption requests through 2018. Consequently, many unitholders who would like to attain liquidity for their units have been unable to do so within the timeframe they desire. As of September 30, 2005, approximately 700 unitholders, representing approximately 58.2% of all unitholders, had requested redemption and requests to redeem units totaling approximately $57.1 million, representing approximately 77.3% of Fund I’s total capital, were outstanding.
      A number of unitholders have advised Vestin Mortgage of their frustration at being unable to sell their units. In order to address this problem, in February 2005, Vestin Mortgage began to explore the possibility of converting Fund I into a REIT whose shares would be listed on a national securities exchange or automated inter-dealer quotation system. On or about February 17, 2005, Vestin Mortgage met with a representative of SAMCO Financial Services, Inc., or SFS, to discuss the potential market interest in the shares of any REIT which might be formed as a result of the conversion of Fund I into a REIT. Vestin Mortgage also held discussions with a number of unitholders in order to gauge their interest in a potential conversion into a REIT. During the last week of February and during March 2005, Vestin Mortgage conducted informal meetings with interested unitholders to discuss the backlog of redemption requests and their interest in the possibility of converting Fund I into a REIT as a means of providing greater liquidity for unitholders. Vestin Mortgage invited unitholders to attend these meetings by sending them a postcard with the time and place of the meeting. Unitholders were required to produce the postcard in order to attend the meeting. In distributing its invitations, Vestin Mortgage sought to include a cross section of unitholders whose perspective might vary based upon the status of their redemption requests. Unitholders scheduled to have their units redeemed in the near future (e.g., 2006 and 2007) were invited as well as unitholders with redemption requests in later years and unitholders not seeking redemption. Vestin Mortgage also sought to obtain a cross section of large, medium and small investors at the meetings. A total of 60 meetings were held; unitholders holding approximately 42% of Fund I’s units are believed to have participated in the meetings. At these meetings, unitholders discussed the possibility of converting Fund I into a REIT, liquidating Fund I or not making any change. Vestin Mortgage did not actively solicit the opinion of unitholders regarding liquidation or alternative transactions; however, these topics were raised and discussed by members at less than 5% of the meetings. In addition to holding the meetings, Vestin Mortgage made available a tape recorded presentation regarding the issue of REIT conversion. Unitholders could access the recording by calling an 800 number. Although no written materials were distributed or collected from unitholders, it appeared to Vestin Mortgage based on statements made by members at the meetings that there was significant interest among unitholders participating in the meetings in favor of pursuing a REIT conversion.

      After determining that there was a sufficient level of interest, Vestin Mortgage continued to consult with SFS as well as with tax and legal advisers. SFS was not formally engaged by Vestin Mortgage and was not paid any fee for these consultations. Neither SFS nor any one else prepared a report or analysis with respect to the viability or likely share performance of any REIT which might result from the conversion. However, SFS orally advised Vestin Mortgage that it believed Fund I’s historical performance and size were sufficient to result in a liquid market for the shares of any REIT resulting from Fund I’s conversion. SFS also advised Vestin Mortgage that it believed the backlog of redemption requests would likely result in a near-term decline in the REIT’s share price as a significant but undetermined number of unitholders sought to sell their shares. However, SFS advised that they thought any near-term pressure on the share price could dissipate over time, subject to the REIT’s operating performance. In rendering its advice, SFS relied upon its knowledge of REIT shares. However, SFS did not prepare or rely upon any formal analysis or methodology. SFS was not asked to provide any advice regarding alternatives to a REIT conversion.
      Vestin Mortgage discussed the concept of a REIT conversion with SFS because of their preexisting business relationship and Vestin Mortgage’s belief that SFS understands the market for REIT shares and had the requisite competence and independence to provide an opinion on the REIT conversion. Vestin Mortgage also solicited SFS’s opinion because it did not have to pay SFS any fee for its advice. SFS is a full-service investment firm headquartered in Phoenix, AZ and was established in 1992. The firm has over 100 employees and registered representatives. Although SFS has no experience in underwriting REITs or publishing research reports on REITs, individuals affiliated with SFS have traded REITs on behalf of clients in the past.
      Several affiliates of Fund I maintain brokerage accounts at SFS. During the two years prior to the time Vestin Mortgage consulted with SFS, Vestin Group and Michael Shustek paid SFS an aggregate of $40,037 in commissions for securities transactions effected in their accounts at SFS. For a portion of 2003 and 2004, an individual who is currently a representative of SFS was employed by Vestin Group and paid compensation of approximately $193,000. Individuals affiliated with SFS currently own 82,513 units of Fund II. The purchase of these units was financed with loans obtained from companies owned by Mr. Shustek.
      The board of directors of Vestin Mortgage held meetings on March 2, 2005, March 9, 2005 and March 23, 2005 to discuss the proposed REIT conversion and possible alternatives such as a liquidation. At these meetings, Vestin Mortgage discussed, among other things, the frustration of unitholders at being unable to sell their units and the backlog of redemption requests. On March 23, 2005, the Vestin Mortgage board approved the proposed REIT conversion and, in doing so, decided that a liquidation was not in the best interests of unitholders.
      Vestin Mortgage, based on its business experience, believed that any liquidation would result in a significant, unrecoverable loss of value for unitholders. In this regard, Vestin Mortgage noted that, once it was known that Fund I was liquidating, a number of borrowers might default upon their loans, seeking to take advantage of the pending liquidation to negotiate a discount or more favorable terms. Vestin Mortgage also believed that many of Fund I’s non-performing assets, which constituted approximately 22.5% of its total capital at September 30, 2005, could not be liquidated in the near term except at prices which would represent a material discount to their true market value. Moreover, Vestin Mortgage believed that substantial administrative expenses would be incurred during a liquidation period as there would be no income from new lending activity to defray expenses of the manager. Based on the foregoing, Vestin Mortgage decided that a liquidation was not in the best interests of unitholders.
      The Vestin Mortgage board approved proceeding with the REIT conversion on March 23, 2005, but continued to collect information regarding the advisability of the transaction. In June 2005, Vestin Mortgage engaged an independent valuation firm, Cogent Valuation (formerly Houlihan Valuation Advisors), or Cogent, to prepare an analysis of the value of a Fund I unit in a liquidation scenario as of June 30, 2005. Vestin Mortgage engaged Cogent in part because some unitholders had expressed an interest in liquidating Fund I instead of converting into a REIT. Earlier this year, Cogent prepared a valuation report for Vestin Group in connection with a proposed tender offer by Mr. Shustek for all of the outstanding shares of Vestin Group not held by him. Vestin Mortgage engaged Cogent because, based in part on Cogent’s prior work for Vestin Group, it believed Cogent had the requisite competence and independence to prepare the liquidation analysis and Cogent’s proposed fees and timing were reasonable. A copy of Cogent’s opinion, dated September 9, 2005, is attached as Annex F to this proxy statement/ prospectus. The full text of the Cogent valuation report, dated September 9, 2005, has been filed with the SEC as an exhibit to the registration statement of which this proxy statement/ prospectus is a part.
      Cogent was established in 1986 and has provided independent valuations for thousands of transactions. The firm has approximately 30 professional employees working in 10 offices across the country. The senior professional involved with the preparation of the report has conducted more than one thousand valuations in a 23 year career.
      Cogent was engaged by Vestin Mortgage to independently analyze the fair market value of Fund I’s assets in a liquidation scenario. “Liquidation scenario” was defined as the sale of assets for the purpose of attaining liquidity as promptly as a prudent person could for distribution to unitholders. John Alderfer, the Chief Financial Officer of Vestin Mortgage, met with Glenn Garlick and John Leonardi III, principals at Cogent, on July 19, 2005 to discuss the scope of the engagement. Between July 2005 and September 2005, Messrs. Garlick and Leonardi held numerous telephonic due diligence discussions with Mr. Alderfer regarding Fund I and its financial statements. No specific conclusions or decisions were reached at any of these meetings. In performing this assignment, Cogent also reviewed Fund I’s public reports, analyzed general economic conditions as well as the conditions for commercial real estate lenders such as Fund I, examined Fund I’s loans and real estate acquired through foreclosure and undertook such other analyses and investigations as they deemed appropriate. No limitations were placed upon Cogent’s analysis.
      Cogent concluded that, in a liquidation scenario, the fair market value of Fund I’s assets net of liabilities as of June 30, 2005 was no greater than $57,622,000, or $7.50 per unit. Cogent stated that $7.50 was the maximum value obtainable under a liquidation scenario and the actual value could be substantially lower.
      Based on the foregoing, Vestin Mortgage decided to prepare this proposal to convert Fund I into a REIT and present it to unitholders for their approval. The Vestin Mortgage board will meet at least one more time to authorize the mailing of this proxy statement/prospectus. It is expected the Vestin Mortgage board will reconfirm at the meeting its decision that the proposed REIT conversion is in the best interests of unitholders.
Our Reasons for the REIT Conversion
      The board of directors of Vestin Mortgage, as the sole manager of Fund I, has unanimously determined that the merger, which will effect the REIT conversion, and the related restructuring transactions are in the best interests of Fund I and its unitholders. In reaching its determination, the board of directors consulted with Fund I’s financial advisors with respect to the tax implications of the reorganization and related REIT qualification, as well as with management and its legal advisors. The factors considered by the board of directors included, but were not limited to, the following:

•	provide liquidity for our unitholders as we have applied to list the shares of Vestin Realty Trust common stock on the Nasdaq National Market. Listing of the shares on Nasdaq or a national securities exchange acceptable to Fund I is a condition to the consummation of the merger and REIT conversion; and

•	maximize the availability of assets for investments in real estate loans by eliminating the need to reserve capital to satisfy redemption requests. In the past, Fund I has accumulated a cash reserve equal to approximately 10% of its total capital by the end of a calendar year in order to meet redemption requests. For example, Fund I had approximately $20.2 million in cash at December 31, 2004 compared to approximately $6.6 million at June 30, 2004. At September 30, 2005, Fund I had not reserved any cash to satisfy redemption requests.
      The board of directors of Vestin Mortgage weighed the advantages against the potential risks of the REIT conversion, including:

•	that we will need to comply with the highly complicated REIT qualification provisions under the Code;

•	that the backlog of redemption requests could likely result in a near-term decline in our stock price;

•	that the REIT conversion would have a more adverse impact on unitholders whose redemption requests are to be satisfied in the near term compared to those whose redemptions requests are to be satisfied in later years; and

•	the potential risks discussed in “Risk Factors — Risks and Effects of the Merger and the REIT Conversion” beginning on page 7.
      The foregoing discussion includes the material information and factors considered by the board of directors. The board of directors did not quantify or otherwise assign relative weights to the particular factors considered, but conducted an overall analysis of the information explained to and considered by it in reaching its determination.
Organizational Actions
      We formed Vestin Realty Trust as a Maryland corporation because we believe that Maryland law is generally favorable to organizing and conducting business as a REIT. As discussed below, Maryland law facilitates qualification as a REIT by authorizing the charter of a Maryland corporation to provide for restrictions on ownership and transferability designed to permit a corporation to qualify as a REIT under the Code or for any other purpose. In addition, unlike other states, including Delaware, Maryland does not presently impose a franchise tax on corporations, which will result in cost savings to us in annual franchise tax payments and related fees. Maryland’s status as a jurisdiction favorable to REITs is evidenced by the large number of publicly-traded REITs that have chosen to operate as a regular Maryland corporation or as a special statutory Maryland real estate investment trust.
      To satisfy certain requirements that are applicable to REITs and to limit stock ownership above certain levels, Vestin Realty Trust has included ownership limits in its charter. Under the laws of some states, including Delaware, such restrictions would not be binding with respect to securities issued before adoption of the restriction unless holders of such securities agree to or vote for such restriction. Under Maryland law and because of the merger, however, all shares of Vestin Realty Trust common stock issued in the merger and thereafter would be subject to the ownership limit in the Vestin Realty Trust charter, for which authority exists under Maryland law.
      Pursuant to the Vestin Realty Trust charter, if certain proposed transfers of stock or other events occur that result in a person owning shares in excess of the ownership limit, then that number of shares of stock actually or constructively owned by that person in violation of the ownership limit will be automatically transferred to a trustee of a trust for the exclusive benefit of one or more charitable beneficiaries. The intended transferee will not acquire any rights in the shares. Shares held by the trustee will constitute issued and outstanding shares of stock. The trustee will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid before Vestin Realty Trust’s discovery that shares of stock have been transferred to the trustee will be paid to the trustee upon demand and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividends or distributions paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland corporate law, effective as of the date that such shares have been transferred to the trustee, the trustee will have the authority (at the trustee’s sole discretion) (1) to rescind as void any vote cast by an intended transferee before our discovery that such shares have been transferred to the trustee and (2) to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if Vestin Realty Trust has already taken irreversible corporate action, then the trustee may not rescind and recast such vote.
      Prior to the consummation of the REIT conversion, we will transfer various properties that Fund I foreclosed upon to one or more wholly-owned taxable REIT subsidiaries in order to comply with certain REIT qualification restrictions and to avoid penalty taxes on any income from the future sale of these properties. Income from these wholly-owned taxable REIT subsidiaries will be either distributed to Vestin Realty Trust, where it will contribute to income available for distribution to our stockholders or be reinvested into Vestin Realty Trust’s business, or be retained by the taxable REIT subsidiaries and used to fund their operations.
      In the event unitholders of Fund I do not approve the merger agreement at the special meeting, Fund I will continue to operate as a Nevada limited liability company, the merger will not take place and the other transactions comprising the conversion to a REIT will not be completed at this time.

      Fund I reserves the right to cancel or defer the merger even if unitholders of Fund I vote to approve the merger agreement and the other conditions to the consummation of the merger are satisfied or waived if the board of directors of Vestin Mortgage, Inc., as the sole manager of Fund I, determines that the merger is no longer in the best interests of Fund I and its unitholders. There is no time limit for Fund I to cancel or defer the merger.

TERMS OF THE MERGER
      The following is a summary of the material terms of the merger agreement. This summary is qualified in its entirety by reference to the form of merger agreement attached to this proxy statement/prospectus as Annex A and incorporated herein by reference. You should read carefully the merger agreement in its entirety as it is the legal document that governs the merger.
Structure and Completion of the Merger
      The merger agreement provides that Fund I will merge with and into Vestin Realty Trust, whereupon the separate existence of Fund I will cease and Vestin Realty Trust will be the surviving entity in the merger. At the effective time of the merger, each outstanding unit of Fund I will be converted into one share of Vestin Realty Trust common stock. In connection with the merger, Vestin Realty Trust will directly or indirectly succeed to and continue to operate all of the business of Fund I.
      Fund I anticipates that the merger will become effective as promptly as practicable following approval by the Fund I unitholders of the merger agreement at the special meeting and satisfaction or waiver of the other conditions to the merger. If unitholders approve the form of merger agreement, no material changes will be made to it unless further unitholder approval is obtained. The merger agreement provides that Fund I or Vestin Realty Trust may abandon the merger at any time before its effectiveness. Fund I has no current intention of abandoning or causing Vestin Realty Trust to abandon the merger after the special meeting if approval is obtained and the other conditions to the merger are satisfied or waived. See “— Conditions to the Merger.”
      The board of directors of Vestin Mortgage, as the sole manager of Fund I, and the board of directors of Vestin Realty Trust have both approved the merger agreement and the transactions contemplated by the merger agreement, subject to approval of the unitholders of Fund I. Assuming the unitholders of Fund I approve the merger agreement at the special meeting and the other conditions to the merger are satisfied or waived, the merger will become effective at the time set forth in the articles of merger or the later of the time the articles of merger is (a) accepted for record by the Department of Assessments and Taxation of Maryland in accordance with the MGCL or (b) accepted for filing by the Nevada Secretary of State in accordance with the Nevada Revised Statutes.
      It is expected that the Vestin Realty Trust common stock will be approved for listing on the Nasdaq National Market at or before the effective time of the merger. If the shares of Vestin Realty Trust common stock are not approved for listing on Nasdaq or a national securities exchange acceptable to Fund I, we will not close the merger.
Other Effects of the Merger
      We expect the following to occur in connection with the merger:

•	Charter Documents and Governing Law. Vestin Realty Trust and its stockholders will be governed by Maryland corporate law and the articles of incorporation, articles supplementary and bylaws of Vestin Realty Trust, copies of which are attached to this proxy statement/ prospectus as Annexes B, C and D, respectively.

•	Other Restructuring Transactions. Properties acquired through foreclosure prior to completion of the merger will be transferred to one or more wholly-owned taxable REIT subsidiaries in order to comply with certain REIT qualification restrictions and to avoid penalty taxes on any income from the future sale of these properties. The composition and value of assets to be transferred can only be determined at the time of the REIT conversion. As of September 30, 2005, we held two properties with a total carrying value of approximately $4.3 million, which were acquired through foreclosure and recorded as investments in real estate held for sale. As of September 30, 2005, we also held interests in two properties with a total carrying value of approximately $8.6 million, which were sold in transactions in which we or an affiliate provided the financing and which were recorded as seller financed real estate held for sale. GAAP requires us to include these properties in real estate held for sale until the borrower has met and maintained a certain percentage of equity ownership. The real estate held for sale and the seller financed real estate held for sale collectively constituted approximately 16.5% of our assets as of September 30, 2005.

•	Directors and Officers. The directors and officers of Vestin Realty Trust immediately before the merger will continue to be the directors and officers, respectively, of Vestin Realty Trust immediately after the merger.

•	Management Agreement. Vestin Mortgage will serve as manager of Vestin Realty Trust, subject to the oversight of the board of directors of Vestin Realty Trust, pursuant to the terms and conditions of the form of management agreement attached as Annex E to this proxy statement/ prospectus.

•	Listing of Vestin Realty Trust Common Stock. We expect that the new Vestin Realty Trust common stock will trade on the Nasdaq National Market under the symbol “VRTA” following completion of the merger. If the shares of Vestin Realty Trust common stock are not approved for listing on Nasdaq or a national securities exchange acceptable to Fund I, we will not close the merger.

Conditions to the Merger
      The respective obligations of Fund I and Vestin Realty Trust to complete the merger are subject to satisfaction or waiver of the conditions specified in the merger agreement. The closing conditions include, among others:

•	Vestin Realty Trust Registration Statement. Vestin Realty Trust’s registration statement, of which this proxy statement/ prospectus is a part, must be effective, no stop order suspending its effectiveness may be in effect and no proceedings for suspending its effectiveness may be pending or threatened by the SEC.

•	Unitholder Approval. The holders of at least a majority of the outstanding Fund I units shall have approved the merger agreement.

•	Exchange Listing. The Vestin Realty Trust common stock shall have been approved for listing on the Nasdaq or a national securities exchange acceptable to Fund I.

•	Tax Opinion. Fund I shall have received from its special tax counsel a legal opinion generally to the effect that (a) the merger qualifies as a transaction described in Section 351 of the Code and (b) Vestin Realty Trust’s organization and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT for the taxable year 2006 and thereafter. Neither Fund I nor Vestin Realty Trust may waive this closing condition.

•	Governmental and Third-Party Consents. Any necessary state and local governmental and third-party consents must have been received. Vestin Mortgage, acting on behalf of Fund I, may waive this closing condition.

•	No Adverse Tax Legislation. Vestin Mortgage, acting on behalf of Fund I, shall have determined, in its sole discretion, that no legislation or proposed legislation with a reasonable possibility of being enacted would have the effect of impairing the ability of Vestin Realty Trust to qualify as a REIT.
Termination of the Merger Agreement
      Either Fund I or Vestin Realty Trust may terminate the merger agreement if:

•	a governmental authority has issued a final, non-appealable order, decree or ruling, or taken any other action, that would permanently prohibit the merger;

•	the unitholders of Fund I fail to approve the merger agreement; or

•	any closing condition is not satisfied or waived.

      We have no current intention of abandoning the merger after the special meeting if unitholder approval is obtained and the other conditions to the merger are satisfied or waived. However, Fund I reserves the right to cancel or defer the merger even if unitholders of Fund I vote to approve the merger agreement and the other conditions to the consummation of the merger are satisfied or waived if the board of directors of Vestin Mortgage, Inc., as the sole manager of Fund I, determines that the merger is no longer in the best interests of Fund I and its unitholders. There is no time limit for Fund I to cancel or defer the merger.
Interests of Vestin Mortgage and its Directors and Executive Officers in the REIT Conversion
      If the REIT conversion is consummated, Fund I’s total capital will not continue to be reduced to satisfy redemption requests. Instead, the capital may be used to invest in new loans from which Vestin Mortgage can continue to earn fees. Michael V. Shustek, our Chairman, President and Chief Executive Officer, indirectly owns all of the capital stock of Vestin Mortgage and will benefit from any increase in the profitability of Vestin Mortgage. Except for the foregoing and except for the management agreement and the potential conflicts of interest that may arise with Vestin Mortgage managing our affairs, we are not aware of any interests of Vestin Mortgage or its directors and executive officers in the merger that are different from, or in addition to, the interests of other unitholders of Fund I.
Regulatory Approvals
      We are not aware of any U.S. federal, state or local regulatory requirements that must be complied with or approvals that must be obtained prior to consummation of the merger, other than:

•	compliance with applicable U.S. federal and state securities laws; and

•	the filing and acceptance of articles of merger as required by the MGCL and the Nevada Revised Statutes.
Absence of Dissenters’ Rights
      Under Nevada law, the unitholders of Fund I will not be entitled to dissenter’s rights of appraisal as a result of the merger and the REIT conversion.
Restrictions on Sales of Vestin Realty Trust Common Stock Issued in the Merger
      All shares of Vestin Realty Trust common stock that current Fund I unitholders receive pursuant to the merger will be freely transferable, except for shares received by persons deemed to be “affiliates” of Fund I or Vestin Realty Trust under the Securities Act at the time of the special meeting. These affiliates may not sell their shares of Vestin Realty Trust common stock received in connection with the merger unless the sale, transfer or other disposition is:

•	made in conformity with the requirements of Rule 145(d) under the Securities Act;

•	made pursuant to an effective registration statement under the Securities Act; or

•	otherwise exempt from registration under the Securities Act.
      Persons who may be deemed affiliates for this purpose generally include individuals or entities that control, are controlled by, or are under common control with, either Fund I, Vestin Realty Trust or Vestin Mortgage and may include some of each company’s respective officers and directors, as well as some of each company’s respective principal stockholders. The registration statement of which this proxy statement/ prospectus forms a part does not cover the resale of shares of Vestin Realty Trust common stock to be received by affiliates in the merger.
Accounting Treatment of the Merger
      Fund I owns substantially all the operating assets and liabilities involved in the merger, and these assets will be transferred to Vestin Realty Trust as the surviving entity in the merger. These assets and liabilities will be transferred at historical carrying values in accordance with generally accepted accounting principles. The primary effect of the merger is reorganizing the equity structure available to investors and providing them with liquidity. Accordingly, equity balances will be recapitalized to reflect shares issued in the merger and REIT conversion.
OTHER RESTRUCTURING TRANSACTIONS;
FORMATION OF TAXABLE REIT SUBSIDIARIES
      We will effect certain structural changes prior to, or substantially concurrent with, the proposed merger. These restructuring transactions are designed to ensure, following consummation of the merger, Vestin Realty Trust’s eligibility to elect REIT status and to improve Vestin Realty Trust’s tax efficiency. We have commenced the pre-merger restructuring transactions, and will continue to pursue these transactions unless the merger agreement, which will effect the REIT conversion, is not approved by Fund I unitholders at the special meeting.

MANAGEMENT AGREEMENT
      The following is a summary of the material terms of the management agreement to be executed in connection with the REIT conversion. This summary is qualified in its entirety by reference to the form of management agreement attached to this proxy statement/prospectus as Annex E and incorporated herein by reference. You should read carefully the management agreement in its entirety.
General Duties
      Vestin Mortgage will continue to serve as our manager after the REIT conversion. Subject to the oversight of our board of directors and in accordance with the governing documents of Vestin Realty Trust and its subsidiaries, Vestin Mortgage will implement our business strategies on a day-to-day basis, manage and provide services to our company and, to the extent directed by our board of directors, will provide similar services to any subsidiary of our company. Without limiting the foregoing, Vestin Mortgage will perform other services as may be required from time to time for management and other activities relating to the assets of our company as our board of directors reasonably requests or Vestin Mortgage deems appropriate under the particular circumstances, including:

•	serving as our consultant with respect to formulation of investment criteria, interest rate risk management and preparation of policy guidelines by our board of directors;

•	advising us in developing criteria for mortgage asset purchase commitments that are tailored to our long-term investment objectives, and making available to us its knowledge and experience with respect to mortgage assets;

•	evaluating, selecting, purchasing and committing to purchase mortgage assets meeting our investment criteria and the maintenance and administration of our portfolio of mortgage assets;

•	advising and negotiating with respect to our agreements with third-party lenders to provide borrowings to us, encumbering our assets as security for such borrowings, and entering into such third-party agreements on our behalf;

•	furnishing reports and statistical and economic analysis to our company regarding our activities and the services performed for us by Vestin Mortgage;

•	investing or reinvesting any money of our company in accordance with policies and procedures established from time to time by our board of directors, including without limitation maintaining and investing working capital reserves in cash or short-term investments;

•	providing the executive and administrative personnel, office space and services required in rendering services to our company;

•	administering the day-to-day operations of our company and performing and supervising the performance of such other administrative functions necessary in the management of our company, which includes authority to contract on behalf of our company with third parties to provide various services, including facilities and costs associated therewith, technology, management information systems and other similar operations or administrative services;

•	overseeing the day-to-day operations of our company and performing and supervising the performance of such other administrative functions necessary in the management of our company as may be agreed upon by Vestin Mortgage and our board of directors, including the collection of revenues and payment of our debts and obligations;

•	counseling our company in connection with policy decisions made by our board of directors;

•	communicating on behalf of our company with the holders of the equity and debt securities of our company as required to satisfy the reporting and other requirements of any governmental bodies or agencies and to maintain effective relations with such holders;

•	evaluating, advising and selecting what agreements our company will enter into and whether we should enter into joint ventures with other companies to invest in mortgage assets, and entering into such agreements and joint ventures on behalf of our company;

•	advising, negotiating, managing and overseeing the origination, extension, modification, re-financing, evaluation, selection, acquisition, processing, brokerage and servicing of mortgage assets;

•	foreclosing upon real property on behalf of us or any of our subsidiaries and advising, developing, managing and either holding for investment on behalf of our company or any of our subsidiaries, or disposing of real property acquired by our company or our subsidiaries through foreclosure of any secured assets, either directly or through general partnerships, joint ventures or otherwise;

•	counseling our company regarding the maintenance of our exemption from the Investment Company Act of 1940 and monitoring compliance with the requirements for maintaining exemption from that Act;

•	counseling our company regarding the maintenance of our status as a REIT and monitoring compliance with the various REIT qualification tests and other rules set forth in the Code and the income tax regulations promulgated thereunder;

•	qualifying and causing our company to qualify to do business in all applicable jurisdictions;

•	causing our company to retain qualified accountants and tax experts to assist in developing appropriate accounting procedures and testing systems and to conduct quarterly compliance reviews;

•	providing all actions necessary for compliance by our company to make required U.S. federal, state and local regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements under applicable regulations and contractual undertakings and all reports, documents and filings, if any, required under the Securities Exchange Act of 1934, or the Exchange Act, and all applicable tax report filings; and

•	performing such other services as may be required from time to time for management and other activities relating to the assets of our company as our board of directors reasonably request or Vestin Mortgage deems appropriate under the particular circumstances, including without limitation winding up the affairs of our company upon our dissolution.
Obligations of Vestin Mortgage
      Vestin Mortgage will use commercially reasonable efforts to provide that each mortgage asset conforms to the acquisition and investment criteria of our company and will take such other action as it deems necessary or appropriate with regard to the protection of our investments. Our acquisition and investment criteria may be modified from time to time upon approval of a majority of our unaffiliated directors.
      Vestin Mortgage will take all action and refrain from any action which, in its sole judgment made in good faith, is necessary to maintain the status of our company as a REIT or which, in its sole judgment made in good faith, is necessary to ensure that our company does not violate any material law, rule or regulation of any governmental body or agency having jurisdiction over our company or any of our subsidiaries or which would otherwise not be permitted by the governing instruments of our company and our subsidiaries, any operating policies adopted by our company or any agreements provided to Vestin Mortgage. If Vestin Mortgage is ordered to take any such action by our board of directors, Vestin Mortgage will promptly notify our board of directors of Vestin Mortgage’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the governing instrument, operating policies, or any agreements provided to Vestin Mortgage.
      Vestin Mortgage will cause a quarterly and annual compliance report to be prepared for our company, either by a firm independent of Vestin Mortgage and its affiliates and having the proper expertise to determine compliance with the REIT provisions of the Code or by Vestin Mortgage in consultation with an independent advisor. Vestin Mortgage will deliver to us each quarterly report no later than 30 days following the end of the applicable quarter and each annual report no later than 90 days following the end of the applicable fiscal year. In addition, Vestin Mortgage will prepare, or cause to be prepared, regular reports for our board of directors that will review our acquisitions of mortgage assets, portfolio composition and characteristics, credit quality, performance and compliance with the policies approved by our board of directors.
Limitations on Vestin Mortgage’s Authority
      Vestin Mortgage will have no authority to:

•	do any act in contravention of the management agreement;

•	do any act which would make it impossible to carry on the ordinary business of our company;

•	confess a judgment against our company;

•	possess company property or assign our rights in property for other than a company purpose;

•	sell all or substantial all of our assets in one or a series of related transactions that is not in the ordinary course of business, without the prior affirmative vote or consent of our unaffiliated directors;

•	grant to any of its affiliates an exclusive right to sell any company assets;

•	receive or permit Vestin Mortgage or any of its affiliates to receive any insurance brokerage fee or write any insurance policy covering our company or any company property;

•	receive from us a rebate or participate in any reciprocal business arrangement which would enable Vestin Mortgage or any of its affiliates to do so;

•	commingle our assets with those of any other person;

•	use or permit another person to use our assets in any manner, except for the exclusive benefit of our company;

•	obtain a loan from our company to Vestin Mortgage or any of its affiliates; or

•	sell any real property owned by our company or our subsidiaries as a result of foreclosure of secured assets by our company or any of our subsidiaries to Vestin Mortgage or any of its affiliates.
      These restrictions on Vestin Mortgage’s authority are identical to the restrictions set forth in the operating agreement for Fund I. However, these restrictions may be changed with the approval of a majority of our unaffiliated directors.
Other Activities of Vestin Mortgage
      Nothing in the management agreement (or in Fund I’s current operating agreement) prevents Vestin Mortgage, its affiliates, or any of the officers, directors or employees of Vestin Mortgage or its affiliates, from engaging in other businesses or from rendering services of any kind to any other person or entity, including the purchase of, or advisory service to others investing in, any type of real estate investment, including investments that meet the principal investment objectives of our company, and including providing management services to REITs other than our company who have investment objectives similar to those of our company. Vestin Mortgage currently serves as manager of other funds with objectives similar to ours and intends to do so in the future. Directors, officers, employees and agents of Vestin Mortgage and its affiliates may serve as trustees, directors, officers, employees, agents, nominees or signatories for our company or any of our subsidiaries, to the extent permitted by their governing instruments, or by any resolutions duly adopted by our board of directors pursuant to our governing instruments.
Other Investment Advisory Activities of Vestin Mortgage
      Nothing contained in the management agreement (or in Fund I’s current operating agreement) prevents Vestin Mortgage or its affiliates from acting as manager for any other person, firm or corporation (including any investment company), whether or not the investment objectives or policies of any such other person, firm or corporation are similar to those of our company, and will not in any way bind or restrict Vestin Mortgage or any of its affiliates from buying, selling or trading any securities or loans for their own accounts or for the account of others for whom Vestin Mortgage or any of its affiliates may be acting. We acknowledge that Vestin Mortgage will base allocation decisions on the procedures it considers fair and equitable, including, without limitation, such considerations as investment objectives, restrictions and time horizon, availability of cash and the amount of existing holdings. While information and recommendations supplied to our company will, in Vestin Mortgage’s judgment, be appropriate under the circumstances and in light of the investment objectives and policies of our company, they may be different from the information and recommendations supplied by Vestin Mortgage or its affiliates to investment companies, funds and advisory accounts. We will be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but we recognize that we are not entitled to receive preferential treatment as compared with the treatment given by Vestin Mortgage to any investment company, fund or advisory account.
Compensation
      Vestin Mortgage will be compensated for their services as set forth below. The fees paid by our company and borrowers are the same as provided in the current operating agreement for Fund I. The fees paid by our company may not be changed without the approval of a majority in interest of the Vestin Realty Trust stockholders.
      Fees paid by our company. Vestin Mortgage will be entitled to receive from our company, or any of our subsidiaries, as the case may be, the fees set forth in our bylaws and any subsidiary’s bylaws, in addition to the fees to be paid by the borrowers directly to Vestin Mortgage pursuant to the terms of the management agreement. The fees payable by us pursuant to our bylaws include:

•	General. Under no circumstances may Vestin Mortgage receive any compensation not permitted under the Mortgage Program Guidelines of the NASAA unless indicated to the contrary by the context or unless a majority of our unaffiliated directors determines that it is in our best interests not to comply with the NASAA Guidelines. We will pay Vestin Mortgage an annual management fee up to 0.25% of the aggregate capital contributions. Following the REIT conversion, the annual management fee will continue to be calculated based on total capital contributions made to our company. The fee will increase to the extent stockholders contribute additional capital through distribution reinvestments, but it will not otherwise change based on the performance of our loan portfolio. For the three months ended September 30, 2005, Vestin Mortgage received from Fund I as the management fee approximately $69,000. For the nine month transition period ended June 30, 2005 and the year ended September 30, 2004, Vestin Mortgage received from Fund I as the management fee approximately $201,000 and $255,000, respectively. Vestin Mortgage will be reimbursed for out-of-pocket expenses incurred on our behalf, such as legal and accounting fees. No additional reimbursement will be paid to Vestin Mortgage or its affiliates for any general or administrative overhead expenses incurred by Vestin Mortgage or its affiliates or for any other expenses they may incur, including (a) rent, depreciation, utilities, capital equipment and other administrative items and (b) salaries, fringe benefits, travel expenses and other administrative items incurred or allocated to any controlling person of Vestin Mortgage or its affiliates.

•	Administrative Fees on Resales of Foreclosed Property. Our company or any of our subsidiaries will pay Vestin Mortgage up to 3% of proceeds where Vestin Mortgage substantially contributed to the sale and up to 6% for all persons involved. For the three months ended September 30, 2005 and the years ended June 30, 2005 and 2004, Vestin Mortgage did not receive from Fund I any administrative fees on resales of foreclosed property. Our company or any of our subsidiaries, as the case may be, will pay these fees promptly out of the proceeds of a sale of the relevant real estate. No foreclosed property will be sold by our company or any of our subsidiaries to Vestin Mortgage or its affiliates unless approved by a majority of our unaffiliated directors.

      Fees paid by borrowers. Vestin Mortgage will be entitled to receive directly from borrowers fees that will generally be in the range set forth below:

•	Loan Placement Fees for Loan Selection and Brokerage. Vestin Mortgage will be entitled to receive a fee of an amount equal to approximately 2%-6% of the principal amount of each loan. The percentage to be received by Vestin Mortgage will be a competitive fee, based on local market conditions, and may exceed 6% of the principal amount. For the three months ended September 30, 2005 and the years ended June 30, 2005 and 2004, Vestin Mortgage received as placement fees for loans selected and brokered approximately $1.9 million, $7.2 million and $12.2 million, respectively. These amounts represent fees earned by Vestin Mortgage for loans originated for all of its managed funds, including Fund I, Fund II, Fund III and inVestin Nevada.

•	Loan Evaluation and Processing Fees. Vestin Mortgage will be entitled to receive a fee of an amount equal to approximately 5% of each loan, the exact percentage of which may be higher than 5%, but which will be a competitive fee based on local market conditions. For the three months ended September 30, 2005 and the years ended June 30, 2005 and 2004, Vestin Mortgage received as fees for loans evaluated and processed approximately $105,000, $142,000 and $154,000, respectively. These amounts represent fees earned by Vestin Mortgage for loans originated for all of its managed funds, including Fund I, Fund II, Fund III and inVestin Nevada.

•	Service Fee for Administering Loans. Subject to regulatory requirements, Vestin Mortgage will be entitled to receive, where permitted, mortgage service fees, which when added to all other fees paid in connection with the servicing of a particular mortgage, does not exceed an amount equal to approximately one-fourth of one percent (0.25%) of the principal amount outstanding on such loan. For the three months ended September 30, 2005 and the years ended June 30, 2005 and 2004, Vestin Mortgage received as service fees for loans administered approximately $584,000, $2.1 million and $2.4 million, respectively. These amounts represent fees earned by Vestin Mortgage for loans originated for all of its managed funds, including Fund I, Fund II, Fund III and inVestin Nevada.

•	Loan Extension or Modification Fee. Vestin Mortgage will be entitled to receive a fee equal to approximately 2%-5% of outstanding principal amount of the loan, as permitted by local law and local market conditions, and may exceed 5% of the outstanding principal amount if permitted by local law and consistent with local market conditions. For the three months ended September 30, 2005 and the years ended June 30, 2005 and 2004, Vestin Mortgage received as fees for loans extended or modified approximately $564,000, $4.4 million and $4.8 million, respectively. These amounts represent fees earned by Vestin Mortgage for loans originated for all of its managed funds, including Fund I, Fund II, Fund III and inVestin Nevada.

•	Loan Assumption and Reconveyance Fees. Vestin Mortgage will be entitled to receive a fee in connection with the assumption or reconveyance of a loan. Vestin Mortgage charges a $125 fee for each reconveyance of a loan. Vestin Mortgage also charges an assumption fee of at least 5% of the original principal balance of the loan for any loan assumption. The fee will be competitive, based on local market conditions. For the three months ended September 30, 2005 and the years ended June 30, 2005 and 2004, Vestin Mortgage received as fees for loans assumed or reconveyed approximately $21,000, $24,000 and $39,000, respectively. These amounts represent fees earned by Vestin Mortgage for loans originated for all of its managed funds, including Fund I, Fund II, Fund III and inVestin Nevada.
Term; Termination
      The management agreement will continue in force for the duration of the existence of Vestin Realty Trust. The management agreement will automatically terminate upon the affirmative vote of a majority in interest of stockholders entitled to vote on the matter. The authority to terminate the management agreement through majority vote of the stockholders is similar to the authority of a majority in interest of Fund I’s unitholders to terminate Vestin Mortgage’s status as manager.

Termination For Cause
      At our option, the management agreement will be terminated upon 90 days’ written notice of termination from our board of directors to Vestin Mortgage if any of the following events occurs:

•	if a majority of our unaffiliated directors determines that Vestin Mortgage has violated the management agreement in any material respect and, after written notice of such violation, Vestin Mortgage has failed to cure such violation within 30 days, unless during such 30-day period Vestin Mortgage has commenced to cure such violation and thereafter diligently prosecutes to cure such violation; or

•	there is entered an order for relief or similar decree or order with respect to Vestin Mortgage by a court having competent jurisdiction in an involuntary case under the federal bankruptcy laws as now or hereafter constituted or under any applicable federal or state bankruptcy, insolvency or other similar laws relating to insolvency; or Vestin Mortgage (i) ceases, or admits in writing its inability, to pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, creditors; (ii) applies for, or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of Vestin Mortgage or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against Vestin Mortgage and continue undismissed for 30 days; (iii) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorizes such application or consent, or proceedings to such end are instituted against Vestin Mortgage without such authorization, application or consent and are approved as properly instituted and remain undismissed for 30 days or result in adjudication of bankruptcy or insolvency; or (iv) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order remains undismissed for 30 days; provided, that in the event Vestin Mortgage becomes the subject of a case under federal bankruptcy or similar federal or state laws and remains in possession of its property and continues to operate its business (as a debtor in possession or otherwise), we will not have the option to terminate the management agreement unless the unaffiliated directors determine in good faith that as a result of such proceeding Vestin Mortgage cannot reasonably be expected to fulfill its obligations under the management agreement.

MARKET PRICE INFORMATION AND DISTRIBUTION POLICY
      There has never been a public market for Fund I’s units. As of December 31, 2005, there were approximately 1,200 holders of record of Fund I units.
      We expect that, upon consummation of the merger and REIT conversion, the Vestin Realty Trust common stock will be listed and trade on the Nasdaq National Market under the symbol “VRTA.” Listing of the shares on Nasdaq or a national securities exchange acceptable to Fund I is a condition to consummation of the merger and REIT conversion
      In order to maintain its qualification as a REIT under the Code, Vestin Realty Trust is required to distribute (within a certain period after the end of each year) at least 90% of its REIT taxable income for such year (determined without regard to the distributions made deduction and by excluding net capital gain). Vestin Realty Trust currently intends, to the extent practicable, to distribute substantially all of its REIT taxable income and net capital gain each year, consistent with Fund I’s practice of distributing all of its net income available for distribution. We may distribute an amount in excess of our REIT taxable income, which amount will be treated as a return on your capital. Vestin Realty Trust anticipates that distributions will be paid during January, April, July and October of each year for the preceding quarter. Vestin Realty Trust anticipates that distributions generally will be paid from cash available for distribution (generally equal to cash from operations (other than repayments of mortgage loan principal) less an amount set aside for creation or restoration of reserves during the quarter). However, the actual amount and timing of the dividends will be as determined and declared by the board of directors of Vestin Realty Trust and will depend on its financial condition, earnings and other factors.
      The table below sets forth information with respect to distributions for the periods indicated.

			Nine Month
	Three	Three	Transition
	Months	Months	Period	12 Months	12 Months	12 Months	12 Months
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	September 30,	September 30,	June 30,	September 30,	September 30,	September 30,	December 31,
	2005	2004	2005	2004	2003	2002	2001

	(unaudited)	(unaudited)				(unaudited)
Cash distributions	$1,160,000	$1,393,000	$3,694,000	$5,098,000	$10,364,000	$9,637,000	$10,757,000
Cash distributions in excess of net income available for distribution	—	$724,000	—	—	$2,065,000	—	—
Cash distributions per weighted average membership units	$0.15	$0.17	$0.47	$0.61	$1.07	$0.95	$1.26
Cash distributions, less distributions in excess of net income available for distribution, per weighted average membership units	$0.15	$0.08	$0.47	$0.61	$0.86	$0.95	$1.26
Weighted average membership units	7,667,852	8,385,189	$7,919,354	8,339,404	9,668,310	10,193,776	8,519,804

BUSINESS
      The information in this section assumes that the merger has been consummated, and that Vestin Realty Trust has succeeded to and is continuing the business of Fund I.
General
      Vestin Realty Trust was organized as a Maryland corporation on January 3, 2006 by Fund I to succeed to and to continue the business of Fund I upon consummation of the REIT conversion and merger of Fund I with and into Vestin Realty Trust pursuant to the merger agreement. Vestin Realty Trust has conducted no business to date other than that incident to the merger and the other transactions comprising the conversion of Vestin Realty Trust into a REIT, and has no material assets or liabilities.
      Vestin Mortgage, Inc., a licensed mortgage broker in the State of Nevada, serves as our manager, subject to the oversight of our board of directors. Vestin Mortgage is a wholly-owned subsidiary of Vestin Group, Inc., a privately held Delaware corporation. Through its subsidiaries, Vestin Group is engaged in asset management, real estate lending and other financial services.
      We invest in real estate loans throughout the areas in which Vestin Mortgage and its correspondents have experience, primarily Arizona, California, Hawaii, Nevada, New York and Texas. The loans we invest in are selected for us by Vestin Mortgage from among loans originated by Vestin Mortgage or non-affiliated mortgage brokers. When Vestin Mortgage or a non-affiliated mortgage broker originates a loan for us, that entity identifies the borrower, processes the loan application, makes or invests in the loan, and brokers or sells the loan to us. We generally invest in short-term mortgage loans, typically with terms of one to two years. We believe that our loans are attractive to borrowers because of the expediency of Vestin Mortgage’s loan approval process, which takes about ten to twenty days.
      As a non-conventional lender, we are more willing to invest in real estate loans to borrowers that conventional lenders would not deem to be creditworthy. Because of our increased willingness to fund riskier loans, borrowers are willing to pay us an interest rate that is two to five points above the rates charged by conventional lenders. We invest a significant amount of our funds in loans in which the real property being developed is not generating any income to the borrower. The “balloon payment” loans in which we invest are riskier because the borrower’s repayment depends on its ability to refinance the loan or develop the property so it can refinance the loan.
      Our principal investment objectives are to:

•	produce revenues from the interest income on our real estate loans;

•	provide quarterly cash distributions from the net income earned on our real estate loans; and

•	reinvest, to the extent permissible, payments of principal and sales (net of expenses).
      Following the merger and REIT conversion, subject to compliance with applicable REIT rules and regulations, we plan to operate our business after the REIT conversion substantially as it is currently conducted. We currently do not intend to raise additional capital through equity financings, except through a distribution reinvestment plan we intend to adopt. However, after the REIT conversion, we will continue to be able to borrow up to 70% of the fair market value of our outstanding loans at any time to increase our capacity to invest in real estate loans and grow our loan portfolio.
Acquisition and Investment Policies
      Our acquisition and investment policies will be substantially similar to the policies of Fund I. Specifically, we seek to invest about 97% of our assets in real estate loans. Approximately 3% will be held as a working capital cash reserve. As of September 30, 2005, approximately 72.3% of our assets were classified as investments in real estate loans.
      The majority of our collateral on our loans is the real property that the borrower is purchasing or developing with the funds that we make available. We sometimes refer to these real properties as the security properties. While we may invest in other types of loans, most of the loans in which we invest have been made to real estate developers with a lesser proportion of loans involving land loans.
      Our real estate investments are not insured or guaranteed by any government agency.
      Vestin Mortgage continuously evaluates prospective investments, selects the loans in which we invest and makes all investment decisions on our behalf. In evaluating prospective loan investments, Vestin Mortgage considers such factors as the following:

•	the ratio of the amount of the investment to the value of the property by which it is secured, or the loan-to-value ratio;

•	the potential for capital appreciation or depreciation of the property securing the investment;

•	expected levels of rental and occupancy rates, if applicable;

•	potential for rental increases, if applicable;

•	current and projected revenues from the property, if applicable;

•	the status and condition of the record title of the property securing the investment;

•	geographic location of the property securing the investment; and

•	the financial condition of the borrowers and their principals, if any, who guarantee the loan.
      Vestin Mortgage may obtain our loans from non-affiliated mortgage brokers and previous borrowers, and by solicitation of new borrowers in those states where permissible. We may purchase existing loans that were originated by third-party lenders and acquired by Vestin Mortgage to facilitate our purchase of the loans. Vestin Mortgage will sell the loans to us for no greater than Vestin Mortgage’s cost, not including its service fees and compensation. There are no specific requirements or guidelines governing Vestin Mortgage’s discretion in determining which real estate loans it will place with us and which it will place with other funding sources.
      When selecting real estate loans for us, Vestin Mortgage adheres to the following guidelines, which are intended to control the quality of the collateral given for our loans and which may be modified with the approval of a majority of our unaffiliated directors. When making an investment decision, we will take into account the rules and regulations applicable to REITs, including the impact of the investment on our qualification as a REIT.

1. Priority of Loans. Generally, our assets are secured by first deeds of trust. First deeds of trust are loans secured by a full or divided interest in a first deed of trust secured by the property. Other loans that we invest in on the security property are not intended to be junior to more than one other loan. As of September 30, 2005, 100% of the principal amount of our outstanding interest in loans was secured by first deeds of trust.

2. Loan-to-Value Ratio. The amount of our loan combined with the outstanding debt secured by a senior loan on a security property generally does not exceed the following percentage of the appraised value of the security property at origination:

Type of Secured Property	Loan-to-Value Ratio

Residential	75%
Unimproved Land	60% (of the anticipated as-if developed value)
Acquisition and Development	60% (of the anticipated as-if developed value)
Commercial Property(1)	75% (of the anticipated as-if developed value)
Construction	75% (of the anticipated post-construction value)
Leasehold Interest	75% (of the value of leasehold interest)

(1)	Bridge loans are a subcategory of commercial loans in which we provide interim financing for borrowers seeking long-term, permanent financing. As of September 30, 2005, bridge loans have been reported within the commercial category.

The target loan-to-value ratio for our loan portfolio as a whole is approximately 70%. As of September 30, 2005, the weighted average loan-to-value ratio for our loan portfolio was approximately 66%. However, we may deviate from these guidelines under certain circumstances. For example, Vestin Mortgage, in its discretion, may increase any of the above loan-to-value ratios if a given loan is supported by credit adequate to justify a higher loan-to-value ratio, including personal guarantees. We do not have specific requirements with respect to the projected income or occupancy levels of a property securing our investment in a particular loan. These loan-to-value ratios will not apply to financing offered by us to the purchaser of any real estate acquired through foreclosure, or to refinance an existing loan that is in default when it matures. In those cases, Vestin Mortgage, in its sole discretion, shall be free to accept any reasonable financing terms it deems to be in our best interest.

Vestin Mortgage receives an appraisal at the time of loan underwriting, which may have been commissioned by the borrower and also may precede the placement of the loan with us. Such appraisals are generally dated no greater than 12 months prior to the date of loan origination. The appraisal may be for the current estimate of the as-if developed value of the property which approximates the post-construction value of the collateralized property assuming that such property is developed. As-if developed values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes, selection by a purchaser against multiple alternatives, and successful development by the purchaser, upon which development is dependent on availability of financing. As most of the appraisals will be prepared on an as-if developed basis, if a loan goes into default prior to any development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the full amount of the loan.

Vestin Mortgage retains appraisers who are licensed or qualified as independent appraisers and certified by or hold designations from one or more of the following organizations: the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the National Association of Review Appraisers, the Appraisal Institute, the Society of Real Estate Appraisers, M.A.I., Class IV Savings and Loan appraisers or from among appraisers with other qualifications acceptable to Vestin Mortgage. In some cases, Vestin Mortgage may accept an appraiser selected by the borrowers. However, appraisals are only estimates of value and cannot be relied on as measures of realizable value. An employee or agent of Vestin Mortgage will review each appraisal report and will conduct a physical inspection for each property. A physical inspection includes an assessment of the subject property, the adjacent properties and the neighborhood but generally does not include entering any structures on the property.

3. Construction Loans. We invest in construction loans other than home improvement loans on residential property, when the loan-to-value ratio does not exceed 75% of the appraised, completed value of the security property at origination.

4. Terms of Loans. Our loans as of September 30, 2005 ranged from a 12-month term to a 36-month term. Most of our loans are for a term of 12 months. As of September 30, 2005, the weighted average term of our outstanding loans was 18 months. Our original loan agreements, however, permit extensions to the term of the loan by mutual consent. Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take out financing.

Currently, all but one of our loans provide for payments of interest only with a “balloon” payment of principal payable in full at the end of the term. One of our loans is an amortizing loan with a balance of approximately $7.8 million and a term of 36 months. In addition, we invest in real estate loans which require the borrowers to maintain interest reserves funded from the principal amount of the loan for a period of time. At September 30, 2005, we had $9.7 million in investments in real estate loans that had interest reserves where the total outstanding principal was approximately $62.0 million, including participating lenders. These loans had interest reserves of approximately $3.2 million, of which our portion was $1.7 million.

5. Escrow Conditions. Our loans will often be funded by us through an escrow account held by a title insurance company or a lawyer where permitted by law, subject to the following conditions:

•	Borrowers will obtain title insurance coverage for all loans, providing title insurance in an amount at least equal to the principal amount of the loan. Title insurance insures only the validity and priority of our deed of trust, and does not insure us against loss by other causes, such as diminution in the value of the security property.

•	Borrowers will obtain fire and casualty insurance for all loans secured by improved real property, covering us in an amount sufficient to cover the replacement cost of improvements.

•	All insurance policies, notes, deeds of trust and any other loan documents for a particular transaction will cover us as a beneficiary.

6. Purchase of Investments from Affiliates. We may acquire real estate loans from our affiliates, including Vestin Mortgage, for a price not in excess of the carrying value of the note, plus allowable fees and expenses, but without the allowance of any other compensation for the loans.

7. Note Hypothecation. We may also acquire real estate loans secured by assignments of secured promissory notes. These loans must satisfy our stated investment standards, including our loan-to-value ratios, and also may not exceed 80% of the principal amount of the assigned note upon acquisition. For example, if the property securing a note we acquire is commercial property, the total amount of outstanding debts secured by the property must not exceed 75% of the appraised value of the property, and the loan will not exceed 80% of the principal amount of the assigned note. For loans secured by promissory notes, we will rely on the appraised value of the underlying property, as determined by an independent written appraisal which was conducted within the then- preceding twelve months. If an appraisal was not conducted within that period, then we will arrange for a new appraisal to be prepared for the property prior to acquisition of the loan.

8. Participation. We participate in loans with other lenders, including affiliates as permitted by NASAA Guidelines, by providing funds for or purchasing an undivided interest in a loan meeting our investment guidelines described above. Typically, we participate in loans if:

•	We did not have sufficient funds to invest in an entire loan;

•	We are seeking to increase the diversification of our loan portfolio; or

•	Vestin Mortgage originated a loan that fit within our investment guidelines but it would constitute more than 20% of our anticipated capital contribution or otherwise be disproportionately large given our then existing portfolio.

Loans in which third-party investors have participated through inter-creditor agreements are accounted for as secured borrowings in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Inter-creditor agreements generally provide us additional funding sources for loans whereby a third-party investor may participate on a senior basis in certain loans with us and/or Fund II and/or Fund III, or collectively, the lead lenders. In the event of borrower non-performance, the agreements generally provide that the lead lenders must repay the investor’s loan amount either by (i) continuing to remit to the investor the interest due on the participated loan amount, (ii) substituting an alternative loan acceptable to the investor or (iii) repurchasing the participation from the investor for the outstanding balance plus accrued interest.

An investor may participate in certain loans with the lead lenders through participation agreements. In the event of borrower non-performance, the participation agreement may allow the investor to be repaid up to the amount of the investor’s investment prior to the lead lenders being repaid.

As of September 30, 2005, all of our loans were loans in which we participated with other lenders, most of whom were our affiliates.

9. Diversification. We will continue to comply voluntarily with the NASAA Guidelines unless a majority of our unaffiliated board members determines that it is in our best interests not to comply with such guidelines. The NASAA Guidelines provide that we neither invest in nor make real estate loans on any one property which would exceed, in the aggregate, an amount equal to 20% of our capital nor may we invest in or make real estate loans to or from any one borrower which would exceed, in the aggregate, an amount greater than 20% of our capital. As of September 30, 2005, our single largest loan had an outstanding balance of approximately $7.8 million, which represented approximately 10.6% of our capital. The loan bears interest at 5% per annum and matures in September 2007.

10. Reserve Fund. We have established contingency working capital reserves of approximately 3% of our capital to cover our unexpected cash needs.

11. Credit Evaluations. When reviewing a loan proposal, Vestin Mortgage determines whether a borrower has sufficient equity in the security property. Vestin Mortgage may also consider the income level and creditworthiness of a borrower to determine its ability to repay the loan.

12. Sale of Real Estate Loan Investments. Although Vestin Mortgage has no plans to do so, Vestin Mortgage may sell our real estate loans or interest in our loans to either affiliates or non-affiliated parties when Vestin Mortgage believes that it is advantageous for us to do so. However, we do not expect that the loans will be marketable or that a secondary market will ever develop for them.
Real Estate Loans to Affiliates
      We will not invest in real estate loans made to Vestin Mortgage, Vestin Group or any of our affiliates. However, we may acquire an investment in a real estate loan payable by Vestin Mortgage when Vestin Mortgage has assumed the obligations of the borrower under that loan, through a foreclosure on the property.
Purchase of Loans from Vestin Mortgage and its Affiliates
      In addition to those loans Vestin Mortgage selects for us, we purchase loans that were originated by Vestin Mortgage or other parties and first held for Vestin Mortgage’s own portfolio, as long as the loan is not in default and otherwise satisfies all of our lending criteria. This requirement also applies to any loan originated by an affiliate of Vestin Mortgage, such as Vestin Group, Michael V. Shustek or another principal of Vestin Mortgage. However, we will not acquire a loan from or sell a loan to a mortgage program in which Vestin Mortgage has an interest except in compliance with NASAA Guidelines. The NASAA Guidelines, however, will not apply if a majority of our unaffiliated directors determines that it is in our best interests to deviate from the NASAA Guidelines.
Types of Loans We Invest In
      We primarily invest in loans which are secured by first or second trust deeds on real property. Such loans fall into the following categories: raw and unimproved land, acquisition and development, construction, commercial and residential loans. The following discussion sets forth certain guidelines our manager intends to follow in allocating our investments among the various types of loans. Our manager, however, may change these guidelines at its discretion, subject to review by our board of directors. Actual investments will be determined by our manager pursuant to the terms of the management agreement, and the actual percentages invested among the various loan categories may vary from the guidelines below.

Raw and Unimproved Land Loans
      Generally 15% to 25% of the loans invested in by us may be loans made for the purchase or development of raw, unimproved land. Generally, we determine whether to invest in these loans based upon the appraised value of the property and the borrower’s actual capital investment in the property. We will generally invest in loans for up to 60% of the as-if developed appraised value of the property and we generally require that the borrower has invested in the property actual capital expenditures of at least 25% of the property’s value. As-if developed values on raw and unimproved land loans often dramatically exceed the immediate sales value and may include anticipated zoning changes, selection of a purchaser against multiple alternatives, and successful development by the purchaser, upon which development is dependent on availability of financing. As of September 30, 2005, approximately 19.8% of our loans were in this category.

Acquisition and Development Loans
      Generally 10% to 25% of the loans invested in by us may be acquisition and development loans. These loans enable borrowers to acquire and/or complete the basic infrastructure and development of their property prior to the construction of buildings or structures. Such development may include installing utilities, sewers, water pipes, and/or streets. We will generally invest in loans with a face value of up to 60% of the appraised value of the property. Loan-to-value ratios on acquisition and development loans are calculated using as-if developed appraisals. Such appraisals have the same valuation limitations as raw and unimproved land loans described above. As of September 30, 2005, approximately 6.5% of our loans were in this category.

Construction Loans
      Generally 10% to 70% of our loans may be construction loans. A construction loan provides funds for the construction of one or more structures on developed land. Funds under this type of loan will generally not be forwarded to the borrower until work in the previous phase of the project has been completed and an independent inspector has verified certain aspects of the construction and its costs. We will typically require material and labor lien releases by the borrower per completed phase of the project. We will review the appraisal of the value of the property and proposed improvements, and will generally finance up to 75% of the appraised value of the property and proposed improvements. Such appraisals have the same valuation limitations as raw and unimproved land loans described above. As of September 30, 2005, approximately 3.4% of our loans were in this category.

Commercial Property Loans
      Generally 20% to 50% of the loans invested in by us may be commercial property loans. Commercial property loans provide funds to allow commercial borrowers to acquire income producing property or to make improvements or renovations to the property in order to increase the net operating income of the property so that it may qualify for institutional refinancing. Bridge loans are a subcategory of commercial loans in which we provide interim financing, typically with terms of 12 to 24 months, for borrowers seeking long-term, permanent financing. As of September 30, 2005, bridge loans have been reported within the commercial category. We will review the appraisal of the value of the property and will generally invest in loans for up to 75% of such appraised value of the property. As of September 30, 2005, approximately 70.3% of our loans were in this category.

Residential Loans
      A small percentage of the loans invested in by us may be residential loans. Such loans facilitate the purchase or refinance of one to four family residential property units. We will generally invest in loans for up to 75% of the value of the property. As of September 30, 2005, there were no loans in this category.

Local Agency Bonds
      From time to time, we will evaluate investment opportunities in local agency bonds and other securities secured by real property or interests in real property and may in the future invest in one or more of these instruments. As of September 30, 2005, we did not have any of these securities in our portfolio.
Collateral
      The types of collateral that will secure the loans include a first deed of trust, a second deed of trust or a leasehold interest.

First Deed of Trust
      Most of our loans are secured by a first deed of trust. Thus as a lender, we will have rights as a first priority lender of the collateralized property. As of September 30, 2005, all of our loans were secured by a first deed of trust.

Second Deed of Trust
      Up to 10% of our loans may be secured by second deeds of trust. In a second priority loan, the rights of the lender (such as the right to receive payment on foreclosure) will be subject to the rights of the first priority lender. In a wraparound loan, the lender’s rights will be comparably subject to the rights of a first priority lender, but the aggregate indebtedness evidenced by the loan documentation will be the first priority loan plus the new funds the lender invests. The lender would receive all payments from the borrower and forward to the senior lender its portion of the payments the lender receives. As of September 30, 2005, none of our loans were secured by a second deed of trust.
Prepayment Penalties and Exit Fees
      Generally, the loans we invest in will not contain prepayment penalties or exit fees. If our loans are at a high rate of interest in a market of falling interest rates, the failure to have a prepayment penalty provision or exit fee in the loan allows the borrower to refinance the loan at a lower rate of interest, thus providing a lower yield to us on the reinvestment of the prepayment proceeds. However, these loans will usually be written with relatively high minimum interest rates, which we would expect to minimize the risk of lower yields. As of September 30, 2005, none of our loans had prepayment penalties or exit fees.
Extensions to Term of Loan
      Our original loan agreements permit extension to the term of the loan by mutual consent. Such extension are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take out financing. However, we only grant extensions when a borrower is in full compliance with the terms of the loan, including, but not limited to, the borrower’s obligation to make interest payments on the loan. As of September 30, 2005, the terms of approximately 3.6% of our loans had been extended beyond their original terms.
Interest Reserves
      We invest in loans which include a commitment for an interest reserve which is usually established at loan closing. The interest reserve may be advanced by us or other lenders with the amount of the borrower’s indebtedness increased by the amount of such advances. As of September 30, 2005, interest reserves had been established on approximately $9.7 million of our outstanding loans.
Balloon Payment
      Currently, all but one of our loans provide for payments of interest only with a “balloon payment” on the principal amount upon maturity of the loan. One of our loans is an amortizing loan with a principal balance of approximately $7.8 million as of September 30, 2005 and a term of 36 months. There are no specific criteria used in evaluating the credit quality of borrowers for mortgage loans requiring balloon payments. Furthermore, a substantial period of time may elapse between the review of the financial statements of the borrower and the date when the balloon payment is due. As a result, there is no assurance that a borrower will have sufficient resources to make a balloon payment when due. To the extent that a borrower has an obligation to pay loan principal in a large lump sum payment, its ability to repay the loan may be dependent upon its ability to sell the property, obtain suitable refinancing or otherwise raise a substantial amount of cash. As a result, these loans can involve a higher risk of default than loans where the principal is paid at the same time as the interest payments.

Repayment of Loans on Sales of Properties
      We may require a borrower to repay a real estate loan upon the sale of the property rather than allow the buyer to assume the existing loan. We will require repayment if we determine that repayment appears to be advantageous to us based upon then-current interest rates, the length of time that the loan has been held by us, the creditworthiness of the buyer and our objectives. We will either invest our net proceeds from any capital transaction in new real estate loans, hold the net proceeds as cash or distribute them to our stockholders. These net proceeds will also include the principal of a loan deemed to be repaid for tax purposes as a result of the nature of a loan modification or loan extension. Capital transactions include payments of principal, foreclosures and prepayments of loans to the extent classified as a return of capital under the Code and any other disposition of a loan or property.
Variable Rate Loans
      Occasionally we may acquire variable rate loans. Variable rate loans originated by Vestin Mortgage may use as indices the one and five year Treasury Constant Maturity Index, the Prime Rate Index and the Monthly Weighted Average Cost of Funds Index for Eleventh District Savings Institutions (Federal Home Loan Bank Board). Vestin Mortgage may negotiate spreads over these indices of 2.5% to 5.5%, depending upon market conditions when the loan is made. As of September 30, 2005, we did not hold any variable rate loans, and all of the loans in our portfolio were fixed rate loans.
      It is possible that the interest rate index used in a variable rate loan will rise (or fall) more slowly than the interest rate of other loan investments available to us. Vestin Mortgage attempts to minimize this interest rate differential by tying variable rate loans to indices that are sensitive to fluctuations in market rates. Additionally, most variable rate loans originated by Vestin Mortgage contain provisions under which the interest rate cannot fall below the initial rate.
      Variable rate loans generally have interest rate caps. We anticipate that the interest rate cap will be a ceiling that is 2% to 4% above the starting rate with a floor rate equal to the starting rate. For these loans, there is the risk that the market rate may exceed the interest cap rate.
      Variable rate loans of five to ten year maturities are not assumable without the prior consent of Vestin Mortgage. We do not expect to invest in or purchase a significant amount of other assumable loans. To minimize our risk, any borrower assuming an existing loan will be subject to the same underwriting criteria as the original borrower.
Borrowing
      We may incur indebtedness to:

•	make distributions to enable us to comply with REIT distribution requirements;

•	finance our investments in real estate loans;

•	prevent a default under loans that are senior to our real estate loans;

•	discharge senior loans if this becomes necessary to protect our investment in real estate loans; or

•	operate or develop a property that we acquired under a defaulted loan.
      Our indebtedness will not exceed 70% of the fair market value of our real estate loans. This indebtedness may be with recourse to our assets.
      In addition, we may enter into structured arrangements with other lenders in order to provide them with a senior position in loans which we might jointly fund. For example, we might establish a wholly-owned special purpose corporation which would borrow funds from an institutional lender under an arrangement where the resulting real estate loans would be assigned to a trust, and the trust would issue a senior certificate to the institutional lender and a junior certificate to the special purpose corporation. This would assure the institutional lender of repayment in full prior to our receipt of any repayment on the jointly funded loans.

Competition
      Generally, real estate developers depend upon the timely completion of a project to obtain a competitive advantage when selling their properties. We have sought to attract real estate developers by offering expedited loan processing, which generally provides quick loan approval and funding of a loan. As a result, we have established a market niche as a non-conventional real estate lender.
      We consider our direct competitors to be the providers of non-conventional real estate loans, that is, lenders who offer short-term, equity-based loans on an expedited basis for higher fees and rates than those charged by conventional lenders. In addition, there has been an increase in competition from more conventional real estate lenders and real estate loan investors, such as commercial banks, thrifts, conduit lenders, insurance companies, mortgage brokers, pension funds and other financial institutions that offer conventional real estate loans. No particular competitor dominates the market. Many of the companies against which we compete have substantially greater financial, technical and other resources than we do. Competition in our market niche depends upon a number of factors, including price and interest rates of the loan, speed of loan processing, cost of capital, reliability, quality of service and support services.
Regulation
      We will be managed by Vestin Mortgage, subject to the oversight of the board of directors of Vestin Realty Trust, pursuant to the terms and conditions of a management agreement. Vestin Mortgage’s operations as a mortgage broker are subject to extensive regulation by federal, state and local laws and governmental authorities. Vestin Mortgage conducts its real estate mortgage business under a license issued by the State of Nevada Mortgage Lending Division. Under applicable Nevada law, the division has broad discretionary authority over Vestin Mortgage’s activities.
      We and Vestin Mortgage are also subject to the Equal Credit Opportunity Act of 1974, which prohibits creditors from discriminating against loan applicants on the basis of race, color, sex, age or marital status, and the Fair Credit Reporting Act of 1970, which requires lenders to supply applicants with the name and address of the reporting agency if the applicant is denied credit. We are also subject to various other federal and state securities laws regulating the issuance and sale of securities, as well as the Employee Retirement Income Security Act of 1974.
      Investment capital raised by us is subject to the Mortgage Program Guidelines of the NASAA. These guidelines are adopted by various state agencies charged with protecting the interest of the investors. Administrative fees, loan fees and other compensation paid to Vestin Mortgage and its affiliates are generally limited by guidelines set forth the NASAA program guidelines. These guidelines also include certain investment procedures and criteria which are required for new loan investments. Although we will no longer be required to comply with the NASAA Guidelines once we are listed on Nasdaq or another national securities exchange, we will continue to comply voluntarily with the NASAA Guidelines unless a majority of our unaffiliated directors determines that it is in our best interests to diverge from the NASAA Guidelines.
      Because our business is regulated, the laws, rules and regulations applicable to us are subject to regular modification and change. There can be no assurance that laws, rules or regulations will not be adopted in the future that could make compliance much more difficult or expensive, restrict our ability to broker or service loans, further limit or restrict the amount of commissions, interest and other charges earned on loans brokered by us, or otherwise adversely affect our business or prospects.
Employees
      Prior to the REIT conversion, we did not have any employees. Following the REIT conversion, we currently expect we will have only two employees. Our manager, Vestin Mortgage, and its parent company, Vestin Group, has provided and will continue to provide all of the employees necessary for our operations. As of September 30, 2005, those entities had a total of 23 full-time and no part-time employees. All employees are at-will employees, and none are covered by collective bargaining agreements.

Facilities
      Our manager, Vestin Mortgage, operates from its executive offices at 8379 West Sunset Road, Las Vegas, Nevada 89113. We do not have any separate offices.
      Our manager shares office facilities of approximately 42,000 square feet with its parent company, Vestin Group, which in turn leases its principal executive offices from Fund III. The lease expires in March 2014, and the base rent is approximately $71,645 per month.
Legal Proceedings

Matters Involving Our Manager
      Vestin Group, Vestin Mortgage and Del Mar Mortgage, Inc., a company wholly-owned by Michael Shustek, the sole stockholder and CEO of Vestin Group, are defendants in a civil action entitled Desert Land, L.L.C. et al. v. Owens Financial Group, Inc. et al. The action is based on allegations that Del Mar Mortgage and/or Vestin Mortgage charged unlawful fees on various loans arranged by them. Desert Land sought in excess of $10 million in monetary damages. On April 10, 2003, the United States District Court for the District of Nevada entered judgment jointly and severally in favor of Desert Land against Vestin Group, Vestin Mortgage and Del Mar Mortgage. Judgment was predicated upon the Court’s finding that Del Mar Mortgage received an unlawful penalty fee from the plaintiffs.
      The defendants subsequently filed a motion for reconsideration. The Court denied the motion and, on August 13, 2003, held that Vestin Group, Vestin Mortgage, and Del Mar Mortgage are jointly and severally liable for the judgment in the amount of $5,683,312 (which amount includes prejudgment interest and attorney’s fees). On August 27, 2003, the Court stayed execution of the judgment against Vestin Group and Vestin Mortgage based upon the posting of a bond in the amount of $5,830,000. Mr. Shustek personally posted a cash bond without any cost or obligation to Vestin Group and Vestin Mortgage. Additionally, Del Mar Mortgage has indemnified Vestin Group and Vestin Mortgage for any losses and expenses in connection with the action, and Mr. Shustek has guaranteed the indemnification with his cash bond. On September 12, 2003, all of the defendants held liable to Desert Land appealed the judgment to the United States Court of Appeals for the Ninth Circuit, which heard the case on October 18, 2005. On November 15, 2005, the Ninth Circuit vacated the judgment of the District Court and dismissed the state law claims against the defendants without prejudice on the basis that the District Court lacked subject matter jurisdiction in the case. We were not a party to the action.
      Vestin Mortgage is involved in a number of legal proceedings concerning matters arising in connection with the conduct of its business activities. Vestin Mortgage believes it has meritorious defenses to each of these actions and intends to defend them vigorously. Vestin Mortgage believes that it is not a party to any pending legal or arbitration proceedings that would have a material adverse effect on its financial condition or results of operations or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on its net income in any particular period.

Matters Involving Our Company
      The staff of the Pacific Regional Office of the SEC conducted an investigation into certain matters related to us, Vestin Group, Vestin Capital, Fund II and Fund III. We have fully cooperated during the course of the investigation.
      The Staff has notified us, Fund II, Fund III, our manager, Vestin Capital and Michael Shustek, the principal executive officer of our manager and Vestin Capital, or collectively the Vestin Entities, that they intend to seek authority to bring an enforcement proceeding against the Vestin Entities alleging violations of Section 17(a) of the Securities Act of 1933, Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder based upon certain sales practices employed for a period of time by the Vestin Entities. Specifically, the Staff has advised that they believe certain slides used at sales seminars held to promote the sale of Fund II and Fund III units included disclosure regarding distributions to members of Fund I and Fund II that were misleading. The Vestin Entities are engaged in discussions with the Staff regarding the proposed recommendation and any remedies that might be sought by the Staff. Based upon these discussions, we currently believe that Fund I, Fund II and Fund III will not be named as parties in any enforcement recommendation. These settlement negotiations are ongoing and, at this time, we do not know if a mutually acceptable settlement will be reached.
      We are involved in a number of legal proceedings concerning matters arising in connection with the conduct of our business activities. We believe we have meritorious defenses to each of these actions and intend to defend them vigorously. We believe that we are not a party to any pending legal or arbitration proceedings that would have a material adverse effect on our financial condition or results of operation or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on our net income in any particular period.

HOW WE PROTECT OUR RIGHTS AS A LENDER
      The following discussion is a summary of legal aspects of mortgage loans. Because this is a summary, it does not contain all the information that may be important to you. Many of the legal aspects of mortgage loans are governed by applicable state laws, which may vary substantially. The following material does not reflect the laws of any particular state, unless specifically indicated.
Overview of Mortgages
      We invest in mortgage loans. In connection with these loans, we receive mortgages or other similar instruments such as deeds of trust, granting us rights in the security properties. Our authority under a mortgage is governed by applicable law and the express provisions of the mortgage.
      Priority of liens on mortgaged property created by mortgages depends on their terms and on the order of filing with a state, county or municipal office, although this priority may be altered by the mortgagee’s knowledge of unrecorded liens against the security property. However, filing or recording does not establish priority over governmental claims for real estate taxes and assessments. In addition, the Code provides priority for certain tax liens over the mortgage.
Foreclosure

Non-judicial Foreclosure
      If a mortgage loan secured by a deed of trust is in default, we protect our rights by foreclosing by a non-judicial sale. Deeds of trust differ from mortgages in form, but are in most other ways similar to mortgages. Deeds of trust contain specific provisions enabling non-judicial foreclosure in addition to those provided for in applicable statutes upon any material default by the borrower. Applicable state law controls the extent that we have to give notice to interested parties and the amount of foreclosure expenses and costs, including attorney’s fees, which may be covered by a lender, and charged to the borrower.

Judicial Foreclosure
      Foreclosure under mortgage instruments other than deeds of trust is more commonly accomplished by judicial action initiated by the service of legal pleadings. When the mortgagee’s right to foreclose is contested, the legal proceedings necessary to resolve the issue can be time consuming. A judicial foreclosure is subject to most of the delays and expenses of other litigation, sometimes requiring up to several years to complete. For this reason, we typically do not use judicial foreclosure to protect our rights due to the incremental time and expense involved in these procedures.
      When foreclosing under a mortgage instrument, the sale by the designated official is often a public sale. The willingness of third parties to purchase the property depends to some extent on the status of the borrower’s title, existing redemption rights and the physical condition of the property. It is common for the lender to purchase the security property at a public sale where no third party is willing to purchase the property, for an amount equal to the outstanding principal amount of the indebtedness and all accrued and unpaid interest and foreclosure expenses. In this case, the debt owed to the mortgagee is extinguished. Thereafter, the mortgagee assumes the burdens of ownership, including paying operating expenses and real estate taxes and making repairs. The lender is then obligated as an owner until it can arrange a sale of the property to a third party. If we foreclose on the security property, we expect to obtain the services of a real estate broker and pay the broker’s commission in connection with the sale of the property. Depending upon market conditions, the ultimate proceeds of the sale of the property may not equal our investment in the property. A lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings.
      Lenders also need to comply with procedure-related environmental rules and regulations. An increasing number of states require that any environmental hazards are eliminated before a property may be resold. A lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. As a result, a lender could realize an overall loss on a mortgage loan even if the related mortgaged property is sold at foreclosure or resold after it is acquired through foreclosure for an amount equal to the full outstanding principal amount of the mortgage loan, plus accrued interest.
      In foreclosure proceedings, courts frequently apply equitable principles, which are designed to relieve the borrower from the legal effects of his immaterial defaults under the loan documents or the exercise of remedies that would otherwise be unjust in light of the default. These equitable principles and remedies may impede our efforts to foreclose.
Environmental Risks
      Our security property may be subject to potential environmental risks. Of particular concern may be those security properties which are, or have been, the site of manufacturing, industrial or disposal activity. These environmental risks may give rise to a diminution in value of the security property or liability for clean-up costs or other remedial actions. This liability could exceed the value of the real property or the principal balance of the related mortgage loan. For this reason, we may choose not to foreclose on contaminated property rather than risk incurring liability for remedial actions.
      Under the laws of certain states, an owner’s failure to perform remedial actions required under environmental laws may give rise to a lien on mortgaged property to ensure the reimbursement of remedial costs. In some states this lien has priority over the lien of an existing mortgage against the real property. Because the costs of remedial action could be substantial, the value of a mortgaged property as collateral for a mortgage loan could be adversely affected by the existence of an environmental condition giving rise to a lien.
      The state of law is currently unclear as to whether and under what circumstances clean-up costs, or the obligation to take remedial actions, can be imposed on a secured lender. If a lender does become liable for clean up costs, it may bring an action for contribution against the current owners or operators, the owners or operators at the time of on-site disposal activity or any other party who contributed to the environmental hazard, but these persons or entities may be bankrupt or otherwise judgment-proof. Furthermore, an action against the borrower may be adversely affected by the limitations on recourse in the loan documents.
      For the foregoing reasons, we anticipate that Vestin Mortgage will protect us and you by requiring a Phase I Environmental Site Assessment of the security properties prior to selecting a loan for us to invest in. In practice, Vestin Mortgage has always required a Phase I Environmental Site Assessment for security properties, except for residential properties located in established residential neighborhoods. To date, we have experienced no environmental-related losses.
Second Mortgage; Rights of Senior Mortgages
      Our rights as mortgagee or beneficiary under a second mortgage are subordinate to those of the mortgagee under the senior mortgage, including the prior rights of the senior mortgagee to receive rents, hazard insurance and condemnation proceeds and to cause the security property to be sold upon default of the mortgagor. This can extinguish a second mortgage unless we assert our subordinate interest in foreclosure litigation or satisfy the defaulted senior loan. In many states, a junior mortgagee may satisfy a defaulted senior loan in full, or may cure the default, and bring the senior loan current, in either event adding the amounts expended to the balance due on the junior loan. Absent a provision in the senior mortgage, or unless required by state law, a senior mortgagee need not give notice of default to a junior mortgagee.
      The form of mortgage used by many institutional lenders confers on the mortgagee the right both to receive insurance proceeds and condemnation awards. Thus, in the event improvements on the property are damaged or destroyed by fire or other casualty, or in the event the property is taken by condemnation, the first mortgagee will have the prior right to collect any insurance proceeds payable and any condemnation award of damages in and to apply the same to the indebtedness secured by the senior mortgage. Proceeds in excess of the amount of senior indebtedness will, in most cases, be applied to the indebtedness secured by a junior mortgage. The right to insurance proceeds and condemnation awards may be limited, as in cases where the mortgagor is allowed to use the insurance proceeds and condemnation award to repair the damage unless the security of the mortgagee has been impaired.

      The form of mortgage used by many institutional lenders also contains a “future advance” clause, which provides that additional amounts advanced to or on behalf of the mortgagor by the mortgagee are to be secured by the mortgage. While this type of clause is valid under the laws of most states, the priority of any advance made under the clause may depend on whether the advance was an “obligatory” or “optional” advance. If the mortgagee is obligated to advance the additional amounts, the advance may be entitled to receive the same priority as amounts initially made under the mortgage, notwithstanding that there may be intervening junior mortgages and other liens and notwithstanding that the mortgagee or beneficiary had actual knowledge of them. Where the mortgagee is not obligated to advance the additional amounts and has actual knowledge of the intervening junior mortgages and other liens, the advance may be subordinate to these intervening junior mortgages and other liens. Priority of advances under a “future advance” clause may also rest on state law giving priority to advances made under the loan agreement up to a “credit limit” amount stated in the recorded mortgage.
      We can also protect ourselves by including provisions obligating the mortgagor to do the following:

•	pay before delinquency all taxes and assessments on the property and, when due, all encumbrances, charges and liens on the property which appear prior to the mortgage;

•	provide and maintain fire insurance on the property;

•	maintain and repair the property;

•	not to commit or permit any waste on the property; and

•	appear and defend any action or proceeding purporting to affect the property or the rights of the mortgagee under the mortgage.
      Upon a failure of the mortgagor to perform any of these obligations, we would have the right under the mortgage to perform the obligation, with the mortgagor agreeing to reimburse us for any sums we expend on behalf of the mortgagor. All sums we expend become part of the indebtedness secured by the mortgage.
Statutory Rights of Redemption
      After a foreclosure sale pursuant to a mortgage, the borrower and foreclosed junior lienors may have a statutory period in which to redeem the property from the foreclosure sale. Redemption may be limited to where the mortgagee receives payment of all or the entire principal balance of the loan, accrued interest and expenses of foreclosure. The statutory right of redemption diminishes the ability of the lender to sell the foreclosed property. The right of redemption may defeat the title of any purchaser at a foreclosure sale or any purchaser from the lender subsequent to a foreclosure sale. One remedy we may have is to avoid a post-sale redemption by waiving our right to a deficiency judgment. Consequently, as noted above, the practical effect of the redemption right is often to force the lender to retain the property and pay the expenses of ownership until the redemption period has run.
Anti-Deficiency Legislation
      We may acquire interests in mortgage loans which limit our recourse to foreclosure upon the security property, with no recourse against the borrower’s other assets. Even if recourse is available pursuant to the terms of the mortgage loan against the borrower’s assets in addition to the mortgaged property, we may confront statutory prohibitions which impose prohibitions against or limitations on this recourse. For example, the right of the mortgagee to obtain a deficiency judgment against the borrower may be precluded following foreclosure. A deficiency judgment is a personal judgment against the former borrower equal in most cases to the difference between the net amount realized upon the public sale of the security and the amount due to the lender. Other statutes require the mortgagee to exhaust the security afforded under a mortgage by foreclosure in an attempt to satisfy the full debt before bringing a personal action against the borrower. We may elect, or be deemed to have elected, between exercising our remedies with respect to the security or the deficiency balance. The practical effect of this election requirement is that lenders will usually proceed first against the security rather than bringing personal action against the borrower. Other statutory provisions limit any deficiency judgment against the former borrower following a judicial sale to the excess of the outstanding debt over the fair market value of the property at the time of the public sale.
      In Nevada, we can pursue a deficiency judgment against the borrower or a guarantor if the value of the property securing the loan is insufficient to pay back the debt owed to us. In jurisdictions like California, however, if we desire to seek a judgment in court against the borrower for the deficiency balance, we may be required to seek judicial foreclosure and/or have other security from the borrower. We would expect this to be a more prolonged procedure, and is subject to most of the delays and expenses that affect other lawsuits.
Bankruptcy Laws
      We may be subject to delays from statutory provisions that afford relief to debtors from our ability to obtain payment of the loan, to realize upon collateral and/or to enforce a deficiency judgment. Under the United States Bankruptcy Code of 1978, which we refer to as the Bankruptcy Code, and analogous state laws, foreclosure actions and deficiency judgment proceedings are automatically suspended upon the filing of the bankruptcy petition, and often no interest or principal payments are made during the course of the bankruptcy proceeding. The delay and consequences in obtaining our remedy can be significant. Also under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of the holder of a second mortgage may prevent the senior lender from taking action to foreclose out the junior lien.
      Under the Bankruptcy Code, the amount and terms of a mortgage on property of the debtor may be modified under equitable principles or otherwise. Under the terms of an approved bankruptcy plan, the court may reduce the outstanding amount of the loan secured by the real property to the then current value of the property in tandem with a corresponding partial reduction of the amount of the lender’s security interest. This leaves the lender having the status of a general unsecured creditor for the differences between the property value and the outstanding balance of the loan. Other modifications may include the reduction in the amount of each monthly payment, which may result from a reduction in the rate of interest and/or the alteration of the repayment schedule, and/or change in the final maturity date. A court may approve a plan, based on the particular facts of the reorganization case that effected the curing of a mortgage loan default by paying arrearage over time. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor to de-accelerate a mortgage loan and to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court prior to the filing of the debtor’s petition. This may be done even if the full amount due under the original loan is never repaid. Other types of significant modifications to the terms of the mortgage or deed of trust may be acceptable to the bankruptcy court, often depending on the particular facts and circumstances of the specific case.
      In a bankruptcy or similar proceeding, action may be taken seeking the recovery as a preferential transfer of any payments made by the mortgagor under the related mortgage loan to the lender. Payments on long-term debt may be protected from recovery as preferences if they are payments in the ordinary course of business made on debts incurred in the ordinary course of business. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.
Enforceability of Certain Provisions

Due-on-Sale Provisions
      Federal law pre-empts state constitutional, statutory and case law that prohibits the enforcement of due-on-sale clauses and permits lenders to enforce these claims in accordance with their terms. As a result, due-on-sale clauses are enforceable except in those states whose legislatures exercised their limited authority to regulate the enforceability of these clauses. Due-on-sale clauses will not be enforceable in bankruptcy proceedings.

Acceleration on Default
      We may invest in mortgage loans which contain a “debt-acceleration” clause, which permits us to accelerate the full debt upon a monetary or nonmonetary default of the borrower. The courts of most states will enforce clauses providing for acceleration in the event of a material payment default after we give appropriate notices. The equity courts of any state, however, may refuse to foreclose a mortgage when an acceleration of the indebtedness would be inequitable or unjust. Furthermore, a borrower may avoid foreclosure and reinstate an accelerated loan by paying only the defaulted amounts and the costs and attorney’s fees incurred by the lender in collecting these defaulted payments.
      State courts also are known to apply various legal and equitable principles to avoid enforcement of the forfeiture provisions of installment contracts. For example, a lender’s practice of accepting late payments from the borrower may be deemed a waiver of the forfeiture clause. State courts also may impose equitable grace periods for payment of arrearage or otherwise permit reinstatement of the contract following a default. If a borrower under an installment contract has significant equity in the property, a court may apply equitable principles to reform or reinstate the contract or to permit the borrower to share the proceeds upon a foreclosure sale of the property if the sale price exceeds the debt.
      To date, no court has ever refused to enforce the acceleration clause in any of our loans. In addition, no court has ever imposed a grace period on any loan made by us or granted any other equitable relief to a defaulted borrower.

Prepayment Provisions
      In the absence of state statutory provisions prohibiting prepayment fees, we expect that the courts will enforce claims requiring prepayment fees. However, in some states prepayment fees may be unenforceable for residential loans or after a mortgage loan has been outstanding for a number of years. Applicable law may limit the amount of any prepayment fee to a specified percentage of the original principal amount of the mortgage loan, to a specified percentage of the outstanding principal balance of a mortgage loan, or to a fixed number of month’s interest on the prepaid amount. We may have to contend with laws that render prepayment provisions on default or other involuntary acceleration of a mortgage loan unenforceable against the mortgagor or trustor. Some state statutory provisions may also treat prepayment fees as usurious if they exceed statutory limits. We anticipate that our loans will not have prepayment provisions.

Secondary Financing: Due-on-Encumbrance Provisions
      Some mortgage loans may have no restrictions on secondary financing, thereby permitting the borrower to use the mortgaged property as security for one or more additional loans. We are more likely to invest in mortgage loans that permit us, as first lender, to accelerate the maturity of a loan if the borrower grants a second mortgage or in mortgage loans that require our consent to any junior or substitute financing.
      Where a borrower encumbers the mortgaged property with one or more junior liens, the first lender is subjected to the following additional risks:

•	the borrower may have difficulty servicing and repaying multiple loans;

•	acts of the senior lender which prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender;

•	if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with, delay and even prevent the taking of action by the senior lender; and

•	the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.
      We expect that our loans will prohibit junior mortgages and intend to monitor our loans closely so that we will know when a junior lien holder acquires an interest in the security property.

Applicability of Usury Laws
      State and federal usury laws limit the interest that lenders are entitled to receive on a mortgage loan. In determining whether a given transaction is usurious, courts may include charges in the form of points and fees as interest, but may exclude payments in the form of reimbursement of foreclosure expenses or other charges found to be distinct from interest. If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the form employed and the degree of overcharge are both immaterial. Statutes differ in their provision as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may have the recorded mortgage or deed of trust cancelled upon paying its debt with lawful interest, or the lender may foreclose, but only for the debt plus lawful interest. Under a second, more severe type of statute, a violation of the usury law results in the invalidation of the transaction, thereby permitting the borrower to have the recorded mortgage or deed of trust cancelled without any payment and prohibiting the lender from foreclosing.
      Nevada law does not apply limitations on interest that may be charged on the type of loans that we intend to invest in or purchase. In California, we will only invest in loans that were made through real estate brokers licensed by the California Department of Real Estate. Mortgage loans made or arranged by a licensed real estate broker are exempt from the California usury law provisions that restrict the maximum rate of interest on California loans. All underlying mortgage loans on California property that are invested in or purchased by us will be arranged for us by such a licensed California real estate broker.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES
      The following is a discussion of our anticipated policies with respect to distributions, investments, financing, lending and certain other activities. Upon consummation of the REIT conversion, our policies with respect to these activities may be reviewed and generally may be amended or revised from time to time at the discretion of our board of directors without a vote of our stockholders.
Distribution Policy
      If the merger, which will effect the REIT conversion, is approved by stockholders, we intend to make regularly quarterly distributions. For a discussion of our distribution policy, see “Market Price Information and Distribution Policy.”
Investment Policies

Investments in Real Estate or Interests in Real Estate
      Our investment policies do not include making direct investments in real estate or interests in real estate other than as described below.

Investments in Real Estate Loans
      We invest in real estate loans throughout the areas in which Vestin Mortgage and its correspondents have experience, primarily Arizona, California, Hawaii, Nevada, New York and Texas. The loans we invest in are selected for us by Vestin Mortgage from among loans originated by Vestin Mortgage or non-affiliated mortgage brokers. When Vestin Mortgage or a non-affiliated mortgage broker originates a loan for us, that entity identifies the borrower, processes the loan application, makes or invests in the loan, and brokers or sells the loan to us. We generally invest in short-term loans, typically with terms of one to two years. We believe that our loans are attractive to borrowers because of the expediency of Vestin Mortgage’s loan approval process, which takes about ten to twenty days.
      As a non-conventional lender, we are more willing to invest in real estate loans to borrowers that conventional lenders would not deem to be creditworthy. Because of our increased willingness to fund riskier loans, borrowers are willing to pay us an interest rate that is two to five points above the rates charged by conventional lenders. We invest a significant amount of our funds in loans in which the real property being developed is not generating any income to the borrower. The “balloon payment” loans in which we typically invest are riskier because the borrower’s repayment depends on its ability to refinance the loan or develop the property so it can refinance the loan.
      Our principal investment objectives are to:

•	produce revenues from the interest income on our real estate loans;

•	provide quarterly cash distributions from the net income earned on our real estate loans; and

•	reinvest, to the extent permissible, payments of principal and sales (net of expenses).

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers
      We generally will not invest in equity securities of entities engaged in real estate activities or equity securities of other issuers, including to exercise control over such entities. We may continue to make investments in local agency bonds and other securities secured by real property or interests in real property. No such investments will be made, however, if the proposed investment would cause us to be an “investment company” under the Investment Company Act of 1940.

Financing Policies
      Our total indebtedness may not exceed 70% of the fair market value of the outstanding loans in our loan portfolio. In the future, we may seek to extend, expand, reduce or renew our financing facilities or obtain new financing facilities or lines of credit that may contain certain additional limitations on indebtedness.
      To qualify as a REIT under the Code, we generally are required each year to distribute to our stockholders at least 90% of our REIT taxable income (determined without regard to the distributions made deduction and by excluding net capital gain), and we intend to distribute on a quarterly basis substantially all of our REIT taxable income and net capital gain. We may be required to borrow funds on a short-term basis or liquidate investments to meet the distribution requirements that are necessary to qualify as a REIT, even if management believes that it is not in our best interests to do so.
      We will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of indebtedness, including overall prudence, the estimated market value of our properties upon refinancing and our ability to generate cash flow from our operations to cover expected debt service. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”
Interested Director and Officer Transactions
      We have entered into a management agreement with Vestin Mortgage, which is indirectly, wholly-owned by Michael V. Shustek, our President and Chief Executive Officer and a member of our board of directors. Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, provided that:

•	the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board, and our board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or

•	the transaction or contract is fair and reasonable to us.
      We will adopt a policy which requires that all contracts and transactions between us or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors even if less than a quorum. Where appropriate in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of nonaffiliated securityholders, although our board of directors will have no obligation to do so.
Policies With Respect to Other Activities
      We have authority to offer common stock or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire our shares of common stock or any other securities and may engage in such activities in the future. We may issue Series A preferred stock as authorized by our board of directors, without the need for stockholder approval in accordance with the terms and conditions of the stockholders’ rights plan, but not for any other purpose. We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers. From time to time, we will evaluate investment opportunities in local agency bonds and other securities secured by real estate or interests in real estate and may in the future continue to invest in one or more of these instruments. At all times, we intend to make investments in such a manner as to be consistent with the requirements of the Code for us to qualify as a REIT unless, because of changing circumstances or changes in the Code (or in Treasury Regulations), our board of directors determines that it is no longer in our best interests to qualify as a REIT. Our policies with respect to activities described above may be reviewed and modified or amended from time to time by our board of directors without a vote of the stockholders.
Reporting Policies
      We will be subject to the information and reporting requirements of the Exchange Act and will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC. Our annual reports on Form 10-K will contain financial statements certified by independent public accountants.

CONFLICTS OF INTEREST
      The relationships among us, Vestin Mortgage and the directors and other affiliates of Vestin Mortgage will result in various conflicts of interest. Vestin Mortgage and its directors and other affiliates are engaged in business activities involving real estate lending, including the management of Fund II, Fund III and inVestin Nevada, funds with investment objectives similar to ours. Vestin Mortgage anticipates engaging in additional business activities in the future that may be competitive with us. Vestin Mortgage and its officers and directors will manage our business in a manner they believe will preserve and protect your rights as a stockholder. Additionally, our charter documents contain provisions that limit our ability to enter into transactions with Vestin Mortgage and its affiliates.
      We will not be required to comply with the NASAA Guidelines once we are listed on Nasdaq or another national securities exchange. The NASAA guidelines are the Mortgage Program Guidelines and Real Estate Program Guidelines of the North American Securities Administrators Association, Inc. We will, however, continue to comply voluntarily with the NASAA Guidelines in all of our transactions with Vestin Mortgage or any of its affiliates unless a majority of our unaffiliated directors determines that it is in our best interests not to comply with such guidelines.
      We may purchase real estate loans from our affiliates, including Vestin Mortgage, if they were acquired for the purpose of facilitating our acquisition of such loans. Our affiliates must sell such loans to us for a price no greater than the lesser of their cost, excluding certain service fees and compensation, or the fair market value of such loans, but without the allowance of any other compensation for the loans. However, we will not sell loans to Vestin Mortgage, nor acquire loans from, or sell loans to, a program in which Vestin Mortgage has an interest, except as permitted under the NASAA Guidelines or as approved by a majority of our unaffiliated directors.
      We may participate in real estate loans with publicly registered affiliates if the investment objectives of the participants are substantially identical, there are no duplicate fees, the sponsors receive substantially identical compensation, the investment of each participant is on substantially the same terms, and the participants have a right of first refusal with regard to the sale of any participant’s interest in such loans. In addition, we will not participate in real estate loans with non-publicly registered affiliates, except as permitted under NASAA Guidelines or as approved by a majority of our unaffiliated directors.
      The paragraphs below describe material conflicts of interest that may arise in the course of Vestin Mortgage’s management and operation of our business. The list of potential conflicts of interest reflects our knowledge of the existing or potential conflicts of interest as of the date of this proxy statement/ prospectus. We cannot assure you that no additional conflicts of interest will arise in the future.
      1. Payment of Fees and Expenses. Vestin Mortgage and its affiliates will receive substantial fees and expenses from our ongoing operations, including:
      Paid by Us.

•	annual management fee; and

•	real estate brokerage commissions payable upon the resale of foreclosed properties.
      Paid by Borrowers.

•	loan brokerage fees;

•	loan evaluation and processing fees;

•	loan servicing fees (where permitted);

•	loan extension or modification fees; and

•	loan assumption and reconveyance fees.
      Many of these fees are paid on an up-front basis. Vestin Mortgage’s compensation is based on the volume and size of the real estate loans selected for us, regardless of their performance, which could create an incentive to make or extend riskier loans. Our interests may diverge from those of Vestin Mortgage and Michael V. Shustek, the indirect owner of Vestin Mortgage, in deciding whether we should invest in a particular loan. Vestin Mortgage will receive an immediate benefit through the payment of up-front fees from borrowers irrespective of the risk we may bear in connection with our ability to collect on such loans. As such, fees charged to us will be payable even if we are not profitable or the particular transaction causes us to incur a loss. Vestin Mortgage also will be receiving fees from borrowers which would otherwise increase our returns. Accordingly, our interests will diverge from Vestin Mortgage when Vestin Mortgage decides whether we should charge the borrower higher interest rates or whether Vestin Mortgage should receive higher fees from borrowers.
      We will pay an annual management fee to Vestin Mortgage of up to 0.25% of the aggregate capital contributions to our company. Vestin Mortgage will pay and will not be reimbursed by us for any general or administrative overhead expenses it incurs in connection with managing the operation of our company even if such amounts exceed its annual management fee. However, Vestin Mortgage may be reimbursed for expenses paid to non-affiliates on our behalf. We anticipate such expenses will consist of legal, accounting and tax preparation fees. Such amounts will be paid from available cash. In the event available cash is inadequate to cover such expenses, Vestin Mortgage may advance such expenses on our behalf and will be repaid for such advances when there are adequate funds in the cash reserve.
      2. Purchase Of Notes from Vestin Mortgage. We will acquire our real estate loans from or through Vestin Mortgage. Vestin Mortgage is in the business of obtaining, processing, making, brokering and selling, and managing and servicing real estate loans. All our real estate loans purchased from Vestin Mortgage will be at prices no higher than the lesser of the cost of the loan to Vestin Mortgage or the then current market value of the loan. A committee of officers and directors of Vestin Mortgage makes all decisions concerning the real estate loans in which we will invest or purchase. This committee is currently comprised of Michael V. Shustek and Daniel B. Stubbs, Senior Vice President, Underwriting at Vestin Mortgage. Because Vestin Mortgage’s fees are generated by the volume of loans we purchase, Vestin Mortgage will face a conflict of interest in determining whether a loan is appropriate for our loan portfolio.
      3. Non-Arm’s Length Agreements. Our agreements and arrangements for compensating Vestin Mortgage are not the result of arm’s-length negotiations.
      4. Competition for the Time and Services of Common Officers. We will rely on Vestin Mortgage and its directors and officers for the management of our operations. When performing their duties, the officers, directors and employees of Vestin Mortgage may, for their own account or that of others, originate real estate and acquire investments similar to those made or acquired by us. The directors of Vestin Mortgage also may act as trustees, directors or officers, or engage in other activities for themselves and/or other entities and may acquire, broker and originate similar real estate investments for their own account or that of others. Vestin Mortgage is the manager of Fund II, Fund III and inVestin Nevada, funds with investment objectives similar to ours. Accordingly, conflicts of interest will arise in operating more than one entity for allocating time between the entities.
      Vestin Mortgage believes it has sufficient staff to be capable of discharging its responsibility to us and to all other entities to which they or their officers or affiliates are responsible. However, during times when we and the other businesses are handling a high volume of loans, a conflict will arise as to which company’s loan processing to complete first.
      5. Competition for Investment Opportunities. Vestin Mortgage must allocate its time between our activities and its other activities. These other activities include its current activities as a licensed mortgage broker and acting as the manager of Fund II, Fund III and inVestin Nevada, Inc., funds with objectives similar to ours. Vestin Mortgage anticipates that it or its affiliates will continue to engage in businesses which are or will be competitive with ours or which have the same management as we do. To the extent that these other entities with similar investment objectives have funds available for investment when we do and a potentially suitable investment has been offered to us or one of these programs, conflicts of interest will arise as to which entity should acquire the investment.
      If any conflict arises between us and any other affiliated program as to which company will have the right to invest in a particular real estate loan or other investment, Vestin Mortgage will make the determination largely based on a review of the respective loan portfolios. Vestin Mortgage will also base the decision on factors such as the amount of funds available for investment, yield, portfolio diversification, type and location of the property on which Vestin Mortgage will make the mortgage loan, and proposed loan or other transaction terms. The officers and directors of Vestin Mortgage will be responsible for monitoring this allocation method to be sure that it is applied fairly.
      Neither Vestin Mortgage nor its affiliates will be obligated to present to us any particular investment opportunity that comes to their attention, even if the opportunity is of a character that might be suitable for us.
      6. We May Co-Invest in Loans Acquired by Vestin Mortgage. If Vestin Mortgage determines that an entire loan is not suitable for our loan portfolio, we may co-invest in the loan with Vestin Mortgage or Fund II, Fund III or inVestin Nevada. If we co-invest in a loan with Vestin Mortgage, our investment will be on substantially the same terms as those of Vestin Mortgage. A conflict of interest may arise between us and Vestin Mortgage if the borrower defaults on the loan and each of us seeks to protect our interests in the loan and in the security property. Also, we have no written or oral agreement or understanding with Vestin Mortgage concerning our relative priority when a borrower defaults; as a result, you must rely on Vestin Mortgage to act in accordance with the terms and conditions of the management agreement to protect your interest.
      7. Lack of Separate Representation. We are represented by the same counsel as Vestin Mortgage and its affiliates, and we anticipate that this multiple representation by our attorneys will continue in the future. If a dispute arises between us and Vestin Mortgage or any of its affiliates, Vestin Mortgage or the affiliate will either obtain separate counsel or facilitate our retaining separate counsel for such matters. However, we do not anticipate obtaining separate counsel should there be a need in the future to negotiate or prepare contracts or other agreements between us and Vestin Mortgage for services including those contemplated by this proxy statement/ prospectus and, as a result, these agreements may not reflect arm’s length bargaining.
      8. Rights of Affiliates. Any director or officer of Vestin Mortgage and any other affiliate may acquire, own, hold and dispose of our common stock for his individual account and may exercise all rights of as a stockholder, except for voting rights with respect to the manager, to the same extent and in the same manner as if he were not an affiliate of ours.
      9. inVestin Nevada, Inc. Vestin Mortgage provides management services to inVestin Nevada. inVestin Nevada is a Nevada corporation wholly-owned by Mr. Shustek, the Chief Executive Officer and indirect owner of Vestin Mortgage. inVestin Nevada was formed on September 12, 2002, and raised funds through the sale of subordinated notes to Nevada residents pursuant to a registration statement filed with the Securities Division of the Nevada Secretary of State and in reliance upon the exemptions from such registration requirements provided for under Section 3(a)(11) of the Securities Act and Rule 147 thereunder relating to intrastate offerings. As of September 30, 2005, inVestin Nevada had total assets of approximately $28.3 million. inVestin Nevada has investment objectives similar to ours; however, it will make at least 80% of its investments in Nevada. As a result, the following additional conflicts of interest may arise involving inVestin Nevada: (i) Vestin Mortgage and its key people, including Mr. Shustek, may have conflicts of interest in allocating their time and resources between our business and the activities of inVestin Nevada; (ii) Vestin Mortgage’s management of inVestin Nevada may also result in conflicts of interest over how Vestin Mortgage determines which loans are appropriate for us and which are appropriate for inVestin Nevada; and (iii) if Vestin Mortgage determines that we should co-invest in a loan with inVestin Nevada, our investment will be on substantially the same terms as those of inVestin Nevada and a conflict of interest may arise between us and inVestin Nevada if the borrower defaults on the loan and each of us seeks to protect our interests in the loan and in the property securing the loan.
      10. Vestin Mortgage’s Compensation. The compensation Vestin Mortgage receives may create a conflict between Vestin Mortgage and us. Vestin Mortgage will receive substantial fees as a result of our investment in real property and real estate loans. Most of our fees will be paid by borrowers for obtaining, processing, making and brokering, managing and selling of loans, many of these fees are paid on an up-front basis. Vestin Mortgage’s compensation is based on the volume and size of real estate loans selected for us. Our interests will diverge from Vestin Mortgage to the extent that Vestin Mortgage benefits from up-front fees which are not shared with us. Vestin Mortgage will be receiving fees from borrowers that would otherwise increase our returns. Our interests will diverge from those of Vestin Mortgage when Vestin Mortgage decides whether we should charge borrowers higher interest rates or Vestin Mortgage should receive higher fees or in the leasing of our properties or on the sale or purchase of our real property or in determining our advisory fees.

MANAGEMENT
Directors and Executive Officers
      The following table sets forth the names, ages as of September 30, 2005 and positions of the individuals who serve or who we expect to serve as our directors and executive officers immediately following the merger and REIT conversion:

Name	Age	Position

Michael V. Shustek	46	President, Chief Executive Officer and Director
John W. Alderfer	61	Chief Financial Officer and Director
Robert J. Aalberts(1)(2)	54	Director
Fredrick J. Zaffarese Leavitt(1)(2)	34	Director
Roland M. Sansone(1)(2)	50	Director

(1)	Member of the audit committee.

(2)	Member of the nominating committee.
      The following table sets forth the names, ages as of September 30, 2005 and positions of the individuals who serve or who we expect to serve as directors and executive officers of Vestin Mortgage, our manager, immediately following the merger and REIT conversion:

Name	Age	Position

Michael V. Shustek	46	President, Chief Executive Officer and Chairman
John W. Alderfer	61	Chief Financial Officer
Michael J. Whiteaker	55	Vice President of Regulatory Affairs
Daniel B. Stubbs	44	Senior Vice President, Underwriting
Jennifer Tsuneta	34	Vice President of Loan Servicing
Shannon Haddow	37	Vice President of Investor Relations

Directors and Executive Officers of Vestin Realty Trust and Vestin Mortgage
      The principal occupation and business experience for the directors and executive officers of Vestin Realty Trust and Vestin Mortgage, other than the independent and unaffiliated directors of Vestin Realty Trust described below, are as follows:
      Michael V. Shustek has been a director of Vestin Mortgage and Chairman of the Board of Directors, Chief Executive Officer and a director of Vestin Group since April 1999. In February 2004, Mr. Shustek became the President of Vestin Group. Mr. Shustek also serves on the loan committee of Vestin Mortgage. In 2003, Mr. Shustek became the Chief Executive Officer of Vestin Mortgage. In 1995, Mr. Shustek founded Del Mar Mortgage, and has been involved in various aspects of the real estate industry in Nevada since 1990. In 1993, he founded Foreclosures of Nevada, Inc., a company specializing in non-judicial foreclosures. In 1993, Mr. Shustek also started Shustek Investments, a company that originally specialized in property valuations for third-party lenders or investors and which continues today as the primary vehicle for his private investment portfolio. In 1997, Mr. Shustek was involved in the initial founding of Nevada First Bank, with the largest initial capital base of any new state charter in Nevada’s history. Mr. Shustek has co-authored two books, entitled “Trust Deed Investments,” on the topic of private mortgage lending, and “If I Can Do It, So Can You.” Mr. Shustek is a guest lecturer at the University of Nevada, Las Vegas, where he also has taught a course in Real Estate Law and Ethics. Mr. Shustek received a Bachelor of Science degree in Finance at the University of Nevada, Las Vegas.
      John W. Alderfer has served as the Chief Financial Officer of Vestin Group effective January 2005 and was elected a director of Vestin Group effective March 2005. Mr. Alderfer previously served as Chief Financial Officer of Vestin Group from September 2002 to February 2004. From February 2004 to

December 2004, Mr. Alderfer served as a consultant to Vestin Group. From October 1998 to September 2002, Mr. Alderfer was retired. From September 1996 to October 1998, Mr. Alderfer was a Director, Vice President, Treasurer, and Chief Financial Officer of Interactive Flight Technologies, Inc. From September 1990 to June 1996, Mr. Alderfer was Senior Vice President, Treasurer, and Chief Financial Officer of Alliance Gaming Corporation. Mr. Alderfer is the former Senior Vice President, Corporate Controller and Chief Accounting Officer of Summa Corporation and The Hughes Corporation, 100% owned by the Estate of Howard R. Hughes. Mr. Alderfer received his BBA degree in accounting from Texas Tech University. He is a Certified Public Accountant.
      Michael J. Whiteaker has been Vice President of Regulatory Affairs of Vestin Mortgage and Vestin Group since May 1999. Mr. Whiteaker is experienced in the banking and finance regulatory fields, having most recently served with the State of Nevada, Financial Institution Division from 1982 to 1999 as its Supervisory Examiner, responsible for the financial and regulatory compliance audits of all financial institutions in Nevada. Mr. Whiteaker has worked extensively on matters pertaining to both state and federal statutes, examination procedures, policy determination and credit administration for commercial and real estate loans. From 1973 and 1982, Mr. Whiteaker was Assistant Vice President of Nevada National Bank, responsible for a variety of matters including loan review.
      Daniel B. Stubbs has been the Senior Vice President, Underwriting of Vestin Mortgage since January of 2000. Mr. Stubbs heads the loan department for Vestin Mortgage and is responsible for reviewing loan requests and performs due diligence necessary for risk analysis in connection with the underwriting process. In addition, Mr. Stubbs serves on the loan committee and acts as liaison for Vestin Mortgage with the various commercial loan participants. Mr. Stubbs has 15 years experience in the title insurance industry and has received a Bachelor of Arts degree in Communication Studies from the University of Nevada, Las Vegas.
      Jennifer Tsuneta will serve as Vice President of the Loan Servicing Department of Vestin Mortgage following the merger and REIT conversion. Ms. Tsuneta currently is the Manager of the Loan Servicing Department and has served in various capacities with Vestin Mortgage since 1994. As one of the very first employees of Vestin, Ms. Tsuneta is familiar with the daily company operations as well as client relations. Prior to her employment at Vestin Mortgage, Ms. Tsuneta served as an assistant in the Trust Department with Bank of America. Ms. Tsuneta received a Bachelor of Science degree in Business Administration from the University of Nevada, Las Vegas in 1993.
      Shannon Haddow will serve as Vice President of Investor Relations of Vestin Mortgage following the merger and REIT conversion. Ms. Haddow has served as the Compliance Officer for Vestin Capital, Inc. since October of 2004 and previously was a registered sales representative beginning in May of 2000. Prior to Vestin Capital, Ms. Haddow was employed as an investor relations representative with Vestin Mortgage from December 1998 to May 2000. Ms. Haddow has also served as a controller for Ivory Homes located in Salt lake City, Utah and has a real estate license in the State of Nevada as well as Series 7, 22, 24 and 63 securities licenses.

Unaffiliated Directors of Vestin Realty Trust
      The principal occupation and business experience for the independent and unaffiliated directors of Vestin Realty Trust are as follows:
      Robert J. Aalberts has been a director of Vestin Group since April 1999. Since 1991, Professor Aalberts has held the Ernst Lied Professor of Legal Studies professorship in the College of Business at the University of Nevada, Las Vegas. From 1984 to 1991, Professor Aalberts was an Associate Professor of Business Law at Louisiana State University in Shreveport, Louisiana. From 1982 through 1984, he served as an attorney for Gulf Oil Company. Professor Aalberts has co-authored a book relating to the regulatory environment, law and business of real estate; including Real Estate Law 6(th) Ed. (2006) published by the Thomson/ West Company. He is also the author of numerous legal articles, dealing with various aspects of real estate, business and the practice of law. Since 1992, Professor Aalberts has been the Editor-in-chief of the Real Estate Law Journal. Professor Aalberts received his Juris Doctor degree from Loyola University, in New Orleans, Louisiana, a Masters of Arts from the University of Missouri, Columbia, and received a Bachelor of Arts degree in Social Sciences, Geography from the Bemidji State University in Bemidji, Minnesota. He was admitted to the State Bar of Louisiana in 1982 (currently inactive status).
      Fredrick J. Zaffarese Leavitt has been a director for Vestin Group since November 2004. Since August of 1993 Mr. Zaffarese has been an accountant for the United States Department of the Interior where his responsibilities include the review and audit of various states, local and municipality governments for compliance with federal laws and regulations as well as preparation of financial statements for Executive Branch and Congressional review. Additionally, Mr. Zaffarese sits on various audit committees involving the utility industry. Mr. Zaffarese is a CPA and a graduate of University of Nevada Las Vegas.
      Roland M. Sansone has served as President of Sansone Development, Inc. since 2002. Sansone Development, Inc. is a real estate development company. Mr. Sansone has been self-employed as a Manager and developer of real estate since 1980. Mr. Sansone is currently the president of several companies that develop, own and manage commercial and residential property. Mr. Sansone attended Mt. San Antonio College.
Board Composition
      Our board of directors is authorized to have up to 15 directors. Immediately following the merger and REIT conversion, our board of directors will be comprised of five directors. In accordance with our articles of charter and bylaws, our board of directors will be divided into three classes, class I, class II and class III, with each class serving staggered three-year terms. The members of the classes are divided as follows:

•	the class I director will be Mr. Zaffarese, and his term will expire at the 2007 annual meeting of stockholders;

•	the class II directors will be Messrs. Alderfer and Sansone, and their terms will expire at the 2008 annual meeting of stockholders; and

•	the class III directors will be Messrs. Aalberts and Shustek, and their terms will expire at the 2009 annual meeting of stockholders.

      The authorized number of directors may be changed only by resolution of the board of directors. Any additional directors resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in our control or management. Our directors will hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal for cause by the affirmative vote of the holders of at least a majority of our outstanding stock entitled to vote on election of directors.
Board Committees
      Following the merger and REIT conversion, our board of directors will have an audit committee and a nominating committee. We will not have a compensation committee because our executive officers and directors will not receive any compensation from our company other than a fee to directors for attending board meetings. There are no family relationships among any of our directors or executive officers.
      Audit Committee. The audit committee consists of Messrs. Aalberts, Zaffarese and Sansone. Our board of directors has determined that Mr. Zaffarese is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable Nasdaq stock market rules. We believe the composition of our audit committee meets the criteria for independence under, and the functioning of our audit committee complies with applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of the Nasdaq Stock Market and SEC rules and regulations. We intend to comply with future audit committee requirements as they become applicable to us.

      Our audit committee oversees our accounting and financial reporting processes, internal systems of control, independent auditor relationships and the audits of our financial statements. This committee’s responsibilities include, among other things:

•	selecting and hiring our independent auditors;

•	evaluating the qualifications, independence and performance of our independent auditors;

•	approving the audit and nonaudit services to be performed by our independent auditors;

•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters; and

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations.
      Our independent auditors and internal financial personnel regularly meet privately with our audit committee and have unrestricted access to this committee.
      Nominating Committee. The nominating committee consists of Messrs. Aalberts, Zaffarese and Sansone. We believe the composition of our nominating committee meets the criteria for independence under, and the functioning of our nominating committee complies with applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of the Nasdaq Stock Market and SEC rules and regulations. We intend to comply with future nominating committee requirements as they become applicable to us.
      Our nominating committee’s purpose is to assist our board of directors by identifying individuals qualified to become directors. This committee’s responsibilities include, among other things:

•	evaluating the composition, size and governance of our board of directors and make recommendations regarding future planning and the appointment of directors;

•	establishing a policy for considering stockholder nominees for election to our board of directors; and

•	evaluating and recommending candidates for election to our board of directors.
Director Compensation
      Our directors who are also employees of our company receive no additional compensation for their services as directors. Our non-employee directors receive $500 for each board meeting they attend, whether in person or by phone, and are reimbursed for travel expenses and other out-of-pocket costs of attending board and committee meetings.

SELECTED FINANCIAL DATA
      The following table presents a summary of Fund I’s historical consolidated financial data as of the dates and for the periods indicated. We have not included in this proxy statement/ prospectus pro forma financial information because the REIT conversion will not have any impact on the financial statements of Vestin Realty Trust, as the successor entity in the merger.
      The selected statement of operations data presented below for the nine month transition period ended June 30, 2005 and the fiscal years ended September 30, 2004 and 2003 and the selected balance sheets data as of June 30, 2005 and September 30, 2004 and 2003 have been derived from Fund I’s audited financial statements and related notes thereto included with this proxy statement/ prospectus. The statement of operations data presented below for the fiscal years ended September 30, 2002 and December 31, 2001 and the selected balance sheet data as of September 30, 2003 and December 31, 2001 have been derived from Fund I’s audited financial statements and related notes thereto, which are not included with this proxy statement/ prospectus. The selected statement of operations data presented below for the three months ended September 30, 2005 and 2004 and the selected balance sheet data as of September 30, 2005 have been derived from Fund I’s unaudited financial statements and related notes thereto included with this proxy statement/ prospectus. Management believes that the unaudited financial statements include all adjustments necessary to present fairly the information included in those statements and that the adjustments made consist only of normal recurring adjustments.
      You should read the information below along with all other financial information and analysis presented in this proxy statement/ prospectus, including the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included with this proxy statement/ prospectus. Historical results are not necessarily indicative of future results.

	September 30,	June 30,	September 30,	September 30,	September 30,	December 31,
	2005	2005	2004	2003	2002	2001

	(unaudited)
Balance Sheet Data:
Investments in real estate loans (net of allowance)	$56,437,000	$54,878,000	$47,344,000	$51,695,000	$91,091,000	$97,228,000
Cash, cash equivalents, certificates of deposits and short-term investments	$5,730,000	$3,162,000	$10,130,000	$14,883,000	$5,538,000	$4,257,000
Interest and other receivables	$1,181,000	$682,000	$1,327,000	$1,632,000	$1,176,000	$1,009,000
Due from manager	$48,000	—	—	—	—	—
Real estate held for sale	$4,310,000	$7,757,000	$15,287,000	$22,517,000	$1,541,000	—
Real estate held for sale-seller financed	$8,634,000	$10,374,000	$10,801,000	$4,006,000	—	—
Note receivable (net of allowance)	$119,000	119,000	$119,000	—	—	—
Assets under secured borrowing	$1,643,000	11,391,000	$6,134,000	$20,324,000	$6,637,000	—
Other assets	—	—	—	$7,000	$84,000	$28,000
Total assets	$78,102,000	$88,363,000	$91,142,000	$115,064,000	$106,067,000	$102,522,000
Total liabilities	$4,250,000	$15,092,000	$8,864,000	$28,549,000	$7,068,000	$66,000
Members’ equity	$73,852,000	$73,271,000	$82,278,000	$86,515,000	$98,999,000	$102,456,000
Total liabilities and members’ equity	$78,102,000	$88,363,000	$91,142,000	$115,064,000	$106,067,000	$102,522,000

			9 Month
			Transition
	3 Months	3 Months	Period	12 Months	12 Months	12 Months	12 Months
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	September 30,	September 30,	June 30,	September 30,	September 30,	September 30,	December 31,
	2005	2004	2005	2004	2003	2002	2001

	(unaudited)	(unaudited)				(unaudited)
Income Statement Data:
Total revenues	$2,214,000	$1,821,000	$6,069,000	$12,666,000	$10,365,000	$13,151,000	$11,565,000
Total expenses	$305,000	$1,166,000	$4,941,000	$4,099,000	$6,054,000	$566,000	$177,000
Net income	$1,909,000	$655,000	$1,128,000	$8,567,000	$4,311,000	$12,585,000	$11,388,000
Net income allocated to members	$1,909,000	$655,000	$1,128,000	$8,567,000	$4,311,000	$12,585,000	$11,388,000
Net income allocated to members per weighted average membership units	$0.25	$0.08	$0.14	$1.03	$0.45	$1.23	$1.34
Cash distributions	$1,160,000	$1,393,000	$3,694,000	$5,098,000	$10,364,000	$9,637,000	$10,757,000
Cash distributions per weighted average membership units	$0.15	$0.17	$0.47	$0.61	$1.07	$0.95	$1.26
Weighted average membership units	7,667,852	8,385,189	$7,919,354	8,339,404	9,668,310	10,193,776	8,519,804

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
General
      We invest in loans secured by real estate through deeds of trust and mortgages. We commenced our business operations in August 2000. Our manager is Vestin Mortgage, a licensed mortgage broker in the State of Nevada. Vestin Mortgage is a wholly-owned subsidiary of Vestin Group, Inc., a Delaware corporation. Through its subsidiaries, Vestin Group is engaged in asset management, real estate lending and other financial services.
      Our operating results are affected primarily by: (i) the amount of capital we have to invest in real estate loans, (ii) the level of real estate lending activity in the markets we service, (iii) our ability to identify and work with suitable borrowers, (iv) the interest rates we are able to charge on our loans and (v) the level of non-performing assets, foreclosures and related loan losses which we may experience.
      Any significant level of redemptions by our members would reduce the amount of capital available for investment. We currently have fully subscribed redemption requests through 2018. In order to satisfy these redemption requests, we have implemented a practice of accumulating by the end of each calendar year a cash reserve equal to approximately 10% of our total capital. This reserve is accumulated by retaining funds received upon the pay-off of a loan and not reinvesting them in new loans. If the REIT conversion is not consummated, we will need to continue to set aside, and ultimately return, capital to satisfy redemption requests. This has the effect of reducing the amount of capital available for investment in real estate loans, which in turn reduces our revenues. However, if the REIT conversion is consummated, we will have more capital available to invest in new loans, providing us opportunities to earn more revenues.
      Our operating results have been adversely affected by the increase in our non-performing assets. Non-performing assets totaled approximately $16.6 million, or 22.5% of our total capital, as of September 30, 2005 as compared to $15.9 million, or 21.7% of our total capital, as of June 30, 2005. At September 30, 2005, non-performing assets consisted of approximately $4.3 million of real estate held for sale and approximately $12.3 million of non-performing loans. In addition, our results of operations have been adversely affected by allowances for non-performing loans. As of September 30, 2005, we had provided a general allowance for loan losses of approximately $0.7 million and a specific allowance of approximately $1.2 million on a loan secured by 4 cemeteries and 8 mortuaries in Hawaii. See “Rightstar Loan Allowance.” The level of non-performing assets may reflect the continuing weakness in certain sectors of the economy and the risk inherent in our business strategy which entails more lenient underwriting standards and expedited loan approval procedures. If the economy weakens and our borrowers who develop and sell commercial real estate projects are unable to complete their projects or obtain takeout financing or are otherwise adversely impacted, we may experience an increase in loan defaults which may reduce the amount of funds we have for distribution to our members. Such conditions may also require us to restructure loans. The weighted average term of our outstanding loans as of September 30, 2005 was 18 months as compared 19 months as of June 30, 2005. The weighted average interest rate on our loans at September 30, 2005 was 10.18% as compared to 10.58% at June 30, 2005.
      Our annualized rate of return to members for the three months ended September 30, 2005 was 9.88% as compared to 1.9% for the nine month transition period ended June 30, 2005 and 10.27% for the year ended September 30, 2004. The increase in our annualized rate of return to members for the three months ended September 30, 2005 was due primarily to the deferred income recognized in the period from payoffs of seller financed real estate held for sale and the fact that no additional loan loss reserves or allowances were taken during the period. The decline in our annualized rate of return to members for the nine month transition period ended June 30, 2005 was due primarily to the increase in our non-performing assets and the lower interest rates we were able to charge on our loans as described above. The 10.27% rate of return to members in the year ended September 30, 2004 was affected by revenues from a finder’s fee of approximately $4.7 million associated with the sale of real estate. We do not expect to receive this type of revenue on a consistent basis. If we had not received the $4.7 million in revenue, our rate of return paid to members for the year ended September 30, 2004 would have approximated 4.7%. We cannot reasonably predict what our annualized rate of return to members in future periods will be as our operating results will be affected by the following factors, among others, most of which are beyond our control: (i) the interest rates we are able to charge on our loans; (ii) the level of non-performing assets, foreclosures and related loan losses we may experience; and (iii) general economic and business conditions in the real estate industry.
      Adverse economic conditions during the next year could have a material impact on the collectibility of our loans. Recognizing the risk, we seek to maintain an adequate loan-to-value ratio, which as of September 30, 2005 was approximately 66% on a weighted average basis, generally using appraisals prepared on an as-if developed basis in connection with the loan origination. In this manner, we hope to retain sufficient cushion in the underlying equity position to protect the value of our loan in the event of a default. Nevertheless, no assurances can be given that a marked increase in loan defaults accompanied by a rapid decline in real estate values will not have a material adverse effect upon our financial condition and operating results.
      Recently, we have experienced an increased demand for loans. We cannot be certain whether this increased demand will continue or represent an ongoing trend. Any increase in lending activity could have an impact on our operating results.
      Historically, our manager has focused its operations in Nevada and certain Western states. Because our manager has a significant degree of knowledge with respect to the real estate markets in certain states, it is likely most of our loans will be concentrated in such states. As of September 30, 2005, approximately 26% of the principal amount of our loans were secured by real estate in Nevada, while approximately 20%, 17% and 13% were secured by real estate in California, Arizona and Hawaii, respectively. Such geographical concentration creates greater risk that any downturn in such local real estate markets could have a significant adverse effect upon our results of operations. If we enter into another recession, particularly in any of the identified states, our operating results could be adversely affected.
Critical Accounting Policies

Revenue Recognition
      Interest income on loans is accrued by the effective interest method. We do not recognize interest income from loans once they are determined to be impaired. A loan is impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due.
      The following table presents a sensitivity analysis to show the impact on our financial condition at September 30, 2005 from fluctuations in weighted average interest rates charged on loans as a percentage of the loan portfolio:

Increase (Decrease)
Changed Assumption	in Interest Income

Weighted average interest rate assumption increased by 1% or 100 basis points	$575,000
Weighted average interest rate assumption increased by 5% or 500 basis points	$2,875,000
Weighted average interest rate assumption decreased by 1% or 100 basis points	$(575,000)
Weighted average interest rate assumption decreased by 5% or 500 basis points	$(2,875,000)
      The purpose of this analysis is to provide an indication of the impact that the weighted average interest rate fluctuations would have on our financial results. It is not intended to imply our expectation of future revenues or to estimate earnings. We believe that the assumptions used above are appropriate to illustrate the possible material impact on our financial statements.

Real Estate Held For Sale
      Real estate held for sale includes real estate acquired through foreclosure and is carried at the lower of the recorded amount, inclusive of any senior indebtedness, or the property’s estimated fair value, less estimated costs to sell, with fair value based on appraisals and knowledge of local market conditions. While pursuing foreclosure actions, we seek to identify potential purchasers of the property. It is not our intent to invest in or own real estate as a long-term investment. In accordance with Statement of Financial Accounting

Standards, or SFAS, No. 144 — Accounting for the Impairment or Disposal of Long Lived Assets, we seek to sell properties acquired through foreclosure as quickly as circumstances permit. The carrying values of real estate held for sale are assessed on a regular basis from updated appraisals, comparable sales values or purchase offers. Depreciation, when applicable, is generally recorded within the operations of operating entities held for sale.
      Our manager classifies real estate held for sale when the following criteria are met:

•	Our manager commits to a plan to sell the properties;

•	The property is available for immediate sale in its present condition subject only to terms that are usual and customary;

•	An active program to locate a buyer and other actions required to complete a sale have been initiated;

•	The sale of the property is probable;

•	The property is being actively marketed for sale at a reasonable price; and

•	Withdrawal or significant modification of the sale is not likely.

Real Estate Held for Sale — Seller Financed
      We occasionally finance sales of foreclosed properties to independent third parties. In order to record a sale of real estate when the seller is providing continued financing, SFAS No. 66, or SFAS 66, requires the buyer of the real estate to make minimum initial and continuing investments. Minimum initial investments as defined by SFAS 66 range from 10% to 25% based on the type of real estate sold. In addition, SFAS 66 limits commitments and contingent obligations incurred by a seller in order to record a sale.
      Because we occasionally foreclose on loans with raw land or developments in progress, available financing for such properties is often limited and we frequently provide financing up to 100% of the selling price on these properties. In addition, we may make additional loans to the buyer to continue development of a property. Although sale agreements are consummated at closing, they lack adequate initial investment by the buyer to qualify as a sales transaction as defined in SFAS 66. These sale agreements are not recorded as a sale until the requirements of SFAS 66 are met.
      These sale agreements are recorded under the cost recovery method as defined in SFAS 66. Under the cost recovery method, no profit is recognized until payments by the buyer exceed the carrying basis of the property sold. In addition, the carrying value of these properties is included in real estate held for sale on the accompanying balance sheet.

Investments in Real Estate Loans
      We may from time to time acquire or sell investments in real estate loans from or to our manager or other related parties provided the price does not exceed the original cost. The purpose primarily is to either free up capital to provide liquidity for various reasons, such as loan diversification, or place excess capital in investments to maximize the use of our capital. For example, our governing documents provide certain guidelines with respect to loan concentration by dollar amount, location and lien position. Selling or buying loans allows our company to diversify our loan portfolio within these parameters. Due to the short term nature of the loans we make and the similarity of interest rates in loans we normally would invest in, the fair value of a loan typically approximates its carrying value. Accordingly, discounts or premiums typically do not apply upon sales of loans and therefore no gain or loss is recorded on these transactions, regardless of whether to a related or unrelated party.
      Investments in loans are secured by trust deeds. Generally, all of our loans require interest only payments with a balloon payment of the principal at maturity. We have both the intent and ability to hold real estate loans until maturity and therefore, loans are classified and accounted for as held for investment and are carried at amortized cost. Loans sold to or purchased from affiliates are accounted for at the principal balance, and no gain or loss is recognized by us or any affiliate. Loan-to-value ratios are based on appraisals obtained at the time of loan origination and may not reflect subsequent changes in value estimates. Such appraisals are generally dated within 12 months of the date of loan origination and may be commissioned by the borrower.

The appraisals may be for the current estimate of the as-if developed value of the property, which approximates the post-construction value of the collateralized property assuming that such property is developed. As-if developed values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes and timely successful development by the purchaser. As most of the appraisals will be prepared on an as-if developed basis, if a loan goes into default prior to any development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the full amount of the loan.

Allowance for Loan Losses
      We maintain an allowance for loan losses on our investments in real estate loans for estimated credit impairment in our investment in real estate loans portfolio. Our estimate of losses is based on a number of factors, including the types and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan. Additions to the allowance are provided through a charge to earnings and are based on an assessment of certain factors which may indicate estimated losses on the loans. Actual losses on loans are recorded as a charge-off or a reduction to the allowance for loan losses. Subsequent recoveries of amounts previously charged off are added back to the allowance or included as income.
      The following table presents a sensitivity analysis to show the impact on our financial condition at September 30, 2005 from increases and decreases to our allowance for loan losses as a percentage of the loan portfolio:

Increase (Decrease)
in Allowance for
Changed Assumption	Loan Losses

Allowance for loan losses assumption increased by 1% of loan portfolio	$670,000
Allowance for loan losses assumption increased by 5% of loan portfolio	$3,348,000
Allowance for loan losses assumption decreased by 1% of loan portfolio	$(670,000)
Allowance for loan losses assumption decreased by 5% of loan portfolio	$(3,348,000)
      Estimating allowances for loan losses requires significant judgment about the underlying collateral, including liquidation value, condition of the collateral, competency and cooperation of the related borrower and specific legal issues that affect loan collections or taking possession of the property. As a non-conventional lender willing to invest in loans to borrowers who may not meet the credit standards of conventional lenders, the default rate on our loans could be higher than those generally experienced in the real estate lending industry. We generally approve loans more quickly than other real estate lenders and, due to our expedited underwriting process, there is a risk that the credit inquiry we perform will not reveal all material facts pertaining to a borrower and the security.
      Additional facts and circumstances may be discovered as we continue our efforts in the collection and foreclosure processes. This additional information often causes management to reassess its estimates. In recent years, we have revised estimates of our allowance for loan losses. Circumstances that have caused significant changes in our estimated allowance include:

•	Declines in real estate market conditions, which can cause a decrease in expected market value;

•	Discovery of undisclosed liens for community improvement bonds, easements and delinquent property taxes;

•	Lack of progress on real estate developments when we advance funds. We customarily utilize disbursement agents to monitor the progress of real estate developments and approve loan advances. After further inspection of the related property, progress on construction occasionally does not substantiate an increase in value to support the related loan advances;

•	Unanticipated legal or business issues that may arise subsequent to loan origination or upon the sale of foreclosed upon property; and

•	Appraisals, which are only opinions of value at the time of the appraisal, may not accurately reflect the value of the property.

Secured Borrowings
      Secured borrowings provide an additional source of capital for our lending activity. Secured borrowings allow us to increase the diversification of our loan portfolio and to invest in loans that it might not otherwise invest in. We do not receive any revenues for entering into secured borrowing arrangements. Loans in which third party investors have participated through inter-creditor agreements are accounted for as secured borrowings in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The inter-creditor agreements provide us additional funding sources for mortgage loans whereby a third party investor may participate on a senior basis in certain loans with us and/or Fund II and/or Fund III, collectively, the lead lenders. In the event of borrower non-performance, the inter-creditor Agreements generally provide that the lead lenders must repay the investor’s loan amount either by (i) continuing to remit to the investor the interest due on the participated loan amount; (ii) substituting an alternative loan acceptable to the investor; or (iii) repurchasing the participation from the investor for the outstanding balance plus accrued interest.
      An investor also may participate in certain loans with the lead lenders through participation agreements. In the event of borrower non-performance, the participation agreement may allow the investor to be repaid up to the amount of the investor’s investment prior to the lead lender being repaid. Real estate loan financing under the participation agreements are also accounted for as a secured borrowing in accordance with SFAS No. 140. We do not receive any revenues for entering into secured borrowing arrangements.

Classification of Operating Results from Real Estate Held for Sale
      SFAS No. 144 generally requires operating results from long lived assets held for sale to be classified as discontinued operations as a separately stated component of net income. Our operations involve foreclosing on real estate when necessary and we consider these operating results to be part of our continuing operations. Accordingly, expenses related to real estate held for sale have been included on the accompanying statements of income, net of related rental income when applicable.
Results of Operations

Comparison of Three Months Ended September 30, 2005 and 2004

	At or For the	At or For the
	Three Months	Three Months
	Ended	Ended
	September 30,	September 30,
	2005	2004

	(Unaudited)	(Unaudited)
Total revenues	$2,214,000	$1,821,000
Total expenses	$305,000	$1,166,000

Net income	$1,909,000	$655,000

Net income allocated to members per weighted average membership units	$0.25	$0.08

Annualized rate of return to members(a)	9.88%	3.10%

Weighted average membership units	$7,667,852	$8,385,189

Cash distributions	$1,160,000	$1,393,000

Cash distributions per weighted average membership unit	$0.15	$0.17

Weighted average term of outstanding loans (in months)	18	19

(a)	The annualized rate of return to members is calculated based upon the GAAP net income allocated to members per weighted average units as of September 30, 2005 and 2004 divided by 92 days (the number of days during each respective period) and multiplied by 365 days, then divided by ten (the original cost of $10 per unit).

     Total Revenues. For the three months ended September 30, 2005, revenues totaled $2,214,000 compared to $1,821,000 for the three months ended September 30, 2004, an increase of $393,000 or 22%. Revenues were affected by the following factors:

•	Revenues for the three months ended September 30, 2005 included other income of $336,000, compared to $11,000 for the three months ended September 30, 2004. The increase in other income is primarily related to a title settlement received in the amount of $272,000 during the three months ended September 30, 2005. In addition, we received $32,000 relating to a settlement agreement with the guarantors of a loan relating to the 126-unit hotel in Mesquite, Nevada property which was sold in March 2005.

•	Approximately $254,000 of our interest revenue for the three months ended September 30, 2005 was derived from interest reserves compared to interest revenue of $461,000 for the three months ended September 30, 2004.
      Total non-performing assets decreased to $16.6 million at September 30, 2005 from $26.5 million at September 30, 2004. Non-performing assets at September 30, 2005 consisted of approximately $12.3 million of non-performing loans and approximately $4.3 million of real estate held for sale. The amount of non-performing assets may reflect the risks inherent in our business strategy which entails more lenient underwriting standards and expedited loan approval procedures. Our revenues will continue to be impacted until we are able to convert these non-performing assets into interest paying real estate loans. We attempt to accomplish this by working with the borrower where possible and by foreclosing on the underlying property where necessary. We intend to sell properties acquired through foreclosure as soon as practicable, consistent with our objective of avoiding a loss of principal. However, we cannot predict how quickly we can convert non-performing assets and any increase in our non-performing assets will have an adverse effect upon our revenues. On occasion we have encountered unexpected problems which have delayed our ability to sell foreclosed properties.
      As of September 30, 2005 and 2004, we also had $8.6 million and $10.4 million, respectively, of seller financed real estate held for sale. GAAP requires the borrower to have a certain percentage of equity ownership (typically 20%) to allow us to record the sale of a property. In addition, the borrower must maintain a minimum commitment in the property on a continuing basis. Therefore, until the borrower meets these requirements, the investment in the new loan is reduced by the amount originally invested in the real estate held for sale.
      As of September 30, 2005, our manager had granted extensions on four loans pursuant to the terms of the original loan agreements, which permit extensions by mutual consent. Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take out financing. However, our manager only grants extensions when a borrower is in full compliance with the terms of the loan, including, but not limited to, the borrower’s obligation to make interest payments on the loan. The aggregate amount due from borrowers whose loans had been extended as of September 30, 2005 was approximately $2.4 million. Our manager concluded no additional allowance for loan losses was necessary with respect to such loans.
      Total Expenses. For the three months ended September 30, 2005, expenses totaled $305,000 compared to $1,166,000 for the three months ended September 30, 2004, a decrease of $861,000 or 74%. Expenses were affected by the following factors:

•	Expenses related to the maintenance of real estate held for sale decreased by approximately $154,000, due to the decrease of real estate held for sale of approximately $11 million from September 30, 2004 to September 30, 2005.

•	Interest expense related to secured borrowings decreased by approximately $258,000 due to the decrease in the balance of secured borrowings of approximately $4.5 million from September 30, 2004 to September 30, 2005.

•	During the three months ended September 30, 2004, we and Fund II sold and provided financing on an assisted living facility in Las Vegas, Nevada. The sale resulted in a loss of approximately $463,000.

•	For the three months ended September 30, 2005 and 2004, we had professional fees of approximately $110,000 and $86,000, respectively, which was an increase of $24,000. Generally, we expect fees to continue at the amounts being incurred during the three months ended September 30, 2005 due to the implementation and maintenance requirements of the Sarbanes-Oxley Act of 2002 and costs related to foreclosures.

      Net Income. As a result of the foregoing factors, net income for the three months ended September 30, 2005 totaled $1,909,000 compared to $655,000 for the three months ended September 30, 2004, an increase of $1,254,000 or 191%. If the proposed REIT conversion is not consummated, we will need to continue to set aside, and ultimately return, capital to satisfy redemption requests. This has the effect of reducing the amount of capital available for investment in real estate loans, which in turn reduces our revenues. However, if the proposed REIT conversion is consummated, we will have more capital to invest in new loans, providing us more opportunities to earn more revenues.
      Annualized Rate of Return to Members. For the three months ended September 30, 2005, annualized rate of return to members, calculated in accordance with GAAP, was 9.88% compared to 3.10% for the same period in 2004.
      Distributions to Members. The following is a schedule of distributions paid to members for the three months ended September 30, 2005 and September 30, 2004.

	For the Three	For the Three
	Months Ended	Months Ended
	September 30,	September 30,
	2005	2004

	(Unaudited)	(Unaudited)
Distributions of net income available for distribution	$1,160,000	$669,000
Distributions in excess of net income available for distributions generated during the period	—	724,000

Total distributions	$1,160,000	$1,393,000

      Net income available for distribution is a non-GAAP financial measure that is defined in our operating agreement as cash flows from operations, less certain reserves, and may exceed net income as calculated in accordance with GAAP. We have presented net income available for distribution because management believes this financial measure is useful and important to members as net income available for distribution is the minimum amount required to be distributed to members pursuant to our operating agreement. In addition, cash flows from operations, which is the significant component of net income available for distribution, affects the capital available for investment in new loans. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and using net income available for distribution only supplementally.

      The most directly comparable GAAP measure to net income available for distribution is cash flows from operating activities. The following table reconciles net income available for distribution to cash flows from operating activities and presents the two other major categories of our statement of cash flows.

	For the Three	For the Three
	Months Ended	Months Ended
	September 30,	September 30,
	2005	2004

	(Unaudited)	(Unaudited)
Distributions of net income available for distribution	$1,160,000	$669,000
Additions to working capital reserves (amount not distributed)	749,000	—
Recovery of losses on sale of real estate held for sale	(5,000)	—
Loss on sale of real estate held for sale	—	463,000
Change in operating assets and liabilities:
Net change in amounts due to related parties	(937,000)	2,033,000
Net change in other operating assets	16,000	(61,000)
Net change in accounts payable and accrued liabilities	26,000	344,000
Deferred income	(369,000)	72,000

Net cash provided by operating activities	$640,000	$3,520,000

Net cash provided by investing activities	$3,256,000	$3,189,000

Net cash used in financing activities	$(1,328,000)	$(3,451,000)

      Stated Unit Value Adjustment. Following a periodic review by our manager as required pursuant to our operating agreement as a result of write downs in the carrying value of real estate held for sale, effective April 1, 2005, we adjusted the stated unit value of each unit to $9.75 to reflect the estimated net value of each unit at that date. The periodic review of the estimated net unit value includes an analysis of unrealized gains that our manager reasonably believed existed at the time of the review, but that could not be added to net asset value under GAAP. We cannot predict the eventual outcome of any remedies our manager may pursue for the collection of loan losses.
      Redemptions. In order to comply with our operating agreement and the Code, we may redeem no more than 10% of the aggregate members’ capital in any calendar year. As of September 30, 2005, the total of redemptions made since inception was $37.8 million. Balances in members’ capital accounts as of January 1, 2005 was $81.7 million, which limited redemptions to $8.2 million for calendar 2005. As of September 30, 2005, remaining requests to redeem approximately $1.8 million in 2005, $7.4 million in 2006, $6.6 million in 2007, $6.0 million in 2008, $5.4 million in 2009, $4.8 million in 2010, $4.3 million in 2011, $3.9 million in 2012, $3.5 million in 2013, $3.2 million in 2014, $2.8 million in 2015, $2.6 million in 2016, $2.3 million in 2017, $2.1 million in 2018 and $0.4 million in 2019 had been logged, without taking into account unit valuation adjustments.
      In order to satisfy these redemption requests, in the past, we have accumulated by the end of a calendar year a cash reserve equal to approximately 10% of our total capital. This is in addition to the 3% reserve we maintained for working capital purposes. This reserve is generally accumulated by retaining funds received upon the pay-off of a loan and not reinvesting them in new loans. This has the effect of reducing the amount of capital we deploy in real estate loans, which in turn reduces our revenues and distributions to members. At September 30, 2005, we had not reserved any cash to satisfy redemption requests.

Comparison of Nine Month Transition Period Ended June 30, 2005 and Nine Months Ended June 30, 2004

	Nine Month
	Transition Period	Nine Months
	Ended June 30,	Ended June 30,
	2005	2004

		(Unaudited)
Total revenues	$6,069,000	$10,845,000
Total expenses	$4,941,000	$2,933,000
Net income	$1,128,000	$7,912,000
Net income allocated to members per weighted average membership units	$0.14	$0.94
Annualized rate of return to members(a)	1.9%	12.6%
Weighted average membership units	7,919,354	8,398,813
Cash distributions	$3,694,000	$3,705,000
Cash distributions per weighted average membership unit	$0.47	$0.44
Weighted average term of outstanding loans (in months)	19	16

(a)	The annualized rate of return to members is calculated based upon the net GAAP income allocated to members per weighted average units as of June 30, 2005 and 2004 divided by 273 days and 274 days (the number of days during each respective period), respectively, and multiplied by 365 days, then divided by ten (the original $10 cost per unit).
     Total Revenues. For the nine month transition period ended June 30, 2005, revenues totaled $6,100,000 compared to $10,800,000 for the nine months ended June 30, 2004, a decrease of $4,700,000 or 44%. During the nine months ended June 30, 2004, we recognized $4.7 million in revenue related to a finder’s fee on the sale of real estate in the City of Mesquite, Nevada. We had no such comparable revenue for the nine months ended June 30, 2005. Our company and Fund II were presented with an opportunity to purchase the property but were prohibited by their respective operating agreements from purchasing the property. Instead, Vestin Mortgage facilitated the purchase and subsequent sale of the property. The subsequent sale of the property was made possible due to buyer financing provided by our company and Fund II. Vestin Mortgage negotiated that the buyer (an unaffiliated third party) pay a finder’s fee in the form of a $4.7 million promissory note to our company and a $2.3 million promissory note to Fund II to reflect the fact that the transaction was made possible by financing provided by our company and Fund II. The total $7.0 million finder’s fee was allocated to our company and Fund II based on the same ratio of the financing that each provided in the transaction. We received a promissory note in lieu of cash from an unaffiliated party in connection with the sale. The note required monthly interest payments at a rate of 8.5% per annum and had an original maturity date of June 13, 2005. In addition, we loaned $0.9 million to the unaffiliated party and received a promissory note with an original maturity date of June 13, 2004 in connection with the sale. We were using the cost recovery method of accounting for the transaction. Under the cost recovery method, interest payments received by our company in excess of the principal balance are not recorded as income until such time as the note is paid off which occurred in the first calendar quarter of 2004. In February 2004, both notes were paid off and we recorded the $4.7 million as revenue related to the sale of real estate related to the original note and $0.3 million in interest income related to interest payments received prior to loan payoff. We did not loan any money to the unaffiliated party with respect to the $4.7 million. During September 2004, we and Fund II entered into an agreement to sell the remaining 28 acres of raw land in Mesquite, Nevada for $6.2 million. Prior to September 2004, $145,000 was released from escrow representing an early release of funds. The transaction was finalized in December 2004 and resulted in a gain of $1,049,031.
      Revenues for the nine month transition period ended June 30, 2005 included other income of $700,000 compared to $400,000 for the nine months ended June 30, 2004. The increase in other income is primarily related to an increase in late fees received on our investments in real estate loans of $350,000 and bank interest revenue of $100,000.
      Approximately $1,270,000 of our interest revenue for the nine month transition period ended June 30, 2005 was derived from interest reserves compared to interest revenue of $1,388,000 for the nine months ended June 30, 2004.

      Total non-performing assets decreased to $15.9 million at June 30, 2005 from $38.6 million at June 30, 2004. Non-performing assets at June 30, 2005 consisted of approximately $8.1 million of non-performing loans and approximately $7.8 million of real estate held for sale. The amount of non-performing assets may reflect the risks inherent in our business strategy which entails more lenient underwriting standards and expedited loan approval procedures. Our revenues will continue to be impacted until we are able to convert these non-performing assets into interest paying real estate loans. We attempt to accomplish this by working with the borrower where possible and by foreclosing on the underlying property where necessary. We intend to sell properties acquired through foreclosure as soon as practicable, consistent with our objective of avoiding a loss of principal. However, we cannot predict how quickly we can convert non-performing assets and any increase in our non-performing assets will have an adverse effect upon our revenues.
      As of June 30, 2005 we also had $10.4 million of seller financed real estate held for sale. Generally accepted accounting principles, or GAAP, requires the borrower to have a certain percentage of equity ownership (typically 20%) to allow us to record the sale of a property in accordance with SFAS 66. In addition, the borrower must maintain a minimum commitment in the property on a continuing basis. Therefore, until the borrower meets these requirements, the investment in the new loan is reduced by the amount originally invested in the real estate held for sale.
      As of June 30, 2005, our manager had granted extensions on 4 loans pursuant to the terms of the original loan agreements, which permit extensions by mutual consent. Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take out financing. However, our manager only grants extensions when a borrower is in full compliance with the terms of the loan, including, but not limited to the borrower’s obligation to make interest payments on the loan. The aggregate amount due from borrowers whose loans had been extended as of June 30, 2005 was approximately $4.3 million. At June 30, 2005, an extended loan with an outstanding balance of approximately $51,000 was non-performing. Our manager concluded that no allowance for loan loss was necessary with respect to these loans as of that date.
      Total Expenses. For the nine month transition period ended June 30, 2005, expenses totaled $4,941,000 compared to $2,933,000 for the nine months ended June 30, 2004, an increase of $2,008,000 or 68%. The increase is primarily related to the following:

•	We have commenced a judicial foreclosure on a loan secured by 4 cemeteries and 8 mortuaries in Hawaii. Upon completion of a valuation analysis, it was deemed necessary to provide a valuation allowance of approximately $1,225,000 during the quarter ended June 30, 2005. See “Rightstar Loan Allowance.”

•	We wrote down the carrying value of the 166 residential lots located in Henderson, Nevada by $354,000 during the nine month transition period ended June 30, 2005.

•	We wrote down the carrying value of a custom residential property located in Santa Fe, New Mexico by approximately $278,000 during the quarter ended December 31, 2004.

•	We sold a 126 unit hotel in Mesquite, Nevada and sustained a loss of approximately $389,000 during the quarter ended March 31, 2005.

•	For the nine months ended June 30, 2005 and 2004, we recognized professional fees of approximately $494,000 and $144,000, respectively, which was an increase of approximately $350,000. We expect these fees to continue at the amounts being incurred during the nine months ended June 30, 2005 due to continued costs related to foreclosures and the implementation and maintenance of requirements of the Sarbanes-Oxley Act of 2002.

•	Expenses related to the maintenance of real estate held for sale increased by approximately $340,000. This increase includes expenses of approximately $160,000 in property taxes.
      The increase in expenses was partially offset by an interest expense decrease of approximately $1,100,000 due to a decrease in the amount of secured borrowings of approximately $7.7 million.
      For additional information on our loan writedowns, please see “—Investments in Real Estate Loans Secured by Real Estate Portfolio.”

      Net Income. As a result of the foregoing factors, the net income for the nine month transition period ended June 30, 2005 totaled $1,128,000 compared to $7,912,000 for the nine months ended June 30, 2004, a decrease of $6,784,000 or 86%.
      Annualized Rate of Return to Members. For the nine month transition period ended June 30, 2005, annualized rate of return to members, calculated in accordance with GAAP, 1.9% as compared to 12.6% for the same period in 2004.
      Distributions to Members. The following is a schedule of distributions made to members for the nine month transition period ended June 30, 2005 and the nine months ended June 30, 2004.

	For the Nine
	Month Transition	For the Nine
	Period Ended	Months Ended
	June 30, 2005	June 30, 2004

Distributions of net income available for distribution	$3,694,000	$3,705,000
Distributions in excess of net income available for distribution generated during the period	—	—

Total distributions	$3,694,000	$3,705,000
      Net income available for distribution is a non-GAAP financial measure that is defined in our operating agreement as cash flows from operations, less certain reserves, and may exceed net income as calculated in accordance with GAAP. We have presented net income available for distribution because management believes this financial measure is useful and important to members as net income available for distribution is the minimum amount required to be distributed to members pursuant to our operating agreement. In addition, cash flows from operations, which is the significant component of net income available for distribution, affects the capital available for investment in new loans. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and using net income available for distribution only supplementally.
      The most directly comparable GAAP measure to net income available for distribution is cash flows from operating activities. The following table reconciles net income available for distribution to cash flows from operating activities and presents the two other major categories of our statement of cash flows.

	For the Nine Month
	Transition	For the Nine
	Period Ended	Months Ended
	June 30,	June 30,
	2005	2004

Distributions of net income available for distribution	$3,694,000	$3,705,000
Additions to working capital reserves (amount not distributed)	1,000	4,828,000
Gain on sale of real estate held for sale	(1,072,000)	—
Loss on sale of real estate held for sale	400,000	—
Change in operating assets and liabilities:
Net change in other operating assets	612,000	294,000
Net change in accounts payable and accrued liabilities	92,000	(16,000)
Net change in amounts due to related parties	354,000	2,202,000
Deferred income	516,000	152,000

Net cash provided by operating activities	$4,597,000	$11,165,000

Net cash used in investing activities	$(1,430,000)	$(6,949,000)

Net cash used in financing activities	$(10,135,000)	$(11,353,000)

      Stated Unit Value Adjustment. Following a periodic review by our manager as required pursuant to our operating agreement, as a result of write downs in the carrying value of real estate held for sale, effective April 1, 2005, we adjusted the stated unit value of each unit to $9.75 to reflect the estimated net value of each unit at that date. The periodic review of the estimated net unit value includes an analysis of unrealized gains that our manager reasonably believes exist at the time of the review, but that cannot be added to net asset value under GAAP. We cannot predict the eventual outcome of any remedies our manager may pursue for the collection of loan losses.
      Redemptions. In order to comply with our operating agreement and the Code, we may redeem no more than 10% of the aggregate members’ capital in any calendar year. As of June 30, 2005, redemptions made since inception totaled $37.3 million. Balances in members’ capital accounts as of January 1, 2005 were $81.7 million, which limited redemptions to $8.2 million for calendar 2005. As of June 30, 2005, remaining requests to redeem approximately $2.0 million in 2005, $7.4 million in 2006, $6.6 million in 2007, $6.0 million in 2008, $5.4 million in 2009, $4.8 million in 2010, $4.3 million in 2011, $3.9 million in 2012, $3.5 million in 2013, $3.2 million in 2014, $2.8 million in 2015, $2.6 million in 2016, $2.3 million in 2017 and $2.1 million in 2018 had been logged, subject to unit valuation adjustments.

Comparison of Fiscal Years Ended September 30, 2004 and September 30, 2003

	For the Year Ended	For the Year Ended
	September 30,	September 30,
	2004	2003

Total revenues	$12,666,000	$10,365,000
Total expenses	$4,099,000	$6,054,000
Net income	$8,567,000	$4,311,000
Net income allocated to members per weighted average membership units	$1.03	$0.45
Annualized rate of return to members(a)	10.27%	4.45%
Weighted average membership units	8,339,404	9,668,310
Cash distributions	$5,098,000	$10,364,000
Cash distributions per weighted average membership units	$0.61	$1.07
Weighted average term of outstanding loans (in months)	19	13

(a)	The annualized rate of return to members is calculated based upon the net GAAP income allocated to members per weighted average units as of September 30, 2004 and 2003 divided by ten (the original $10 cost per unit).
     Total Revenues. For the fiscal year ended September 30, 2004, total revenues were approximately $12.7 million compared to $10.4 million for the fiscal year ended September 30, 2003, an increase of $2.3 million or 22%.
      The increase in revenue for the fiscal year ended September 30, 2004 compared to the prior fiscal year was primarily due to the recognition of $4.7 million in revenue related to a finder’s fee on the sale of real estate in the City of Mesquite, Nevada. We had no such comparable revenue for the fiscal year ended September 30, 2003. Our company and Fund II were presented with an opportunity to purchase the property but were prohibited by their respective operating agreements from purchasing the property. Instead, Vestin Mortgage facilitated the purchase and subsequent sale of the property. The subsequent sale of the property was made possible due to buyer financing provided by our company and Fund II. Vestin Mortgage negotiated that the buyer (an unaffiliated third party) pay a finder’s fee in the form of a $4.7 million promissory note to our company and a $2.3 million promissory note to Fund II to reflect the fact that the transaction was made possible by financing provided by our company and Fund II. The total $7.0 million finder’s fee was allocated to our company and Fund II based on the same ratio of the financing that each provided in the transaction. We received a promissory note in lieu of cash from an unaffiliated party in connection with the sale. The note required monthly interest payments at a rate of 8.5% per annum and had an original maturity date of June 13, 2005.
      In addition, we loaned $0.9 million to the unaffiliated party and received a mortgage note with an original maturity date of June 13, 2004 in connection with the sale. We were using the cost recovery method of accounting for the transaction. Accordingly, we did not recognize any income on the $4.7 million note until the principal balance of both notes were paid in full. Under the cost recovery method, interest payments received by our company in excess of the principal balance are not recorded as income until such time as the note is paid off which occurred in the first calendar quarter of 2004. In February 2004, both notes were paid off and we recorded the $4.7 million as revenue related to the sale of real estate related to the original note and $0.3 million in interest income related to interest payments received prior to loan payoff.
      The increase in revenue was partially offset by the declining amount of investments in real estate loans from approximately $51.7 million as of September 30, 2003 to approximately $47.3 million at September 30, 2004, a decrease of approximately $4.4 million or 9%. The decrease is primarily related to member redemptions for the year ended September 30, 2004. In addition, the average interest rate on our loans as of September 30, 2004 was 10.28%, compared to 12.32% at September 30, 2003. At September 30, 2004 and 2003, interest income was approximately $7.5 million and $9.2 million, respectively, a decrease of approximately $1.7 million or 18%. While there has some movement in the economy towards higher interest rates, it is not clear if or when any such rate increases will impact our business. Additionally, loan fees for the year ended September 30, 2004 decreased by approximately $0.4 million due to a decrease in loan fee sharing arrangements for the year.
      The overall decline in interest rates over the past several years may have diminished the interest rates we can charge on our loans. The weighted average interest rate on our loans at September 30, 2004 was 10.3%, as compared to 12.3% at September 30, 2003. In addition, there has been an increase in competition from more conventional real estate lenders and real estate loan investors, such as commercial banks, thrifts, and mortgage brokers, due to the overall decline in interest rates. It is not clear yet if and when the recent, modest increases in federal funds rates will enable us to charge higher interest rates on our future loans. We do not believe the rising interest rate environment will increase or accelerate our loan delinquency rate or otherwise materially harm our business because all our loans are short term with fixed interest rates.
      As of September 30, 2004, our manager had granted extensions on 10 loans pursuant to the terms of the original loan agreements which permit extensions by mutual consent. Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take out financing. The aggregate amount due to us from borrowers whose loans had been extended as of September 30, 2004 was approximately $6.9 million. At September 30, 2004, 7 such loans were performing with an outstanding balance of $3.2 million and 3 such loans were non-performing with an outstanding balance of $3.7 million. Our manager concluded that no additional allowance for loan losses was necessary with respect to such loans.
      Total Expenses. For the fiscal year ended September 30, 2004, total expenses were $4.1 million compared to $6.1 million for the fiscal year ended September 30, 2003, a decrease of $2.0 million or 33%. The decrease in expenses resulted from several factors including the following:

•	Provisions for loan losses decreased by $0.3 million to $0.1 million for the year ended September 30, 2004 compared to $0.4 million for the same period in the prior year due to our manager’s determination that our general allowance for loan losses was sufficient to cover any inherent losses related to our loan portfolio. Therefore, the general provision for loan losses was limited to $0.1 million for the year ended September 30, 2004.

•	We incurred valuation losses on real estate held for sale of approximately $1.1 million for the year ended September 30, 2004 as compared to $3.4 million in the prior year, a decrease of approximately $2.3 million. The decrease is based on factors specific to each property but generally related to our manager’s evaluation of the real estate held for sale portfolio and the respective estimated values.
      The decreases in expenses were partially offset by an increase in interest expense related to secured borrowings of approximately $0.7 million which totaled $1.8 million for the year ended September 30, 2004 compared to $1.1 million for the same period in the prior year.
      Net Income. Overall, net income for the year ended September 30, 2004 was approximately $8.6 million compared to $4.3 million for the same period in the 2003, an increase of $4.3 million or 100%.

      Annualized Rate of Return to Members. For the fiscal year ended September 30, 2004, the annualized rate of return to members, calculated in accordance with GAAP, was 10.27% compared to 4.45% for the fiscal year ended September 30, 2003. The increase in annualized rate of return to members was primarily related to the increase in total revenues and decrease in total expenses as outlined above.
      Distributions to Members. The following is a schedule of distributions made to members for the fiscal years ended September 30, 2004 and 2003.

	For the Year	For the Year
	Ended	Ended
	September 30,	September 30,
	2004	2003

Distributions of net income available for distribution	$5,098,000	$8,174,000
Distributions in excess of net income available for distribution generated during the period	—	2,190,000

Total distributions	$5,098,000	$10,364,000

      Net income available for distribution is a non-GAAP financial measure that is defined in our operating agreement as cash flows from operations, less certain reserves, and may exceed net income as calculated in accordance with GAAP. We have presented net income available for distribution because management believes this financial measure is useful and important to members as net income available for distribution is the minimum amount required to be distributed to members pursuant to our operating agreement. In addition, cash flows from operations, which is the significant component of net income available for distribution, affects the capital available for investment in new loans. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and using net income available for distribution only supplementally.
      The most directly comparable GAAP measure to net income available for distribution is cash flows from operating activities. The following table reconciles net income available for distribution to cash flows from operating activities and presents the two other major categories of our statement of cash flows.

	For the Year	For the Year
	Ended	Ended
	September 30,	September 30,
	2004	2003

Distributions of net income available for distribution	$5,098,000	$8,174,000
Additions to working capital reserves (amount not distributed)	3,569,000	—
Loss on sale of real estate held for sale	998,000	3,247,000
Change in operating assets and liabilities:
Net change in amounts due from related parties	—	724,000
Net change in other operating assets	234,000	(458,000)
Net change in accounts payable and accrued liabilities	326,000	23,000
Net change in amounts due to related parties	4,235,000	748,000
Deferred income	223,000	28,000

Net cash provided by operating activities	$14,683,000	$12,486,000

Net cash provided by (used in) investing activities	$(3,759,000)	$16,856,000

Net cash used in financing activities	$(14,803,000)	$(18,397,000)

      Redemptions. In order to comply with our operating agreement and the Code, we may redeem no more than 10% of the aggregate members’ capital in any calendar year. As of September 30, 2004, redemptions made since inception totaled $30.4 million. Balances in members’ capital accounts as of January 1, 2004 was $89.5 million, which would limit redemptions to $9.0 million for calendar year 2004. As of September 30, 2004, we had paid approximately $7.7 million in redemptions in 2004 and had $1.2 million in redemptions that remain to be fulfilled in 2004. As of September 30, 2004, requests to redeem approximately $8.1 million in 2005, $7.2 million in 2006, $6.5 million in 2007, $5.9 million in 2008, $5.3 million in 2009, $4.8 million in 2010, $4.3 million in 2011 and $3.9 million in 2012 had been logged, without taking into account unit value adjustments.

Comparison of Fiscal Years Ended September 30, 2003 and September 30, 2002 (Unaudited)

	For the Year Ended	For the Year Ended
	September 30,	September 30,
	2003	2002

		(Unaudited)
Total revenues	$10,365,000	$13,151,000
Total expenses	$6,054,000	$566,000
Net income	$4,311,000	$12,585,000
Net income allocated to members per weighted average membership units	$0.45	$1.23
Annualized rate of return to members(a)	4.45%	12.35%
Weighted average membership units	9,668,310	10,193,776
Weighted average term of outstanding loans (in months)	13	12

(a)	The annualized rate of return to members is calculated based upon the net income allocated to members per weighted average units as of September 30, 2003, and 2002 divided by ten (the original $10 cost per unit).
     Total Revenues. For the fiscal year ended September 30, 2003, total revenues were approximately $10.4 million compared to $13.2 million for the fiscal year ended September 30, 2002, a decrease of $2.8 million or 21.2%. The decline in revenue was mainly due to lower interest income from investment in mortgage loans as a result of the increase in non-performing assets to $39.5 million as of September 30, 2003 compared to $13.2 million as of September 30, 2002 offset by an increase in interest income from assets under secured borrowings. Our average interest yields on our investments in mortgage loans for the year ended September 30, 2003 was 12.3% compared to 13.8% for the year ended September 30, 2002. Our manager believed that the increase in non-performing assets was primarily the result of the individual circumstances of the borrowers involved. The increase in non-performing assets also may have reflected the uncertainty in the economy and the risks inherent in our business strategy.
      Total revenues have also decreased due to the increase in the amount of cash and cash equivalents. At September 30, 2003, cash and certificates of deposit totaled $14.9 million compared to $5.5 million at September 30, 2002. Because these assets earn interest at a much lower rate than investments in mortgage loans, revenues were reduced.
      Total Expenses. In fiscal 2003, total expenses were $6.1 million compared to $0.6 million for fiscal 2002, an increase of $5.6 million. The increase in total expenses primarily related to interest expense related to secured borrowing, a provision for loan losses, losses on real estate held for sale and the write-off of deferred offering costs.
      Net Income. Overall, net income for fiscal 2003 was $4.3 million compared to $12.6 million in fiscal 2002, a decrease of $8.3 million or 65.7%. The decrease was primarily the result of lower revenues because of the increase in non-performing assets and the write-offs recognized during the year ended September 30, 2003.
      Annualized Rate of Return to Members. For fiscal 2003, the annualized rate of return to members, calculated in accordance with GAAP, was 4.5% compared to 12.3% for fiscal 2002. The decrease in annualized rate of return to members was primarily related to the increase in total expenses as outlined above.

Investments in Real Estate Loans Secured by Real Estate Portfolio
      Investments in real estate loans as of September 30, 2005 were as follows:

			Weighted
	Number		Average	Portfolio	Loan to
Loan Type	of Loans	Balance(1)	Interest Rate	Percentage	Value(2)

Acquisition and development	2	$4,343,000	8.04%	6.49%	79.28%
Commercial(3)	16	47,073,000	9.57%	70.29%	66.90%
Construction	3	2,298,000	12.00%	3.43%	62.32%
Land	5	13,253,000	12.74%	19.79%	58.44%

	26	$66,967,000	10.18%	100.00%	65.87%

      Investments in real estate loans as of June 30, 2005 were as follows:

	Number of		Weighted Average	Portfolio	Loan to
Loan Type	Loans	Balance(1)	Interest Rate	Percentage	Value(2)

Acquisition and development	4	$7,272,000	8.49%	10.82%	71.05%
Bridge(3)	5	7,063,000	10.16%	10.52%	50.78%
Commercial	10	31,376,000	9.99%	46.73%	67.17%
Construction	3	3,712,000	9.40%	5.53%	69.94%
Land	7	17,725,000	12.89%	26.40%	61.67%

	29	$67,148,000	10.58%	100.00%	64.56%
      Investments in real estate loans as of September 30, 2004 were as follows:

	Number of		Weighted Average	Portfolio	Loan to
Loan Type	Loans	Balance(1)	Interest Rate	Percentage	Value(2)

Acquisition and development	10	$18,810,000	9.71%	32.02%	63.01%
Bridge(3)	9	8,687,000	10.65%	14.79%	49.98%
Commercial	8	12,932,000	12.22%	22.01%	77.19%
Construction	4	12,182,000	7.64%	20.74%	76.81%
Land	4	6,134,000	12.65%	10.44%	71.42%

	35	$58,745,000	10.28%	100.00%	67.94%

(1)	The table below reconciles the balance of the loan portfolio to the amount shown on the balance sheet to our financial statements. The contra accounts represent the amount of real estate held for sale sold to third parties where we provided financing. GAAP requires the borrower to have a certain percentage equity ownership (typically 20%) to allow our company to record the sale of a property. In addition, the borrower must maintain a minimum commitment in the property on a continuing basis. Therefore, until the borrower meets this requirement, the investment in the new loan is reduced by the amount originally invested in the real estate held for sale.

	September 30, 2005	June 30, 2005	September 30, 2004
	Balance	Balance	Balance

Balance per loan portfolio	$66,967,000	$67,148,000	$58,745,000
Less:
Seller financed loans included in real estate held for sale	(8,634,000)	(10,374,000)	(10,801,000)
Allowance for loan losses	(1,896,000	(1,896,000)	(600,000)

Balance per balance sheet	$56,437,000	$54,878,000	$47,344,000

(2)	Loan to value ratios are based on appraisals obtained at the time of loan origination and may not reflect subsequent changes in value estimates. Such appraisals are generally dated no greater than 12 months prior to the date of loan origination and may have been commissioned by the borrower. The appraisals may be for the current estimate of the as-if developed value of the property, and which approximates the post-construction value of the collateralized property assuming that such property is developed. As-if developed values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes, selection by a purchaser against multiple alternatives, and successful development by the purchaser; upon which development is dependent on availability of financing. As most of the appraisals will be prepared on an as-if developed basis, if a loan goes into default prior to any development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the full amount of the loan.

(3)	Bridge loans are a subcategory of commercial loans in which we provide interim financing for borrowers seeking long-term, permanent financing. As of September 30, 2005, bridge loans have been reported within the commercial category.

	September 30, 2005	Portfolio	June 30, 2005	Portfolio	September 30, 2004	Portfolio
Loan Type	Balance***	Percentage	Balance***	Percentage	Balance***	Percentage

First trust deeds	$66,967,000	100.00%	$66,645,000	99.25%	$57,830,000	98.44%
Second trust deeds(4)	—	—	503,000	0.75%	915,000	1.56%

	$66,967,000	100.00%	$67,148,000	100.00%	$58,745,000	100.00%

***	Please see footnote (1) above.

(4)	Generally, our second trust deeds are junior to a first trust deed position held by us or our manager.
     The following is a schedule of contractual maturities of investments in real estate loans as of September 30, 2005:

2005	$14,705,000
2006	43,515,000
2007	8,747,000

$66,967,000
      The following is a schedule of contractual maturities of investments in real estate loans as of June 30, 2005:

2005	27,377,000
2006	31,201,000
2007	8,570,000

$67,148,000
      The following is a schedule by geographic location of investments in real estate loans as of September 30, 2005, June 30, 2005 and September 30, 2004:

	September 30,				September 30,
	2005	Portfolio	June 30, 2005	Portfolio	2004	Portfolio
	Balance***	Percentage	Balance***	Percentage	Balance***	Percentage

Arizona	$11,386,000	17.00%	$13,063,000	19.45%	$11,682,000	19.89%
California	13,574,000	20.27%	19,794,000	29.48%	11,475,000	19.53%
Hawaii	9,031,000	13.49%	4,139,000	6.16%	4,139,000	7.05%
Nevada	17,623,000	26.32%	24,428,000	36.38%	23,236,000	39.56%
New York	3,249,000	4.85%	3,320,000	4.94%	3,320,000	5.65%
North Carolina	1,000,000	1.49%	—	—	90,000	0.15%
Oklahoma	1,237,000	1.85%	1,237,000	1.84%	996,000	1.70%
Oregon	3,200,000	4.78%	—	—	—	—
Texas	2,167,000	3.23%	1,167,000	1.75%	1,728,000	2.94%
Utah	—	—	—	—	1,503,000	2.56%
Washington	2,500,000	3.73%	—	—	576,000	0.97%
Wisconsin	2,000,000	2.99%	—	—	—	—

	$66,967,000	100.00%	$67,148,000	100.00%	$58,745,000	100.00%

***	Please see footnote (1) above.
     At September 30, 2005, three of our loans totaling approximately $12.3 million were non-performing (more than 90 days past due on interest payments or past due on principal). These loans have been placed on non-accrual of interest status. We have commenced foreclosure proceedings on these loans. The following schedule summarizes the non-performing loans as of September 30, 2005:

	Balance at		Number of Months	Percentage of Total
Description of Collateral	September 30, 2005	Maturity Date	Non-Performing	Loan Balance

4 cemeteries and 8 mortuaries in Hawaii Part I	$4,139,000	03/31/2004	18	21.00% of Part I
4 cemeteries and 8 mortuaries in Hawaii Part II	4,893,000	03/31/2004	18	35.00% of Part II
Racetrack and hotel in Vernon, NY	3,249,000	06/30/2005	14	12.50%

	$12,281,000

      At June 30, 2005, five of our loans totaling $8.1 million were non-performing (more than 90 days past due on interest payments or past due on principal). These loans have been placed on non-accrual of interest status. We have commenced foreclosure proceedings on these loans. The following schedule summarizes the non-performing loans as of June 30, 2005:

	Balance at		Number of Months	Percentage of Total
Description of Collateral	July 30, 2005	Maturity Date	Non-Performing	Loan Balance

4 cemeteries and 8 mortuaries in Hawaii	$4,139,000	03/31/2004	15	12.17%
Racetrack and hotel in Vernon, NY	3,320,000	06/30/2005	10	12.77%
25 acres tentatively mapped for 104 single family residential lots in Palm Springs, California	66,000	01/23/2006	8	5.11%
4 separate commercial parcels in Rancho Cucamunga, Palm Springs and Cathedral City, CA	51,000	04/16/2005	3	0.72%
Development of 400 single and multi-family residential lots in Cathedral City, California	503,000	04/20/2005	8	7.74%

	$8,079,000
      Our manager periodically reviews and makes a determination as to whether the allowance for loan losses is adequate to cover any potential losses. Additions to the allowance for loan losses are made by charges to the provision for loan losses. Recoveries of previously charged off amounts are credited to the allowance for loan losses or included as income when the asset is disposed. As of September 30, 2005 and June 30, 2005, we had provided a general allowance for loan losses of approximately $671,000. Additionally, our manager recognized a specific reserve related to the 4 cemeteries and 8 mortuaries in Hawaii, of which our portion of the specific reserve is $1,225,000. Our manager evaluated the loans and concluded that the remaining underlying collateral was sufficient to protect us against further losses of principal or interest. Our manager will continue to evaluate these loans in order to determine if any other allowance for loan losses should be recorded.
      Because of the fact that any decision regarding the allowance for loan losses reflects a judgment about the probability of future events, there is an inherent risk that such judgments will prove incorrect. In such event, actual losses may exceed (or be less than) the amount of any reserve. To the extent that we experience losses greater than the amount of our reserves, we may incur a charge to our earnings that will adversely affect our operating results and the amount of any distributions payable to our members.

      The following is a rollforward of the allowance for loan losses for the three months ended September 30, 2005:

	Balance at			Balance at
	June 30,			September 30,
Description	2005	Provisions	Deductions	2005

General Valuation Allowance	$671,000	$—	$—	$671,000
Specific allowance	1,225,000	—	—	1,225,000

Total	$1,896,000	$—	$—	$1,896,000
      The following is a rollforward of the allowance for loan losses for the nine months ended June 30, 2005:

	Balance at			Balance at
	September 30,			June 30,
Description	2004	Provisions	Deductions	2005

General Valuation Allowance	$600,000	$71,000	—	$671,000
Specific allowance	—	1,225,000	—	1,225,000

Total	$600,000	$1,296,000	—	$1,896,000
      Rightstar Loan Allowance. As of September 30, 2005, we had commenced a judicial foreclosure on a loan secured by 4 cemeteries and 8 mortuaries in Hawaii. At September 30, 2005, the aggregate amount of the loan was approximately $32 million, of which our balance totaled $4,139,000. Of the 4 lenders included in this loan, 1 lender had priority over the remaining 3 lenders in the approximate amount of $14 million pursuant to an inter-creditor agreement. In exchange for expediting the foreclosure process, the lenders jointly agreed to release the guarantors from their guaranty of the loan. Foreclosure proceedings were delayed during the quarter ended June 30, 2005 due to issues encountered in obtaining a license from the State of Hawaii to operate the facilities. Negotiations with the State of Hawaii are ongoing. We cannot estimate when the foreclosure will be completed or when we may obtain title to the underlying properties. The cemeteries and mortuaries are operating businesses and, after obtaining title and pending disposition of these properties, we may have to include the operating results of these businesses in our financial statements on a consolidated basis. All significant intercompany balances and transactions will be eliminated in the consolidation. During the nine month transition period ended June 30, 2005, the State of Hawaii notified the lenders of a potential trust fund deficit estimated at $19.5 million and claimed this balance has priority over all lenders. The lenders dispute the amount and priority of this deficit. However, we re-evaluated the underlying value of the collateral in light of the estimated trust fund deficit and the issues encountered in obtaining a license from the State of Hawaii. Based on this estimate, we calculated our total specific reserve allowance of $1,225,000. During July 2005, we and Fund II acquired the lender’s position which held priority over the remaining 3 lenders by acquiring its balance of the loan for approximately $15.5 million, including accrued interest of approximately $1.5 million, of which our portion is approximately $5.4 million, including accrued interest of approximately $500,000. We acquired this balance to expedite the foreclosure process and remove the lender from its priority position which had the potential to impair the value we may receive at the time the property is sold. The portion acquired net of accrued interest is referred to as “4 cemeteries and 8 mortuaries in Hawaii Part II.
      In addition, our manager had granted extensions on 4 loans pursuant to the terms of the original loan agreements, which permit extensions by mutual consent. Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take-out financing. However, our manager only grants extensions when a borrower is in full compliance with the terms of the loan, including, but not limited to the borrower’s obligation to make interest payments on the loan. The aggregate amount due from borrowers whose loans had been extended as of September 30, 2005 was approximately $2.4 million. Our manager concluded that no allowance for loan loss was necessary with respect to these loans as of September 30, 2005.
Asset Quality and Loan Reserves
      Losses may occur from investing in real estate loans. The amounts of losses will vary as the loan portfolio is affected by changing economic conditions and the financial condition of borrowers.

      The conclusion that a loan is uncollectible or that collectibility is doubtful is a matter of judgment. On a quarterly basis, our manager evaluates our loan portfolio for impairment. The fact that a loan is temporarily past due does not necessarily mean that the loan is impaired. Rather, all relevant circumstances are considered by our manager to determine impairment and the need for specific reserves. Such evaluation, which includes a review of all loans on which full collectibility may not be reasonably assured, considers among other matters:

•	prevailing economic conditions;

•	historical experience;

•	the nature and volume of the loan portfolio;

•	the borrowers’ financial condition and adverse situations that may affect the borrowers’ ability to pay;

•	evaluation of industry trends; and

•	estimated net realizable value of any underlying collateral in relation to the loan amount.
      Based upon this evaluation, a determination is made as to whether the allowance for loan losses is adequate to cover any potential losses. Additions to the allowance for loan losses are made by charges to the provision for loan losses. Recoveries of previously charged off amounts are credited to the allowance for loan losses. As of September 30, 2005 and June 30, 2005, our manager had provided a $671,000 general loan loss allowance and a $1,225,000 specific loan loss allowance. At September 30, 2005, three of our loans were nonperforming (more than 90 days past due on principal or interest payments) totaling approximately $12.3 million as summarized above. Our manager evaluated the loans and concluded that the underlying collateral was sufficient to protect us against further losses. Our manager will continue to evaluate these loans to determine if any further allowance should be recorded.
Investments in Real Estate Held for Sale
      At September 30, 2005, we held two properties with a total carrying value of $4.3 million, which were acquired through foreclosure and recorded as investments in real estate held for sale. The summary below includes our percentage ownership in each property. These investments in real estate held for sale are accounted for at the lower of cost or fair value less costs to sell with fair value based on appraisals or knowledge of local market conditions. It is not our intent to invest in or own real estate as a long-term investment. We seek to sell properties acquired through foreclosure as quickly as circumstances permit. The following is a rollforward of investments in real estate held for sale for the three months ended September 30, 2005:

						Deferred
						Gain
			Balance at	Seller		(Loss) on	Balance at
	Date	Percentage of	June 30,	Financed	Proceed From	Sale of	September 30,
Description	Acquired	Ownership	2005	Sales	Sales	Real Estate	2005

Land containing 82 residential lots in Henderson, Nevada(1)	2/28/2003	66%	$5,058,000	$—	$(2,561,000)	$—	$2,497,000
126 unit, (207 bed) assisted living facility in Phoenix, Arizona(1)	9/08/2004	10%	886,000	(1,030,000)	—	144,000	—
460 acre residential sub-division in Lake Travis, Texas	8/03/2004	34%	1,813,000		—	—	1,813,000

Total			$7,757,000	$(1,030,000)	$(2,561,000)	$144,000	$4,310,000

(1)	Sales of Real Estate Held for Sale for the Three Months Ended September 30, 2005:

     During July 2003, we and Fund II entered into an agreement for the sale of a portion of our interest in 40 acres of land containing 354 residential lots in Henderson, Nevada. The agreement required the buyer to purchase 138 lots for cash and gave the buyer an option to purchase the remaining 216 lots over the next three years at a predetermined price, which may be adjusted for potential value increases. Through September 30, 2005, the buyer has purchased 272 of the 354 lots. We and Fund II recorded a valuation adjustment for the transition period ended June 30, 2005 of $354,000 and $180,000, respectively, to write down the carrying value of our respective interest in the parcel to the amount corresponding to the negotiated sale and option price. During July 2005, the buyer exercised its option to purchase an additional 82 lots for approximately $3.85 million, of which we received approximately $2.6 million, resulting in no further gain or loss.
     During August 2005, we and Fund II sold the 126 unit (207 bed) assisted living facility in Phoenix, Arizona and financed 100% of the purchase price of which the terms include the following: a 12 month, $10.5 million, interest only loan; interest rate of 7.5% commencing six months following the date of the loan. Our portion is $1 million. This transaction resulted in a $144,000 deferred gain, which will be recognized once the equity requirement has been met. The borrower agreed to reduce the principal balance of the loan by $2 million within six months (which may be extended) following the closing of the loan. We and Fund II wrote down the carrying value of the property in the quarter ended March 31, 2005 by approximately $6.5 million. Upon loan payment we will recover a portion of the write down and do not expect to have any further gains or losses on the sale of this property.
     At June 30, 2005, we held 3 properties with a total carrying value of $7.8 million, which were acquired through foreclosure and recorded as investments in real estate held for sale. The summary below includes our percentage ownership in each property. These investments in real estate held for sale are accounted for at the lower of cost or fair value less costs to sell with fair value based on appraisals or knowledge of local market conditions. It is not our intent to invest in or own real estate as a long-term investment. We seek to sell properties acquired through foreclosure as quickly as circumstances permit. The following is a roll-forward of investments in real estate held for sale for the nine month transition period ended June 30, 2005:

						Gain	Write Down
			Balance at			(Loss) on	on Real	Balance at
	Date	Percentage of	September 30,		Proceeds	Sale of	Estate Held	June 30,
Description	Acquired	Ownership	2004	Acquisitions	from Sales	Real Estate	for Sale	2005

Custom residential property located in Santa Fe, New Mexico(2)	3/4/2003	93%	$1,052,000	$—	$(798,000)	$24,000	$(278,000)	$—
Land containing 166 residential lots in Henderson, Nevada(2)	2/28/2003	66%	5,412,000	—	—	—	(354,000)	5,058,000
30 unit condominium complex in Las Vegas, Nevada(2)	2/4/2003	17%	216,000	—	(216,000)	—	—	—
126 unit, (207 bed) assisted living facility in Phoenix, Arizona(2)	9/8/2004	10%	1,526,000	—	—	—	(640,000)	886,000
460 acre residential sub-division in Lake Travis, Texas	8/3/2004	34%	1,784,000	29,000	—	—	—	1,813,000
140 unit/224 bed senior facility in Mesa, Arizona(2)	5/26/2004	14%	1,020,000	—	(1,009,000)	(11,000)	—	—
28 acres of raw land in Mesquite, Nevada(2)	11/27/2002	58%	2,159,000	—	(3,208,000)	1,049,000	—	—
Hotel/Casino in Las Vegas, Nevada	2/2/2004	27%	2,118,000	—	(2,118,000)	—	—	—
126 unit Hotel in Mesquite, Nevada(1)(2)	10/4/2004	32%	—	2,153,000	(1,764,000)	(389,000)	—	—

Total			$15,287,000	$2,182,000	$(9,113,000)	$673,000	$(1,272,000)	$7,757,000

(1)	Foreclosures for the nine month transition period ended June 30, 2005:
     During October 2004, we took title to 32% of a 126 unit hotel in Mesquite, Nevada. Fund II owns the other 68%. In January 2005, we and Fund II entered into an agreement to sell the property for $5.5 million as noted below in footnote (2). In addition, during June 2005, we entered into a settlement agreement with the guarantors of the loan in the amount of $2,000,000 in exchange for a release of their personal guarantees of which our share was approximately $1,350,000. The balance is secured by a second trust deed and is payable in a first installment of $100,000 due in July 2005 and interest only payments of 5% on $1,100,000 from July 2005 through July 2008, at which time the entire balance is due. The guarantors are entitled to a discount of $782,000 from the principal balance in the event the entire balance is paid by December 2006. The first installment was received and recognized as income in July 2005. Our portion was $32,000. Payments will be recognized as revenue when received.

(2)	Sales of real estate held for sale for the nine month transition period ended June 30, 2005:

     During March 2005, the custom residential property located in Santa Fe, New Mexico was sold for $860,000 of which our proceeds were approximately $798,000. During the quarter ended December 31, 2004, we wrote down the carrying value of this property by approximately $278,000 based on our estimate of the net realizable value of the property. Consequently, as a result of completion of the sale we recorded a gain of approximately $24,000.
     During March 2005, the 126 unit hotel in Mesquite, Nevada was sold for $5.5 million of which our share of the proceeds was approximately $1.8 million which resulted in a loss upon sale of approximately $389,000.
     During September 2004, we entered into an agreement to sell the remaining 28 acres of raw land in Mesquite, Nevada for $6.2 million, of which our portion was approximately $3.2 million. During the prior quarter, $150,000 was released from escrow representing an early release of funds. The transaction was finalized during December 2004 and resulted in a gain of $1.0 million.
     During July 2003, we and Fund II entered into an agreement for the sale of a portion of our interest in 40 acres of land containing 354 residential lots in Henderson, Nevada. The agreement requires the buyer to purchase 138 lots for cash and gives the buyer an option to purchase the remaining 216 lots over the next three years at a predetermined price, which may be adjusted for potential value increases. Through June 30, 2005, the buyer has purchased 188 lots of the 354 lots. We and Fund II recorded a valuation adjustment for the transition period ended June 30, 2005 of $354,000 and $180,000, respectively, to write down the carrying value of our respective interest in the parcel to the amount corresponding to the negotiated sale and option price. During July 2005, the buyer exercised its option to purchase an additional 84 lots for approximately $3.85 million, of which we received approximately $2.6 million, resulting in no further gain or loss.
     During the nine month transition period ended June 30, 2005, we sold our portion of the 30-unit condominium complex in Las Vegas, Nevada for $215,000. The transaction did not result in any gain or loss.
     During November 2004, we and Fund II sold the 140 Unit/224 bed senior facility in Mesa, Arizona, of which our consideration received totaled $1,009,000. We received cash of $160,000 and held back a promissory note and first deed of trust totaling $905,000. This transaction resulted in a loss of $11,000. The promissory note is payable in interest only payments of 8% on the principal balance outstanding. Commencing June 25, 2005 through May 25, 2006, monthly payments are to increase to $15,000 and be applied to principal and accrued interest. Beginning June 25, 2006 through May 25, 2009 payments are to increase to $20,000 monthly. Due to uncertainty of collectibility, we have provided a valuation allowance for the entire balance of promissory note. Payments will be recognized as revenue when received as a decrease to the value of the real estate held for sale.
     Transactions subsequent to June 30, 2005:
     During August 2005, we sold the 126 unit (207 bed) assisted living facility in Phoenix, Arizona through 100% seller financing on the following terms: a $10,500,000 loan; interest rate of 7.50% per annum commencing six months after the date of the loan. The borrower agreed to reduce the principal balance of the loan by $2 million within six months following the closing of the loan. We and Fund II wrote down the carrying value of the property in the quarter ended March 31, 2005 by approximately $6.5 million. Upon loan payoff, we will recover a portion of the write down and do not expect to have any further gain or loss on the sale of this property.

     Investments in Real Estate Held for Sale — Seller Financed
      At September 30, 2005, we held an interest in two properties with a total carrying value of $8,634,000, which have been sold in transactions where we or an affiliate provided the financing to the purchaser. GAAP requires us to include these properties in real estate held for sale until the borrower has met and maintained a certain percentage of equity ownership, which is typically 20%. We may share ownership of such properties with Fund II, Fund III, our manager or other related and/or unrelated parties. The summary below includes our percentage ownership in each property. These investments in real estate held for sale are accounted for at the lower of cost or fair value less costs to sell with fair value based on appraisals and knowledge of local market conditions. The following is a rollforward of seller financed real estate held for sale for the three months ended September 30, 2005:

					Principal
		Percentage			Payments	Balance at
		of	Balance at		Received from	September 30,
Description	Date Acquired	Ownership	June 30, 2005	Acquisitions	Borrower	2005

An approximately 200-unit apartment complex located in Las Vegas, Nevada	1/27/2003	5%	$171,000	$—	$(171,000)	$—
A completed golf course and raw land in Mesquite, Nevada	11/06/2002	55%	1,475,000	—	(1,475,000)	—
36 acres of raw land in Mesquite, Nevada	11/27/2002	48%	334,000	—	(334,000)	—
Assisted living facility in Las Vegas, Nevada	9/23/2004	52%	7,789,000	—	(41,000)	7,748,000
126 Unit (207 bed) assisted living facility in Phoenix, AZ	9/08/2004	10%	—	886,000	—	886,000
Raw land in Mesquite, Nevada	11/27/2002	53%	605,000	—	(605,000)	—

			$10,374,000	$886,000	$(2,626,000)	$8,634,000

      As of September 30, 2005, we received $894,000 in interest payments from borrowers on the loans associated with the sale of the above properties. Until the borrowers have met the minimum equity ownership requirement to allow us to record the sale, all interest payments received are recorded as deferred income. Once the equity requirement has been met, we will record these amounts as interest income from investments in real estate loans. Due to the short term nature of the financing we provide to these borrowers, we generally expect the necessary ownership requirements to be met upon loan payoff. At that time, we recognize income on interest payments received unless the borrower has met the minimum equity requirements sooner.
      At June 30, 2005, we held an interest in 5 properties with a total carrying value of $10,374,000 which have been sold in transactions where we provided the financing to the purchaser. GAAP requires us to include these properties in real estate held for sale until the borrower has met and maintained a certain percentage of equity ownership, which is typically 20%. We may share ownership of such properties with Fund II, our manager or other unrelated parties. The summary below includes our percentage ownership in each property. These investments in real estate held for sale are accounted for at the lower of cost or fair value less costs to sell with fair value based on appraisals and knowledge of local market conditions. The following is a roll-forward of seller financed real estate held for sale for the nine month transition period ended June 30, 2005:

					Principal
			Balance at		Payments	Valuation/
		Percentage of	September 30,		Received from	Other	Balance at
Description	Date Acquired	Ownership	2004	Acquisitions	Borrower	Adjustments	June 30, 2005

An approximate 200-unit apartment complex located in Las Vegas, Nevada	1/27/2003	5%	$171,000	—	—	—	$171,000
A completed golf course in Mesquite, Nevada	11/6/2002	55%	1,475,000	—	—	—	1,475,000
36 acres of raw land in Mesquite, Nevada	11/27/2002	48%	334,000	—	—	—	334,000
Assisted living facility in Las Vegas, Nevada	9/23/2004	52%	7,910,000	—	$(121,000)	—	7,789,000
Raw land in Mesquite, Nevada	11/27/2002	53%	911,000	—	(306,000)	—	605,000

			$10,801,000	—	$(427,000)	—	$10,374,000
      As of June 30, 2005, we received $768,000 in interest payments from borrowers on the loans associated with the sale of the above properties. Until the borrowers have met the minimum equity ownership requirement to allow us to record the sale, all interest payments received are recorded as deferred income. Once the equity requirement has been met, we will record these amounts as interest income from investments in real estate loans. Due to the short term nature of the financing we provide to these borrowers, we generally expect the necessary ownership requirements to be met upon loan payoff. At that time, we recognize income on interest payments received unless the borrower has met the minimum equity requirements sooner.
Liquidity and Capital Resources
      Liquidity is a measure of a company’s ability to meet potential cash requirements, including ongoing commitments to fund lending activities and for general operating purposes. Subject to a 3% reserve, we generally use all of our available funds to invest in real estate loans or satisfy redemption requests. Distributable cash flow generated from such loans is paid out to our members unless they have elected to reinvest their distributions. We do not anticipate the need for hiring any employees, acquiring fixed assets such as office equipment or furniture, or incurring material office expenses during the next twelve months because Vestin Mortgage will manage our affairs. We may pay Vestin Mortgage a monthly management fee of up to 0.25% of our aggregate capital contributions.
      After the REIT conversion, we will need cash to meet our minimum REIT distribution requirements and limit U.S. federal income taxation. Because we will be required to distribute annually to our stockholders at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains) to qualify as a REIT and because we intend to distribute substantially all of our REIT taxable income and net capital gain, our ability to expand our loan portfolio will depend in large part on external sources of capital. In addition, if our minimum distribution requirements to maintain our REIT status and minimize U.S. federal income taxation become large relative to our cash flow as a result of our taxable income exceeding our cash flow from operations, then we may be required to borrow funds or raise capital by selling assets to meet those distribution requirements. We currently do not intend to raise additional capital through equity financings after the REIT conversion, except through a distribution reinvestment plan we intend to adopt. However, we may borrow funds to meet our distribution requirements or to expand our capacity to invest in real estate loans.
      During the three months ended September 30, 2005 and nine months ended June 30, 2005, cash flows provided by operating activities approximated $0.6 million and $4.6 million, respectively. Investing activities consisted of cash provided by loan payoffs of approximately $18.5 million, new investments and purchases of real estate loans of approximately $17.2 million and proceeds from the sale of real estate held for sale of approximately $2.6 million. Financing activities consisted of members’ redemptions in the amount of $0.2 million and members’ distributions, net of reinvestments, of $1.2 million.
      At September 30, 2005, we had $5.4 million in cash, $300,000 in certificates of deposit and $78.1 million in total assets. We intend to meet short-term working capital needs through a combination of proceeds from loan payoffs, loan sales and/or borrowings. We are not obligated to satisfy redemption requests unless we have cash available to satisfy such requests nor are we obligated to liquidate assets to satisfy such requests. We believe we have sufficient working capital to meet our operating needs in the near term.
      Since we distribute most or all of our operating income, our sources of liquidity include: repayments of outstanding loans, distribution reinvestments by our members and arrangements with third parties to participate in our loans.
      Following a periodic review by our manager as required pursuant to our operating agreement as a result of write downs in the carrying value of real estate held for sale, effective April 1, 2005, we adjusted the stated unit value of each unit to $9.75 to reflect the estimated net value of each unit at that date. The periodic review of the estimated net unit value includes an analysis of unrealized gains that our manager reasonably believes exist at the time of the review, but that cannot be added to net asset value under GAAP. Our manager is pursuing remedies it deems appropriate for collection of loan losses, including litigation to enforce guarantees of the borrowers. We cannot predict the eventual outcome of any remedies pursued.
      As of September 30, 2005, members holding approximately 9% of our outstanding units have elected to reinvest their distributions. The level of distribution reinvestment will depend upon our performance as well as the number of our members who prefer to reinvest rather than receive current distributions of their income.
      We rely primarily upon repayment of outstanding loans to provide capital for investment in new loans. Any significant level of defaults on outstanding loans could reduce the funds we have available for investment in new loans. Resulting foreclosure proceedings may not generate full repayment of our loans and may result in significant delays in the return of invested funds. This would diminish our capital resources and would impair our ability to invest in new loans. Non-performing assets include loans in non-accrual status and real estate held for sale totaling $12.3 million and $4.3 million, respectively, as of September 30, 2005 compared to $8.1 million and $7.8 million, respectively, as of June 30, 2005 and 2004. It is possible that no earnings will be recognized from these assets until they are disposed of, or that no earnings will be recognized at all, and the time it will take to dispose of these assets cannot be predicted. Our manager believes that non-performing assets exist as a result of factors unique to specific borrowers and properties. Because of the estimated value of the underlying properties, we do not believe that any losses beyond those already recognized will be incurred from these assets upon final disposition. However, it is possible that we will not be able to realize the full estimated carrying values upon disposition. See discussion above under “— Asset Quality and Loan Reserves.”
      Any significant level of redemptions by our members would reduce the capital we have available for investment. In order to comply with our operating agreement and the Code, we may redeem no more than 10% of the aggregate members’ capital in any calendar year. As of September 30, 2005, the total redemptions made since inception was $37.8 million. Balances in members’ capital accounts as of January 1, 2005 was $81.7 million, which limited redemptions to $8.2 million for calendar 2005. As of September 30, 2005, remaining requests to redeem approximately $2.0 million in 2005, $7.4 million in 2006, $6.6 million in 2007, $6.0 million in 2008, $5.4 million in 2009, $4.8 million in 2010, $4.3 million in 2011, $3.9 million in 2012, $3.5 million in 2013, $3.2 million in 2014, $2.8 million in 2015, $2.6 million in 2016, $2.3 million in 2017, $2.1 million in 2018 and $0.4 million in 2019 had been logged, without taking into account unit valuation adjustments. We will redeem the units scheduled for redemption in 2006 on or about January 3, 2006.
      In order to satisfy these redemption requests, in the past, we have accumulated by the end of a calendar year a cash reserve equal to approximately 10% of our total capital. This is in addition to the 3% reserve we maintained for working capital purposes. This reserve is generally accumulated by retaining funds received upon the pay-off of a loan and not reinvesting them in new loans. This has the effect of reducing the amount of capital we deploy in real estate loans, which in turn reduces our revenues and distributions to members. At September 30, 2005, we had not reserved any cash to satisfy redemption requests.
      Loans in which third party investors participate through inter-creditor agreements are accounted for as secured borrowings in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The inter-creditor agreements generally provide us additional funding sources for mortgage loans whereby a third-party investor may participate on a senior basis in certain real estate loans with us and/or Fund II and/or Fund III, or the lead lenders. In the event of borrower non-performance, the inter-creditor agreements generally provide that the lead lenders must repay the investor’s loan amount either by (i) continuing to remit to the investor the interest due on the participated loan amount; (ii) substituting an alternative loan acceptable to the investor; or (iii) repurchasing the participation from the investor for the outstanding balance plus accrued interest.
      Additionally, an investor may participate in certain loans with the lead lenders through participation agreements. In the event of borrower non-performance, the participation agreement may allow the investor to be repaid up to the amount of the investor’s investment prior to the lead lender being repaid. Real estate loan financing under the participation agreements are also accounted for as a secured borrowing in accordance with SFAS No. 140.
      As of September 30, 2005, funds being used under inter-creditor and participation agreements where we have potential obligations as defined above totaled $1,643,000 compared to $11,391,000 at June 30, 2005. The decrease is related to payoffs received on loans funded through inter-creditor agreements.
      We maintain working capital reserves of approximately 3% of aggregate members’ capital accounts in cash and cash equivalents, certificates of deposits and short-term investments or liquid marketable securities. This reserve is available to pay expenses in excess of revenues, satisfy obligations of underlying properties, expend money to satisfy our unforeseen obligations and for other permitted uses of working capital.
Off-Balance Sheet Arrangements
      We do not have any interests in off-balance sheet special purpose entities nor do we have any interests in non-exchange traded commodity contracts.
      The following table summarizes contractual obligations as of September 30, 2005.

	Payment Due by Period

		Less Than			More Than
Contractual Obligation	Total	1 Year	1-3 Years	3-5 Years	5 Years

Secured Borrowings	$1,643,000	$1,643,000	—	—	—
Related Party Transactions
      Since July 1, 2004, we recorded management fees to our manager, Vestin Mortgage, of approximately $270,000, and we recorded pro rata distributions owed to our manager of approximately $61,000. Vestin Mortgage owns 100,000 units of Fund I, representing approximately one percent of the outstanding units, and is indirectly wholly owned by Michael V. Shustek, our president and chief executive officer. Vestin Mortgage is also the manager of Fund II, Fund III and inVestin Nevada, funds with investment objectives similar to ours.
      Since July 1, 2004, we paid a total of approximately $23,000 for legal fees to Levine Garfinkel & Katz, a law firm in which the Secretary of Vestin Group has an equity ownership interest.
      Since July 1, 2004, we paid a total of approximately $118,000 to L.L. Bradford & Company, LLC, a certified public accounting firm for accounting services. Lance Bradford, a former officer and director of Vestin Mortgage, is an equity owner in that firm.

      As of June 30, 2005, we owed our manager approximately $922,000 related to unpaid management fees, our manager’s pro-rata share of distributions and expenses paid on our behalf related to the maintenance of real estate held for sale. We repaid this amount during the three months ended September 30, 2005.
      As of September 30, 2005, Vestin Mortgage had an investment in us of approximately $1.0 million, which consists of certain costs paid on our behalf related to the registration and start-up costs. Vestin Mortgage has received 100,000 units from us related to this investment.
      As of September 30, 2005, our manager owed us approximately $48,000 primarily related to deferred interest from borrowers.
      Since July 1, 2004, we purchased $600,000 in real estate loans from Fund II.
      As of September 30, 2005 and June 30, 2005, we owed Fund II $1,595,000 and $1,560,000, respectively, primarily related to payments made on our behalf for the maintenance of real estate owned.
      As of September 30, 2005 and June 30, 2005 we owed Fund III $6,000 primarily related to payments they made on our behalf for legal expenses incurred.
      From time to time we may acquire or sell investments in mortgage loans from/to the manager or other related parties pursuant to the terms of our operating agreement provided the price does not exceed the original cost. No gain or loss is recorded on these transactions as it is not our intent to make a profit on the purchase or sale of such investments. The purpose is to either free up capital to make new investments or place excess capital in investments to maximize the use of our capital.
Quantitative and Qualitative Disclosures About Market Risk
      We are exposed to market risk, primarily from changes in interest rates. We do not deal in any foreign currencies and do not own any options, futures or other derivative instruments. We do not have a significant amount of debt.
      Most of our assets consist of investments in real estate loans, including those that are financed under inter-creditor agreements. At September 30, 2005, our aggregate investment in real estate loans was $66,967,000 with a weighted average effective interest rate of 10.18%. Loans financed under inter-creditor agreements totaled $1,643,000 at September 30, 2005 and are classified as assets under secured borrowing. Such financing is at a weighted average interest rate of 10%. These real estate loans mature within the next 12 months. Most of the real estate loans have a term of 12 months. The weighted average term of outstanding loans at September 30, 2005 had decreased to 18 months due to new loans during the three months ended September 30, 2005 totaling $12.4 million having a contractual term of 12 months. All of the outstanding loans at June 30, 2005 were fixed rate loans. All of the loans are held for investment purposes and are intended to be held to their maturity date. As of September 30, 2005, none of our loans had prepayment penalties.
      Market fluctuations in interest rates generally do not affect the carrying value of our investment in real estate loans. However, significant and sustained changes in interest rates could affect our operating results. If interest rates decline significantly, some of the borrowers could prepay their loans with the proceeds of a refinancing at lower interest rates. This would reduce our earnings and funds available for distribution to members. On the other hand, a significant increase in interest rates could result in a slowdown in real estate development activity which would reduce the demand for commercial loans. As a result, we might encounter greater difficulty in identifying appropriate borrowers. We are not in a position to quantify the potential impact on our operating results from a material change in interest rates.
      The following table contains information about the investment in real estate loans held in our portfolio as of September 30, 2005. The presentation aggregates the investment in real estate loans by their maturity dates for maturities occurring in each of the years 2005 through 2009 and separately aggregates the information for all maturities arising after 2009. The carrying values of these assets approximate their fair value as of September 30, 2005.

Interest Earning Assets
Aggregated by Maturity
Three Months Ended September 30, 2005

Interest Earning Assets	2005	2006	2007	2008	2009	Thereafter	Total

Investments in real estate loans	$14,705,000	$43,515,000	$8,747,000	$—	$—	$—	$66,967,000
Weighted average interest rates	13.07%	10.09%	5.80%	—	—	—	10.18%
      As of September 30, 2005, we had cash and investments in certificates of deposit and other short-term deposit accounts totaling $5.7 million. We anticipate that approximately 3% of our assets will be held in such accounts as cash reserves. Additional deposits in such accounts will be made as funds are received from the repayment of loans pending the reinvestment of such funds in new mortgage loans or held for member redemptions. We believe that these financial assets do not give rise to significant interest rate risk due to their short-term nature.
Recent Accounting Pronouncements
      In November 2004, the Financial Accounting Standards Board, or the FASB, issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” SFAS No. 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material and requires that such items be recognized as current-period charges regardless of whether they meet the “so abnormal” criterion outlined in ARB No. 43. SFAS No. 151 also introduces the concept of “normal capacity” and requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. Unallocated overheads must be recognized as an expense in the period incurred. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. While we are still evaluating the impact of this statement, we do not currently believe it will have a material impact on our financial statements.
      In December 2004, the FASB issued Staff Position No. FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004.” The American Jobs Creation Act of 2004 introduces a special one-time dividends-received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer, provided certain criteria are met. FAS 109-2 provides accounting and disclosure guidance for the repatriation provision, and was effective immediately upon issuance. We do not believe that the adoption of FAS 109-2 will have a significant effect on our financial statements.
      In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-based Payment” which replaces the prior SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123 (revised 2004) requires compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be remeasured each reporting period. Compensation cost will be recognized over the period that an employee provides services in exchange for the award. This new standard will become effective for us July 8, 2005, and we are still evaluating the impact of this statement. We do not currently believe it will have a material impact on our financial statements.
      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.” SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for periods beginning after June 15, 2005. We do not expect that adoption of SFAS No. 153 will have a material effect on our financial position, results of operations or liquidity. We do not currently believe it will have a material impact on our financial statements.
      In March 2005, the FASB issued Interpretation No. 47, or FIN 47, “Accounting for Conditional Asset Retirement Obligations — an interpretation of FASB Statement No. 143.” FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated. FIN 47 states that a conditional asset retirement obligation is a legal obligation to perform an asset retirement activity in which the timing or method of settlement are conditional upon a future event that may or may not be within control of the entity. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. Retrospective application for the interim financial information is permitted but not required. Early adoption of FIN 47 is encouraged. We do not expect the adoption of FIN 47 to have a material impact on our financial statements.
      In June 2005, the Emerging Issues Task Force, or the EITF, reached a consensus on EITF Issue 05-6, “Determining the Amortization Period for Leasehold Improvements”. EITF 05-6 states that the amortization period that is to be used for a leasehold improvement that is purchased after the inception of a lease should be the lesser of the useful life of the acquired leasehold improvement or a period that reflects renewals that are reasonably assured upon the purchase of the leasehold improvement. EITF 05-6 is effective for periods beginning after June 29, 2005. We currently follow the guidance set forth in EITF 05-6 and, therefore, the adoption of EITF 05-6 will not have a material impact on our financial statements.

DESCRIPTION OF VESTIN REALTY TRUST STOCK
      The following summary of the material features of Vestin Realty Trust stock is subject to, and qualified in its entirety by, the provisions of the charter and bylaws of Vestin Realty Trust and other applicable law. See “Comparison of Rights of Unitholders of Fund I and Stockholders of Vestin Realty Trust” beginning on page 109. Copies of the articles of incorporation, the form of articles supplementary and the bylaws of Vestin Realty Trust are attached to this proxy statement/ prospectus as Annex B, Annex C and Annex D, respectively.
General
      Our charter provides that we may issue up to 25,000,000 shares of our common stock, $0.0001 par value per share, and 1,000,000 shares of preferred stock, $0.0001 par value per share, all of which has been designated “Series A Junior Participating Cumulative Redeemable Preferred Stock,” or Series A preferred stock. Our charter authorizes our board of directors to increase or decrease the number of authorized shares of common stock, but not preferred stock, without stockholder approval. Upon completion of the REIT conversion,                      shares of our common stock and no shares of Series A preferred stock will be issued and outstanding. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.
Common Stock
      All outstanding shares of our common stock are duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive distributions on such stock if, as and when authorized by our board of directors out of assets legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all debts and liabilities of our company.
      Subject to the provisions of our charter regarding the restrictions on transfer of stock and except as may be otherwise specified therein with respect to any class or series of common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.
      Holders of shares of our common stock generally have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of the charter regarding the restrictions on transfer of stock, shares of our common stock will have equal distribution, liquidation and other rights.
      Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by our board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these actions may be taken if declared advisable by a majority of our board of directors and approved by the vote of a majority of the votes entitled to be cast on the matter. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. In addition, because operating assets may be held by a corporation’s subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of such assets without a vote of our stockholders.

Preferred Stock
      All of our 1,000,000 authorized shares of preferred stock have been designated as Series A preferred stock and may only be issued in accordance with the terms and conditions of the stockholders’ rights plan discussed immediately below.
Stockholders’ Rights Plan
      Pursuant to our stockholders’ rights plan, each share of common stock evidences one right to purchase from us one one-thousandth of a share of Series A preferred stock, or a unit of Series A preferred stock. Except with respect to certain preferential rights, each unit of Series A preferred stock is structured to be the equivalent of one share of common stock. The exercise price of the rights is $10.00 per unit of Series A preferred stock, subject to adjustment. The rights are not currently exercisable, and no shares of Series A preferred stock are currently outstanding.
      The rights will separate from the common stock and a distribution of certificates evidencing the rights will occur upon the earlier of:

•	10 business days following a public announcement that a person or group of related persons has acquired, or obtained the right to acquire, beneficial ownership of more than 15% of the outstanding shares of common stock, with certain exceptions (an “Acquiring Person”); or

•	10 business days (or such date as may be determined by our board of directors prior to the occurrence of the triggering event) following the date that notice of a tender offer or exchange offer by any person (with certain exceptions) is first published, sent or given, that would result in such a person or group becoming an Acquiring Person.
      Generally, the rights will become exercisable at the time of the distribution of certificates evidencing the rights as set forth above. The rights will expire at the close of business on the tenth anniversary of the effective date of the stockholders’ rights plan, unless we redeem or exchange them earlier. The stockholders’ rights plan will become effective on the date the merger is consummated.
      If a person becomes an Acquiring Person, then each holder of a right will thereafter receive the right to receive, upon exercise, units of Series A preferred stock having a value equal to two times the exercise price of the right. If, at any time following the date a person becomes an Acquiring Person, we are acquired in a merger or other sale transaction, each holder of a right will have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.
      The Series A preferred stock is senior to the common stock as to dividends and upon liquidation.
      Holders of shares of the Series A preferred stock will be entitled to receive, if, when and as authorized by our board of directors, out of legally available funds, cumulative cash dividends payable quarterly in an amount per share equal to the greater of:

•	$0.01; or

•	1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount, payable in kind, of all non-cash dividends or other distributions, other than dividends payable in shares of common stock, declared on the common stock since the immediately preceding quarterly dividend payment date, or, with respect to the first quarterly dividend payment date, since the first issuance of any share or fraction of a share of Series A preferred stock.
      In the event of any liquidation, dissolution or winding up of our company, the holders of shares of Series A preferred stock are entitled to be paid out of our assets legally available for distribution to our stockholders, a liquidation preference of $1,000 per share, plus accrued and unpaid dividends thereon to the date of payment, which is referred to as the “Series A Preferred Liquidation Preference.” After the payment to the holders of the shares of the Series A preferred stock of the full Series A Preferred Liquidation Preference, the holders of the Series A preferred stock as such shall have no right or claim to any of our remaining assets until the holders of common stock shall have received an amount per share, referred to as the

“common adjustment,” equal to the quotient obtained by dividing the Series A Preferred Liquidation Preference by 1,000. Following the payment of the full amount of the Series A Preferred Liquidation Preference and the common adjustment, holders of Series A preferred stock and common stock shall be entitled to receive their ratable and proportionate share of our remaining assets to be distributed in the ratio of 1,000 to 1 with respect to the Series A preferred stock and the common stock, respectively. In the event that there are not sufficient assets available after payment in full of the Series A Preferred Liquidation Preference to permit payment in full of the common adjustment, then the remaining assets shall be distributed ratably to the holders of the common stock.
      The outstanding shares of Series A preferred stock may be redeemed at the option of the board of directors as a whole, but not in part, at any time, or from time to time, at a redemption price per share equal to 1,000 times the Average Market Value of the common stock, plus all accrued and unpaid dividends to and including the date fixed for redemption. The “Average Market Value” is the average of the closing sale prices of a share of the common stock during the 30-day period immediately preceding the date before the redemption date quoted on the Composite Tape for New York Stock Exchange Listed Stocks, or, if the common stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if the common stock is not listed on such exchange, on the principal United States registered securities exchange on which the common stock is listed, or, if the common stock is not listed on any such exchange, the average of the closing bid quotations with respect to a share of common stock during such 30-day period on The Nasdaq Stock Market, or if no such quotations are available, the fair market value of a share of common stock as determined by the board of directors in good faith.
      Each share of Series A preferred stock entitles its holder to 1,000 votes on all matters submitted to a vote of our stockholders. The holders of shares of Series A preferred stock and the holders of shares of common stock vote together as one voting group on all those matters.
      Whenever dividends on any shares of Series A preferred stock are in arrears for six or more consecutive quarterly periods, our entire board of directors will be increased by two directors and the holders of Series A preferred stock, voting separately as a class with all other series of preferred stock having like voting rights, may vote for the election of two additional directors of our company until all dividend arrearages have been fully paid.
      The dividend rate on the Series A preferred stock, the common adjustment, the Series A Preferred Redemption Price and the number of votes per share of Series A preferred stock and certain other terms of the Series A preferred stock are all subject to adjustment upon the declaration of any dividend payable in common stock, subdivision of the outstanding common stock or combination of the outstanding shares of common stock into a smaller number of shares.
Power to Increase Authorized Stock and Issue Additional Shares of Our Common Stock
      We believe that the power of our board of directors to increase or decrease the number of authorized shares of common stock and issue additional authorized but unissued shares of our common stock will provide us with the necessary flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional common stock will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue common stock that could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest.
Restrictions on Transfer
      In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).
      Our charter contains restrictions on the ownership and transfer of our stock which are intended in part to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than a specified percentage (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our equity stock, which includes common stock, preferred stock or any class of stock that we may issue from time to time. We refer to these restrictions as the “ownership limit.” A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our equity stock or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of our equity stock.
      The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than the specified percentage of our equity stock (or the acquisition of an interest in an entity that owns, actually or constructively, our equity stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of ownership limit.
      Our board of directors may, in its sole discretion, waive the ownership limit if the percentage exceeds the specified percentage with respect to a particular stockholder if it determines that such ownership will not cause any individual’s beneficial ownership of shares of our equity stock to violate the ownership limit and that any exemption from the ownership limit will not jeopardize our status as a REIT. However, our board of directors may not waive or modify the ownership limit if the percentage exceeds 15.0%.
      As a condition of our waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors, and/or representations or undertakings from the applicant with respect to preserving our REIT status.
      In connection with the waiver of the ownership limit or at any other time, our board of directors may increase the ownership limit for one or more persons (not in excess of 15%) and decrease the ownership limit for all other persons and entities; provided, that the decreased ownership limit will not be effective for any person or entity whose percentage ownership in our stock is in excess of such decreased ownership limit until such time as such person or entity’s percentage of our equity stock equals or falls below the decreased ownership limit; but any further acquisition of our equity stock in excess of such percentage ownership will be in violation of the ownership limit. Additionally, the new ownership limit may not allow five or fewer stockholders to beneficially own more than 49% in value of our outstanding capital stock.
      Our charter provisions further prohibit:

•	any person from beneficially or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).
      Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

      Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limit or such other limit as established by our board of directors or would result in us being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then that number of shares in excess of the ownership limit or causing us to be “closely held” or otherwise to fail to qualify as a REIT (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the ownership limit or our being “closely held” or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares in excess of the ownership limit will be void. If any transfer would result in shares of our stock being beneficially owned by fewer than 100 persons, then any such purported transfer will be void and of no force or effect.
      Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our stock at market price, the last reported sales price reported on the Nasdaq National Market on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of our stock to the trust) and (2) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.
      If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit or such other limit as established by our board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee or owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the Nasdaq National Market on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of our stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. Any net sales proceeds in excess of the amount payable to the purported record transferee will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of our stock have been transferred to a trust, such shares of stock are sold by a purported record transferee, then such shares shall be deemed to have been sold on behalf of the trust and to the extent that the purported record transferee received an amount for or in respect of such shares that exceeds the amount that such purported record transferee was entitled to receive, such excess amount shall be paid to the trustee upon demand. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.
      The trustee shall be designated by us and shall be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any shares in excess of the ownership limit by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the shares in excess of the ownership limit, and may also exercise all voting rights with respect to such shares.
      Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.
      However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.
      In addition, if our board of directors or other permitted designees determine in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors or other permitted designees will take such action as it deems or they deem advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing the company to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.
      Any beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner must, on request, provide us with a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the applicable Treasury regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner shall, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of our stock on our status as a REIT and to ensure compliance with the ownership limit, or as otherwise permitted by our board of directors.
      All certificates representing shares of our common stock bear a legend referring to the restrictions described above.
      These ownership limits could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stock or otherwise be in the best interest of our stockholders.
Transfer Agent and Registrar
      The transfer agent and registrar for our common stock is StockTrans, Inc.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS
      The following summary of certain provisions of Maryland law and of our charter and bylaws is subject to and qualified in its entirety by reference to Maryland law and our articles of incorporation, articles supplementary and bylaws, copies of which are attached to this proxy statement/ prospectus as Annex B, Annex C and Annex D, respectively.
Our Board of Directors
      Our charter provides that the number of directors of our company may be established by our board of directors but may not be fewer than the minimum number permitted under the MGCL nor more than 15. We will initially have five directors. Except as may be provided by our board of directors in setting the terms of any class or series of stock, any vacancy may be filled only by a vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.
      Our board of directors will be divided into three classes, class I, class II and class III, with each class serving staggered three-year terms. This classification of our board of directors may have the effect of delaying or preventing changes in our control or management. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors in a particular class.
Removal of Directors
      Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, (1) precludes stockholders from removing incumbent directors except upon the existence of cause for removal and a substantial affirmative vote and (2) allows filling the vacancies created by such removal with their own nominees.
Business Combinations
      Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as any person who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.
      After such five-year period, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

      These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder.
Control Share Acquisitions
      The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.
      A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
      If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
      The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.
      Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. We cannot provide you any assurance that our board of directors will not amend or eliminate this provision at any time in the future.
Subtitle 8
      Title 3, Subtitle 8 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any of (1) a classified board, (2) a two-thirds vote requirement for removing a director, (3) a requirement that the number of directors be fixed only by vote of the directors, (4) a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred or (5) a majority requirement for the calling of a special meeting of stockholders. Pursuant to Subtitle 8, we have elected to provide that vacancies on our board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in the board the exclusive power to fix the number of directorships and fill vacancies. Unless called by our chairman of the board, our president, our chief executive officer or the board, the request of holders of 10% of the outstanding shares is required to call a special meeting.
Amendments to Our Charter and Bylaws
      Our charter may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter. Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws or to make new bylaws, except that certain provisions of our bylaws relating to our investment policy and our relationship with our manager may not be amended without the affirmative vote of the holders of a majority of all the votes entitled to be cast on the matter.
Transaction Outside the Ordinary Course of Business
      We may not merge with or into another company, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless such transaction is declared advisable by our board of directors and approved by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter.
Dissolution of Our Company
      The dissolution of our company must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter. However, consistent with the operating agreement for Fund I, our company will be dissolved on December 31, 2019 unless the holders of a majority of our common stock determine otherwise.
Advance Notice of Director Nominations and New Business
      Our bylaws provide that:

•	with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

•	with respect to special meetings of stockholders, only the business specified in our company’s notice of meeting may be brought before the meeting of stockholders and nominations of individuals for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.
      The advance notice procedures of our bylaws provide that, to be timely, a stockholder’s notice with respect to director nominations or proposals for an annual meeting must be delivered to our corporate secretary at our principal executive office not less than 120 nor more than 150 days prior to the first anniversary of the date of the mailing of the notice for our preceding year’s annual meeting. In the event that the date of the mailing of the notice for the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, to be timely, a stockholder’s notice must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than the close of business on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.
Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws
      The provisions of our charter on removal of directors, our staggered board, our stockholders’ rights plan, the advance notice provisions of our bylaws and the business combination provisions of the MGCL and the provisions of Title 3, Subtitle 8 of the MGCL could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, this provision of the MGCL could have similar anti-takeover effects.
Ownership Limit
      Our charter provides that no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than a specified percentage (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our equity stock. We refer to this restriction as the “ownership limit.” For a fuller description of this restriction and the constructive ownership rules, see “Description of Vestin Realty Trust Stock — Restrictions on Transfer.”
Indemnification and Limitation on Directors’ and Officers’ Liability
      The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.
      The MGCL requires a corporation (unless its charter provides otherwise, which our company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty.

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
      However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In accordance with the MGCL, we are required, as a condition to advancing expenses to a director or officer, to obtain:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by our company as authorized by our charter and bylaws; and

•	a written undertaking by or on his or her behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.
      Our charter authorizes us to obligate our company and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.
      Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.
      Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable

COMPARISON OF RIGHTS OF UNITHOLDERS OF FUND I
AND STOCKHOLDERS OF VESTIN REALTY TRUST
      The certificate of formation and operating agreement of Fund I and the Nevada Revised Statutes currently govern the rights of unitholders of Fund I. If the merger agreement is approved by unitholders of Fund I and the merger is consummated, Fund I unitholders will become stockholders of Vestin Realty Trust, and the rights of stockholders of Vestin Realty Trust will be governed by Maryland corporate law and the articles of incorporation, articles supplementary and bylaws of Vestin Realty Trust. The following chart compares some of the existing rights of unitholders of Fund I with those of stockholders of Vestin Realty Trust. This comparison may not contain all of the information that is important to you. We encourage you to carefully read the articles of incorporation, the form of articles supplementary and the bylaws of Vestin Realty Trust, copies of which are attached to this proxy statement/ prospectus as Annex B, Annex C and Annex D, respectively.

	Vestin Fund I, LLC		Vestin
	Limited Liability Company	Vestin Realty Trust I, Inc.	Realty Trust I, Inc.
	Units	Common Stock	Series A Preferred Stock

Form of Organization, Purpose and Duration	Vestin Fund I, LLC, or Fund I, is a Nevada limited liability company. Its primary purpose is to generate cash flow and to distribute to its members profits from its operations. Fund I will cease operating on December 31, 2019, unless earlier terminated or extended by a vote of holders of a majority of the outstanding units, or a majority.	Vestin Realty Trust is a Maryland corporation. Vestin Realty Trust intends to operate as a REIT and distribute income to its stockholders in compliance with the Code and to minimize U.S. federal income taxation of Vestin Realty Trust. Vestin Realty Trust will be dissolved on December 31, 2019 unless the holders of a majority of its common stock determine otherwise.	Same as common stock.

Authorized Shares/ Outstanding Units	7,409,985 units were outstanding as of December 31, 2005.	25,000,000 shares of common stock are authorized. Upon consummation of the REIT conversion, shares of common stock will be outstanding based on the number of units outstanding on the record date.	All 1,000,000 shares of preferred stock are designated as Series A preferred stock and authorized in the articles supplementary to be issued solely for the purposes of, and under the terms and conditions set forth in, a Rights Agreement, as described below. The board of directors does not have the right to issue blank check preferred stock.

Public Market	The units are not publicly traded.	We have applied to list the Vestin Realty Trust common stock on the Nasdaq National Market under the symbol	Initially, the Rights (as defined below) will attach to the common stock certificates and no separate Rights

	Vestin Fund I, LLC		Vestin
	Limited Liability Company	Vestin Realty Trust I, Inc.	Realty Trust I, Inc.
	Units	Common Stock	Series A Preferred Stock

		“VRTA.” Listing of the shares on Nasdaq or a national securities exchange acceptable to Fund I is a condition to consummation of the merger and REIT conversion.	certificates will be distributed. After a Distribution Date, as defined below, the Series A preferred stock may be listed or publicly traded.

Investor Limitations	Members must meet certain investor suitability standards to invest in Fund I.	Investors must comply with provisions in the articles of incorporation of Vestin Realty Trust required to maintain status as a REIT.	Same as common stock.

Limitations on Beneficial Ownership	None.	Article VII of the articles of incorporation of Vestin Realty Trust imposes limitations on stock ownership required in part to maintain status as a REIT. Specifically, a 9.8% limit on beneficial ownership by a single stockholder is imposed, which generally can be waived and adjusted by the board of directors provided that no person can acquire more than 15% of Vestin Realty Trust’s stock even with a waiver.	Same as common stock.

Management of the Company — Number and Election of Managers/ Directors	Fund I is managed by a member-manager, currently Vestin Mortgage, an affiliate of Fund I pursuant to the terms of the operating agreement for Fund I. As of record date, Vestin Mortgage held 100,000 units of Fund I, representing approximately one percent of the outstanding units. Vestin Mortgage is indirectly wholly-owned by Michael V. Shustek, the President and Chief Executive Officer of Fund I and Vestin Realty Trust. Vestin	The assets of Vestin Realty Trust will be managed by Vestin Mortgage pursuant to the terms of a management agreement, a form of which is attached as Annex E to this proxy statement/ prospectus. Vestin Mortgage shall serve as manager until it voluntarily withdraws as manager under the agreement, or until a majority of the outstanding shares entitled to vote terminates the management agreement or the board of directors of Vestin Realty Trust	Same as common stock.

	Vestin Fund I, LLC		Vestin
	Limited Liability Company	Vestin Realty Trust I, Inc.	Realty Trust I, Inc.
	Units	Common Stock	Series A Preferred Stock

	Mortgage shall serve as manager until it either voluntarily withdraws or is removed by vote of a majority in interest of the members. A successor or additional manager may be admitted with the consent of a majority and all managers.	terminates the management agreement for cause. A successor or additional manager may be obtained by Vestin Realty Trust upon entering into a new or additional management agreement, approved by the board of directors of Vestin Realty Trust.

Powers of Managers/Directors	The manager has exclusive control over the business and affairs of Fund I; provided, however, that the manager, among other limitations set forth in the operating agreement, may not: (i) impair Fund I’s ability to carry on or change the nature of its business, (ii) admit a manager without prior majority approval; (iii) sell all or substantially all of Fund I’s assets without prior majority approval; (iv) amend the operating agreement (subject to certain exceptions); (v) make loans to the manager or an affiliate of the manager; (vi) grant any affiliate an exclusive right to sell any company assets; or (vii) dissolve, terminate or cause the merger or other reorganization of Fund I without prior majority approval.

	Fund I does not have its own separate board of directors.	The board of directors of Vestin Realty Trust manages the business and affairs of Vestin Realty Trust. The board has delegated managerial control over the investment of the assets of Vestin Realty Trust to Vestin Mortgage pursuant to the terms of the management agreement. Under the terms of the management agreement, Vestin Mortgage may not (i) do any act which would make it impossible to carry out the ordinary business of Vestin Realty Trust; (ii) sell all or substantially all of the assets of Vestin Realty Trust in one or a series of related transactions that is not in the ordinary course of business, without the prior affirmative vote or consent of the unaffiliated directors; or (iii) obtain a loan from Vestin Realty Trust for itself or any affiliate.	Same as common stock.

Removal/Withdrawal of Managers/Directors	A manager may voluntarily withdraw from Fund I upon not less than 120 days written notice and with the affirmative vote or consent of a majority,	A director may resign at any time from Vestin Realty Trust by sending a written notice of resignation to the Chairman of or the President. The	Same as common stock.

Vestin Fund I, LLC		Vestin
Limited Liability Company	Vestin Realty Trust I, Inc.	Realty Trust I, Inc.
Units	Common Stock	Series A Preferred Stock

unless its withdrawal would neither affect the tax status of Fund I nor materially adversely affect the members. A majority may remove Vestin Mortgage as manager upon the following conditions: (i) if the members have not previously elected an additional manager, the removal will not become effective for at least 120 days following the consent or authorizing vote by the majority; (ii) during such 120 day period, a majority can agree in writing to continue Fund I’s business and, within six months following the termination date of the last remaining manager, elect and admit a new manager who agrees to continue Fund I’s existence; and (iii) the substitution of a new manager shall be effective when the new manager accepts in writing the duties and responsibilities of a manager.	resignation takes effect as specified in the notice, or upon receipt by the Chairman or President. A director, or the entire board of directors, may be removed from office at any time, but only for cause, and only by the affirmative vote of at least a majority of the votes of stockholders entitled to be cast in the election of directors. Vestin Realty Trust may terminate the management agreement for cause upon 90 days’ written notice from the board of directors to the manager if (i) a majority of the unaffiliated directors determines the manager has violated the management agreement in any material respect and failed to cure, or commence to cure, such violation within 30 days or (ii) the manager becomes insolvent as set forth in the management agreement. The management agreement will automatically terminate upon the affirmative vote of a majority in interest of stockholders entitled to vote on the matter.

Management Liability and Exculpation	The manager will have no liability to Fund I unless Fund I establishes that the manager intentionally caused the damages or losses or failed to act with the same degree of care that a reasonably careful person would have used in the same circumstances.	The board of directors and officers of Vestin Realty Trust shall not be liable to Vestin Realty Trust or its stockholders for money damages, to the maximum extent permitted under Maryland law.

	Determinations made by the board of directors in good faith and in the absence of actual receipt of an improper benefit in	Same as common stock.

	Vestin Fund I, LLC		Vestin
	Limited Liability Company	Vestin Realty Trust I, Inc.	Realty Trust I, Inc.
	Units	Common Stock	Series A Preferred Stock

money, property or service or active and deliberate dishonesty shall be final, binding and conclusive.
The manager under the management agreement will not be liable to Vestin Realty Trust and the stockholders for any acts or omissions, errors of judgment or mistakes of law unless they constitute bad faith, willful misconduct, negligence or disregard of their duties under the management agreement.

Management Indemnification	Fund I will indemnify the manager, its affiliates and agents for liabilities they incur on Fund I’s behalf in dealing with third parties if they believed the relevant conduct was in Fund I’s best interest, and where there was no fraud and no breach of a fiduciary duty or the operating agreement.	Vestin Realty Trust has the power to the maximum extent permitted by Maryland law to indemnify officers and directors of Vestin Realty Trust from and against any claim or liability which such person may become subject by reason of his status as a present or former officer or director of Vestin Realty Trust. Vestin Realty Trust also has the power, with the approval of the board of directors, to similarly indemnify any person that was an indemnified party under the terms of the operating agreement for Fund I.	Same as common stock.
Under the terms of the management agreement, Vestin Realty Trust has agreed to indemnify the manager and its affiliates from any claim or liability arising out of acts or omissions, errors of judgment or mistakes of law made in good faith in the performance of the manager’s duties

	Vestin Fund I, LLC		Vestin
	Limited Liability Company	Vestin Realty Trust I, Inc.	Realty Trust I, Inc.
	Units	Common Stock	Series A Preferred Stock

under the management agreement and not constituting bad faith, willful misconduct, negligence or disregard of their duties under the management agreement.

Voting Rights	Each unit is entitled to one vote on all matters voted upon by members. A vote of the majority is required to: (i) amend the operating agreement (subject to certain exceptions); (ii) dissolve Fund I and wind up its business, (iii) add or remove a manager; (iv) cause Fund I to merge with another company; (v) approve or disapprove the sale of all or substantially all of Fund I’s assets; or (vi) change the nature of Fund I’s business. Members do not otherwise participate in the management of Fund I.	Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. A plurality of votes cast by stockholders is sufficient to elect a director.

		Pursuant to the terms of Maryland law and the charter of Vestin Realty Trust, Vestin Realty Trust shall not dissolve, terminate, merge, reorganize, sell all or substantially all of its assets, engage in a share exchange or engage in similar transaction in one or a series of related transaction outside of the ordinary course of business unless approved by the affirmative vote of not less than a majority of all votes of stockholders entitled to be cast on the matter.	Each share of Series A preferred stock is entitled to 1,000 votes on all matters submitted to a vote of the stockholders.

Meeting of Holders; Right to Call Special Meetings; Action by Written Consent	Either Vestin Mortgage or members holding at least 10% of the outstanding units may call special meetings of the members. Notice must be given not less than 15 nor more than 60 days before date of meeting. Members may approve by written consent of a majority any matter upon which members are entitled to vote at a duly convened meeting.	Vestin Mortgage has no right to call a special meeting of stockholders. The Chairman, Chief Executive Officer, board of directors and stockholders holding at least 10% of the outstanding common stock may call a special meeting of stockholders. Notice must be given not less than 10 nor more than 90 days before the date of a meeting. The charter of Vestin Realty Trust does not provide for action by less than	Same as common stock.

	Vestin Fund I, LLC		Vestin
	Limited Liability Company	Vestin Realty Trust I, Inc.	Realty Trust I, Inc.
	Units	Common Stock	Series A Preferred Stock

unanimous written consent of the stockholders.

Limited Liability	Members are not personally liable for the obligations of Fund I under Nevada law. All written agreements entered into by Fund I are not enforceable against members personally.	Stockholders are not personally liable for the obligations of Vestin Realty Trust under Maryland Law. All written agreements entered into by Vestin Realty Trust are not enforceable against stockholders individually.	Same as common stock.

Access to Books and Records	Members may inspect Fund I’s books and records at its principal office during regular business hours.	Under Maryland law, stockholders may inspect the bylaws, minutes of the proceedings of stockholders, annual statement of affairs and voting trust agreements of Vestin Realty Trust at its principal office during regular business hours. On written request, Vestin Realty Trust, within twenty days, will prepare and have available at its principal office, a statement of the number of shares or other securities issued during a specified period, not to exceed twelve months prior to the date of such request, the consideration received per share and the value of any consideration received other than money. Any stockholder who for more than six months, separately or as part of a group, has owned at least 5% of Vestin Realty Trust’s outstanding common stock is entitled to inspect and copy its books of account and stock ledger and receive a written statement of its affairs and a verified list of its stockholders.	Same as common stock.

	Vestin Fund I, LLC		Vestin
	Limited Liability Company	Vestin Realty Trust I, Inc.	Realty Trust I, Inc.
	Units	Common Stock	Series A Preferred Stock

Management Reports	The manager shall prepare and distribute to members (i) annual reports and audited financial statements within 120 days after the close of each taxable year, (ii) quarterly reports on Form 10-Q if Fund I is a reporting company within 45 days after the end of each quarterly report; and (iii) special reports (which may be included in the quarterly reports) upon the purchase of any mortgage loan if the proceeds of such loans are not fully committed or returned to investors.	As a reporting company under the Exchange Act, Vestin Realty Trust is obligated to file annual reports on Form 10-K and quarterly reports on Form 10-Q.	Same as common stock.

Investment Policies	The manager shall take all reasonable steps to commit 97% of capital contributions to investments in mortgage loans. Mortgage loans shall be selected using certain specified criteria as disclosed in the Fund I prospectus.	Vestin Realty Trust’s investment policies are substantially similar to Fund I’s policies.	Same as common stock.

Distributions and Dividends	Fund I distributes all net income attributable to interest and fee payments it receives from borrowers in cash, or in reinvested distributions, each month in proportion to the members’ capital contribution. Net proceeds received from the repayment of principal, the prepayment of a mortgage loan, or a foreclosure sale may be reinvested or distributed to members at the discretion of the manager. Before making any distributions, Fund I pays its expenses and other liabilities and confirms that its working	Vestin Realty Trust intends to make distributions in compliance with the REIT provisions of the Code and to minimize its U.S. federal income taxation, which generally will require Vestin Realty Trust to distribute substantially all of its income and gain to its stockholders. Distributions will be made on a quarterly basis.	If, as and when authorized by the board, each share of Series A preferred stock will have a minimum cumulative preferential quarterly dividend in an amount per share equal to the greater of (i) $0.01 or (ii) 1,000 times the aggregate per share amount of all cash dividends and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions declared on the common stock since the immediately preceding quarterly

	Vestin Fund I, LLC		Vestin
	Limited Liability Company	Vestin Realty Trust I, Inc.	Realty Trust I, Inc.
	Units	Common Stock	Series A Preferred Stock

	capital reserves are adequate.		dividend payment date.

Distribution Reinvestment Plan	Members who meet investor suitability standards may elect to participate in the distribution reinvestment plan, pursuant to which participating members use distributions to purchase additional units in Fund I.	Vestin Realty Trust will adopt a distribution reinvestment plan, and register the shares issuable thereunder, concurrently with the REIT conversion.	Same as common stock.

Withdrawal & Redemption Rights	A member may withdraw, or partially withdraw, from Fund I and obtain the return of all or part of their capital account within 61 to 91 days after the member delivers written notice of redemption to the manager, subject to the following conditions: (i) redemptions generally cannot occur until one year after the member purchased units; (ii) redemptions are funded only from net proceeds and capital contributions; (iii) redemptions are limited to $100,000 per calendar year for each member; (iv) Fund I is not required to sell any portion of its assets to fund a redemption; (v) no more than 10% of the outstanding capital accounts of members may be redeemed during any calendar year, except upon Fund I’s dissolution. Payments on a redemption are on a “first-come, first-served” basis. If a member’s capital account would have a balance of less than $2,000 following a redemption request, the manager, at its discretion, any distribute	A stockholder has no rights to require Vestin Realty Trust to redeem shares of common stock. Vestin Realty Trust has applied to list its common stock on the Nasdaq National Market. Listing of the shares on Nasdaq or a national securities exchange acceptable to Fund I is a condition to consummation of the merger and REIT conversion. Accordingly, Vestin Realty Trust’s common stock may be sold publicly at market prices then in effect.	The Series A preferred stock may be redeemed at the option of Vestin Realty Trust at any time at a price per share equal to (i) 100% of the product of the Adjustment Number (as defined below) times the average market value and (ii) all accrued and unpaid dividends. Adjustment Number equals 1,000 as adjusted to reflect stock splits, stock dividends and recapitalizations of the common stock and average market value is the average of the closing sale prices of a share of common stock during the 30-day period immediately preceding the redemption date quoted on the NYSE, Nasdaq, or if either is unavailable, as determined by the board in good faith.

	Vestin Fund I, LLC		Vestin
	Limited Liability Company	Vestin Realty Trust I, Inc.	Realty Trust I, Inc.
	Units	Common Stock	Series A Preferred Stock

to the member the entire balance in the account. These limitations have resulted in fully- subscribed redemption requests through 2018.

Restrictions on Assignment and Transfer of Securities	Members may transfer units subject to the following conditions: (i) a member may not transfer any units if, as a result, such member owns fewer than 200 units; (ii) all transferee must meet investor suitability standards; (iii) transfers must comply with securities laws; (iv) all transfers and transferees are subject to the manager’s consent; and (v) any transfer that would cause Fund I to be classified as a publicly traded partnership is prohibited.	Transfers must meet REIT restrictions contained in the articles of incorporation of Vestin Realty Trust in order to ensure that Vestin Realty Trust qualifies as a REIT. Shares held by affiliates, as defined in the Securities Act, of Fund I and Vestin Realty Trust may not be sold, transferred or otherwise disposed of unless made in conformity with the Securities Act. Subject to these limitations, the shares will be freely transferable and may be sold to the public.	Initially, the Rights will attach to the common stock certificates and no separate Rights certificates will be distributed. After a Distribution Date, as defined below, the Series A preferred Stock will be issued upon exercise of a Right.

Conversion Rights	The units are not convertible.	The common stock is not convertible.	The Series A preferred stock is not convertible.

Anti-Takeover Provisions	None.	The articles of incorporation and bylaws of Vestin Realty Trust include certain anti- takeover provisions that could have the effect of delaying, deterring or preventing a transaction or a change in the control, including (i) a staggered board where directors are divided into three classes, with one-third of the directors being elected each year; (ii) directors may only be terminated for cause by a majority vote of the shares entitled to be cast (ii) a Stockholders’ Rights Plan described below; (iii) the limitations on ownership described above; and	Same as common stock.

	Vestin Fund I, LLC		Vestin
	Limited Liability Company	Vestin Realty Trust I, Inc.	Realty Trust I, Inc.
	Units	Common Stock	Series A Preferred Stock

(iv) advanced notice of director nominations and stockholder proposals described below. In addition, Vestin Realty Trust will automatically have the protection of certain anti-takeover provisions of Maryland law, except those provisions, such as the Control Share Acquisition Act, to which Vestin Realty Trust is not currently subject.

Stockholders’ Rights Plan	None.	Yes, as described under the Series A preferred stock	In connection with the adoption of the Stockholders’ Rights Plan, which will become effective on the date the merger is consummated, the board will authorize and declare a dividend of one right (“Right”) for each share of its outstanding common stock. Each Right entitles the registered holder to purchase from the REIT one one-thousandth of a share of Series A preferred stock (a “Unit”) at a purchase price of $10.00 per Unit. Initially, the Rights will attach to the common stock certificates and no separate Rights certificates will be distributed. The Rights will separate from the common stock upon the “Distribution Date” which occurs upon the earlier of (i) ten business days following a public announcement that a person or group of affiliated persons has acquired or otherwise obtained beneficial

	Vestin Fund I, LLC		Vestin
	Limited Liability Company	Vestin Realty Trust I, Inc.	Realty Trust I, Inc.
	Units	Common Stock	Series A Preferred Stock

ownership of 15% or more of the then-outstanding shares of common stock (an “Acquiring Person”) and (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person becoming an Acquiring Person. The Rights are not exercisable until the Distribution Date. If a person becomes an Acquiring Person, then each holder of a Right will thereafter have the right to receive, upon exercise, Units of Series A preferred stock having a value equal to two times the exercise price of the Right. If, at any time following the date that a person becomes an Acquiring Person, the REIT is acquired in a merger, etc. each holder of a Right has the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

Advance Notice of Director Nominations and Stockholder Proposals	Fund I has no separate board of directors and, accordingly, members do not elect directors. The operating agreement does not provide for submission of member proposals.	Stockholders’ nominees for director and other stockholder proposals may be considered at the annual meeting of stockholders provided a stockholder of record delivers written notice to the Secretary of Vestin Realty Trust at the principal executive offices of Vestin Realty Trust not less than 120 days nor more than 150 days prior to the first anniversary of the date of	Same as common stock.

	Vestin Fund I, LLC		Vestin
	Limited Liability Company	Vestin Realty Trust I, Inc.	Realty Trust I, Inc.
	Units	Common Stock	Series A Preferred Stock

mailing of the notice for the preceding year’s annual meeting. The written notice must contain all information specifically required as set forth in Vestin Realty Trust’s bylaws.
Stockholder nominees for directors may be considered at special meetings of stockholders at which directors are to be elected provided that notice is given not earlier than the 150th day prior to the date of such special meeting, and not later than the 120th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting.

Rights Upon Liquidation or Dissolution	Members have no preferential rights upon liquidation or dissolution.	Common stockholders have no preferential rights upon liquidation or dissolution.	Upon the dissolution, liquidation or winding up of Vestin Realty Trust, holders of Series A preferred stock are entitled to receive a liquidation preference of $1,000 per share plus accrued and unpaid dividends.

Appraisal Rights	None.	None.	None.

Amendment of Charter, Operating Agreement and Bylaws	The certificate of formation and operating agreement may be amended by a vote of a majority, except that the manager may amend the operating agreement (i) to grant to members additional rights, remedies, powers or authority; (ii) to cure any ambiguity and correct any inconsistencies; (iii) to conform the operating	The articles of incorporation of Vestin Realty Trust may be amended if advised by the board of directors and approved by the affirmative vote of a majority of all the votes of stockholders entitled to be cast on the matter, except that, to the extent provided by Maryland Law, the board of directors, without any action by the	The Rights Agreement may be amended without the approval of the holders of the Rights or the common stock at any time prior to the Distribution Date. After such date, the Rights Agreement may be amended in order to cure any ambiguity, to shorten or lengthen any time period under the Rights Agreement or to make

Vestin Fund I, LLC		Vestin
Limited Liability Company	Vestin Realty Trust I, Inc.	Realty Trust I, Inc.
Units	Common Stock	Series A Preferred Stock

agreement to applicable laws; and (iv) to elect for Fund I to be governed by any successor Nevada statute governing limited liabilities company.	stockholders of Vestin Realty Trust, may amend the articles of incorporation to increase or decrease the aggregate number of shares of stock or the number of shares of common stock of any class or series that Vestin Realty Trust has authority to issue. The bylaws of Vestin Realty Trust may be amended by the board of directors without any action of stockholders except for the following, which requires the affirmative vote of a majority of stockholders to (a) amend Article X (Investment Policy); (b) amend Article XI (Compensation of the Management Company and Conflicts of Interest); and (c) amend Article XV (Amendment of Bylaws).	change which does not adversely affect the interests of the holders of Rights (excluding the interests of any Acquiring Person); provided that no amendment may be made to lengthen the time period governing redemption at such time as the Rights are not redeemable or any other time period unless such lengthening is for the purposes of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
Introduction
      The following discussion summarizes the material U.S. federal income tax considerations and consequences of the merger, the taxation of Vestin Realty Trust following the REIT conversion and the ownership and disposition of Vestin Realty Trust common stock.
      This summary does not deal with all tax aspects or consequences that might be relevant to you in light of your specific circumstances. Except as indicated otherwise, this summary does not deal with holders of Fund I units subject to special treatment under the U.S. federal income tax laws, including insurance companies, financial institutions, broker-dealers, tax-exempt organizations, individual retirement accounts and other tax deferred accounts, former U.S. persons, “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies” and persons holding Fund I units as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes. This discussion applies only to U.S. persons. A U.S. person is a person who is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state or under the laws of the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

•	an estate which is required to pay U.S. federal income tax regardless of the source of its income; or

•	a trust whose administration is under the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or which otherwise qualifies as a U.S. person.
      Non-U.S. persons holding Fund I units are urged to consult their own tax advisors as to the U.S. federal, state and local and foreign tax consequences to them of the merger and ownership and disposition of Vestin Realty Trust common stock.
      This discussion assumes that the Fund I units and Vestin Realty Trust common stock are or will be, as applicable, held as capital assets within the meaning of Section 1221 of the Code and that you acquired your Fund I units in a single transaction.
      If an entity treated as a partnership for U.S. federal income tax purposes holds Fund I units or Vestin Realty Trust common stock, as applicable, the tax treatment of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Fund I units or Vestin Realty Trust common stock, you should consult your own tax advisors.
      The information in this section is based on the Code, current and temporary Treasury Regulations thereunder, current administrative interpretations of the IRS and court decisions, all as of the date hereof. We cannot assure you that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. We cannot assure you the statements set forth herein will not be challenged by the IRS or will be sustained by a court if so challenged.
      This summary does not address U.S. federal alternative minimum tax consequences, consequences under the tax laws of any state, local or foreign jurisdiction, or estate or gift tax considerations.
      WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER AND THE REIT CONVERSION, INCLUDING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF VESTIN REALTY TRUST COMMON STOCK.

United States Federal Income Tax Consequences of the Merger
      The merger of Fund I with and into Vestin Realty Trust is intended to qualify as a transaction described in Section 351 of the Code. Morrison & Foerster LLP, special tax counsel to Vestin Realty Trust, has delivered an opinion as of the date of this proxy statement/ prospectus that the merger will qualify as a transaction described in Section 351 of the Code. However, special tax counsel must also deliver at the closing of the merger a substantially similar opinion that the merger will qualify as a transaction described in Section 351 of the Code in order to complete the merger and REIT conversion. The opinion as of the date of this proxy statement/ prospectus was and the opinion to be delivered at closing will be based on (i) certain assumptions and representations as to factual matters made by us, including that the merger will be effected as described in this proxy statement/ prospectus, which, if incorrect in any material respect may jeopardize the conclusions reached in the opinions, and (ii) the Code and Treasury Regulations in effect on the dates of the respective opinions, current administrative interpretations and positions of the IRS and existing court decisions. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the law or the above conclusions reached by counsel. In addition, any such change could apply retroactively to transactions preceding the date of change. Neither the opinion as of the date of this proxy statement/ prospectus nor the opinion to be delivered at closing will be binding on the IRS or the courts, and we do not intend to request a ruling from the IRS with respect to the merger. Accordingly, there can be no assurance that the IRS will not challenge such conclusion or that a court will not sustain such a challenge.
      If the merger qualifies as a transaction described in Section 351 of the Code, the material U.S. federal income tax consequences of the merger will be as follows:

•	Neither Fund I nor Vestin Realty Trust will recognize any gain or loss as a result of the merger.

•	You will not recognize any gain or loss upon the conversion of your Fund I units solely into Vestin Realty Trust common stock pursuant to the merger.

•	The aggregate tax basis of the Vestin Realty Trust common stock received by you pursuant to the merger will be equal to the aggregate tax basis in the Fund I units being converted pursuant to the merger.

•	The holding period of the Vestin Realty Trust common stock received by you pursuant to the merger will include your holding period with respect to the Fund I units being converted pursuant to the merger.
United States Federal Income Taxation of Vestin Realty Trust Following the Merger
      General. Vestin Realty Trust intends to make an election to be taxed as a REIT under Sections 856 through 860 of the Code, effective for its taxable year ended December 31, 2006. Vestin Realty Trust will make the election by filing its U.S. federal income tax return for such year on IRS Form 1120-REIT. Vestin Realty Trust intends that, commencing with such first taxable year, it will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Code, and Vestin Realty Trust intends to continue to operate in such a manner, but no assurance can be given that it in fact will continue to operate in such a manner so as to qualify or remain qualified. We have received an opinion from our special tax counsel generally to the effect that, as of the date of this proxy statement/ prospectus, Vestin Realty Trust’s organization and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes for the taxable year 2006 and thereafter. We must receive at the closing of the merger a substantially similar opinion that Vestin Realty Trust’s organization and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes for the taxable year 2006 and thereafter in order to complete the merger and REIT conversion. Receipt of this second opinion may not be waived. The opinion as of the date of this proxy statement/ prospectus was and the opinion to be delivered at closing will be based on (i) certain assumptions and representations as to factual matters made by us, which, if incorrect in any material respect may jeopardize the conclusions reached in the opinions, and (ii) the Code and Treasury Regulations in effect on the respective dates of the opinions, current administrative interpretations and positions of the IRS and existing court decisions. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the law or the above conclusions reached by counsel. In addition, any such change could apply retroactively to transactions preceding the date of change. Neither the opinion as of the date of this proxy statement/ prospectus nor the opinion to be delivered at closing will be binding on the IRS or the courts, and we do not intend to request a ruling from the IRS with respect to Vestin Realty Trust’s qualification as a REIT. Accordingly, there can be no assurance that the IRS will not challenge such conclusion or that a court will not sustain such a challenge.
      Qualification and taxation as a REIT depends upon Vestin Realty Trust’s ability to meet on an ongoing basis through its annual and in some cases quarterly operating results, specific requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Code. Special tax counsel will not review these results on an ongoing basis. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of Vestin Realty Trust, Vestin Realty Trust cannot provide any assurance that its actual operating results will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.
      So long as Vestin Realty Trust qualifies for taxation as a REIT, it generally will not be subject to corporate-level U.S. federal income tax on its net income that is distributed currently to its stockholders. This treatment substantially eliminates “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a regular corporation. However, Vestin Realty Trust will be subject to U.S. federal income tax as follows:

•	Vestin Realty Trust will be taxed at regular corporate rates on any undistributed “REIT taxable income” and net capital gain. (However, Vestin Realty Trust can elect to “pass through” any of its taxes paid on its undistributed net capital gain income to stockholders on a pro rata basis.) REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid and excluding net capital gain.

•	Under some circumstances, Vestin Realty Trust may be subject to the “alternative minimum tax” on its items of tax preference.

•	If Vestin Realty Trust has net income from the sale or other disposition of “foreclosure property,” discussed below under “Foreclosure Property,” that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on this income.

•	Vestin Realty Trust’s net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property. Under existing law, whether property is held as primarily for sale to customers in the ordinary course of business depends on all the facts and circumstances surrounding the particular transaction.

•	If Vestin Realty Trust fails to satisfy either the gross income tests or the asset tests discussed below, but nonetheless maintains its qualification as a REIT because other requirements are met, it will be subject to a penalty tax relating to such failure, computed as described below under “Income Tests Applicable to REITs” and “Asset Tests Applicable to REITs.” Also, if Vestin Realty Trust maintains its REIT status despite its failure to satisfy one or more requirements for REIT qualification, other than the gross income tests and assets tests, Vestin Realty Trust must pay a penalty of $50,000 for each such failure.

•	Vestin Realty Trust will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which U.S. federal income tax was paid, if Vestin Realty Trust fails to distribute during each calendar year at least the sum of:

1. 85% of its REIT ordinary income for the year;

2. 95% of its REIT net capital gain income for the year; and

3. any undistributed taxable income from prior taxable years.

•	Vestin Realty Trust will be subject to a 100% penalty tax on some payments it receives (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among Vestin Realty Trust and its taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

•	If Vestin Realty Trust acquires any asset from a taxable “C” corporation (i.e., generally a corporation subject to full corporate-level tax) in a carry-over basis transaction, it could become subject to a corporate-level tax on a subsequent taxable disposition of the asset. Specifically, if Vestin Realty Trust disposes of a built-in-gain asset in a taxable transaction prior to the expiration of a 10-year recognition period, Vestin Realty Trust would be subject to the highest regular corporate rate of tax (currently 35%) on the lesser of the gain recognized and the asset’s built-in gain. Built-in gain is the amount by which an asset’s fair market value exceeds Vestin Realty Trust’s adjusted basis in the asset immediately after Vestin Realty Trust acquires the asset in a carry-over basis transaction, and a built-in-gain asset is an asset with built-in gain potentially subject to this corporate-level tax. The 10-year recognition period generally ends on the tenth anniversary of the date Vestin Realty Trust acquires the built-in-gain asset. Provided that Fund I is not treated as a corporation for U.S. federal income tax purposes for any period prior to the merger, Vestin Realty Trust will not be subject to this “built-in gain” tax on the disposition of assets acquired from Fund I in the merger.

•	Vestin Realty Trust will conduct a portion of its business through one or more wholly-owned taxable REIT subsidiaries. Taxable REIT subsidiaries are subject to regular corporate income tax and cannot avail themselves of the dividends paid deduction available to REITs. Vestin Realty Trust’s taxable REIT subsidiaries therefore will pay corporate level tax on their net taxable income from their conduct of a portion of Vestin Realty Trust’s business. In addition, Vestin Realty Trust’s taxable REIT subsidiaries will be limited in their ability to deduct interest and other expenses paid to Vestin Realty Trust.
      Requirements for Qualification as REIT. The Code defines a REIT as a corporation, trust or association:

1. that is managed by one or more trustees or directors;

2. the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3. that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

4. that is neither a financial institution nor an insurance company subject to applicable provisions of the Code;

5. the beneficial ownership of which is held by 100 or more persons;

6. during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer individuals, as defined in the Code to include specified entities;

7. that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

8. that uses a calendar year for U.S. federal income tax purposes and complies with the record-keeping requirements of the Code and regulations promulgated thereunder; and

9. that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.
      Conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally are considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above. Conditions (5) and (6) need not be satisfied during a REIT’s first year as a REIT.
      Vestin Realty Trust believes that it will satisfy the diversity of ownership standards contained in conditions (5) and (6) above following the merger, even though such tests will not apply to Vestin Realty Trust until the calendar year following the year of the merger. In addition, the articles of incorporation of Vestin Realty Trust contain restrictions regarding the transfer of shares of common stock that are intended to assist Vestin Realty Trust in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that Vestin Realty Trust will be able to satisfy these share ownership requirements. If Vestin Realty Trust fails to satisfy these share ownership requirements, it will fail to qualify as a REIT.
      To monitor its compliance with condition (6) above, a REIT is required to send annual letters to its stockholders requesting information regarding the actual ownership of its shares. If Vestin Realty Trust complies with the annual letters requirement and it does not know or, exercising reasonable diligence, would not have known of its failure to meet condition (6) above, then it will be treated as having met condition (6) above.
      To qualify as a REIT, Vestin Realty Trust cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. Vestin Realty Trust, as a newly organized company, itself does not have any non-REIT earnings and profits, and provided that Fund I is not treated as a corporation for U.S. federal income tax purposes at any time prior to the merger, Vestin Realty Trust will not succeed to any non-REIT earnings and profits as a result of the merger.
      If the IRS determines that Vestin Realty Trust inherited undistributed non-REIT earnings and profits and Vestin Realty Trust did not distribute the non-REIT earnings and profits by the end of 2005, Vestin Realty Trust could avoid disqualification as a REIT by using “deficiency dividend” procedures to distribute the non-REIT earnings and profits. The deficiency dividend procedures would require Vestin Realty Trust to make a distribution to stockholders, in addition to the regularly required REIT distributions, within 90 days of the IRS determination. In addition, Vestin Realty Trust would have to pay to the IRS interest on 50% of the non-REIT earnings and profits that were not distributed prior to the end of Vestin Realty Trust’s first taxable year as a REIT.
      Qualified REIT Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for U.S. federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of Vestin Realty Trust will not be subject to U.S. federal corporate income taxation, although it may be subject to state and local taxation in some states.
      Taxable REIT Subsidiaries. A taxable REIT subsidiary of Vestin Realty Trust is a corporation in which Vestin Realty Trust directly or indirectly owns stock and that elects, together with Vestin Realty Trust, to be treated as a taxable REIT subsidiary under Section 856(1) of the Code. In addition, if a taxable REIT subsidiary of Vestin Realty Trust owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of Vestin Realty Trust. A taxable REIT subsidiary is a corporation subject to U.S. federal income tax, and state and local income tax where applicable, as a regular “C” corporation.
      A taxable REIT subsidiary is not subject to the 100% tax on “prohibited transactions” discussed below, need not comply with the REIT asset, income and distribution requirements, and generally can perform some impermissible tenant services without causing Vestin Realty Trust to receive impermissible tenant services income under the REIT income tests discussed below. We intend to hold property foreclosed upon by Fund I prior to the REIT conversion through one or more wholly-owned taxable REIT subsidiaries to avoid the 100% tax on prohibited transactions. However, as discussed below, no more than 20% of our gross assets can consist of securities in all of our taxable REIT subsidiaries and taxable REIT subsidiaries generally cannot operate lodging or healthcare facilities. These limitations may limit our ability hold such properties through taxable REIT subsidiaries. In such circumstances, Vestin Realty Trust will hold such foreclosed properties directly, potentially subjecting any gains from the sales of them to the 100% tax on prohibited transactions, unless we believe that holding such properties directly could jeopardize our REIT status. In such circumstances, we will sell such properties prior to the REIT conversion, which could result in a lower amount realized by us than if such properties were sold at a later date. We currently do not believe that our holding foreclosed properties will affect our REIT qualification.
      As of September 30, 2005, we held two properties with a total carrying value of approximately $4.3 million, which were acquired through foreclosure and recorded as investments in real estate held for sale. As of September 30, 2005, we also held interests in two properties with a total carrying value of approximately $8.6 million, which were sold in transactions in which we or an affiliate provided the financing and which were recorded as seller financed real estate held for sale. GAAP requires us to include these properties in real estate held for sale until the borrower has met and maintained a certain percentage of equity ownership. The real estate held for sale and the seller financed real estate held for sale collectively constituted approximately 16.5% of our assets as of September 30, 2005. In addition, both of the seller financed real estate held for sale properties are assisted living facilities, which cannot be operated by a taxable REIT subsidiary.
      Several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of U.S. federal income taxation. For example, a taxable REIT subsidiary of Vestin Realty Trust is limited in its ability to deduct interest payments in excess of a certain amount made to Vestin Realty Trust. In addition, Vestin Realty Trust will be obligated to pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between Vestin Realty Trust and its taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. Vestin Realty Trust’s taxable REIT subsidiaries may make interest and other payments to Vestin Realty Trust and to third parties. There can be no assurance that Vestin Realty Trust’s taxable REIT subsidiaries will not be limited in their ability to deduct interest payments made to Vestin Realty Trust. In addition, there can be no assurance that the IRS might not seek to impose the 100% penalty tax on a portion of payments received by us from, or expenses deducted by, our taxable REIT subsidiaries.
      Income Tests Applicable to REITs. To qualify as a REIT, Vestin Realty Trust must satisfy two gross income tests. First, at least 75% of Vestin Realty Trust’s gross income, excluding gross income from prohibited transactions, for each taxable year must be “qualifying income.” Qualifying income generally includes (1) rents from real property; (2) interest on obligations collateralized by mortgages on, or interests in, real property; (3) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of its trade or business (“dealer property”); (4) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (5) abatements and refunds of real property taxes; (6) income from the operation, and gain from the sale, of foreclosure property; (7) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property; and (8) income from temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by Vestin Realty Trust.
      Second, at least 95% of Vestin Realty Trust’s gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest, and gain from the sale or disposition of stock or other securities that are not dealer property. To the extent a transaction meets certain identification requirements and hedges any indebtedness incurred or to be incurred to acquire or carry “real estate assets,” including interest rate hedges as well as other types of hedges, any periodic income or gain from the disposition of such a hedging transaction will be disregarded in applying the 95% gross income test, but will continue to be taken into account as nonqualifying income for purposes of the 75% gross income test. To the extent that Vestin Realty Trust hedges with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. Vestin Realty Trust intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.
      “Interest” generally will be nonqualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. Vestin Realty Trust does not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.
      Vestin Realty Trust’s share of any distributions received from its taxable REIT subsidiaries (and from other corporations in which Vestin Realty Trust owns an interest) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Vestin Realty Trust does not anticipate that it will receive sufficient distributions to cause it to exceed the limit on nonqualifying income under the 75% gross income test.
      If Vestin Realty Trust fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is entitled to relief under the Code. These relief provisions generally will be available if Vestin Realty Trust’s failure to meet the tests is due to reasonable cause and not due to willful neglect, and Vestin Realty Trust timely complies with requirements for reporting each item of its income to the IRS. It is not possible, however, to state whether in all circumstances Vestin Realty Trust would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving Vestin Realty Trust, Vestin Realty Trust will fail to qualify as a REIT. Even if these relief provisions apply, Vestin Realty Trust will still be subject to a special tax upon the greater of either (1) the amount by which 75% of its gross income exceeds the amount of its income qualifying under the 75% test for the taxable year or (2) the amount by which 95% of its gross income exceeds the amount of its income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect its profitability.
      Prohibited Transactions. Any gain realized by Vestin Realty Trust on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, which is commonly referred to as “dealer property,” will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. Under a safe harbor provision in the Code, however, income from certain sales of real property held by the REIT for at least four years at the time of the disposition will not be treated as income from a prohibited transaction. Vestin Realty Trust does not intend to acquire or hold any real property except as may be acquired through foreclosure as described below. Vestin Realty Trust intends to hold any property that could be treated as dealer property, such as property foreclosed upon by Fund I prior to the REIT conversion, only indirectly through one or more wholly-owned taxable REIT subsidiaries of Vestin Realty Trust, which are subject to corporate income taxation but not the 100% prohibited transactions tax. Vestin Realty Trust cannot provide any assurance, however, that the IRS might not successfully establish that one or more of properties held directly by Vestin Realty Trust is dealer property subject to the 100% penalty tax, and Vestin Realty Trust may not be able to hold all properties that could be treated as dealer property through taxable REIT subsidiaries. See “Taxable REIT Subsidiaries” above.
      Foreclosure Property. If, following the REIT conversion, Vestin Realty Trust acquires any real property as a result of foreclosure, or by a deed in lieu of foreclosure, it may elect to treat such real property as “foreclosure property.” Net income from the sale of foreclosure property is taxable at the maximum federal corporate tax rate, currently 35%. Income from foreclosure property will not be subject to the 100% tax on prohibited transactions and treated as qualifying income for purposes of the 75% and 95% income tests. It is not anticipated that properties foreclosed upon by Fund I will qualify as “foreclosure property” under this rule.
      Asset Tests Applicable to REITs. At the close of each quarter of its taxable year, Vestin Realty Trust must satisfy four tests relating to the nature of its assets:

1. At least 75% of the value of Vestin Realty Trust’s total assets must be represented by real estate assets (which include interests in real property, interests in mortgages on real property, and shares in other REITs), cash, cash items and government securities. Vestin Realty Trust’s real estate assets include, for this purpose, its allocable share of real estate assets held by non-corporate subsidiaries, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt of Vestin Realty Trust;

2. Not more than 25% of Vestin Realty Trust’s total assets may be represented by securities other than those in the 75% asset class;

3. Except for equity investments in REITs, qualified REIT subsidiaries or taxable REIT subsidiaries or other securities that qualify as “real estate assets” for purposes of the test described in clause (1):

•	the value of any one issuer’s securities owned by Vestin Realty Trust may not exceed 5% of the value of Vestin Realty Trust’s total assets;

•	Vestin Realty Trust may not own more than 10% of any one issuer’s outstanding voting securities; and

•	Vestin Realty Trust may not own more than 10% of the value of the outstanding securities of any one issuer; and

4. Not more than 20% of Vestin Realty Trust’s total assets may be represented by securities of one or more taxable REIT subsidiaries.
      Vestin Realty Trust believes that the aggregate value of its taxable REIT subsidiaries will not exceed 20% of the aggregate value of its gross assets. With respect to each issuer in which Vestin Realty Trust will own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, Vestin Realty Trust believes that its pro rata share of the value of the securities, including debt, of any such issuer will not exceed 5% of the total value of Vestin Realty Trust’s assets and that it will comply with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. In this regard, however, Vestin Realty Trust cannot provide any assurance that the IRS might not disagree with Vestin Realty Trust’s determinations.
      After initially meeting the asset tests at the close of its first quarter, Vestin Realty Trust will not lose its status as a REIT if it fails to satisfy the 25%, 20% and 5% asset tests and the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of its assets. If the failure to satisfy the 25%, 20% or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. Vestin Realty Trust intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20% or 5% asset tests or 10% value limitation.
      If Vestin Realty Trust fails to satisfy the 5% and/or 10% asset tests for a particular quarter, it will not lose its REIT status if the failure is due to the ownership of assets the total value of which does not exceed a specified de minimis threshold, provided that the Vestin Realty Trust comes into compliance with the asset tests within six months after the last day of the quarter in which it identifies the failure. In addition, other failures to satisfy the asset tests generally will not result in a loss of REIT status if (i) following Vestin Realty Trust’s identification of the failure, it files a schedule with a description of each asset that caused the failure; (ii) the failure was due to reasonable cause and not to willful neglect; (iii) it comes into compliance with the asset tests within six months after the last day of the quarter in which the failure was identified; and (iv) it pays an excise tax equal to the greater of $50,000 or an amount determined by multiplying the highest corporate tax rate by the net income generated by the prohibited assets for the period beginning on the first date of the failure and ending on the date it comes into compliance with the asset tests.
      Annual Distribution Requirements Applicable to REITs. To qualify as a REIT, Vestin Realty Trust is required to make distributions, other than capital gain dividends, to its stockholders each year in an amount at least equal to (1) the sum of (a) 90% of Vestin Realty Trust’s REIT taxable income, computed without regard to the dividends paid deduction and its net capital gain, and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income over 5% of its REIT taxable income. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before Vestin Realty Trust timely files its tax return for the prior year and if paid with or before the first regular distribution payment date after the declaration is made, provided such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to stockholders in the year in which paid, even though the distributions relate to Vestin Realty Trust’s prior taxable year for purposes of the 90% distribution requirement.
      It is possible that Vestin Realty Trust, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements. In this event, Vestin Realty Trust may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund required distributions or to pay dividends.
      Under some circumstances, Vestin Realty Trust may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year, which may be included in Vestin Realty Trust’s deduction for dividends paid for the earlier year. Thus, Vestin Realty Trust may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Vestin Realty Trust will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.
      To the extent that Vestin Realty Trust does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its REIT taxable income, as adjusted, it is subject to tax on these amounts at regular corporate tax rates.
      Vestin Realty Trust will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which U.S. federal income tax was paid, if Vestin Realty Trust fails to distribute during each calendar year at least the sum of:

1. 85% of its REIT ordinary income for the year;

2. 95% of its REIT capital gain net income for the year; and

3. any undistributed taxable income from prior taxable years.
      A REIT may elect to retain rather than distribute all or a portion of its net capital gain and pay the tax on the gain. In that case, a REIT may elect to have its stockholders include their proportionate share of the undistributed net capital gain in income as long-term capital gain and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.
      Record-Keeping Requirements. Vestin Realty Trust will be required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.
      Stockholders’ Rights Plan. Under Section 562(c) of the Code, a REIT generally cannot make a distribution unless the distribution is pro rata, with no preference to any share of stock as compared to other shares of the same class of stock. A REIT that is not in compliance with this requirement may lose its REIT status. Under our stockholders’ rights plan, upon certain events, some holders of our common stock and not others will have the right to acquire shares of Series A preferred stock. When effective, this right could be treated as a deemed distribution to those holders of our common stock entitled to the right with no distribution to other such holders. Thus, this right, when effective, could be treated as a distribution which is not consistent with the requirements of Section 562(c) of the Code, which could result in the loss of our REIT qualification.
      Failure of Vestin Realty Trust to Qualify as a REIT. If Vestin Realty Trust should fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and asset tests, it may retain its REIT qualification if the failures are due to reasonable cause and not willful neglect, and if it pays a penalty of $50,000 for each such failure.
      If Vestin Realty Trust fails to qualify for taxation as a REIT in any taxable year, and if relief provisions do not apply, Vestin Realty Trust will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. If Vestin Realty Trust fails to qualify as a REIT, Vestin Realty Trust will not be required to make any distributions to stockholders and any distributions that are made to stockholders will not be deductible by Vestin Realty Trust. As a result, Vestin Realty Trust’s failure to qualify as a REIT would significantly reduce the cash available for distributions by Vestin Realty Trust to its stockholders. In addition, if Vestin Realty Trust fails to qualify as a REIT, all distributions to stockholders will be taxable as dividend income (which may be subject to tax at preferential rates) to the extent of Vestin Realty Trust’s current and accumulated earnings and profits, whether or not attributable to capital gains of Vestin Realty Trust, and corporate stockholders may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, Vestin Realty Trust also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. There can be no assurance that Vestin Realty Trust would be entitled to any statutory relief.
United States Federal Income Taxation of Stockholders
      Distributions by Vestin Realty Trust. So long as Vestin Realty Trust qualifies as a REIT, distributions to stockholders out of its current or accumulated earnings and profits that are not designated as capital gain dividends generally will be taken into account by them as ordinary income generally taxable at a maximum rate of 35% and will not be eligible for the dividends-received deduction generally available for corporations. However, distributions, other than capital gain dividends, that are (i) attributable to income on which Vestin Realty Trust was subject to tax in the previous taxable year at the corporate level, either because it did not distribute such income or such income consists of gains from certain assets acquired from C corporations or (ii) attributable to distributions received by Vestin Realty Trust from non-REIT corporations, such as taxable REIT subsidiaries, during the current taxable year will be taxable, to the extent designated by Vestin Realty Trust, to individual stockholders as “qualified dividend income” generally taxable at the maximum rate of 15%. Distributions in excess of its current and accumulated earnings and profits will not be taxable to a stockholder to the extent that the distributions do not exceed the adjusted tax basis of the stockholder’s shares. Rather, such distributions will reduce the adjusted basis of such shares (but not below zero). Distributions in excess of current and accumulated earnings and profits that exceed the stockholder’s adjusted basis in its shares will be taxable as capital gains in the amount of such excess if the shares are held as a capital asset. If Vestin Realty Trust declares a dividend in October, November or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, Vestin Realty Trust will be treated as having paid the dividend, and the stockholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.
      Vestin Realty Trust may elect to designate distributions of its net capital gain as “capital gain dividends.” Capital gain dividends are taxed to stockholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the stockholder has held its shares. Thus, with certain limitations, capital gain dividends received by an individual stockholder may be eligible for preferential rates of taxation. If Vestin Realty Trust designates any portion of a dividend as a capital gain dividend, a stockholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

      Instead of paying capital gain dividends, Vestin Realty Trust may designate all or part of its net capital gain as “undistributed capital gain.” Vestin Realty Trust will be subject to tax at regular corporate rates on any undistributed capital gain.
      A stockholder:

1. will include in its income as long-term capital gains its proportionate share of such undistributed capital gains; and

2. will be deemed to have paid its proportionate share of the tax paid by Vestin Realty Trust on such undistributed capital gains and receive a credit or a refund to the extent that the tax paid by Vestin Realty Trust exceeds the stockholder’s tax liability on the undistributed capital gain.
      A stockholder will increase the basis in its common stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. The earnings and profits of Vestin Realty Trust will be adjusted appropriately.
      Vestin Realty Trust will classify portions of any designated capital gain dividend or undistributed capital gain based on the source of such capital gain as either:

1. a 15% rate gain distribution, which would be taxable to most non-corporate stockholders at a maximum rate of 15%; or

2. an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate stockholders at a maximum rate of 25%.
      Distributions made by Vestin Realty Trust and gain arising from the sale or exchange by a stockholder of shares will not be treated as passive activity income and, as a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. In addition, taxable distributions from Vestin Realty Trust, other than distributions of “qualified dividend income” generally will be treated as investment income for purposes of the investment interest limitations. A stockholder may elect to treat capital gain dividends, capital gains from the disposition of shares and qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable capital gains or dividend income will be taxed at ordinary income rates. Vestin Realty Trust will notify stockholders regarding the portions of distributions for each year that constitute ordinary income, qualified dividend income, return of capital and capital gain. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of Vestin Realty Trust. Vestin Realty Trust’s operating or capital losses would be carried over by Vestin Realty Trust for potential offset against future income, subject to applicable limitations.
      Sales of Shares. Upon any taxable sale or other disposition of shares, a stockholder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between:

1. the amount of cash and the fair market value of any property received on the sale or other disposition; and

2. the holder’s adjusted basis in the shares for tax purposes.
      The applicable tax rate will depend on the stockholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder’s tax bracket. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate stockholders) to a portion of capital gain realized by a noncorporate stockholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Stockholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. A corporate stockholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of Vestin Realty Trust shares held for more than 12 months. In general, any loss recognized by a stockholder upon the sale or other disposition of shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the stockholder from Vestin Realty Trust that were required to be treated as long-term capital gains.

      U.S. federal income tax rates applicable to individuals or “qualified dividend income” and net capital gain are set to increase in future years under various sunset provisions of the Code.
Taxation of Tax-Exempt Stockholders
      Provided that a tax-exempt stockholder has not held its common stock as “debt-financed property” within the meaning of the Code, the dividend income from Vestin Realty Trust will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of shares will not constitute UBTI unless the tax-exempt stockholder has held its shares as debt financed property within the meaning of the Code or has used the shares in a trade or business.
      However, for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in Vestin Realty Trust will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax-exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.
      Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” are treated as UBTI if received by any trust which is described in Section 401(a) of the Code, is tax- exempt under Section 501(a) of the Code and holds more than 10%, by value, of the interests in the REIT.
      Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “pension trusts.”
      A REIT is a pension held REIT if it meets the following two tests:

1. it qualified as a REIT only by reason of Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining if the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

2. either (a) at least one pension trust holds more than 25% of the value of the REIT’s stock or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT’s shares, collectively owns more than 50% of the value of the REIT’s shares.
      The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely-held requirement” without relying upon the “look-through” exception with respect to pension trusts. Based on both its current share ownership and the limitations on transfer and ownership of shares contained in its articles of incorporation, Vestin Realty Trust does not expect to be classified as a pension-held REIT although no assurance can be given to this effect.
Information Reporting and Backup Withholding Tax Applicable to Stockholders
      In general, information reporting requirements will apply to payments of distributions on Vestin Realty Trust common shares and payments of the proceeds of the sale of Vestin Realty Trust common shares to some stockholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax at the rate, currently, of 28% if:

1. the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

2. the IRS notifies the payer that the TIN furnished by the payee is incorrect;

3. there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406 of the Code; or

4. there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.
      Some stockholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder’s U.S. federal income tax and may entitle the stockholder to a refund, provided that the required information is furnished to the IRS.
      Investors should consult their tax advisors regarding their qualification for an exemption from backup withholding and information reporting and the procedures for obtaining such an exemption, if applicable.
Taxation of Non-U.S. Stockholders
      The preceding discussion does not address the rules governing U.S. federal income taxation of the ownership and disposition of our common stock by persons that are non-U.S. stockholders. When we use the term “non-U.S. stockholder” we mean a stockholder who or that is not a U.S. person as described above under “— Introduction.” In general, non-U.S. stockholders may be subject to special tax withholding requirements on distributions from us and with respect to their sale or other disposition of our common stock, except to the extent reduced or eliminated by an income tax treaty between the United States and the non-U.S. stockholder’s country of residence. A non-U.S. stockholder who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with us in order to claim such treatment. Non-U.S. stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences to them of an acquisition of shares of our common stock, including the U.S. federal income tax treatment of dispositions of interests in and the receipt of distributions from us.
Possible Legislative or Other Actions Affecting Tax Considerations
      Prospective investors should recognize that the present U.S. federal income tax treatment of an investment in Vestin Realty Trust may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in Vestin Realty Trust.
Other Tax Consequences for Vestin Realty Trust and Its Stockholders
      Vestin Realty Trust and its stockholders will be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Vestin Realty Trust and its stockholders may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective stockholders of Vestin Realty Trust should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Vestin Realty Trust.
      A portion of Vestin Realty Trust’s income will be earned through Vestin Realty Trust’s wholly-owned taxable REIT subsidiaries. The wholly-owned taxable REIT subsidiaries will be subject to U.S. federal and state income tax at the full applicable corporate rates. In addition, a taxable REIT subsidiary will be limited in its ability to deduct interest payments made to Vestin Realty Trust.
      To the extent that Vestin Realty Trust and its wholly-owned taxable REIT subsidiaries are required to pay U.S. federal, state or local taxes, Vestin Realty Trust will have less cash available for distribution to stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
      The following table sets forth the total number and percentage of Fund I units beneficially owned as of December 31, 2005 by:

•	each director;

•	our chief executive officer and our other executive officers; and

•	all executive officers and directors as a group; and
      As of December 31, 2005, none of our members were beneficial owners of 5% or more of our units.
      Unless otherwise noted, the percentage ownership is calculated based on 7,409,985 units of Fund I outstanding prior to the REIT conversion as of December 31, 2005. The percentage ownership of each stockholder after the REIT conversion is calculated based on 7,409,985 shares of Vestin Realty Trust common stock outstanding, which is derived from the number of units of Fund I outstanding as of December 31, 2005, assuming each such unit will be converted into one share of Vestin Realty Trust common stock. The address of each of the persons in the table is c/o Vestin Realty Trust I, Inc., 8379 West Sunset Road, Las Vegas, Nevada 89113.

Securities
Beneficially Owned

Prior to and After
the REIT Conversion

Beneficial Owner	Number	Percent

Michael V. Shustek(1)	101,015	1.3%
John W. Alderfer	—	—
Robert J. Aalberts	—	—
Frederick J. Zaffarese Leavitt	—	—
Roland M. Sansone	—	—
All directors and executive officers as a group (5 persons)	101,015	1.3%

(1)	Includes 100,000 units held by Vestin Mortgage and 1,015 units held by The Michael V. Shustek Trust. Mr. Shustek is the Chairman, President and Chief Executive Officer of Vestin Mortgage and indirectly owns all of the capital stock of Vestin Mortgage. Mr. Shustek is the trustee of the Michael V. Shustek Family Trust.

LEGAL MATTERS
      Certain legal matters, including certain tax matters and the validity of shares of Vestin Realty Trust common stock, will be passed upon for Fund I and Vestin Realty Trust by Morrison & Foerster LLP, Los Angeles, California. With respect to all matters of Maryland law, Morrison & Foerster LLP will rely upon Venable LLP, Baltimore, Maryland.
EXPERTS
      The financial statements included with this proxy statement/ prospectus for the nine month transition period ended June 30, 2005 and the fiscal years ended September 30, 2004 and 2003 have been audited by Moore Stephens Wurth Frazer and Torbet, LLP, independent registered public accounting firm, as stated in their report, and have been so included in reliance upon the report of such firm upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      Fund I files annual, quarterly and special reports and other information with the SEC. After the REIT conversion, Vestin Realty Trust will file annual, quarterly and special reports and other information with the SEC. These filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document filed with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.
      Securityholders should only rely on the information contained in this proxy statement/ prospectus in determining how to vote. Neither Fund I nor Vestin Realty Trust has authorized anyone to provide you with information that is different from the information contained in this proxy statement/ prospectus. This proxy statement/ prospectus is dated                     , 2006. Securityholders should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this proxy statement/ prospectus to the Fund I unitholders nor the issuance of shares of Vestin Realty Trust common stock in connection with the merger shall create any implication to the contrary.
OTHER MATTERS
      The board of directors of Vestin Mortgage, as the sole manager of Fund I, knows of no other business to be presented at the special meeting. In the event that other matters properly come before the special meeting, the persons named as proxies will vote on them in accordance with their best judgment.

By Order of the Board of Directors of Vestin Mortgage, Inc., as the sole manager of Vestin Fund I, LLC

Michael V. Shustek
Chairman, President and Chief Executive Officer

Report of Independent Registered Public Accounting Firm
The Board of Directors and Members of Vestin Fund I, LLC
      We have audited the accompanying balance sheets of Vestin Fund I, LLC (“the Company”) as of June 30, 2005 and September 30, 2004 and related statements of operations, members’ equity, and cash flows for the nine months ended June 30, 2005 and for each of the two years in the period ended September 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vestin Fund I, LLC as of June 30, 2005 and September 30, 2004, and the results of its operations and its cash flows for the nine months ended June 30, 2005 and for each of the two years in the period ended September 30, 2004 in conformity with U.S. generally accepted accounting principles. Our audits were conducted for the purpose of forming an opinion on the financial statements taken as a whole. The supplemental schedules are presented for purposes of additional analysis and are not a required part of the financial statements. Such information has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.
      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Vestin Fund I, LLC’s internal control over financial reporting as of June 30, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated September 9, 2005, expressed an unqualified opinion on management’s assessment of, and an adverse opinion on the effective operation of, internal control over financial reporting.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP
Orange, California
September 9, 2005

VESTIN FUND I, LLC
BALANCE SHEETS

	June 30,	September 30,
	2005	2004

ASSETS
Cash	$2,862,000	$9,830,000
Certificates of deposit	300,000	300,000
Interest and other receivables	682,000	1,327,000
Note receivable, net of allowance of $2,000,000 at June 30, 2005 and $0 at September 30, 2004	119,000	119,000
Real estate held for sale	7,757,000	15,287,000
Real estate held for sale — seller financed	10,374,000	10,801,000
Investment in mortgage loans, net of allowance for loan losses of $1,896,000 at June 30, 2005, and $600,000 at September 30, 2004	54,878,000	47,344,000
Assets under secured borrowings	11,391,000	6,134,000

Total assets	$88,363,000	$91,142,000

LIABILITIES AND MEMBERS’ EQUITY

Liabilities
Accounts payable and accrued liabilities	$443,000	$351,000
Due to Manager	922,000	652,000
Due to Vestin Group	2,000	5,000
Due to Vestin Fund II	1,560,000	1,470,000
Due to Vestin Fund III	6,000	—
Secured borrowings	11,391,000	6,134,000
Deferred income	768,000	252,000

Total liabilities	15,092,000	8,864,000

Members’ equity — authorized 10,000,000 units, 7,686,323 units and 8,354,057 units issued at $10 per unit and outstanding at June 30, 2005 and September 30, 2004, respectively	73,271,000	82,278,000

Total members’ equity	73,271,000	82,278,000

Total liabilities and members’ equity	$88,363,000	$91,142,000

The accompanying notes are an integral part of these statements.

VESTIN FUND I, LLC
STATEMENTS OF INCOME

	For the Transition	For the Nine	For the Year	For the Year
	Period Ended	Months Ended	Ended	Ended
	June 30,	June 30,	September 30,	September 30,
	2005	2004	2004	2003

		(Unaudited)
Revenues
Interest income from investment in mortgage loans	$4,303,000	$5,781,000	$7,519,000	$9,194,000
Loan fees	—	—	72,000	527,000
Gain on sale of real estate held for sale	1,072,000	—	—	—
Revenue related to the sale of real estate	—	4,667,000	4,667,000	—
Other income	694,000	397,000	408,000	644,000

Total revenues	6,069,000	10,845,000	12,666,000	10,365,000
Operating expenses
Management fees	201,000	191,000	255,000	253,000
Provision for loan losses	1,296,000	100,000	100,000	400,000
Interest expense	408,000	1,481,000	1,789,000	1,121,000
Loss on sale of real estate held for sale	400,000	—	463,000	—
Write down on real estate held for sale	1,271,000	521,000	535,000	3,383,000
Write off of deferred bond offering costs	—	—	—	204,000
Expenses related to real estate held for sale	708,000	368,000	597,000	467,000
Professional fees	494,000	144,000	230,000	195,000
Other	163,000	128,000	130,000	31,000

Total operating expenses	4,941,000	2,933,000	4,099,000	6,054,000

NET INCOME	$1,128,000	$7,912,000	$8,567,000	$4,311,000

Net income allocated to members	$1,128,000	$7,912,000	$8,567,000	$4,311,000

Net income allocated to members per
weighted average membership units	$0.14	$0.94	$1.03	$0.45

Weighted average membership units	7,919,354	8,398,813	8,339,404	9,668,310

The accompanying notes are an integral part of these statements.

VESTIN FUND I, LLC
STATEMENTS OF MEMBERS’ EQUITY

	Units	Amount

Members’ equity at September 30, 2002	9,928,052	$98,999,000
Distributions	—	(10,364,000)
Capital contribution from Manager	—	1,600,000
Reinvestments of distributions	231,487	2,315,000
Members’ redemptions	(1,034,973)	(10,347,000)
Net income	—	4,312,000

Members’ equity at September 30, 2003	9,124,566	86,515,000
Distributions	—	(5,098,000)
Reinvestments of distributions	85,761	857,000
Members’ redemptions	(856,270)	(8,563,000)
Net income	—	8,567,000

Members’ equity at September 30, 2004	8,354,057	82,278,000
Distributions	—	(3,694,000)
Reinvestments of distributions	48,930	489,000
Members’ redemptions	(716,664)	(6,930,000)
Net income	—	1,128,000

Members’ equity at June 30, 2005	7,686,323	$73,271,000

The accompanying notes are an integral part of these statements.

VESTIN FUND I, LLC
STATEMENTS OF CASH FLOWS

	For the Transition	For the Nine	For the Year	For the Year
	Period Ended	Months Ended	Ended	Ended
	June 30,	June 30,	September 30,	September 30,
	2005	2004	2004	2003

		(Unaudited)
Cash flows from operating activities:
Net income	$1,128,000	$7,912,000	$8,567,000	$4,311,000
Adjustments to reconcile net income to net cash provided by operating activities:
Write down of real estate held for sale	1,271,000	521,000	—	3,259,000
Write-off of deferred bond offering costs	—	—	—	204,000
Loss on sale of real estate held for sale	400,000	—	998,000	3,247,000
Gain on sale of real estate held for sale	(1,072,000)	—	—	—
Provision for loan losses	1,296,000	100,000	100,000	400,000
Change in operating assets and liabilities:
Interest and other receivables	612,000	286,000	226,000	(450,000)
Due to Manager	270,000	98,000	260,000	272,000
Due to related parties	84,000	2,104,000	3,975,000	476,000
Accounts payable and accrued liabilities	92,000	(16,000)	326,000	23,000
Note receivable from manager	—	—	—	724,000
Prepaid expenses	—	8,000	8,000	(8,000)
Deferred income	516,000	152,000	223,000	28,000

Net cash provided by operating activities	4,597,000	11,165,000	14,683,000	12,486,000

Cash flows from investing activities:
Purchase of investments in mortgage loans	(20,565,000)	(38,604,000)	(39,473,000)	(17,298,000)
Purchase of investments in mortgage loans:
from other related party	—	(350,000)	(350,000)	(6,509,000)
from Vestin Fund II	(600,000)	—	—	(14,470,000)
from the manager	—	—	—	(479,000)
Proceeds from loan payoff	11,490,000	34,229,000	35,011,000	35,079,000
Sale of investments in mortgage loans	—	—	5,528,000	1,030,000
Proceeds from sale of mortgage loans to:
Vestin Fund II	—	—	—	13,112,000
Vestin Group	—	—	—	4,500,000
Other related party	—	—	—	291,000
Proceeds from sale of investment in real estate	8,245,000	—	—	1,600,000
Cash outlays for real estate held for sale	—	(3,099,000)	(5,350,000)	—
Proceeds from redemptions of certificates of deposit	—	875,000	875,000	—

Net cash provided by (used in) investing activities	(1,430,000)	(6,949,000)	(3,759,000)	16,856,000

VESTIN FUND I, LLC
STATEMENTS OF CASH FLOWS — (Continued)

	For the Transition	For the Nine	For the Year	For the Year
	Period Ended	Months Ended	Ended	Ended
	June 30,	June 30,	September 30,	September 30,
	2005	2004	2004	2003

		(Unaudited)
Cash flows from financing activities:
Payment on note payable	—	—	(2,000,000)	—
Members’ distributions, net of reinvestments	(3,205,000)	(3,057,000)	(4,241,000)	(8,049,000)
Members’ redemptions	(6,930,000)	(8,296,000)	(8,562,000)	(10,348,000)

Net cash used in financing activities	(10,135,000)	(11,353,000)	(14,803,000)	(18,397,000)

NET CHANGE IN CASH	(6,968,000)	(7,137,000)	(3,879,000)	10,945,000
Cash, beginning of period	9,830,000	13,708,000	13,708,000	2,763,000

Cash, end of period	$2,862,000	$6,571,000	$9,829,000	$13,708,000

Supplemental disclosures of cash flows information:
Non-cash investing and financing activities:
Deferred offering costs paid by manager	$—	$—	$—	$125,000

Change in loans funded through secured borrowing	$5,256,000	$1,319,000	$14,189,000	$13,686,000

Real estate held for sale acquired through foreclosure	$2,149,000	$3,271,000	$6,580,521	$36,920,000

Loans rewritten with same or similar property as collateral	$868,000	$5,579,000	$5,759,000	$14,348,000

Reduction in Note Payable to Fund II due to valuation allowance on real estate held for sale	$—	$455,000	$455,000	$—

Investment in real estate held for sale reclassified from interest receivable	$33,000	$—	$—	$—

Investment in mortgage loans on real estate acquired for investments in real estate held for sale	$—	$—	$—	$479,000

Note receivable related to capital contribution by Manager	$—	$—	$—	$724,000

In substance payoff of payable to Manager related to capital contribution by Manager	$—	$—	$—	$876,000

Sale of rights to receive proceeds of guarantee	$—	$—	$—	$3,084,000

Note receivable from guarantor in exchange for release of guarantee	$—	$—	$119,000	$—

Sale of real estate held for sale where we provide the financing	$—	$—	$7,910,000	$—

The accompanying notes are an integral part of these statements.

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS
June 30, 2005
NOTE A — ORGANIZATION

Organization
      Vestin Fund I, LLC was organized in December 1999 as a Nevada limited liability company for the purpose of investing in real estate loans. In this report we refer to Vestin Fund I, LLC as the “Company”, “we”, “us” or “our”. We invest in loans secured by real estate through deeds of trust. We commenced operations on August 2000. We will continue our operations until December 2019 unless dissolved prior thereto or extended by vote of the members under the provisions of our operating agreement.
      We are not a mutual fund or an investment company within the meaning of the Investment Company Act of 1940, nor are we subject to any regulation thereunder. As a company investing in real estate loans and raising funds through our Distribution Reinvestment Plan, we are subject to the North American Securities Administration Act Mortgage Program Guidelines (the “NASAA Guidelines”) promulgated by the state securities administrators.
      By June 2001, we had sold all of the 10,000,000 membership units (“Unit”) offered pursuant to our registration statement. Since then, a number of Units have been redeemed and, as of June 30, 2005, a total of 7,686,323 Units were outstanding. No additional Units will be sold to new investors; however, current members may elect to participate in our Distribution Reinvestment Plan, whereby the members’ distributions may be used to purchase additional Units at $10 per Unit.
      In June 2002, we changed our fiscal year end from December 31 to September 30.
      In July 2005, we changed our fiscal year end from September 30 to June 30. Unaudited statements of income and cash flows for the 9 months ended June 30, 2004 are shown for comparative purposes.
      Our Manager is Vestin Mortgage, Inc. (the “Manager” or “Vestin Mortgage”), a Nevada corporation and licensed mortgage broker engaged in the business of brokerage, placement and servicing of commercial loans secured by real property. Our Manager is a wholly owned subsidiary of Vestin Group, Inc., a Delaware corporation (“Vestin Group”). Michael V. Shustek, the CEO and director of the Manager, acquired all of the outstanding shares of common stock of Vestin Group pursuant to a tender offer and follow-on short form merger, which closed on May 26, 2005. Vestin Group filed a Form 15 with the Securities and Exchange Commission (the “SEC”) on May 11, 2005 to terminate its reporting obligations under the Securities Exchange Act of 1934. Through its subsidiaries, Vestin Group is engaged in asset management, real estate lending and other financial services.
      Our Operating Agreement provides that the Manager controls the daily operating activities of the Company, including the power to assign duties, to determine how to invest our assets, to sign bills of sale, title documents, leases, notes, security agreements, mortgage investments and contracts, and to assume direction of the business operations. As a result, our operating results are dependent upon the Manager’s ability and performance in managing our operations and servicing our assets. The Operating Agreement also provides our members, with limited voting rights which includes the right to terminate the Manager subject to a majority vote of the members.
      Vestin Mortgage, Inc. is also the Manager of Vestin Fund II, LLC (“Fund II”), Vestin Fund III, LLC (“Fund III”) and inVestin Nevada, Inc., a company wholly owned by our Manager’s Chief Executive Officer. These entities also invest in commercial real estate loans.
      We invest in real estate loans throughout the areas in which Vestin Mortgage and its correspondents have experience, primarily Arizona, California, Hawaii, Nevada, New York, North Carolina, Oklahoma, Texas, Utah and Washington. The loans we invest in are selected for us by Vestin Mortgage from among loans originated by Vestin Mortgage or non-affiliated mortgage brokers. When Vestin Mortgage or a non-affiliated

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
mortgage broker originates a loan for us, that entity identifies the borrower, processes the loan application, makes or invests in the loan, and brokers or sells the loan to us. We believe that our loans are attractive to borrowers because of the expediency of Vestin Mortgage’s loan approval process, which takes about ten to twenty days.

Management Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
      Cash and cash equivalents include interest-bearing and non-interest-bearing bank deposits, money market accounts, short-term certificates of deposit with original maturities of three months or less, and short-term instruments with a liquidation provision of one month or less.

Revenue Recognition
      Interest is recognized as revenue when earned according to the terms of the loans, using the effective interest method. We do not recognize interest income on loans once they are determined to be impaired. A loan is impaired when based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Cash receipts will be allocated to interest income, except when such payments are specifically designated by the terms of the loan as principal reduction or when management does not believe our investment in the loan is fully recoverable.

Investments in Real Estate Loans
      The Company may from time to time acquire or sell investments in real estate loans from or to the Manager or other related parties pursuant to the terms of the Company’s Operating Agreement provided the price does not exceed the original cost. The purpose primarily is to either free up capital to provide liquidity for various reasons, such as loan diversification, or place excess capital in investments to maximize the use of the Company’s capital. For example, the Company’s operating agreement provides certain guidelines with respect to loan concentration by dollar amount, location and lien position. Selling or buying loans allows the Company to diversify its loan portfolio within these parameters. Due to the short term nature of the loans the Company makes and the similarity of interest rates in loans the Company normally would invest in, the fair value of a loan typically approximates its carrying value. Accordingly, discounts or premiums typically do not apply upon sales of loans and therefore no gain or loss in recorded on these transactions, regardless or whether to a related or unrelated party.
      Investments in real estate loans are secured by trust deeds. Generally, all of our real estate loans require interest only payments with a balloon payment of the principal at maturity. We have both the intent and ability to hold real estate loans until maturity and therefore, real estate loans are classified and accounted for as held for investment and are carried at amortized cost. Loans sold to or purchased from affiliates are accounted for at the principal balance and no gain or loss is recognized by us or any affiliate. Loan to value ratios are based on appraisals obtained at the time of loan origination and may not reflect subsequent changes in value estimates. Such appraisals are generally dated within 12 months of the date of loan origination and may be commissioned by the borrower. The appraisals may be for the current estimate of the “as-if developed” value of the property, which approximates the post-construction value of the collateralized property assuming that such property is developed. As-if developed values on raw land loans or acquisition and

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes and timely successful development by the purchaser. As most of the appraisals will be prepared on an as-if developed basis, if a loan goes into default prior to any development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the full amount of the loan.
      Currently, all but one of our loans provide for payments of interest only with a “balloon” payment of principal payable in full at the end of the term. One of our loans is an amortizing loan with a balance of approximately $7.8 million and a term of 36 months. In addition, we also invest in real estate loans that have interest reserves. Loans with interest reserves require the borrowers to maintain interest reserves funded from the principal amount of the loan for a period of time. At June 30, 2005, we had $13.5 million in investments in real estate loans that had interest reserves where the total outstanding principal was approximately $67.8 million, including participating lenders. These loans had interest reserves of approximately $3.7 million, of which our portion is $0.6. At September 30, 2004, we had $18.2 million in investments in real estate loans that had interest reserves where the total outstanding principal was approximately $119.4 million, including participating lenders. These loans had interest reserves of approximately $7.0 million, of which our portion was $1.3 million.

Allowance for Loan Losses
      We maintain an allowance for loan losses on our investments in real estate loans for estimated credit impairment in our investment in real estate loans portfolio. The Manager’s estimate of losses is based on a number of factors including the types and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan. Additions to the allowance are provided through a charge to earnings and are based on an assessment of certain factors, which may indicate estimated losses on the loans. Actual losses on loans are recorded as a charge-off or a reduction to the allowance for loan losses. Subsequent recoveries of amounts previously charged off are added back to the allowance or included as income.
      Estimating allowances for loan losses requires significant judgment about the underlying collateral, including liquidation value, condition of the collateral, competency and cooperation of the related borrower and specific legal issues that affect loan collections or taking possession of the property. As a non-conventional lender willing to invest in loans to borrowers who may not meet the credit standards of conventional lenders, the default rate on our loans could be higher than those generally experienced in the mortgage lending industry. We generally approve loans more quickly than other real estate lenders and, due to our expedited underwriting process, there is a risk that the credit inquiry we perform will not reveal the material facts pertaining to a borrower and the security.
      Additional facts and circumstances are discovered as we continue our efforts in the collection and foreclosure processes. This additional information often causes management to reassess its estimates. In recent years, we have revised estimates of our allowance for loan losses. Circumstances that have caused significant changes in our estimated allowance include:

•	Declines in real estate market conditions which can cause a decrease in expected market value.

•	Discovery of undisclosed liens for community improvement bonds, easements and delinquent property taxes.

•	Lack of progress on real estate developments after we advance funds. We customarily utilize disbursement agents to monitor the progress of real estate developments and approve loan advances. After further inspection of the related property, progress on construction occasionally does not substantiate an increase in value to support the related loan advances.

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)

Real Estate Held For Sale
      Real estate held for sale includes real estate acquired through foreclosure and will be carried at the lower of the recorded amount, inclusive of any senior indebtedness, or the property’s estimated fair value, less estimated costs to sell, with fair value based on appraisals and knowledge of local market conditions. While pursuing foreclosure actions, the Company seeks to identify potential purchasers of such property. It is not the Company’s intent to invest in or own real estate as a long-term investment. In accordance with SFAS No. 144 — Accounting for the Impairment or Disposal of Long Lived Assets, the Company seeks to sell properties acquired through foreclosure as quickly as circumstances permit. The carrying values of real estate held for sale are assessed on a regular basis from updated appraisals, comparable sales values or purchase offers. Depreciation, when applicable, is generally recorded within the operations of operating entities held for sale.
      Management classifies real estate held for sale when the following criteria are met:

•	Management commits to a plan to sell the properties;

•	The property is available for immediate sale in its present condition subject only to terms that are usual and customary;

•	An active program to locate a buyer and other actions required to complete a sale have been initiated;

•	The sale of the property is probable;

•	The property is being actively marketed for sale at a reasonable price; and

•	Withdrawal or significant modification of the sale is not likely.

Real Estate Held For Sale — Seller Financed
      The Company occasionally finances sales of foreclosed properties to independent third parties. In order to record a sale of real estate when the seller is providing continued financing, Statement of Financial Accounting Standards No. 66 (“FAS 66”) requires the buyer of the real estate to make minimum and initial continuing investments. Minimum initial investments as defined by FAS 66 range from 10% to 25% based on the type of real estate sold. In addition, FAS 66 limits commitments and contingent obligations incurred by a seller in order to record a sale.
      Because the Company occasionally forecloses on loans with raw land or developments in progress, available financing for such properties is often limited and the Company frequently provides financing up to 100% of the selling price on these properties. In addition, the Company may make additional loans to the buyer to continue development of a property. Although sale agreements are consummated at closing, they lack adequate initial investment by the buyer to qualify as a sales transaction as defined in FAS 66. These sale agreements are not recorded as a sale until the requirements of FAS 66 are met.
      These sale agreements are recorded under the cost recovery method as defined in FAS 66. Under the cost recovery method, no profit is recognized until payments by the buyer exceed the carrying basis of the property sold. In addition, the carrying value of these properties is included in real estate held for sale on the accompanying balance sheet.

Classification of Operating Results from Real Estate Held for Sale
      Statement of Financial Accounting Standards No. 144 (“FAS 144”) generally requires operating results from long lived assets held for sale to be classified as discontinued operations as a separately stated component of net income. The Company’s operations involve foreclosing on real estate when necessary and the Company considers these operating results to be part of the Company’s continuing operations. Accordingly, expenses

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
related to real estate held for sale have been included on the accompanying statements of income, net of related rental income when applicable.

Secured Borrowings
      Secured borrowings provide an additional source of capital for our lending activity. Secured borrowings allow us to increase the diversification of our loan portfolio and to invest in loans that it might not otherwise invest in. We do not receive any revenues for entering into secured borrowing arrangements. Loans in which third party investors have participated through inter-creditor agreements (“Inter-creditor Agreements”) are accounted for as secured borrowings in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS No. 140”). The Inter-creditor Agreements provide us additional funding sources for real estate loans whereby a third party investor (the “Investor”) may participate on a non-pari passu basis in certain real estate loans with us and/or Fund I and/or Fund II (collectively, the “Lead Lenders”). In the event of borrower non-performance, the Inter-creditor Agreements generally provide that the Lead Lenders must repay the Investor’s loan amount either by (i) continuing to remit to the Investor the interest due on the participated loan amount; (ii) substituting an alternative loan acceptable to the Investor; or (iii) repurchasing the participation from the Investor for the outstanding balance plus accrued interest.
      Additionally, an Investor may participate in certain loans with the Lead Lenders through Participation Agreements. In the event of borrower non-performance, the Participation Agreement may allow the Investor to be repaid up to the amount of the Investor’s investment prior to the Lead Lender being repaid. Real estate loan financing under the Participation Agreements are also accounted for as a secured borrowing in accordance with SFAS No. 140.

Fair Value of Financial Instruments
      The Financial Accounting Standards Board’s Statement No. 107, Disclosures about Fair Value of Financial Instruments, requires the determination of fair value of our financial assets. The following methods and assumptions were used to estimate the fair value of financial statements included in the following categories:

(a) Certificate of Deposits and Short Term Investments: The carrying amount of these instruments are at amortized cost which approximates fair value.

(b) Investment in Real estate loans: The carrying value of these instruments, net of the allowance for loan losses, approximates the fair value due to their short-term maturities. Fair values for loans, which are delinquent and/or in foreclosure are indeterminable at this time as no ready market exists for these loans, but fair value may be significantly below the current carrying value.

(c) Assets under Secured Borrowing: The carrying amount of these instruments approximate fair value. The fair value is estimated based upon projected cash flows discounted at the estimated current interest rates at which similar loans would be made.
      At June 30, 2005 and September 30, 2004, the estimated fair values of the real estate loans were approximately $66.2 million and $57.9 million, respectively. At June 30, 2005 and September 30, 2004, the estimated fair values of assets under secured borrowings were approximately $11.4 million and $6.1 million, respectively. These estimates were based upon the present value of expected cash flows discounted at rates currently available for similar loans. Fair value estimates are made at a specific point in time; based on relevant market information; are subjective in nature; and involve uncertainties and matters of significant judgment. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that would be collected upon maturity or disposition of the loans.

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)

Net Income Allocated to Members
      Net income allocated to members is computed by dividing income available to members by the weighted average number of membership units outstanding for the year.

Segments
      We operate as one business segment.

Income Taxes
      Income tax effects resulting from our operations pass through to our members individually and, accordingly, no provision for income taxes is included in the financial statements.

Reclassifications
      Certain reclassifications have been made to the prior year’s financial statements to conform with the current year presentation.
NOTE B — FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK
      Financial instruments with concentration of credit and market risk include cash and loans secured by trust deeds.
      We maintain cash deposit accounts and certificates of deposit which, at times, may exceed federally insured limits. We have not experienced any losses in such accounts and believe we are not exposed to any significant credit risk on cash. As of June 30, 2005 and September 30, 2004, we have $2,971,000 and $9,685,000, respectively, in excess of the federally insured limits.
      As of June 30, 2005, 36% of our real estate loans were in Nevada compared to 40% at September 30, 2004 and 6% of our real estate loans were in Hawaii compared to 7% at September 30, 2004. Additionally, as of June 30, 2005 19% of our real estate loans were in Arizona compared to 20% at September 30, 2004 and 29% of our real estate loans were in California compared to 20% at September 30, 2004. As a result of this geographical concentration of our real estate loans, a downturn in the local real estate markets in Nevada, Arizona, Hawaii and/or California could have a material adverse effect on us.
      At June 30, 2005, the aggregate amount of loans to our three largest borrowers represented 30% of our total investment in real estate loans. These real estate loans consisted of commercial and bridge loans, located in Arizona and Nevada with a first lien position, earning between 5% and 12%, and outstanding balances of approximately $20,462,000. At September 30, 2004, the aggregate amount of loans to our three largest borrowers represented 32% of our total investment in real estate loans. These real estate loans consisted of construction and bridge loans, located in Arizona, Nevada and Hawaii, with a first lien position, earning between 5% and 14%, and outstanding balances of approximately $18,733,000. Because we have a significant concentration of credit risk with our three largest borrowers, a default by any of such borrowers could have a material adverse effect on us.
      At June 30, 2005, there was one loan with a balance of approximately $7.8 million representing 11.6% of our total investment in real estate loans. This commercial real estate loan located in Nevada, with a first lien position, is earning 5%. As of September 30, 2004, there were two loans with balances of approximately $6.7 million and $7.9 million representing 11.4% and 13.5%, respectively, of our total investment in real estate loans. These real estate loans consist of construction and bridge loans, located in Arizona and Nevada, with a first lien position, earning 5% and 10%, respectively, having an aggregate amount of 10% or greater of our total real estate loans.

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Most of our real estate loans will require the borrower to make a balloon payment of the principal at maturity. The success of a borrower’s ability to repay our real estate loan obligation in a large lump-sum payment may be dependent upon the borrower’s ability to refinance the obligation or otherwise raise a substantial amount of cash. An increase in interest rates over the loan rate applicable at origination of the loan may have an adverse effect on the borrower’s ability to refinance.
NOTE C — INVESTMENTS IN REAL ESTATE LOANS
      We have six real estate loan products consisting of bridge, commercial, construction, acquisition and development, land, and residential loans. The effective interest rates on all product categories range from 5% to 14%. Revenue by product will fluctuate based upon relative balances during the period.
      Investments in real estate loans as of June 30, 2005 are summarized below:

	Number		Weighted
	of		Average	Portfolio	Loan to
Loan Type	Loans	Balance(1)	Interest Rate	Percentage	Value(2)

Acquisition and development	4	$7,272,000	8.49%	10.82%	71.05%
Bridge(3)	5	7,063,000	10.16%	10.52%	50.78%
Commercial	10	31,376,000	9.99%	46.73%	67.17%
Construction	3	3,712,000	9.40%	5.53%	69.94%
Land	7	17,725,000	12.89%	26.40%	61.67%

	29	$67,148,000	10.58%	100.00%	64.56%

      Investment in real estate loans as of September 30, 2004 are summarized below:

	Number		Weighted
	of		Average	Portfolio	Loan to
Loan Type	Loans	Balance(1)	Interest Rate	Percentage	Value(2)

Acquisition and development	10	$18,810,000	9.71%	32.02%	63.01%
Bridge(3)	9	8,687,000	10.65%	14.79%	49.98%
Commercial	8	12,932,000	12.22%	22.01%	77.19%
Construction	4	12,182,000	7.64%	20.74%	76.81%
Land	4	6,134,000	12.65%	10.44%	71.42%

	35	$58,745,000	10.28%	100.00%	67.94%

(1)	The following table reconciles the balance of the loan portfolio to the amount shown on the accompanying Balance Sheet. The contra accounts represent the amount of real estate held for sale sold to third parties where we provided financing. GAAP requires the borrower to have a certain percentage equity ownership (typically 20%) to allow us to record the sale of a property. In addition, the borrower must maintain a minimum commitment in the property on a continuing basis. Therefore, until the borrower meets these requirements, the investment in the new loan is reduced by the amount originally invested in the real estate held for sale.

	June 30, 2005	September 30, 2004
	Balance	Balance

Balance per loan portfolio	$67,148,000	$58,745,000
Less:
Seller financed loans included in real estate held for sale	(10,374,000)	(10,801,000)
Allowance for loan losses	(1,896,000)	(600,000)

Balance per accompanying Balance Sheet	$54,878,000	$47,344,000

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)

(2)	Loan to value ratios are based on appraisals obtained at the time of loan origination and may not reflect subsequent changes in value estimates. Such appraisals, which may be commissioned by the borrower and also may precede the placement of the loans with us, are generally dated no greater than 12 months prior to the date of loan origination. The appraisals may be for the current estimate of the “as-if developed” value of the property, which approximates the post-construction value of the collateralized property assuming that such property is developed. “As-if developed” values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes, and successful development by the purchaser; upon which development is dependent on availability of financing. As most of the appraisals will be prepared on an “as-if developed” basis, if a loan goes into default prior to any development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the full amount of the loan.

(3)	Bridge loans are a subcategory of commercial loans in which we provide interim financing for borrowers seeking long-term, permanent financing. Going forward, we expect to report bridge loans within the commercial category.

	June 30,		September 30,
	2005	Portfolio	2004	Portfolio
Loan Type	Balance*	Percentage	Balance*	Percentage

First trust deeds	$66,645,000	99.25%	$57,830,000	98.44%
Second trust deeds**	503,000	0.75%	915,000	1.56%

	$67,148,000	100.00%	$58,745,000	100.00%

*	See note (1) above

**	Generally, our Second trust deeds are junior to a first trust deed position held by either us or our Manager.
      The following is a schedule of contractual maturities of investments in real estate loans as of June 30, 2005*:

2005	$27,377,000
2006	31,201,000
2007	8,570,000

$67,148,000

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The following is a schedule by geographic location of investments in real estate loans as of June 30, 2005 and September 30, 2004:

	June 30,		September 30,
	2005	Portfolio	2004	Portfolio
	Balance*	Percentage	Balance*	Percentage

Arizona	$13,063,000	19.45%	$11,682,000	19.89%
California	19,794,000	29.48%	11,475,000	19.53%
Hawaii	4,139,000	6.16%	4,139,000	7.05%
Nevada	24,428,000	36.38%	23,236,000	39.56%
New York	3,320,000	4.94%	3,320,000	5.65%
North Carolina	—	—	90,000	0.15%
Oklahoma	1,237,000	1.84%	996,000	1.70%
Texas	1,167,000	1.75%	1,728,000	2.94%
Utah	—	—	1,503,000	2.56%
Washington	—	—	576,000	0.97%

	$67,148,000	100.00%	$58,745,000	100.00%

*	See note (1) above
      At June 30, 2005, five of our loans totaling $8.1 million were non-performing (more than 90 days past due on interest payments or past due on principal). These loans have been placed on non-accrual of interest status. We have commenced foreclosure proceedings on these loans. The following schedule summarizes the non-performing loans:

	Balance		Number of	Percentage of
	June 30,		Months Non-	Total Loan
Description of Collateral	2005	Maturity Date	Performing	Balance

4 cemeteries and 8 mortuaries in Hawaii	$4,139,000	03/31/2004	15	12.17%
Racetrack and hotel in Vernon, NY	3,320,000	06/30/2005	10	12.77%
25 acres tentatively mapped for 104 single family residential lots in Palm Springs, California	66,000	01/23/2006	8	5.11%
4 separate commercial parcels in Rancho Cucamonga, Palm Springs, and Cathedral City, CA	51,000	04/16/2005	3	0.72%
Development of 400 single and multi-family residential lots in Cathedral City, California	503,000	04/20/2005	8	7.74%

	$8,079,000

      Our Manager periodically reviews and makes a determination as to whether the allowance for loan losses is adequate to cover any potential losses. Additions to the allowance for loan losses are made by charges to the provision for loan losses. Recoveries of previously charged off amounts are credited to the allowance for loan losses or included as income when the asset is disposed. As of June 30, 2005, we have provided a general allowance for loan losses of approximately $671,000. Additionally, our Manager recognized a specific reserve related to the 4 cemeteries and 8 mortuaries in Hawaii, of which our portion of the specific reserve is $1,225,000. Our Manager evaluated the loans and concluded that the remaining underlying collateral was sufficient to protect us against further losses of principal or interest. Our Manager will continue to evaluate these loans in order to determine if any other allowance for loan losses should be recorded.

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Because any decision regarding the allowance for loan losses reflects a judgment about the probability of future events, there is an inherent risk that such judgments will prove incorrect. In such event, actual losses may exceed (or be less than) the amount of any reserve. To the extent that we experience losses greater than the amount of our reserves, we may incur a charge to our earnings that will adversely affect our operating results and the amount of any distributions payable to our Members.
      The following is a roll-forward of the allowance for loan losses for the nine months ended June 30, 2005:

	Balance			Balance
	September 30,			June 30,
Description	2004	Provisions	Deductions	2005

General Valuation Allowance	$600,000	$71,000	$—	$671,000
Specific allowance	—	1,225,000	—	1,225,000

Total	$600,000	$1,296,000	$—	$1,896,000

      Rightstar Allowance — As of June 30, 2005, we had commenced a judicial foreclosure on a loan secured by 4 cemeteries and 8 mortuaries in Hawaii. The aggregate amount of the loan is approximately $32 million, of which our balance totals $4,139,000. Of the 4 lenders included in this loan, 1 lender has priority over the remaining 3 lenders in the approximate amount of $14 million pursuant to an inter-creditor agreement. In exchange for expediting the foreclosure process, the lenders jointly agreed to release the guarantors from their guaranty of the loan. Foreclosure proceedings were delayed during the quarter ended June 30, 2005 due to issues encountered in obtaining a license to operate the facilities. We cannot estimate when the foreclosure will be completed or when we may obtain title to the underlying properties. The cemeteries and mortuaries are operating businesses and, after obtaining title and pending disposition of these properties, we may have to include the operating results of these businesses in our financial statements on a consolidated basis. All significant intercompany balances and transactions will be eliminated in the consolidation. During the transition period ended June 30, 2005, the State of Hawaii notified the lenders of a potential trust fund deficit estimated at $19.5 million and claimed this balance has priority over all lenders. The lenders dispute the amount and priority of this deficit. However, we re-evaluated the underlying value of the collateral including this estimated trust fund deficit. Based on this estimate, we calculated our total specific reserve allowance for loss of the entire balance of $1,225,000. During July 2005, we and Fund II acquired the lender’s position which held priority over the remaining 3 lenders by acquiring their balance of the loan for approximately $15.5 million, including accrued interest of approximately $1.5 million, which our portion is approximately $5.4 million, including accrued interest of approximately $500,000. We acquired this balance to expedite the foreclosure process and remove the lender from their priority position which had the potential to impair the value we may receive at the time the property is sold.
      In addition, our Manager had granted extensions on 4 loans pursuant to the terms of the original loan agreements, which permit extensions by mutual consent. Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take-out financing. However, our Manager only grants extensions when a borrower is in full compliance with the terms of the loan, including, but not limited to the borrower’s obligation to make interest payments on the loan. The aggregate amount due from borrowers whose loans had been extended as of June 30, 2005 was approximately $4.3 million. Our Manager concluded that no allowance for loan loss was necessary with respect to these loans as of that date.

Asset Quality and Loan Reserves
      Losses may occur from investing in real estate loans. The amounts of losses will vary as the loan portfolio is affected by changing economic conditions and the financial condition of borrowers.

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The conclusion that a real estate loan is uncollectible or that collectibility is doubtful is a matter of judgment. On a quarterly basis, the Manager evaluates our real estate loan portfolio for impairment. The fact that a loan is temporarily past due does not necessarily mean that the loan is impaired. Rather, all relevant circumstances are considered by our Manager to determine impairment and the need for specific reserves. Such evaluation, which includes a review of all loans on which full collectibility may not be reasonably assured, considers among other matters:

•	prevailing economic conditions;

•	historical experience;

•	the nature and volume of the loan portfolio;

•	the borrowers’ financial condition and adverse situations that may affect the borrowers’ ability to pay;

•	evaluation of industry trends; and

•	estimated net realizable value of any underlying collateral in relation to the loan amount.
      Based upon this evaluation, a determination is made as to whether the allowance for loan losses is adequate to cover any potential losses. Additions to the allowance for loan losses are made by charges to the provision for loan losses. Recoveries of previously charged off amounts are credited to the allowance for loan losses. As of June 30, 2005, our Manager had provided for $671,000 as a general allowance for loan losses and a specific allowance of $1,225,000. At June 30, 2005, five of our loans were non-performing (more than 90 days past due on principal or interest payments) totaling $8.1 million as summarized previously. Our Manager evaluated the loans and concluded that the underlying collateral was sufficient to protect us against further losses of principal or interest. Our Manager will continue to evaluate these loans in order to determine if any other allowance for loan losses should be recorded.
NOTE D — RELATED PARTY TRANSACTIONS

Transactions with Management and Others
      Our Manager is entitled to receive from us an annual management fee of up to 0.25% of our aggregate capital contribution, paid monthly in arrears. For the transition period ended June 30, 2005, we recorded management fees to our Manager of approximately $201,000 and $255,000 for the year ended September 30, 2004. Additionally, for the transition period ended June 30, 2005, we recorded pro rata distributions owed to our Manager of approximately $46,000 and $45,000 for the year ended September 30, 2004 based upon the total of 100,000 units owned by our Manager.
      As of June 30, 2005, we owed the Manager $922,000 related to unpaid management fees, our Manager’s pro-rata share of distributions, and expenses paid on our behalf related to the maintenance of real estate held for sale.
      As of June 30, 2005, Vestin Mortgage had an investment in us of approximately $1.0 million, which consists of certain costs paid on our behalf related to the registration and start-up costs. Vestin Mortgage has received 100,000 units from us related to this investment.
      From time to time we may acquire or sell investments in real estate loans from/to our Manager or other related parties pursuant to the terms of our Operating Agreement provided the price does not exceed the original cost. No gain or loss is recorded on these transactions as it is not our intent to make a profit on the purchase or sale of such investments. The purpose is generally to diversify our loan portfolio by spreading our investments among a broader pool of loans. Such interests are generally bought and sold at par value. We do not seek to profit from a sale to a related party nor do we purchase loan interests at a mark-up from related parties.

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)

Transactions with the Funds
      During the transition period ended June 30, 2005, we purchased $600,000 in real estate loans from Fund II.
      As of June 30, 2005 we owed Fund II $1,560,000 primarily related to payments made on our behalf for the maintenance of real estate owned.
      As of June 30, 2005 we owed Fund III $6,000 primarily related to payments they made on our behalf for legal expenses incurred.

Transactions with other related parties
      During the transition period ended June 30, 2005 and for the year ended September 30, 2004, we incurred $8,000 and $5,000, respectively, for legal fees to the law firm of Levine, Garfinkel & Katz in which the Secretary of Vestin Group has an equity ownership interest.
      During the transition period ended June 30, 2005 and for the year ended September 30, 2004, we incurred $75,000 and $0, respectively, to L.L. Bradford & Company, LLC, a certified public accounting firm for accounting services. A former director and officer of Vestin Group is an equity owner in that firm.
NOTE E — REAL ESTATE HELD FOR SALE
      At June 30, 2005, we held 3 properties with a total carrying value of $7.8 million, which were acquired through foreclosure and recorded as investments in real estate held for sale. The summary below includes our percentage ownership in each property. These investments in real estate held for sale are accounted for at the lower of cost or fair value less costs to sell with fair value based on appraisals or knowledge of local market conditions. It is not our intent to invest in or own real estate as a long-term investment. We seek to sell

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
properties acquired through foreclosure as quickly as circumstances permit. The following is a roll-forward of investments in real estate held for sale for the transition period ended June 30, 2005:

						Gain	Write Down
		Percentage	Balance			(Loss) on	on Real	Balance
	Date	of	September 30,		Proceed	Sale of	Estate Held	June 30,
Description	Acquired	Ownership	2004	Acquisitions	from Sales	Real Estate	for Sale	2005

Custom residential property located in Santa Fe, New Mexico(2)	3/4/2003	93%	$1,052,000	$—	$(798,000)	$24,000	$(278,000)	$—
Land containing 166 residential lots in Henderson, Nevada(2)	2/28/2003	66%	5,412,000	—	—	—	(354,000)	5,058,000
30 unit condominium complex in Las Vegas, Nevada(2)	2/4/2003	17%	216,000	—	(216,000)	—	—	—
126 unit, (207 bed) assisted living facility in Phoenix, Arizona(2)	9/8/2004	10%	1,526,000	—	—	—	(640,000)	886,000
460 acre residential sub-division in Lake Travis, Texas	8/3/2004	34%	1,784,000	29,000	—	—	—	1,813,000
140 unit/224 bed senior facility in Mesa, Arizona(2)	5/26/2004	14%	1,020,000	—	(1,009,000)	(11,000)	—	—
28 acres of raw land in Mesquite, Nevada(2)	11/27/2002	58%	2,159,000	—	(3,208,000)	1,049,000	—	—
Hotel/ Casino in Las Vegas, Nevada	2/2/2004	27%	2,118,000	—	(2,118,000)	—	—	—
126 unit Hotel in Mesquite, Nevada(1)(2)	10/4/2004	32%	—	2,153,000	(1,764,000)	(389,000)	—	—

Total			$15,287,000	$2,182,000	$(9,113,000)	$673,000	$(1,272,000)	$7,757,000

(1) Foreclosures for the year ended June 30, 2005:

During October 2004, we took title to 32% of a 126 unit hotel in Mesquite, Nevada. Vestin Fund II owns the other 68%. In January 2005, we and Fund II entered into an agreement to sell the property for $5.5 million, as noted below in (2). In addition, during June 2005, we entered into a settlement agreement with the guarantors of the loan in the amount of $2,000,000 in exchange for a release of their personal guarantees of which our share was approximately $1,350,000. The balance is secured by a second trust deed and is payable in a first installment of $100,000 due in July 2005 and interest only payments of 5% on $1,100,000 from July 2005 through July 2008, at which time the entire balance is due. The guarantors are entitled to a discount of $782,000 from the principal balance in the event the entire balance is paid by December 2006. The first installment was received and recognized as income in July 2005. Our portion was $32,000. Payments will be recognized as revenue when received.
(2) Sales of real estate held for sale for the year ended June 30, 2005:

During March 2005, the custom residential property located in Santa Fe, New Mexico was sold for $860,000 of which our proceeds were approximately $798,000. During the quarter ended December 31, 2004, we wrote down the carrying value of this property by approximately $278,000 based on our estimate of the net realizable value of the property. Consequently, as a result of completion of the sale we recorded a gain of approximately $24,000.

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)

During March 2005, the 126 unit hotel in Mesquite, Nevada was sold for $5.5 million of which our share of the proceeds was approximately $1.8 million which resulted in a loss upon sale of approximately $389,000.

During September 2004 we entered into an agreement to sell the remaining 28 acres of raw land in Mesquite, Nevada for $6.2 million, of which our portion was approximately $3.2 million. During the prior quarter, $150,000 was released from escrow representing an early release of funds. The transaction was finalized during December 2004 and resulted in a gain of $1.0 million.

During July 2003, we and Fund II entered into an agreement for the sale of a portion of our interest in 40 acres of land containing 354 residential lots in Henderson, Nevada. The agreement requires the buyer to purchase 138 lots for cash and gives the buyer an option to purchase the remaining 216 lots over the next three years at a predetermined price, which may be adjusted for potential value increases. Through June 30, 2005, the buyer has purchased 188 lots of the 354 lots. We and Fund II recorded a valuation adjustment for the transition period ended June 30, 2005 of $354,000 and $180,000, respectively, to write down the carrying value of our respective interest in the parcel to the amount corresponding to the negotiated sale and option price. During July 2005, the buyer exercised its option to purchase an additional 84 lots for approximately $3.85 million, of which we received approximately $2.6 million, resulting in no further gain or loss.

During transition period ended June 30, 2005, sold our portion of the 30-unit condominium complex in Las Vegas, Nevada for $215,000. The transaction did not result in any gains or losses.

During November 2004, we and Fund II sold the 140 Unit/224 bed senior facility in Mesa, Arizona of which our consideration received totaled $1,009,000. We received cash of $160,000 and held back a promissory note and first deed of trust totaling $905,000. This transaction resulted in a loss of $11,000. The promissory note is payable in interest only payments of 8% on the principal balance outstanding. Commencing June 25, 2005 through May 25, 2006, monthly payments shall increase to $15,000 and be applied to principal and accrued interest. Beginning June 25, 2006 through May 25, 2009 payments are to increase to $20,000 monthly. Due to uncertainty of collectibility, we have provided a valuation allowance for the entire balance of the promissory note. Payments will be recognized when received as a decrease to the value of the real estate held for sale.

Transactions subsequent to June 30, 2005:
      During August 2005, we sold the 126 unit (207 bed) assisted living facility in Phoenix, Arizona through 100% seller financing of which the terms include: a $10,500,000 loan; 0.00% interest rate for the first six months; with an interest rate increase to 7.50% per annum thereafter. The borrower agreed to reduce the principal balance of the loan by $2 million within six months following the closing of the loan. We and Fund II wrote down the carrying value of the property in the quarter ended March 31, 2005 by approximately $6.5 million. Upon loan payment we will recover a portion of the write down and do not expect to have any further gains or losses on the sale of this property.

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
NOTE F — REAL ESTATE HELD FOR SALE — SELLER FINANCED
      At June 30, 2005, we held an interest in 5 properties with a total carrying value of $10,374,000 which have been sold in transactions where we or an affiliate provided the financing to the purchaser. GAAP requires us to include these properties in real estate held for sale until the borrower has met and maintained a certain percentage of equity ownership, which is typically 20%. We may share ownership of such properties with Fund II, the Manager, or other unrelated parties. The summary below includes our percentage ownership in each property. These investments in real estate held for sale are accounted for at the lower of cost or fair value less costs to sell with fair value based on appraisals and knowledge of local market conditions. The following is a roll-forward of seller financed real estate held for sale for the transition period ended June 30, 2005:

					Principal
					Payments
		Percentage	Balance at		Received	Valuation/
	Date	of	September 30,		from	Other	Balance at
Description	Acquired	Ownership	2004	Acquisitions	Borrower	Adjustments	June 30, 2005

An approximate 200-unit apartment complex located in Las Vegas, Nevada	1/27/2003	5%	$171,000	$—	$—	$—	$171,000
A completed golf course and raw land in Mesquite, Nevada	11/6/2002	55%	1,475,000	—	—	—	1,475,000
36 acres of raw land in Mesquite, Nevada	11/27/2002	48%	334,000	—	—	—	334,000
Assisted living facility in Las Vegas, Nevada	9/23/2004	52%	7,910,000	—	(121,000)	—	7,789,000
Raw land in Mesquite, Nevada	11/27/2002	53%	911,000	—	(306,000)	—	605,000

			$10,801,000	$—	$(427,000)	$—	$10,374,000

      As of June 30, 2005, we received $768,000 in interest payments from borrowers on the loans associated with the sale of the above properties. Until the borrowers have met the minimum equity ownership requirement to allow us to record the sale, all interest payments received are recorded as deferred income. Once the equity requirement has been met, we will record these amounts as interest income from investments in real estate loans. Due to the short term nature of the financing we provide to these borrowers, we generally expect the necessary ownership requirements to be met upon loan payoff. At that time, we recognize income on interest payments received unless the borrower has met the minimum equity requirements sooner.
NOTE G — NOTES RECEIVABLE
      During October 2004, we and Fund II sold the Castaways Hotel/ Casino in Las Vegas, Nevada of which our portion of the net cash proceeds totaled $2,118,000. We originally sold this property under a 100% seller financing arrangement. The borrowers then sold the property to an unrelated third party which resulted in a payoff of the note and also allowed us to record the sale and remove the asset from seller financed real estate held for sale. In addition, during September 2004, we received a promissory note from the guarantors of the loan in the amount of $160,000 in exchange for a release of their personal guarantees. Since payments on the note do not begin for 18 months from the date of the note, we discounted the face value of the note to $119,000 which is based on a discount rate of 8% as of June 30, 2005.
      During March 2005, we and Fund II sold the 126 unit hotel in Mesquite, Nevada for $5,473,000 of which our share of the proceeds were approximately $1.8 million which resulted in a loss of approximately $389,000. In addition, during June 2005, we entered into a settlement agreement with the guarantors of the loan in the amount of $2,000,000 in exchange for a release of their personal guarantees of which our share was approximately $640,000. The balance is secured by a second trust deed and is payable in a first installment of $100,000 due in July 2005 and interest only payments of 5% on $1,100,000 from July 2005 through July 2008,

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
at which time the entire balance is due. The guarantors are entitled to a discount of $782,000 from the principal balance in the event the entire balance is paid by December 2006. The first installment was received and recognized as income in July 2005. Our portion was $32,000. Payments will be recognized as revenue when received.
      During November 2004, we and Fund II sold the 140 Unit/224 bed senior facility in Mesa, Arizona of which our consideration received totaled $1,009,000. We received cash of $160,000 and held back a promissory note and first deed of trust totaling $905,000. This transaction resulted in a loss of $11,000. The promissory note is payable in interest only payments of 8% on the principal balance outstanding. Commencing June 25, 2005 through May 25, 2006, monthly payments shall increase to $15,000 and be applied to principal and accrued interest. Beginning June 25, 2006 through May 25, 2009 payments are to increase to $20,000 monthly. Due to uncertainty of collectibility, we have provided a valuation allowance for the entire balance of the promissory note. Payments will be recognized as revenue when received.
NOTE H — SECURED BORROWINGS
      Loans in which third party investors have participated through inter-creditor agreements (“Inter-creditor Agreements”) are accounted for as secured borrowings in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS No. 140”). The Inter-creditor Agreements provide us additional funding sources for real estate loans whereby a third party investor (the “Investor”) may participate on a subordinated basis in certain real estate loans with us and/or Fund II and/or Fund III (collectively, the “Lead Lenders”). In the event of borrower non-performance, the Inter-creditor Agreements generally provide that the Lead Lenders must repay the Investor’s loan amount either by (i) continuing to remit to the Investor the interest due on the participated loan amount; (ii) substituting an alternative loan acceptable to the Investor; or (iii) repurchasing the participation from the Investor for the outstanding balance plus accrued interest.
      Additionally, an Investor may participate in certain loans with the Lead Lenders through Participation Agreements. In the event of borrower non-performance, the Participation Agreement may allow the Investor to be repaid up to the amount of the Investor’s investment prior to the Lead Lender being repaid. Real estate loan financing under the Participation Agreements are also accounted for as a secured borrowing in accordance with SFAS No. 140.
      As of June 30, 2005 and September 30, 2004, funds being used under Inter-creditor and Participation Agreements, where we have potential obligations as defined above totaled $11,391,000 and $6,134,000, respectively.
NOTE I — RECENT ACCOUNTING PRONOUNCEMENTS
      In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” SFAS No. 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material and requires that such items be recognized as current-period charges regardless of whether they meet the “so abnormal” criterion outlined in ARB No. 43. SFAS No. 151 also introduces the concept of “normal capacity” and requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. Unallocated overheads must be recognized as an expense in the period incurred. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not currently believe it will have a material impact on our financial statements.
      In December 2004, the FASB issued Staff Position No. FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (“FAS 109-2”). The American Jobs Creation Act of 2004 introduces a special one-time dividends received

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
deduction on the repatriation of certain foreign earnings to a U.S. taxpayer, provided certain criteria are met. FAS 109-2 provides accounting and disclosure guidance for the repatriation provision, and was effective immediately upon issuance. We do not believe that the adoption of FAS 109-2 will have a material effect on our financial statements.
      In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-based Payment” which replaces the prior SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS 123 (revised 2004) requires compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be re-measured each reporting period. Compensation cost will be recognized over the period that an employee provides services in exchange for the award. This new standard will become effective for us July 8, 2005, and we are still evaluating the impact of this statement. We do not currently believe it will have a material impact on our financial statements.
      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions” (SFAS No. 153). SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21 (b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for periods beginning after June 15, 2005. The Company does not expect that adoption of SFAS No. 153 will have a material effect on its financial position, consolidated results of operations, or liquidity. We do not currently believe it will have a material impact on our financial statements.
NOTE J — LEGAL MATTERS INVOLVING THE MANAGER
      Vestin Group, Vestin Mortgage, and Del Mar Mortgage, Inc., a company wholly owned by Michael Shustek, the sole shareholder and CEO of Vestin Group, are defendants in a civil action entitled Desert Land, L.L.C. et al. v. Owens Financial Group, Inc. et al (the “Action”). The Action is based upon allegations that Del Mar Mortgage and/or Vestin Mortgage charged unlawful fees on various loans arranged by them. Desert Land sought in excess of $10 million in monetary damages. On April 10, 2003, the United States District Court for the District of Nevada (the “Court”) entered judgment jointly and severally in favor of Desert Land against Vestin Group, Vestin Mortgage and Del Mar Mortgage, Inc. Judgment was predicated upon the Court’s finding that Del Mar Mortgage, Inc. received an unlawful penalty fee from the plaintiffs.
      The defendants subsequently filed a motion for reconsideration. The Court denied the motion and, on August 13, 2003, held that Vestin Group, Vestin Mortgage, and Del Mar Mortgage, Inc. are jointly and severally liable for the judgment in the amount of $5,683,312 (which amount includes prejudgment interest and attorney’s fees). On August 27, 2003, the Court stayed execution of the judgment against Vestin Group and Vestin Mortgage based upon the posting of a bond in the amount of $5,830,000. Mr. Shustek personally posted a cash bond without any cost or obligation to Vestin Group and Vestin Mortgage. Additionally, Del Mar Mortgage, Inc. has indemnified Vestin Group and Vestin Mortgage for any losses and expenses in connection with the Action, and Mr. Shustek has guaranteed the indemnification with his cash bond. On September 12, 2003, all of the defendants held liable to Desert Land appealed the judgment to the Ninth Circuit United States Court of Appeals, which is scheduled to hear the case on October 18, 2005. We are not a party to the Action.
      Our Manager is involved in a number of legal proceedings concerning matters arising in connection with the conduct of their business activities. The Manager believes it has meritorious defenses to each of these actions and intends to defend them vigorously. The Manager believes that it is not a party to any pending legal

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
or arbitration proceedings that would have a material adverse effect on the Manager’s financial condition or results of operations or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on the Manager’s net income in any particular period.
NOTE K — LEGAL MATTERS INVOLVING THE COMPANY
      The staff of the Pacific Regional Office of the SEC has been conducting an informal inquiry into certain matters related to us, Vestin Group, Fund II and Fund III. We have fully cooperated during the course of the informal inquiry. On January 6, 2005, we received from the SEC an “Order Directing Private Investigation and Designating Officers to Take Testimony.” The order of investigation indicates that the SEC staff is seeking to determine if the subjects of the investigation violated the federal securities law by, among other things, filing false or misleading periodic reports and failing to implement adequate internal controls. No allegations of wrongdoing have been filed. We intend to cooperate fully in this matter and believe that we have complied with SEC disclosure requirements. We cannot at this time predict the outcome of this matter.
      We are involved in a number of legal proceedings concerning matters arising in connection with the conduct of our business activities. We believe we have meritorious defenses to each of these actions and intend to defend them vigorously. We believe that we are not a party to any pending legal or arbitration proceedings that would have a material adverse effect on the our financial condition or results of operations or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on our net income in any particular period.
NOTE L — REDEMPTION LIMITATION
      In order to comply with our Operating Agreement and Internal Revenue Code, we may redeem no more than 10% of the members’ capital in any calendar year. As of June 30, 2005, the total of redemptions made from inception was $37.3 million. Balances in Members’ capital accounts as of January 1, 2005 was $81.7 million, which limited redemptions to $8.2 million for calendar 2005. As of June 30, 2005, remaining requests to redeem are approximately $2.0 million in 2005, $7.4 million in 2006, $6.6 million in 2007, $6.0 million in 2008, $5.4 million in 2009, $4.8 million in 2010, $4.3 million in 2011, $3.9 million in 2012, $3.5 million in 2013, $3.2 million in 2014, $2.8 million in 2015, $2.6 million in 2016, $2.3 million in 2017, and $2.1 million in 2018 had been logged, without taking into account unit valuation adjustments.
      In order to satisfy these redemption requests, in the past, we have accumulated by the end of a calendar year a cash reserve equal to approximately 10% of our total capital. This is in addition to the 3% reserve we maintained for working capital purposes. This reserve is generally accumulated by retaining funds received upon the pay-off of a loan and not reinvesting them in new loans. This has the effect of reducing the amount of capital we deploy in real estate loans, which in turn reduces our revenues and distributions to members. At June 30, 2005, we had not reserved any cash to satisfy redemption requests.
      Our Manager is currently evaluating a plan to convert Vestin Fund I into a Real Estate Investment Trust (“REIT”) whereby equity holders would be able to sell their interests on a national securities exchange, but would not have any withdrawal rights. If successfully implemented, this plan would prevent a further erosion of our capital through member withdrawals. Implementation of this plan would require resolution of various tax and structural issues, declaration of effectiveness by the SEC of a proxy and registration statement, approval of a majority in interest of our outstanding units and approval for listing on a national securities exchange. None of these requirements have been met and no assurance can be given that any proposal to convert Vestin Fund I into a REIT will be successfully implemented. The initial draft of the Form S-4 registration statement for Vestin Realty Trust I, Inc. was filed on May 27, 2005 with the Securities Exchange Commission.

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Following a periodic review by our Manager as required pursuant to the Operating Agreement as a result of write downs in the carrying value of real estate held for sale, effective April 1, 2005, we adjusted the stated unit value of each unit to $9.75 to reflect the estimated net value of each unit at that date. The periodic review of the estimated net unit value includes and analysis of unrealized gains that our Manager reasonably believes exist at the time of the review, but that cannot be added to net asset value under GAAP. Our Manager is pursuing remedies it deems appropriate for collection of loan losses, including litigation to enforce guarantees of the borrowers. We cannot predict the eventual outcome of any remedies chosen.
NOTE M — SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
      The following schedule is a selected quarterly financial date for transition period ended June 30, 2005:

	First	Second	Third	Transition
	Quarter	Quarter	Quarter	Period

Revenues	$2,310,000	$2,154,000	$1,605,000	$6,069,000
Expenses	736,000	2,002,000	2,203,000	4,941,000

Net income (loss)	$1,574,000	$152,000	$(598,000)	$1,128,000

Net income (loss) allocated to members per weighted average membership units	$0.19	$0.02	$(0.08)	$0.14

Weighted average membership units	8,332,817	7,738,967	7,919,354	7,919,354

      The following schedule is a selected quarterly financial date for fiscal year ended September 30, 2004:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Year

Revenues	$2,048,000	$6,831,000	$1,966,000	$1,821,000	$12,666,000
Expenses	1,260,000	954,000	719,000	1,166,000	4,099,000

Net income	$788,000	$5,877,000	$1,247,000	$655,000	$8,567,000

Net income allocated to members per weighted average membership units	$0.09	$0.68	$0.15	$0.08	$1.03

Weighted average membership units	9,110,711	8,664,702	8,311,724	8,385,189	8,339,404

NOTE N — SUBSEQUENT EVENTS
      As discussed in Note C, during July 2005, we and Fund II acquired the lender’s position which held priority over the remaining 3 lenders by acquiring their balance of the loan for approximately $15.5 million, including accrued interest of approximately $1.5 million, which our portion is approximately $5.4 million, including accrued interest of approximately $500,000. We acquired this balance to expedite the foreclosure process and remove the lender from their priority position which had the potential to impair the fair value we would receive at the time the property is sold.
      During August 2005, we sold the 126 unit, (207 bed) assisted living facility in Phoenix, Arizona through 100% financing of which the terms include: a $10,500,000 loan; 0.00% interest rate for the first six months; with an interest rate increase to 7.50% per annum thereafter. The borrower agreed to reduce the principal balance of the loan by $2 million within six months following the closing of the loan. We and Fund II wrote down the carrying value of the property in the in the quarter ended March 31, 2005 by approximately

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
$6.5 million. Upon loan payment we will recover a portion of the write down and do not expect to have any further gains or losses on the sale of this property.
      As discussed in Note G, during July 2005 the first installment was received and recognized as income related to the settlement with the guarantors of the loan of the 126 unit hotel in Mesquite, Nevada. Our portion was $32,000. Payments will be recognized as revenue when received.
      As discussed in Note E, during July 2003 we and Fund II entered into an agreement for the sale of a portion of our interest in 40 acres of land containing 354 residential lots in Henderson, Nevada. The agreement requires the buyer to purchase 138 lots for cash and gives the buyer an option to purchase the remaining 216 lots over the next three years at a predetermined price, which may be adjusted for potential value increases. Through June 30, 2005, the buyer has purchased 188 lots of the 354 lots. We and Fund II recorded a valuation adjustment for the transition period ended June 30, 2005 of $354,000 and $180,000, respectively, to write down the carrying value of the Company’s interest in the parcel to the amount corresponding to the negotiated sale and option price. During July 2005, the buyer exercised their option to purchase an additional 84 lots for approximately $3.85 million of which we received approximately $2.6 million.
NOTE O — OTHER MATTER
      Our Manager is currently evaluating a plan to convert Vestin Fund I into a Real Estate Investment Trust (“REIT”) whereby equity holders would be able to sell their interests on a national securities exchange, but would not have any withdrawal rights. If successfully implemented, this plan would prevent a further erosion of our capital through member withdrawals. Implementation of this plan would require resolution of various tax and structural issues, declaration of effectiveness by the SEC of a proxy and registration statement, approval of a majority in interest of our outstanding units and approval for listing on a national securities exchange. None of these requirements have been met and no assurance can be given that any proposal to convert Vestin Fund I into a REIT will be successfully implemented. The initial draft of the Form S-4 registration statement for Vestin Realty Trust I, Inc. was filed on May 27, 2005 with the Securities Exchange Commission.

Schedule I
Vestin Fund I, LLC
MORTGAGE LOANS ON REAL ESTATE
MORTGAGE LOAN ROLLFORWARD

Balance, September 30, 2002	$91,191,000

Additions during the period
New mortgage loans	36,815,000
Mortgage loans bought	21,360,000
Mortgage loans transferred	4,149,000
Deductions during the period
Collections of principal	35,079,000
Foreclosed loans (Real estate held for sale)	32,960,000
Mortgage loans sold	33,281,000

(38,996,000)

Balance, September 30, 2003	$52,195,000

Additions during the period
New mortgage loans	53,535,000
Mortgage loans bought	2,848,000
Deductions during the period
Collections of principal	38,342,000
Foreclosed loans (Real estate held for sale)	5,963,000
Mortgage loans sold	5,528,000

(6,550,000)

Balance, September 30, 2004	$58,745,000

Additions during the period
New mortgage loans	20,566,000
Mortgage loans bought	600,000
Deductions during the period
Collections of principal	11,490,000
Foreclosed loans (Real estate held for sale)	1,273,000
Mortgage loans sold	—

(8,402,000)

Balance, June 30, 2005	$67,148,000

Schedule II
Vestin Fund I, LLC
REAL ESTATE LOANS ON REAL ESTATE
REAL ESTATE LOANS BY TYPE OF PROPERTY
      As of June 30, 2005:

					Amount
		Face Amount of	Carrying	Maturity	Subject to
Type of Property	Interest Rate	Loan	Amount of Loan	Date	Delinquency

Acquisition and Development	8%-12%	$79,162,000	$7,272,000	4/05-2/06	$503,000
Construction	8%-12%	$25,550,000	$3,712,000	8/05-7/06	$—
Commercial	5%-14%	$130,828,000	$31,376,000	3/04-10/07	$7,459,000
Land	10%-14%	$102,579,000	$17,725,000	7/05-4/06	$—
Bridge	10%-14%	$29,800,000	$7,063,000	4/05-4/06	$117,000
      As of September 30, 2004:

					Amount
		Face Amount of	Carrying	Maturity	Subject to
Type of Property	Interest Rate	Loan	Amount of Loan	Date	Delinquency

Acquisition and Development	8%-14%	$159,191,000	$18,810,000	2/02-3/06	$1,503,000
Construction	5%-14%	$31,529,000	$12,182,000	6/03-9/07	$2,140,000
Commercial	10%-14%	$82,535,000	$12,932,000	3/04-7/05	$7,459,000
Land	12%-14%	$34,379,000	$6,134,000	3/05-7/05	$—
Bridge	10%-13%	$36,131,000	$8,687,000	6/04-4/06	$68,000

Schedule III
Vestin Fund I, LLC
REAL ESTATE LOANS ON REAL ESTATE
REAL ESTATE LOANS BY LIEN POSITION
      As of June 30, 2005:

					Amount
	Face Amount	Interest	Carrying	Maturity	Subject to
Lien Position	of Loan	Rate	Amount of Loan	Date	Delinquency

1st	$361,419,000	5.0%-14%	$66,645,000	3/04-10/07	$7,576,000
2nd	$6,500,000	10.0%	$503,000	4/05	$503,000
      As of September 30, 2004:

					Amount
	Face Amount	Interest	Carrying	Maturity	Subject to
Lien Position	of Loan	Rate	Amount of Loan	Date	Delinquency

1st	$340,940,000	5.0%-14%	$57,831,000	10/04-9/04	$11,170,000
2nd	$2,825,000	10.0%-13.0%	$915,000	12/04-3/05	$—

Schedule IV
Vestin Fund I, LLC
LOANS ON REAL ESTATE
REAL ESTATE LOANS THAT EXCEED THREE PERCENT
OF THE PORTFOLIO
      As of June 30, 2005:

	Interest	Maturity	Lien	Face Amount	Carrying	Amount Subject
Description of Loan	Rate	Date	Position	of Loan	Amount of Loan	to Delinquency

Land	13.00%	8/18/05	1st	$7,620,000	$2,165,000	$—
Construction	8.00%	8/15/05	1st	$9,500,000	$2,414,000	$—
Acquisition and Development	9.00%	7/13/05	1st	$30,000,000	$2,426,000	$—
Bridge	11.00%	6/30/05	1st	$26,000,000	$3,320,000	$3,320,000
Commercial	11.00%	7/14/05	1st	$12,500,000	$3,324,000	$—
Land	14.00%	4/15/06	1st	$6,526,000	$3,400,000	$—
Land	10.00%	3/30/06	1st	$35,000,000	$3,672,000	$—
Bridge	14.00%	3/31/04	1st	$34,000,000	$4,139,000	$4,139,000
Land	14.00%	2/15/06	1st	$21,632,000	$4,181,000	$—
Acquisition and Development	8.00%	1/25/06	1st	$35,000,000	$4,305,000	$—
Commercial	12.00%	2/8/06	1st	$6,000,000	$5,989,000	$—
Bridge	10.00%	4/30/06	1st	$15,000,000	$6,684,000	$—
Commercial	5.00%	9/21/07	1st	$15,334,000	$7,789,000	$—
      As of September 30, 2004:

	Interest	Maturity	Lien	Face Amount	Carrying	Amount Subject
Description of Loan	Rate	Date	Position	of Loan	Amount of Loan	to Delinquency

Land	14.00%	7/21/05	1st	$8,645,000	$1,500,000	$—
Acquisition and Development	14.00%	2/1/02	1st	$7,000,000	$1,503,000	$1,503,000
Acquisition and Development	13.00%	4/22/05	1st	$20,000,000	$1,782,000	$—
Construction	11.00%	5/21/05	1st	$6,000,000	$2,000,000	$—
Construction	14.00%	6/18/03	1st	$6,705,000	$2,140,000	$2,140,000
Acquisition and Development	9.00%	1/13/05	1st	$30,000,000	$2,232,000	$—
Land	12.00%	3/18/05	1st	$12,360,000	$2,308,000	$—
Acquisition and Development	8.00%	8/15/05	1st	$9,500,000	$2,720,000	$—
Commercial	11.00%	7/14/05	1st	$12,500,000	$3,000,000	$—
Commercial	11.00%	6/30/05	1st	$26,000,000	$3,320,000	$3,320,000
Acquisition and Development	10.00%	3/30/06	1st	$35,000,000	$3,672,000	$—
Acquisition and Development	8.00%	1/25/06	1st	$35,000,000	$4,106,000	$—
Commercial	14.00%	3/31/04	1st	$34,000,000	$4,139,000	$4,139,000
Bridge	10.00%	4/30/06	1st	$15,000,000	$6,684,000	$—
Commercial	5.00%	9/21/07	1st	$15,334,000	$7,910,000	$—

VESTIN FUND I, LLC
BALANCE SHEETS

	September 30, 2005	June 30, 2005

	(Unaudited)
ASSETS
Cash	$5,430,000	$2,862,000
Certificates of deposit	300,000	300,000
Interest and other receivables	1,181,000	682,000
Due from Fund Manager	48,000	—
Note receivable, net of allowance of $692,000 at September 30, 2005 and $706,000 at June 30, 2005	119,000	119,000
Real estate held for sale	4,310,000	7,757,000
Real estate held for sale — seller financed	8,634,000	10,374,000
Investment in real estate loans, net of allowance for loan losses of $1,896,000 at September 30, 2005 and June 30, 2005	56,437,000	54,878,000
Assets under secured borrowings	1,643,000	11,391,000

Total assets	$78,102,000	$88,363,000

LIABILITIES AND MEMBERS’ EQUITY
Liabilities
Accounts payable and accrued liabilities	$464,000	$443,000
Due to Fund Manager	—	922,000
Due to Vestin Group	—	2,000
Due to Vestin Fund II	1,595,000	1,560,000
Due to Vestin Fund III	6,000	6,000
Secured borrowings	1,643,000	11,391,000
Deferred income	542,000	768,000

Total liabilities	4,250,000	15,092,000

Members’ equity — authorized 10,000,000 units, 7,668,851 units and 7,686,323 units issued at $10 per unit and outstanding at September 30, 2005 and June 30, 2005, respectively	73,852,000	73,271,000

Total members’ equity	73,852,000	73,271,000

Total liabilities and members’ equity	$78,102,000	$88,363,000

The accompanying notes are an integral part of these statements.

VESTIN FUND I, LLC
STATEMENTS OF INCOME

	For the Three Months	For the Three Months
	Period Ended	Period Ended
	September 30, 2005	September 30, 2004

	(Unaudited)
Revenues
Interest income from investment in real estate loans	$1,853,000	$1,738,000
Loan fees	25,000	72,000
Other income	336,000	11,000

Total revenues	2,214,000	1,821,000
Operating expenses
Management fees	69,000	64,000
Interest expense	50,000	308,000
Loss on sale of real estate held for sale	—	463,000
Write down on real estate held for sale	—	14,000
Expenses related to real estate held for sale	75,000	229,000
Professional Fees	110,000	86,000
Other	1,000	2,000

Total operating expenses	305,000	1,166,000

NET INCOME	$1,909,000	$655,000

Net income allocated to members	$1,909,000	$655,000

Net income allocated to members per weighted average membership units	$0.25	$0.08

Weighted average membership units	7,667,852	8,385,189

The accompanying notes are an integral part of these statements.

VESTIN FUND I, LLC
STATEMENT OF MEMBERS’ EQUITY
For the Three Months Ended September 30, 2005

	Units	Amount

Members’ equity at June 30, 2005	7,686,323	$73,271,000
Distributions		(1,160,000)
Reinvestments of distributions	10,414	104,000
Members’ redemptions	(27,886)	(272,000)
Net income		1,909,000

Members’ equity at September 30, 2005 (Unaudited)	7,668,851	$73,852,000

The accompanying notes are an integral part of these statements.

VESTIN FUND I, LLC
STATEMENTS OF CASH FLOWS

	For the Three Months Ended

	September 30, 2005	September 30, 2004

	(Unaudited)
Cash flows from operating activities:
Net income	$1,909,000	$655,000
Adjustments to reconcile net income to net cash provided by operating activities:
Write down of real estate held for sale	—	14,000
Recovery of losses on sale of real estate held for sale	(5,000)	—
Loss on sale of real estate held for sale	—	463,000
Change in operating assets and liabilities:
Interest and other receivables	16,000	(61,000)
Due to Manager	(970,000)	162,000
Due to Vestin Group	(2,000)	(191,000)
Due to Fund II	35,000	2,062,000
Accounts payable and accrued liabilities	21,000	344,000
Note receivable	5,000	—
Deferred income	(369,000)	72,000

Net cash provided by operating activities	640,000	3,520,000

Cash flows from investing activities:
Investments in real estate loans	(12,350,000)	(5,627,000)
Purchase of investments in real estate loans	—	(1,000,000)
Purchase of investments in real estate loans including interest receivable of $515,000	(5,408,000)	—
Proceeds from loan payoff	15,827,000	9,755,067
Principal payments on real estate held for sale-seller financed	2,626,000	506,933
Sale of investments in real estate loans	—	155,000
Proceeds from sale of investment in real estate	2,561,000	1,650,000
Cash outlays for real estate held for sale	—	(2,251,000)

Net cash provided by investing activities	3,256,000	3,189,000

Cash flows from financing activities:
Payment on note payable	—	(2,000,000)
Members’ distributions, net of reinvestments	(1,160,000)	(1,184,000)
Members’ withdrawals	(168,000)	(267,000)

Net cash used in financing activities	(1,328,000)	(3,451,000)

NET CHANGE IN CASH	2,568,000	3,258,000
Cash, beginning of period	2,862,000	6,571,000

Cash, end of period	$5,430,000	$9,829,000

Supplemental disclosures of cash flows information:
Non-cash investing and financing activities:
Change in loans funded through secured borrowing	$9,748,000	$12,871,000

Real estate held for sale acquired through foreclosure	$—	$3,309,000

Deferred gain on sale of real estate where we provided the financing	$144,000	$—

Transfer of pro-rata interest in real property to Fund II	$—	$4,278,000

Note receivable from guarantor in exchange for release of guarantee	$—	$119,000

Sale of real estate held for sale where we provide the financing	$886,000	$7,910,000

The accompanying notes are an integral part of these statements.

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2005
(UNAUDITED)
NOTE A — ORGANIZATION
      Vestin Fund I, LLC was organized in December 1999 as a Nevada limited liability company for the purpose of investing in real estate loans. In this report we refer to Vestin Fund I, LLC as the “Company”, “we”, “us” or “our”. We invest in loans secured by real estate through deeds of trust or mortgages (hereafter referred to as “deeds of trust”). We commenced operations in August 2000. We will continue our operations until December 2019 unless dissolved prior thereto or extended by vote of the members under the provisions of our operating agreement.
      We are not a mutual fund or an investment company within the meaning of the Investment Company Act of 1940, nor are we subject to any regulation thereunder. As a company investing in real estate loans and raising funds through our Distribution Reinvestment Plan, we are subject to the North American Securities Administration Act Mortgage Program Guidelines (the “NASAA Guidelines”) promulgated by the state securities administrators.
      By June 2001, we had sold all of the 10,000,000 membership units (“Unit”) offered pursuant to our registration statement. Since then, a number of Units have been redeemed and, as of September 30, 2005, a total of 7,668,851 Units were outstanding. No additional Units will be sold to new investors; however, current members may elect to participate in our Distribution Reinvestment Plan, whereby the members’ distributions may be used to purchase additional Units at $10 per Unit.
      In July 2005, we changed our fiscal year end from September 30 to June 30.
      Our Manager is Vestin Mortgage, Inc. (the “Manager” or “Vestin Mortgage”), a Nevada corporation and licensed mortgage broker engaged in the business of brokerage, placement and servicing of commercial loans secured by real property. Our Manager is a wholly owned subsidiary of Vestin Group, Inc., a Delaware corporation (“Vestin Group”) wholly owned by Michael V. Shustek, the CEO and director of the Manager. Through its subsidiaries, Vestin Group is engaged in asset management, real estate lending and other financial services.
      Our Operating Agreement provides that the Manager controls the daily operating activities of the Company, including the power to assign duties, to determine how to invest our assets, to sign bills of sale, title documents, leases, notes, security agreements, mortgage investments and contracts, and to assume direction of the business operations. As a result, our operating results are dependent upon the Manager’s ability and performance in managing our operations and servicing our assets. The Operating Agreement also provides our members, with limited voting rights which includes the right to terminate the Manager subject to a majority vote of the members.
      Vestin Mortgage, Inc. is also the Manager of Vestin Fund II, LLC (“Fund II”), Vestin Fund III, LLC (“Fund III”) and inVestin Nevada, Inc., a company wholly owned by our Manager’s CEO. These entities also invest in commercial real estate loans.
      We invest in real estate loans throughout the areas in which Vestin Mortgage and its correspondents have experience, currently Arizona, California, Hawaii, Nevada, New York, North Carolina, Oklahoma, Oregon, Texas, Washington and Wisconsin. The loans we invest in are selected for us by Vestin Mortgage from among loans originated by Vestin Mortgage or non-affiliated mortgage brokers. When Vestin Mortgage or a non-affiliated mortgage broker originates a loan for us, that entity identifies the borrower, processes the loan application, makes or invests in the loan, and brokers or sells the loan to us. We believe that our loans are attractive to borrowers because of the expediency of Vestin Mortgage’s loan approval process, which takes about ten to twenty days.

      The financial statements have been prepared in accordance with Securities and Exchange Commission requirements for interim financial statements. Therefore, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States (“GAAP”) for complete financial statements. The financial statements should be read in conjunction with the financials statements and notes thereto contained in the Company’s annual report on Form 10-K for the nine-month transition period ended June 30, 2005.
      The results of operations for the interim periods shown in this report are not necessarily indicative of results to be expected for the full year. In the opinion of management, the information contained herein reflects all adjustments necessary to make the results of operations for the interim periods a fair statement of such operation. All such adjustments are of a normal recurring nature.
NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Management Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
      Cash and cash equivalents include interest-bearing and non-interest-bearing bank deposits, money market accounts, short-term certificates of deposit with original maturities of three months or less, and short-term instruments with a liquidation provision of one month or less.
Revenue Recognition
      Interest is recognized as revenue when earned according to the terms of the loans, using the effective interest method. We do not recognize interest income on loans once they are determined to be impaired. A loan is impaired when based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Cash receipts will be allocated to interest income, except when such payments are specifically designated by the terms of the loan as principal reduction or when management does not believe our investment in the loan is fully recoverable.
Investments in Real Estate Loans
      The Company may from time to time acquire or sell investments in real estate loans from or to the Manager or other related parties pursuant to the terms of the Company’s Operating Agreement provided the price does not exceed the original cost. The purpose primarily is to either free up capital to provide liquidity for various reasons, such as loan diversification, or place excess capital in investments to maximize the use of the Company’s capital. For example, the Company’s operating agreement provides certain guidelines with respect to loan concentration by dollar amount, location and lien position. Selling or buying loans allows the Company to diversify its loan portfolio within these parameters. Due to the short term nature of the loans the Company makes and the similarity of interest rates in loans the Company normally would invest in, the fair value of a loan typically approximates its carrying value. Accordingly, discounts or premiums typically do not apply upon sales of loans and therefore generally no gain or loss is recorded on these transactions, regardless or whether to a related or unrelated party.
      Investments in real estate loans are secured by trust deeds. Generally, our real estate loans require interest only payments with a balloon payment of the principal at maturity. We have both the intent and ability to hold real estate loans until maturity and therefore, real estate loans are classified and accounted for as held for investment and are carried at amortized cost. Loans sold to or purchased from affiliates are accounted for at the principal balance and no gain or loss is recognized by us or any affiliate. Loan to value ratios are based on appraisals obtained at the time of loan origination and may not reflect subsequent changes in value estimates. Such appraisals are generally dated within 12 months of the date of loan origination and may be commissioned by the borrower. The appraisals may be for the current estimate of the “as-if developed” value of the property, which approximates the post-construction value of the collateralized property assuming that such property is developed. As-if developed values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes and timely successful development by the purchaser. As most of the appraisals will be prepared on an as-if developed basis, if a loan goes into default prior to any development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the full amount of the loan.
      Currently, all but one of our loans provide for payments of interest only with a “balloon” payment of principal payable in full at the end of the term. One of our loans is an amortizing loan with a balance of approximately $7.8 million and a term of 36 months. In addition, we also invest in real estate loans that have interest reserves. Loans with interest reserves require the borrowers to maintain interest reserves funded from the principal amount of the loan for a period of time. At September 30, 2005, we had $9.7 million in investments in real estate loans that had interest reserves where the total outstanding principal was approximately $62 million, including participating lenders. These loans had interest reserves of approximately $3.2 million, of which our portion is $1.7 million. At June 30, 2005, we had $13.5 million in investments in real estate loans that had interest reserves where the total outstanding principal was approximately $67.8 million, including participating lenders. These loans had interest reserves of approximately $3.7 million, of which our portion was $0.6 million.
Allowance for Loan Losses
      We maintain an allowance for loan losses on our investments in real estate loans for estimated credit impairment. The Manager’s estimate of losses is based on a number of factors including the types and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan. Additions to the allowance are provided through a charge to earnings and are based on an assessment of certain factors, which may indicate estimated losses on the loans. Actual losses on loans are recorded as a charge-off or a reduction to the allowance for loan losses. Subsequent recoveries of amounts previously charged off are added back to the allowance or included as income.
      Estimating allowances for loan losses requires significant judgment about the underlying collateral, including liquidation value, condition of the collateral, competency and cooperation of the related borrower and specific legal issues that affect loan collections or taking possession of the property. As a non-conventional lender willing to invest in loans to borrowers who may not meet the credit standards of conventional lenders, the default rate on our loans could be higher than those generally experienced in the mortgage lending industry. We generally approve loans more quickly than other real estate lenders and, due to our expedited underwriting process, there is a risk that the credit inquiry we perform will not reveal the material facts pertaining to a borrower and the security.
      Additional facts and circumstances are discovered as we continue our efforts in the collection and foreclosure processes. This additional information often causes management to reassess its estimates. In recent years, we have revised estimates of our allowance for loan losses. Circumstances that have caused significant changes in our estimated allowance include:

•	Declines in real estate market conditions which can cause a decrease in expected market value.

•	Discovery of undisclosed liens for community improvement bonds, easements and delinquent property taxes.

•	Lack of progress on real estate developments after we advance funds. We customarily utilize disbursement agents to monitor the progress of real estate developments and approve loan advances.

After further inspection of the related property, progress on construction occasionally does not substantiate an increase in value to support the related loan advances.

Real Estate Held For Sale
      Real estate held for sale includes real estate acquired through foreclosure and will be carried at the lower of the recorded amount, inclusive of any senior indebtedness, or the property’s estimated fair value, less estimated costs to sell, with fair value based on appraisals and knowledge of local market conditions. While pursuing foreclosure actions, the Company seeks to identify potential purchasers of such property. It is not the Company’s intent to invest in or own real estate as a long-term investment. In accordance with SFAS No. 144 — Accounting for the Impairment or Disposal of Long Lived Assets, the Company seeks to sell properties acquired through foreclosure as quickly as circumstances permit. The carrying values of real estate held for sale are assessed on a regular basis from updated appraisals, comparable sales values or purchase offers. Depreciation, when applicable, is generally recorded within the operations of operating entities held for sale.
      Management classifies real estate held for sale when the following criteria are met:

•	Management commits to a plan to sell the properties;

•	The property is available for immediate sale in its present condition subject only to terms that are usual and customary;

•	An active program to locate a buyer and other actions required to complete a sale have been initiated;

•	The sale of the property is probable;

•	The property is being actively marketed for sale at a reasonable price; and

•	Withdrawal or significant modification of the sale is not likely.
Real Estate Held For Sale — Seller Financed
      The Company occasionally finances sales of foreclosed properties to independent third parties. In order to record a sale of real estate when the seller is providing continued financing, Statement of Financial Accounting Standards No. 66 (“FAS 66”) requires the buyer of the real estate to make minimum and initial continuing investments. Minimum initial investments as defined by FAS 66 range from 10% to 25% based on the type of real estate sold. In addition, FAS 66 limits commitments and contingent obligations incurred by a seller in order to record a sale.
      Because the Company occasionally forecloses on loans with raw land or developments in progress, available financing for such properties is often limited and the Company frequently provides financing up to 100% of the selling price on these properties. In addition, the Company may make additional loans to the buyer to continue development of a property. Although sale agreements are consummated at closing, they lack adequate initial investment by the buyer to qualify as a sales transaction as defined in FAS 66. These sale agreements are not recorded as a sale until the requirements of FAS 66 are met.
      These sale agreements are recorded under the cost recovery method as defined in FAS 66. Under the cost recovery method, no profit is recognized until payments by the buyer exceed the carrying basis of the property sold. In addition, the carrying value of these properties is included in real estate held for sale on the accompanying balance sheet.
Classification of Operating Results from Real Estate Held for Sale
      Statement of Financial Accounting Standards No. 144 (“FAS 144”) generally requires operating results from long lived assets held for sale to be classified as discontinued operations as a separately stated component of net income. The Company’s operations involve foreclosing on real estate when necessary and the Company considers these operating results to be part of the Company’s continuing operations. Accordingly, expenses related to real estate held for sale have been included on the accompanying statements of income, net of related rental income when applicable.
Secured Borrowings
      Secured borrowings provide an additional source of capital for our lending activity. Secured borrowings allow us to increase the diversification of our loan portfolio and to invest in loans that we might not otherwise invest in. We do not receive any revenues for entering into secured borrowing arrangements. Loans in which third party investors have participated through inter-creditor agreements (“Inter-creditor Agreements”) are accounted for as secured borrowings in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS No. 140”). The Inter-creditor Agreements provide us additional funding sources for real estate loans whereby a third party investor (the “Investor”) may participate on a senior basis in certain real estate loans with us and/or Fund II and/or Fund III (collectively, the “Lead Lenders”). In the event of borrower non-performance, the Inter-creditor Agreements generally provide that the Lead Lenders must repay the Investor’s loan amount either by (i) continuing to remit to the Investor the interest due on the participated loan amount; (ii) substituting an alternative loan acceptable to the Investor; or (iii) repurchasing the participation from the Investor for the outstanding balance plus accrued interest.
      Additionally, an Investor may participate in certain loans with the Lead Lenders through Participation Agreements. In the event of borrower non-performance, the Participation Agreement may allow the Investor to be repaid up to the amount of the Investor’s investment prior to the Lead Lender being repaid. Real estate loan financing under the Participation Agreements are also accounted for as a secured borrowing in accordance with SFAS No. 140.
Fair Value of Financial Instruments
      The Financial Accounting Standards Board’s Statement No. 107, Disclosures about Fair Value of Financial Instruments, requires the determination of fair value of our financial assets. The following methods and assumptions were used to estimate the fair value of financial statements included in the following categories:

(a) Certificate of Deposits and Short-Term Investments: The carrying amount of these instruments are at amortized cost, which approximates fair value.

(b) Investment in Real Estate Loans: The carrying value of these instruments, net of the allowance for loan losses, approximates the fair value due to their short-term maturities. Fair values for loans, which are delinquent and/or in foreclosure are indeterminable at this time as no ready market exists for these loans, but fair value may be significantly below the current carrying value.

(c) Assets Under Secured Borrowing: The carrying amount of these instruments approximate fair value. The fair value is estimated based upon projected cash flows discounted at the estimated current interest rates at which similar loans would be made.
      At September 30, 2005 and June 30, 2005, the estimated fair values of the real estate loans were approximately $66.1 million and $66.2 million, respectively. At September 30, 2005 and June 30, 2005, the estimated fair values of assets under secured borrowings were approximately $1.6 million and $11.4 million, respectively. These estimates were based upon the present value of expected cash flows discounted at rates currently available for similar loans. Fair value estimates are made at a specific point in time; based on relevant market information; are subjective in nature; and involve uncertainties and matters of significant judgment. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that would be collected upon maturity or disposition of the loans.
Net Income Allocated to Members
      Net income allocated to members is computed by dividing net income calculated in accordance with GAAP by the weighted average number of membership units outstanding for the period.

Segments
      The Company operates as one business segment.
Income Taxes
      Income tax effects resulting from our operations pass through to our members individually and, accordingly, no provision for income taxes is included in the financial statements.
Reclassifications
      Certain reclassifications have been made to the prior year’s financial statements to conform with the current year presentation.
NOTE C — FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK
      Financial instruments with concentration of credit and market risk include cash and loans secured by trust deeds.
      We maintain cash deposit accounts and certificates of deposit which, at times, may exceed federally insured limits. We have not experienced any losses in such accounts and believe we are not exposed to any significant credit risk on cash. As of September 30, 2005 and June 30, 2005, we have $5,394,000 and $2,971,000, respectively, in excess of the federally insured limits.
      As of September 30, 2005, 26% of our real estate loans were in Nevada compared to 36% at June 30, 2005, and 13% of our real estate loans were in Hawaii compared to 6% at June 30, 2005. Additionally, as of September 30, 2005, 17% of our real estate loans were in Arizona compared to 19% at June 30, 2005 and 20% of our real estate loans in California compared to 29% at June 30, 2005. As a result of this geographical concentration of our real estate loans, a downturn in the local real estate markets in Nevada, Arizona, Hawaii and/or California could have a material adverse effect on us.
      At September 30, 2005, the aggregate amount of loans to our three largest borrowers represented 35% of our total investment in real estate loans. These real estate loans consisted of commercial loans, located in Arizona, Nevada and Hawaii with a first lien position, earning between 5% and 14%, and outstanding balances of approximately $23,462,000. At June 30, 2005, the aggregate amount of loans to our three largest borrowers represented 30% of our total investment in real estate loans. These real estate loans consisted of commercial loans located in Arizona and Nevada, with a first lien position, earning between 5% and 12%, and outstanding balances of approximately $20,462,000. Because we have a significant concentration of credit risk with our three largest borrowers, a default by any of such borrowers could have a material adverse effect on us.
      At September 30, 2005 and June 30, 2005, there was one loan with a balance of approximately $7.8 million representing 11.6% of our total investment in real estate loans. This commercial real estate loan located in Nevada, with a first lien position, is earning 5% interest.
      Most of our real estate loans will require the borrower to make a balloon payment of the principal at maturity. The success of a borrower’s ability to repay our real estate loan obligation in a large lump-sum payment may be dependent upon the borrower’s ability to refinance the obligation or otherwise raise a substantial amount of cash. An increase in interest rates over the loan rate applicable at origination of the loan may have an adverse effect on the borrower’s ability to refinance.
NOTE D — INVESTMENTS IN REAL ESTATE LOANS
      We have five real estate loan products consisting of commercial, construction, acquisition and development, land, and residential loans. The effective interest rates on all product categories range from 5% to 14%. Revenue by product will fluctuate based upon relative balances during the period.

      Investments in real estate loans as of September 30, 2005 are summarized below:

			Weighted
	Number		Average	Portfolio	Loan to
Loan Type	of Loans	Balance(3)	Interest Rate	Percentage	Value(2)

Acquisition and development	2	$4,343,000	8.04%	6.49%	79.28%
Commercial(1)	16	47,073,000	9.57%	70.29%	66.90%
Construction	3	2,298,000	12.00%	3.43%	62.32%
Land	5	13,253,000	12.74%	19.79%	58.44%

Total	26	$66,967,000	10.18%	100.00%	65.87%

      Investments in real estate loans as of June 30, 2005 are summarized below:

			Weighted
	Number		Average	Portfolio	Loan to
Loan Type	of Loans	Balance(3)	Interest Rate	Percentage	Value(2)

Acquisition and development	4	$7,272,000	8.49%	10.82%	71.05%
Commercial(1)	15	38,439,000	10.02%	57.25%	64.16%
Construction	3	3,712,000	9.40%	5.53%	69.94%
Land	7	17,725,000	12.89%	26.40%	61.67%

Total	29	$67,148,000	10.58%	100.00%	64.56%

(1)	Bridge loans are a subcategory of commercial loans in which we provide interim financing for borrowers seeking long-term, permanent financing.

(2)	Loan to value ratios are based on appraisals obtained at the time of loan origination and may not reflect subsequent changes in value estimates. Such appraisals, which may be commissioned by the borrower and also may precede the placement of the loans with us, are generally dated no greater than 12 months prior to the date of loan origination. The appraisals may be for the current estimate of the “as-if developed” value of the property, which approximates the post-construction value of the collateralized property assuming that such property is developed. “As-if developed” values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes, and successful development by the purchaser; upon which development is dependent on availability of financing. As most of the appraisals will be prepared on an “as-if developed” basis, if a loan goes into default prior to any development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the full amount of the loan.

(3)	The following table reconciles the balance of the loan portfolio to the amount shown on the accompanying Balance Sheet. The contra accounts represent the amount of real estate held for sale sold to third parties where we provided financing. GAAP requires the borrower to have a certain percentage equity ownership (typically 20%) to allow us to record the sale of a property. In addition, the borrower must maintain a minimum commitment in the property on a continuing basis. Therefore, until the borrower meets these requirements, the investment in the new loan is reduced by the amount originally invested in the real estate held for sale.

	September 30, 2005	June 30, 2005
	Balance	Balance

Balance per loan portfolio	$66,967,000	$67,148,000
Less:
Seller financed loans included in real estate held for sale	(8,634,000)	(10,374,000)
Allowance for loan losses	(1,896,000)	(1,896,000)

Balance per accompanying Balance Sheet	$56,437,000	$54,878,000

	September 30, 2005	Portfolio	June 30, 2005	Portfolio
Loan Type	Balance*	Percentage	Balance*	Percentage

First trust deeds	$66,967,000	100%	$66,645,000	99.25%
Second trust deeds**	—	—	503,000	0.75%

	$66,967,000	100.00%	$67,148,000	100.00%

*	See note (3) above

**	Generally, our Second trust deeds are junior to a first trust deed position held by either us or our Manager.
      The following is a schedule of contractual maturities of investments in real estate loans as of September 30, 2005*:

2005	$14,705,000
2006	43,515,000
2007	8,747,000

$66,967,000

      The following is a schedule by geographic location of investments in real estate loans as of September 30, 2005 and June 30, 2005:

	September 30, 2005	Portfolio	June 30, 2005	Portfolio
	Balance*	Percentage	Balance*	Percentage

Arizona	$11,386,000	17.00%	$13,063,000	19.45%
California	13,574,000	20.27%	19,794,000	29.48%
Hawaii	9,031,000	13.49%	4,139,000	6.16%
Nevada	17,623,000	26.32%	24,428,000	36.38%
New York	3,249,000	4.85%	3,320,000	4.94%
North Carolina	1,000,000	1.49%	—	—
Oklahoma	1,237,000	1.85%	1,237,000	1.84%
Oregon	3,200,000	4.78%	—	—
Texas	2,167,000	3.23%	1,167,000	1.75%
Washington	2,500,000	3.73%	—	—
Wisconsin	2,000,000	2.99%	—	—

	$66,967,000	100.00%	$67,148,000	100.00%

*	See note (3) above
      At September 30, 2005, three of our loans totaling $12.3 million were non-performing (more than 90 days past due on interest payments or past due on principal). These loans have been placed on non-accrual of interest status. We have commenced foreclosure proceedings on these loans. The following schedule summarizes the non-performing loans:

			Number of
	Balance		Months	Percentage of Total
Description of Collateral	September 30, 2005	Maturity Date	Non-Performing	Loan Balance

4 cemeteries and 8 mortuaries in Hawaii Part I	$4,139,000	03/31/2004	18	21.00% of Part I
4 cemeteries and 8 mortuaries in Hawaii Part II	4,893,000	03/31/2004	18	35.00% of Part II
Racetrack and hotel in Vernon, NY	3,249,000	06/30/2005	14	12.50%

	$12,281,000

      Our Manager periodically reviews and makes a determination as to whether the allowance for loan losses is adequate to cover any potential losses. Additions to the allowance for loan losses are made by charges to the provision for loan losses. Recoveries of previously charged off amounts are credited to the allowance for loan losses or included as income when the asset is disposed. As of September 30, 2005, we have provided a general allowance for loan losses of approximately $671,000. Additionally, our Manager recognized a specific reserve related to the four cemeteries and eight mortuaries in Hawaii, of which our portion of the specific reserve is $1,225,000. Our Manager evaluated the loans and concluded that the remaining underlying collateral was sufficient to protect us against further losses of principal or interest. Our Manager will continue to evaluate these loans in order to determine if any other allowance for loan losses should be recorded.
      Because any decision regarding the allowance for loan losses reflects a judgment about the probability of future events, there is an inherent risk that such judgments will prove incorrect. In such event, actual losses may exceed (or be less than) the amount of any reserve. To the extent that we experience losses greater than the amount of our reserves, we may incur a charge to our earnings that will adversely affect our operating results and the amount of any distributions payable to our Members.
      The following is a roll-forward of the allowance for loan losses for the three months ended September 30, 2005:

	Balance			Balance
Description	June 30, 2005	Provisions	Deductions	September 30, 2005

General Valuation Allowance	$671,000	$—	$—	$671,000
Specific Allowance	1,225,000	—	—	1,225,000

Total	$1,896,000	$—	$—	$1,896,000

      Rightstar Allowance — As of September 30, 2005, we had commenced a judicial foreclosure on a loan secured by four cemeteries and eight mortuaries in Hawaii. The aggregate amount of the loan is approximately $32 million, of which our balance totals $4,139,000. Of the four lenders included in this loan, one lender has priority over the remaining three lenders in the approximate amount of $14 million pursuant to an inter-creditor agreement. In exchange for expediting the foreclosure process, the lenders jointly agreed to release the guarantors from their guaranty of the loan. Foreclosure proceedings were delayed during the quarter ended September 30, 2005 due to issues encountered in obtaining a license to operate the facilities. We cannot estimate when the foreclosure will be completed or when we may obtain title to the underlying properties. The cemeteries and mortuaries are operating businesses and, after obtaining title and pending disposition of these properties, we may have to include the operating results of these businesses in our financial statements on a consolidated basis. All significant intercompany balances and transactions will be eliminated in the consolidation. During the transition period ended June 30, 2005, the State of Hawaii notified the lenders of a potential trust fund deficit estimated at $19.5 million and claimed this balance has priority over all lenders. The lenders dispute the amount and priority of this deficit. However, we re-evaluated the underlying value of the collateral including this estimated trust fund deficit. Based on this estimate, we calculated our total specific reserve allowance for approximately $1,225,000. During the three months ended September 30, 2005, we and Fund II acquired the lender’s position which held priority over the remaining three lenders by acquiring their balance of the loan for approximately $15.5 million, including accrued interest of approximately $1.5 million, which our portion is approximately $5.4 million, including accrued interest of approximately $500,000. We acquired this balance to expedite the foreclosure process and remove the lender from their priority position which had the potential to impair the value we may receive at the time the property is sold. The portion acquired net of accrued interest is referred to “4 cemeteries and 8 mortuaries in Hawaii Part II” in the previous schedule.
      In addition, our Manager had granted extensions on four loans pursuant to the terms of the original loan agreements, which permit extensions by mutual consent. Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take-out financing. However, our Manager only grants extensions when a borrower is in full compliance with the terms of the loan, including, but not limited to the borrower’s obligation to make interest payments on the loan. The aggregate amount due from borrowers whose loans had been extended as of September 30, 2005 was approximately $2.4 million. Our Manager concluded that no allowance for loan loss was necessary with respect to these loans as of September 30, 2005.
Asset Quality and Loan Reserves
      Losses may occur from investing in real estate loans. The amounts of losses will vary as the loan portfolio is affected by changing economic conditions and the financial condition of borrowers.
      The conclusion that a real estate loan is uncollectible or that collectibility is doubtful is a matter of judgment. On a quarterly basis, the Manager evaluates our real estate loan portfolio for impairment. The fact that a loan is temporarily past due does not necessarily mean that the loan is impaired. Rather, all relevant circumstances are considered by our Manager to determine impairment and the need for specific reserves. Such evaluation, which includes a review of all loans on which full collectibility may not be reasonably assured, considers among other matters:

•	Prevailing economic conditions;

•	Historical experience;

•	The nature and volume of the loan portfolio;

•	The borrowers’ financial condition and adverse situations that may affect the borrowers’ ability to pay;

•	Evaluation of industry trends; and

•	Estimated net realizable value of any underlying collateral in relation to the loan amount.
      Based upon this evaluation, a determination is made as to whether the allowance for loan losses is adequate to cover any potential losses. Additions to the allowance for loan losses are made by charges to the provision for loan losses. Recoveries of previously charged off amounts are credited to the allowance for loan losses. As of September 30, 2005, our Manager had provided for $671,000 as a general allowance for loan losses and a specific allowance of $1,225,000. At September 30, 2005, three of our loans were non-performing (more than 90 days past due on principal or interest payments) totaling $12.3 million as summarized previously. Our Manager evaluated the loans and concluded that the underlying collateral was sufficient to protect us against further losses of principal or interest. Our Manager will continue to evaluate these loans in order to determine if any other allowance for loan losses should be recorded.
NOTE E — REAL ESTATE HELD FOR SALE
      At September 30, 2005, we held two properties with a total carrying value of $4.3 million, which were acquired through foreclosure and recorded as investments in real estate held for sale. The summary below includes our percentage ownership in each property. These investments in real estate held for sale are accounted for at the lower of cost or fair value less costs to sell with fair value based on appraisals or knowledge of local market conditions. It is not our intent to invest in or own real estate as a long-term investment. We seek to sell properties acquired through foreclosure as quickly as circumstances permit. The following is a roll-forward of investments in real estate held for sale for the three months ended September 30, 2005:

						Deferred
						Gain
			Balance	Seller		(Loss) on	Balance
	Date	Percentage of	June 30,	Financed	Proceed From	Sale of	September 30,
Description	Acquired	Ownership	2005	Sales	Sales	Real Estate	2005

Land containing 82 residential lots in Henderson, Nevada(1)	2/28/2003	66%	$5,058,000	$—	$(2,561,000)	$—	$2,497,000
126 unit, (207 bed) assisted living facility in Phoenix, Arizona(1)	9/08/2004	10%	886,000	(1,030,000)	—	144,000	—
460 acre residential sub-division in Lake Travis, Texas	8/03/2004	34%	1,813,000		—	—	1,813,000

Total			$7,757,000	$(1,030,000)	$(2,561,000)	$144,000	$4,310,000

(1) Sales of Real Estate Held for Sale for the Three Months Ended September 30, 2005:
      During July 2003, we and Fund II entered into an agreement for the sale of a portion of our interest in 40 acres of land containing 354 residential lots in Henderson, Nevada. The agreement required the buyer to purchase 138 lots for cash and gave the buyer an option to purchase the remaining 216 lots over the next three years at a predetermined price, which may be adjusted for potential value increases. Through September 30, 2005, the buyer has purchased 272 of the 354 lots. We and Fund II recorded a valuation adjustment for the transition period ended June 30, 2005 of $354,000 and $180,000, respectively, to write down the carrying value of our respective interest in the parcel to the amount corresponding to the negotiated sale and option price. During July 2005, the buyer exercised its option to purchase an additional 82 lots for approximately $3.85 million, of which we received approximately $2.6 million, resulting in no further gain or loss.
      During August 2005, we and Fund II sold the 126 unit (207 bed) assisted living facility in Phoenix, Arizona and financed 100% of the purchase price of which the terms include the following: a 12 month, $10.5 million, interest only loan; interest rate of 7.5% commencing six months following the date of the loan. Our portion is $1 million. This transaction resulted in a $144,000 deferred gain, which will be recognized once the equity requirement has been met. The borrower agreed to reduce the principal balance of the loan by $2 million within six months (which may be extended) following the closing of the loan. We and Fund II wrote down the carrying value of the property in the quarter ended March 31, 2005 by approximately $6.5 million. Upon loan payment we will recover a portion of the write down and do not expect to have any further gains or losses on the sale of this property.
NOTE F — REAL ESTATE HELD FOR SALE — SELLER FINANCED
      At September 30, 2005, we held an interest in two properties with a total carrying value of $8,634,000, which have been sold in transactions where we or an affiliate provided the financing to the purchaser. GAAP requires us to include these properties in real estate held for sale until the borrower has met and maintained a certain percentage of equity ownership, which is typically 20%. We may share ownership of such properties with Fund II, Fund III, the Manager, related, or other unrelated parties. The summary below includes our percentage ownership in each property. These investments in real estate held for sale are accounted for at the lower of cost or fair value less costs to sell with fair value based on appraisals and knowledge of local market conditions. The following is a roll-forward of seller financed real estate held for sale for the three months ended September 30, 2005:

					Principal
		Percentage			Payments	Balance at
		of	Balance at		Received from	September 30,
Description	Date Acquired	Ownership	June 30, 2005	Acquisitions	Borrower	2005

An approximately 200-unit apartment complex located in Las Vegas, Nevada	1/27/2003	5%	$171,000	$—	$(171,000)	$—
A completed golf course and raw land in Mesquite, Nevada	11/06/2002	55%	1,475,000	—	(1,475,000)	—
36 acres of raw land in Mesquite, Nevada	11/27/2002	48%	334,000	—	(334,000)	—
Assisted living facility in Las Vegas, Nevada	9/23/2004	52%	7,789,000	—	(41,000)	7,748,000
126 Unit (207 bed) assisted living facility in Phoenix, AZ	9/08/2004	10%	—	886,000	—	886,000
Raw land in Mesquite, Nevada	11/27/2002	53%	605,000	—	(605,000)	—

			$10,374,000	$886,000	$(2,626,000)	$8,634,000

      As of September 30, 2005, we received $894,000 in interest payments from borrowers on the loans associated with the sale of the above properties. Until the borrowers have met the minimum equity ownership requirement to allow us to record the sale, all interest payments received are recorded as deferred income. Once the equity requirement has been met, we will record these amounts as interest income from investments in real estate loans. Due to the short term nature of the financing we provide to these borrowers, we generally expect the necessary ownership requirements to be met upon loan payoff. At that time, we recognize income on interest payments received unless the borrower has met the minimum equity requirements sooner.
NOTE G — RELATED PARTY TRANSACTIONS
Transactions with the Manager
      Our Manager is entitled to receive from us an annual management fee of up to 0.25% of our aggregate capital contribution, paid monthly in arrears. For the three months ended September 30, 2005 and 2004, we recorded management fees to our Manager of approximately $69,000 and $64,000, respectively. Additionally, for the three months ended September 30, 2005, we recorded pro rata distributions owed to our Manager of approximately $15,000 and $16,000 for the same period in the prior year based upon the total of 100,000 units owned by our Manager.
      As of September 30, 2005, our Manager owed us $48,000, primarily related to deferred interest from borrowers.
      As of June 30, 2005, we owed the Manager $922,000 related to unpaid management fees, our Manager’s pro-rata share of distributions, and expenses paid on our behalf related to the maintenance of real estate held for sale. Amount was paid during the three months ending September 30, 2005.
      As of September 30, 2005, our Manager had an investment in us of approximately $1 million, which consisted of certain costs paid on our behalf related to the registration and start-up costs. Our Manager has received 100,000 units from us related to this investment.
      From time to time we may acquire or sell investments in real estate loans from/to our Manager or other related parties pursuant to the terms of our Operating Agreement provided the price does not exceed the original cost. No gain or loss is recorded on these transactions as it is not our intent to make a profit on the purchase or sale of such investments. The purpose is generally to diversify our loan portfolio by spreading our investments among a broader pool of loans. Such interests are generally bought and sold at par value. We do not seek to profit from a sale to a related party nor do we purchase loan interests at a mark-up from related parties.

Transactions with the Funds
      As of September 30, 2005 and June 30, 2005, we owed Fund II $1,595,000 and $1,560,000, respectively, the balance primarily related to payments made on our behalf for the maintenance of real estate owned.
      As of September 30, 2005 and June 30, 2005, we owed Fund III $6,000 primarily related to payments they made on our behalf for legal expenses incurred.
Transactions with Other Related Parties
      For the three months ended September 30, 2005 and 2004, we incurred $15,000 and $5,000, respectively, for legal fees to the law firm of Levine, Garfinkel & Katz in which the Secretary of Vestin Group has an equity ownership interest.
      For the three months ended September 30, 2005 and 2004, we incurred $43,000 and $0, respectively, to L.L. Bradford & Company, LLC, a certified public accounting firm for accounting services. A former Director and Officer of Vestin Group is an equity owner in that firm.
NOTE H — NOTES RECEIVABLE
      During October 2004, we and Fund II sold the Castaways Hotel/ Casino in Las Vegas, Nevada of which our portion of the net cash proceeds totaled $2,118,000. We originally sold this property under a 100% seller financing arrangement. The borrowers then sold the property to an unrelated third party which resulted in a payoff of the note and also allowed us to record the sale and remove the asset from seller financed real estate held for sale. In addition, during September 2004, we received a promissory note from the guarantors of the loan in the amount of $160,000 in exchange for a release of their personal guarantees. Since payments on the note do not begin for 18 months from the date of the note, we discounted the face value of the note to $119,000 which is based on a discount rate of 8% as of that date.
      During March 2005, we and Fund II sold the 126 unit hotel in Mesquite, Nevada for $5,473,000 of which our share of the proceeds were approximately $1.8 million which resulted in a loss of approximately $389,000. During June 2005, we and Fund II entered into a settlement agreement with the guarantors of the loan in the amount of $2,000,000 in exchange for a release of their personal guarantees of which our share was approximately $640,000. The balance is secured by a second trust deed and is payable in a first installment of $100,000 due in July 2005 and monthly interest only payments of 5% on $1,100,000 from July 2005 through July 2008, at which time the entire balance is due. The guarantors are entitled to a discount of $782,000 from the principal balance in the event the entire balance is paid by December 2006. The first installment was received and recognized as income in July 2005. Our portion was $32,000. Payments will be recognized as revenue when received.
      During November 2004, we and Fund II sold the 140 Unit/224 bed senior facility in Mesa, Arizona of which our consideration received totaled $1,009,000. We and Fund II received a promissory note from the original guarantor of $478,000 of which our share was $69,000. The promissory note is payable in interest only payments of 8% on the principal balance outstanding. Commencing June 25, 2005 through May 25, 2006, monthly payments shall increase to $15,000 and be applied to principal and accrued interest. Beginning June 25, 2006 through May 25, 2009 payments are to increase to $20,000 monthly. Due to the uncertainty of collectibility, we have provided a valuation allowance for the entire balance of the promissory note. Revenue will be recognized when payments are received on a pro-rata basis between us and Fund II.
NOTE I — SECURED BORROWINGS
      Loans in which third party investors have participated through inter-creditor agreements (“Inter-creditor Agreements”) are accounted for as secured borrowings in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS No. 140”). The Inter-creditor Agreements provide us additional funding sources for real estate loans whereby a third party investor (the “Investor”) may participate on a non-pari passu basis in certain real estate loans with us and/or Fund II and/or Fund III (collectively, the “Lead Lenders”). In the event of borrower non-performance, the

Inter-creditor Agreements generally provide that the Lead Lenders must repay the Investor’s loan amount either by (i) continuing to remit to the Investor the interest due on the participated loan amount; (ii) substituting an alternative loan acceptable to the Investor; or (iii) repurchasing the participation from the Investor for the outstanding balance plus accrued interest.
      Additionally, an Investor may participate in certain loans with the Lead Lenders through Participation Agreements. In the event of borrower non-performance, the Participation Agreement may allow the Investor to be repaid up to the amount of the Investor’s investment prior to the Lead Lender being repaid. Real estate loan financing under the Participation Agreements are also accounted for as a secured borrowing in accordance with SFAS No. 140.
      As of September 30, 2005 and June 30, 2005, funds being used under Inter-creditor and Participation Agreements, where we have potential obligations as defined above totaled $1,643,000 and $11,391,000, respectively.
NOTE J — RECENT ACCOUNTING PRONOUNCEMENTS
      In March 2005, the FASB issued Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations — an interpretation of FASB Statement No. 143. FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. FIN 47 states that a conditional asset retirement obligation is a legal obligation to perform an asset retirement activity in which the timing or method of settlement are conditional upon a future event that may or may not be within control of the entity. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. Retrospective application for the interim financial information is permitted but not required. Early adoption of FIN 47 is encouraged. We do not expect the adoption of FIN 47 to have a material impact on its financial position or results of operations.
      In June 2005, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue 05-6, “Determining the Amortization Period for Leasehold Improvements”. EITF 05-6 states that the amortization period that is to be used for a leasehold improvement that are placed in service significantly after and not contemplated at the beginning of the lease term, should be the lesser of the useful life of the acquired leasehold improvement or a period that reflects renewals that are reasonably assured upon the purchase of the leasehold improvement. EITF 05-6 is effective for periods beginning after June 29, 2005. The Company currently follows the guidance set forth in EITF 05-6, and therefore the adoption of EITF 05-6 will not have an impact on its financial position or results of operations.
NOTE K — LEGAL MATTERS INVOLVING THE MANAGER
      Vestin Group, Vestin Mortgage, and Del Mar Mortgage, Inc., a company wholly owned by Michael V. Shustek, the sole shareholder and CEO of Vestin Group, are defendants in a civil action entitled Desert Land, LLC et al v. Owens Financial Group, Inc. et al (the “Action”). The Action is based upon allegations that Del Mar Mortgage and/or Vestin Mortgage charged unlawful fees on various loans arranged by them. Desert Land sought in excess of $10 million in monetary damages. On April 10, 2003, the United States District Court for the District of Nevada (the “Court”) entered judgment jointly and severally in favor of Desert Land against Vestin Group, Vestin Mortgage and Del Mar Mortgage, Inc. Judgment was predicated upon the Court’s finding that Del Mar Mortgage, Inc. received an unlawful penalty fee from the plaintiffs.
      The defendants subsequently filed a motion for reconsideration. The Court denied the motion and, on August 13, 2003, held that Vestin Group, Vestin Mortgage, and Del Mar Mortgage, Inc. are jointly and severally liable for the judgment in the amount of $5,683,312 (which amount includes prejudgment interest and attorney’s fees). On August 27, 2003, the Court stayed execution of the judgment against Vestin Group and Vestin Mortgage based upon the posting of a bond in the amount of $5,830,000. Mr. Shustek personally posted a cash bond without any cost or obligation to Vestin Group and Vestin Mortgage. Additionally, Del Mar Mortgage, Inc. has indemnified Vestin Group and Vestin Mortgage for any losses and expenses in connection with the Action, and Mr. Shustek has guaranteed the indemnification with his cash bond. On September 12, 2003, all of the defendants held liable to Desert Land appealed the judgment to the Ninth

Circuit United States Court of Appeals, which heard the case on October 18, 2005. No decision has been rendered. We are not a party to the Action.
      Our Manager is involved in a number of legal proceedings concerning matters arising in connection with the conduct of its business activities. The Manager believes it has meritorious defenses to each of these actions and intends to defend them vigorously. The Manager believes that it is not a party to any pending legal or arbitration proceedings that would have a material adverse effect on the Manager’s financial condition or results of operations or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on the Manager’s net income in any particular period.
NOTE L — LEGAL MATTERS INVOLVING THE COMPANY
      The staff of the Pacific Regional Office of the SEC conducted an investigation into certain matters related to us, Vestin Group, Vestin Capital, Fund II and Fund III. We have fully cooperated during the course of the investigation.
      The Staff has notified us, Fund II, Fund III, our Manager, Vestin Capital and Michael V. Shustek, the Principal Executive Officer of our Manager and Vestin Capital, or collectively the Vestin Entities, that they intend to seek authority to bring an enforcement proceeding against the Vestin Entities alleging violations of Section 17 (a) of the Securities Act of 1933, Section 10 (b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder based upon certain sales practices employed for a period of time by the Vestin Entities. Specifically, the SEC Staff has advised that they believe certain slides used at sales seminars held to promote the sale of Fund II and Fund III units included disclosure regarding distributions to members of Fund I and Fund II that were misleading. The Vestin Entities are engaged in discussions with the Staff regarding the proposed recommendation and any remedies, which might be sought by the SEC Staff. Based upon these discussions, we currently believe that Fund I, Fund II and Fund III will not be named as parties in the enforcement recommendations. These settlement negotiations are ongoing and, at this time, we do not know if a mutually acceptable settlement will be reached.
      We are involved in a number of legal proceedings concerning matters arising in connection with the conduct of our business activities. We believe we have meritorious defenses to each of these actions and intend to defend them vigorously. We believe that we are not a party to any pending legal or arbitration proceedings that would have a material adverse effect on our financial condition or results of operations or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on our net income in any particular period.
NOTE M — REDEMPTION LIMITATION
      In order to comply with our Operating Agreement and Internal Revenue Code, we may redeem no more than 10% of the members’ capital in any calendar year. As of September 30, 2005, the total of redemptions made from inception was $37.8 million. Balances in Members’ capital accounts as of January 1, 2005 was $81.7 million, which limited redemptions to $8.2 million for calendar 2005. As of September 30, 2005, remaining requests to redeem are approximately $1.8 million in 2005, $7.4 million in 2006, $6.6 million in 2007, $6.0 million in 2008, $5.4 million in 2009, $4.8 million in 2010, $4.3 million in 2011, $3.9 million in 2012, $3.5 million in 2013, $3.2 million in 2014, $2.8 million in 2015, $2.6 million in 2016, $2.3 million in 2017, $2.1 million in 2018 and $0.4 million in 2019 had been logged, without taking into account unit valuation adjustments.
      In order to satisfy these redemption requests, in the past, we have accumulated by the end of a calendar year a cash reserve equal to approximately 10% of our total capital. This is in addition to the 3% reserve we maintained for working capital purposes. This reserve is generally accumulated by retaining funds received upon the pay-off of a loan and not reinvesting them in new loans. This has the effect of reducing the amount of capital we deploy in real estate loans, which in turn reduces our revenues and distributions to members. At September 30, 2005, we had not reserved any cash to satisfy redemption requests.

      Our Manager is currently pursuing a plan to convert Vestin Fund I into a Real Estate Investment Trust (“REIT”) whereby equity holders would be able to sell their interests on a national securities exchange, but would not have any withdrawal rights. If successfully implemented, this plan would prevent a further erosion of our capital through member withdrawals. Implementation of this plan would require resolution of various tax and structural issues, declaration of effectiveness by the SEC of a proxy and registration statement, approval of a majority in interest of our outstanding units and approval for listing on a national securities exchange. None of these requirements have been met and no assurance can be given that any proposal to convert Vestin Fund I into a REIT will be successfully implemented. Amendment No. 1 of the Form S-4 registration statement for Vestin Realty Trust I, Inc. was filed on October 7, 2005 with the Securities Exchange Commission.

ANNEX A
AGREEMENT AND PLAN OF MERGER
      AGREEMENT AND PLAN OF MERGER, dated as of                     , 2006 (this “Agreement”), between Vestin Realty Trust I, Inc., a Maryland corporation (the “Maryland Corporation”), and Vestin Fund I, LLC, a Nevada limited liability company (the “Nevada LLC”).
WITNESSETH:
      WHEREAS, the Nevada LLC has adopted an overall plan (the “REIT Conversion”) to restructure its business operations so that it will qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes;
      WHEREAS, the REIT Conversion contemplates, among other things, the merger of the Nevada LLC with and into the Maryland Corporation, with the Maryland Corporation as the surviving corporation pursuant to the terms and conditions of this Agreement (the “Merger”);
      WHEREAS, following the Merger, the Maryland Corporation will acquire the properties and other assets, and assume all of the liabilities and obligations, of the Nevada LLC and will succeed to and continue to operate the existing business of the Nevada LLC;
      WHEREAS, Section 92A.190 of the Nevada Revised Statutes (the “NRS”) and Section 3-102 of the Maryland General Corporation Law (the “MGCL”) authorize the merger of a Nevada limited liability company with and into a Maryland corporation;
      WHEREAS, the Maryland Corporation and the Nevada LLC now desire to merge with the Maryland Corporation as the surviving entity, upon the terms and subject to the conditions set forth herein;
      WHEREAS, it is intended that the Merger qualifies as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”); and
      WHEREAS, the Board of Directors of the Maryland Corporation and Vestin Mortgage, Inc., the sole manager (the “Manager”) of the Nevada LLC, have approved this Agreement and the Merger.
      NOW THEREFORE, the parties hereto hereby agree as follows:
ARTICLE I
THE MERGER
      Section 1.01.     The Merger.
      (a) After satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, as the Maryland Corporation and the Nevada LLC shall determine, the Nevada LLC shall merge with and into the Maryland Corporation, which shall be the surviving entity, and shall file an articles of merger with the Secretary of State of the State of Nevada and file articles of merger with the State Department of Assessments and Taxation of Maryland (the “SDAT”) and make all other filings or recordings required by Nevada law and Maryland law in connection with the Merger. The Merger shall become effective at the time set forth in the articles of merger or the later of the time the articles of merger is (i) accepted for record by the SDAT in accordance with the MGCL or (ii) accepted for filing by the Nevada Secretary of State in accordance with the NRS (the “Effective Time”).
      (b) At the Effective Time, the Nevada LLC shall be merged with and into the Maryland Corporation, whereupon the separate existence of the Nevada LLC shall cease, and the Maryland Corporation shall be the surviving entity of the Merger (the “Surviving Corporation”) in accordance with the NRS and the MGCL.

      Section 1.02.     Conversion of Interests. At the Effective Time:

(a) Each unit of limited liability company interest in the Nevada LLC (a “Unit” or “Units”) outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock, par value $.0001 per share (the “Common Stock”), of the Maryland Corporation.

(b) Each share of stock of the Maryland Corporation outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and no consideration shall be issued in respect thereof.
ARTICLE II
THE SURVIVING CORPORATION
      Section 2.01.     Charter and Bylaws. The charter and Bylaws of the Maryland Corporation in effect at the Effective Time shall be the charter and Bylaws of the Surviving Corporation unless and until amended in accordance with their terms and applicable law.
      Section 2.02.     Directors and Officers. The directors and officers of the Maryland Corporation immediately before the Merger will continue to be the directors and officers, respectively, of the Maryland Corporation immediately after the Merger, and shall continue to serve as directors and officers of the Maryland Corporation until their successors are duly elected in accordance with the charter documents of the Maryland Corporation.
ARTICLE III
TRANSFER AND CONVEYANCE OF ASSETS
AND ASSUMPTION OF LIABILITIES
      Section 3.01.     Transfer, Conveyance and Assumption. At the Effective Time, the Maryland Corporation shall continue in existence as the Surviving Corporation, and without further transfer, succeed to and possess all of the rights, privileges and powers of the Nevada LLC, and all of the assets and property of whatever kind and character of the Nevada LLC shall vest in the Maryland Corporation without further act or deed; thereafter, the Maryland Corporation, as the Surviving Corporation, shall be liable for all of the liabilities and obligations of the Nevada LLC, and any claim or judgment against the Nevada LLC may be enforced against the Maryland Corporation, as the Surviving Corporation, in accordance with Section 92A.250 of the NRS and Section 3-114 of the MGCL.
      Section 3.02.     Further Assurances. If at any time the Maryland Corporation shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to vest, perfect or confirm of record in the Surviving Corporation the title to any property or right of the Nevada LLC, or otherwise to carry out the provisions hereof, the proper representatives of the Nevada LLC as of the Effective Time shall execute and deliver any and all proper deeds, assignments and assurances and do all things necessary or proper to vest, perfect or convey title to such property or right in the Surviving Corporation, and otherwise to carry out the provisions hereof.
ARTICLE IV
CONDITIONS TO THE MERGER
      Section 4.01.     Conditions to the Obligations of Each Party. The obligations of the Nevada LLC and the Maryland Corporation to consummate the Merger are subject to the satisfaction or waiver of the following conditions as of the Effective Time:

(i) The Registration Statement on Form S-4 of the Maryland Corporation filed with the Securities and Exchange Commission (the “SEC”) in connection with the Merger shall have been declared effective, no stop order suspending its effectiveness may be in effect and no proceeding for suspending its effectiveness may be pending or threatened by the SEC.

(ii) Members holding at least a majority of the outstanding Units of the Nevada LLC shall have approved this Agreement and the consummation of the Merger.

(iii) The Common Stock of the Maryland Corporation shall have been approved for listing on The Nasdaq Stock Market, Inc. or a national securities exchange acceptable to the Nevada LLC.

(iv) The Nevada LLC shall have received from its special tax counsel a legal opinion generally to the effect that (a) the Merger qualifies as a transaction described in Section 351 of the Code and (b) the Maryland Corporation’s organization and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT for the taxable year 2006 and thereafter. The Nevada LLC’s receipt of the opinion referred to in this Section 4.01(iv) shall not be waivable.

(v) Any necessary state and local governmental and third-party consents must have been received. The Manager, acting on behalf of the Nevada LLC, may waive this condition.

(vi) The Manager, acting on behalf of the Nevada LLC, shall have determined, in its sole discretion, that no legislation or proposed legislation with a reasonable possibility of being enacted would have the effect of impairing the ability of the Maryland Corporation to qualify as a REIT.

ARTICLE V
TERMINATION
      Section 5.01.     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either the Nevada LLC or the Maryland Corporation if:

(i) a governmental authority has issued a final, non-appealable order, decree or ruling, or taken any other action, that would permanently prohibit the Merger;

(ii) members of the Nevada LLC fail to approve the Merger and this Agreement; or

(iii) any of the conditions to the obligations of the parties set forth in Section 4.01 above is not satisfied or waived.
In addition, the Nevada LLC may cancel or defer the Merger at any time even if members of the Nevada LLC vote to approve the Merger and this Agreement and the other conditions to the consummation of the Merger are satisfied or waived if the Board of Directors of the Manager determines that the Merger is no longer in the best interests of the Nevada LLC and its members.
      Section 5.02.     Effect of Termination. If this Agreement is terminated pursuant to Section 5.01, this Agreement shall become void and of no effect with no liability on the part of either party hereto.
ARTICLE VI
MISCELLANEOUS
      Section 6.01.     Amendments; No Waivers.
      (a) Any provision of this Agreement may, subject to applicable law, be amended prior to the Effective Time if, and only if, such amendment is in writing and signed by the Nevada LLC and the Maryland Corporation. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.
      (b) No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
      Section 6.02.     Integration. All prior or contemporaneous agreements, contracts, promises, representations, and statements, if any, between the Maryland Corporation and the Nevada LLC, or their representatives, are merged into this Agreement, and this Agreement shall constitute the entire understanding between the Maryland Corporation and the Nevada LLC with respect to the subject matter hereof.
      Section 6.03.     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.
      Section 6.04.     Governing Law. This Agreement shall be governed by and construed in accordance the laws of the State of Maryland, without regard to principles of conflict of laws.
      Section 6.05.     No Appraisal Rights. Members holding Units of the Nevada LLC are not entitled under the NRS to dissenters’ or appraisal rights as a result of the Merger.
      Section 6.06.     Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received the counterpart hereof signed by the other party hereto.
      Section 6.07.     Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
[SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

VESTIN FUND I, LLC, a Nevada limited liability
company

By: Vestin Mortgage, Inc., as sole manager

By:

Name: Michael V. Shustek
Title: Chairman of the Board, President
and Chief Executive Officer

VESTIN REALTY TRUST I, INC., a Maryland corporation

By:

Name: Michael V. Shustek
Title: President and Chief Executive Officer
[SIGNATURE PAGE FOR AGREEMENT AND PLAN OF MERGER]

ANNEX B
VESTIN REALTY TRUST I, INC.
ARTICLES OF INCORPORATION
ARTICLE I
INCORPORATOR
      The undersigned, Ben Chung, whose address is 555 West Fifth Street, Los Angeles, California 90012 being at least 18 years of age, does hereby form a Corporation under the general corporation laws of the State of Maryland.
ARTICLE II
NAME
      The name of the Corporation is:

Vestin Realty Trust I, Inc. (the “Corporation”).
ARTICLE III
PURPOSE; TERM OF EXISTENCE
      The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles, “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.
      The Corporation’s existence shall continue until December 31, 2019 unless earlier terminated by operation of law or unless extended by the affirmative vote of not less than a majority of all votes entitled to be cast on the matter.
ARTICLE IV
PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT
      The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 300 E Lombard Street, Baltimore, MD 21202. The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, whose post office address is The Corporation Trust Incorporated, 300 E Lombard Street, Baltimore, MD 21202. The resident agent is a Maryland corporation.
ARTICLE V
PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS
      Section 5.1     Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be five (5), which number may be increased or decreased pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law (“MGCL”), nor more than fifteen (15). Directors are divided into three classes, as nearly equal in number as possible, with respect to the time for which they shall severally hold office. Directors of one class shall initially hold office for one year or until the annual election occurring in the year 2007; another class shall initially hold office for two years or until the annual election occurring in the year 2008; and another class shall initially hold office for three years or until the annual election occurring in the year 2009; and, in each case, until their successors shall be duly elected and shall qualify. At each future annual meeting of the stockholders, the successors to the class of directors whose terms shall expire at that time shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors shall be duly elected and qualify, so that the term of office of one class of directors shall expire in each year.
      The names of the directors who shall serve until their successors are duly elected and qualify are:

Fredrick J. Zaffarese Leavitt — Class 1 (term expiring 2007)

John W. Alderfer — Class 2 (term expiring 2008)

Roland M. Sansone — Class 2 (term expiring 2008)

Michael V. Shustek — Class 3 (term expiring 2009)

Robert J. Aalberts — Class 3 (term expiring 2009)

These directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the first annual meeting of stockholders in the manner provided in the Bylaws.
      The Corporation elects, at such time as it becomes eligible to make the election provided for under Section 3-802(b) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred.
      Section 5.2     Extraordinary Actions. Except as specifically provided in Section 5.8 (relating to removal of directors) and in the terms of any class or series of stock, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.
      Section 5.3     Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in these Articles or the Bylaws.
      Section 5.4     Preemptive Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.4 or as may otherwise be provided by contract, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.
      Section 5.5     Indemnification. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Corporation (an individual described in (a) or (b) above, an “Indemnified Party”). The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to (1) a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above, (2) any person who was an indemnified party as defined in and pursuant to the Third Amended and Restated Limited Liability Company Operating Agreement of Vestin Fund I, LLC and (3) to any employee or agent of the Corporation or a predecessor of the Corporation.
      Section 5.6     Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with these Articles and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the number of shares of stock of any class of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation; or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.
      Section 5.7     REIT Qualification. So long as the Corporation has elected to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code, at which time the provisions of Article VII hereof shall be void ab initio.
      Section 5.8     Removal of Directors. Any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.
      Section 5.9     Rights of Objecting Stockholders. Holders of shares of stock of the Corporation shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL unless the Board of Directors of the Corporation, upon the affirmative vote of a majority of the entire Board of Directors, shall determine that such rights shall apply, with respect to all or any classes or series of stock, to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of such shares of stock of the Corporation would otherwise be entitled to exercise such rights.
ARTICLE VI
STOCK
      Section 6.1     Authorized Shares. The Corporation has authority to issue 26,000,000 shares of stock, consisting of 25,000,000 shares of Common Stock, $.0001 par value per share (“Common Stock”) and 1,000,000 shares of Preferred Stock, $.0001 par value per share (the “Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $2,600. The Preferred Stock shall be designated and shall be issued solely for purposes of the Rights Agreement by and between the Corporation and StockTrans Inc, or such other rights agent as may be designated by the Board of Directors, as the same may be amended from time to time (the “Rights Agreement”). To the extent permitted by the MGCL, the Board of Directors, without any action by the stockholders of the Corporation, may amend these Articles from time to time to increase or decrease the aggregate number of shares of common stock or the number of shares of common stock of any class or series that the Corporation has authority to issue. The Board of Directors may not amend these Articles to increase the aggregate number of shares of preferred stock or to reclassify shares of common stock into preferred stock without the affirmative vote of a majority of all votes of the stockholders of the Corporation entitled to be cast.
      Section 6.2     Common Stock. (a) Voting. Subject to the provisions of Article VII, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of Common Stock.
      (b) Dividend or Distribution Rights. The Board of Directors from time to time may authorize, and the Corporation may pay to stockholders, such dividends or other distributions in cash or other property as the Board in its discretion may determine. The Board shall endeavor to authorize, and the Corporation may pay, such dividends and distributions as are necessary for the Corporation to qualify as a REIT under the Code; provided, however, stockholders shall have no right to any dividend or distribution unless and until authorized by the Board and declared by the Corporation. The exercise of the powers and rights of the Board pursuant to this Section 6.2 is subject to the provisions of any class or series of shares at the time outstanding. The receipt by any person in whose name any shares are registered on the records of the Corporation or by his or her duly authorized agent shall be a sufficient discharge for all dividends or distributions payable or deliverable in respect of such shares and from all liability regarding the application thereof.
      (c) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets of the Corporation, the aggregate assets available for distribution to holders of the Common Stock shall be determined in accordance with applicable law and the terms of these Articles. Each holder of Common Stock shall be entitled to receive, ratably with each other holder of Common Stock, that portion of such aggregate assets available for distribution as the number of outstanding shares of Common Stock held by such holder bears to the total number of shares of Common Stock then outstanding.
      Section 6.3     Classified or Reclassified Shares of Common Stock. Prior to issuance of classified or reclassified shares of any class or series of Common Stock or the issuance of the Preferred Stock under the Rights Agreement, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, including, without limitation, restrictions on transferability, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.3 may be made dependent upon facts or events ascertainable outside these Articles (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in these Articles supplementary filed with the SDAT.
      Section 6.4     Articles and Bylaws. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of these Articles and the Bylaws.

ARTICLE VII
RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES
      Section 7.1     Definitions. For the purposes of Article VII, the following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of Equity Stock by a Person who is or would be treated as an owner of such Equity Stock either actually or constructively through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Own,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Charitable Beneficiary” shall mean one or more beneficiaries of a Trust, as determined pursuant to Section 7.3.6 of this Article VII.

“Code” shall mean the Internal Revenue Code of 1986, as amended. All section references to the Code shall include any successor provisions thereof as may be adopted from time to time.

“Common Stock” shall mean that Common Stock that may be issued pursuant to Article VI of these Articles.

“Constructive Ownership” shall mean ownership of Equity Stock by a Person who is or would be treated as an owner of such Equity Stock either actually or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Own,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Corporation” shall have the meaning set forth in the Article II of these Articles.

“Individual” means an individual, a trust qualified under Section 401(a) or 501(c)(17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, or a private foundation within the meaning of Section 509(a) of the Code, provided that a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code shall be excluded from this definition.

“Equity Stock” shall mean stock that is Common Stock, Preferred Stock or any class of stock that may be issued by the Corporation from time to time.

“Initial Date” means the date upon which the Articles of Merger between the Corporation and Vestin Fund I, LLC are filed with the State Department of Assessments and Taxation of Maryland.

“IRS” means the United States Internal Revenue Service.

“Market Price” means the last reported sales price of the Equity Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Equity Stock may be traded, or if the Equity Stock is not then traded over any exchange or quotation system, then the market price of the Equity Stock on the relevant date as determined in good faith by the Board of Directors of the Corporation.

“Ownership Limit” shall mean 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding Equity Stock of the Corporation, excluding any such outstanding Equity Stock which is not treated as outstanding for federal income tax purposes, or such other percentage as may be determined by the Board of Directors pursuant to Section 7.9.3. Notwithstanding the foregoing, for purposes of determining the percentage ownership of Equity Stock by any Person, shares of Equity Stock that may be acquired upon conversion, exchange or exercise of any securities of the Corporation directly or constructively held by such Person, but not Equity Stock issuable with respect to the conversion, exchange or exercise of securities of the Corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise. The number and value of shares of outstanding Equity Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

“Person” shall mean an Individual, corporation, partnership, limited liability company, estate, trust, association, joint stock company or other entity and individual retirement accounts (“IRAs”); but does not include an underwriter acting in a capacity as such in a public offering of shares of Equity Stock provided that the ownership of such shares of Equity Stock by such underwriter would not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the Corporation failing to qualify as a REIT.

“Preferred Stock” shall mean that preferred stock that may be issued pursuant to Article VI of these Articles of Incorporation.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 7.2.2 of this Article VII, the Purported Record Transferee, unless the Purported Record Transferee would have acquired or owned shares of Equity Stock for another Person who is the beneficial transferee or owner of such shares, in which case the Purported Beneficial Transferee shall be such Person.

“Purported Record Transferee” shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 7.2.2 of this Article VII, the record holder of the shares of Equity Stock if such Transfer had been valid under Section 7.2.1 of this Article VII.

“REIT” shall mean a real estate investment trust under Sections 856 through 860 of the Code.

“Restriction Termination Date” shall mean the first day on which the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise, other disposition of Equity Stock as well as any other event that causes any Person to Beneficially Own or Constructively Own Equity Stock, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Equity Stock), whether voluntary or involuntary, whether such transfer has occurred of record or beneficially or Beneficially or Constructively (including but not limited to transfers of interests in other entities which result in changes in Beneficial or Constructive Ownership of Equity Stock), and whether such transfer has occurred by operation of law or otherwise.

“Trust” shall mean each of the trusts provided for in Section 7.3 of this Article VII.

“Trustee” shall mean any Person unaffiliated with the Corporation, or a Purported Beneficial Transferee, or a Purported Record Transferee, that is appointed by the Corporation to serve as trustee of a Trust.

      Section 7.2     Restriction on Ownership and Transfers.
      7.2.1     From the Initial Date and prior to the Restriction Termination Date and subject to Section 7.12:

(a) except as provided in Section 7.9 of this Article VII, no Person shall Beneficially Own Equity Stock in excess of the Ownership Limit;

(b) except as provided in Section 7.9 of this Article VII, no Person shall Constructively Own Equity Stock in excess of the Ownership Limit; and

(c) no Person shall Beneficially or Constructively Own Equity Stock to the extent that such Beneficial or Constructive Ownership would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT (including but not limited to ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the

Corporation (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

      7.2.2     If, during the period commencing on the Initial Date and prior to the Restriction Termination Date, any Transfer occurs that, if effective, would result in any Person Beneficially or Constructively Owning Equity Stock in violation of Section 7.2.1 of this Article VII, (i) then that number of shares of Equity Stock that otherwise would cause such Person to violate Section 7.2.1 of this Article VII (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the business day prior to the date of such Transfer or other event, and such Purported Beneficial Transferee shall thereafter have no rights in such shares or (ii) if, for any reason, the transfer to the Trust described in clause (i) of this sentence is not automatically effective as provided therein to prevent any Person from Beneficially or Constructively Owning Equity Stock in violation of Section 7.2.1 of this Article VII, then the Transfer of that number of shares of Equity Stock that otherwise would cause any Person to violate Section 7.2.1 shall, subject to Section 7.12, be void ab initio, and the Purported Beneficial Transferee shall have no rights in such shares.
      7.2.3     Subject to Section 7.12 of this Article VII and notwithstanding any other provisions contained herein, during the period commencing on the Initial Date and prior to the Restriction Termination Date, any Transfer of Equity Stock that, if effective, would result in the Equity Stock of the Corporation being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio, and the intended transferee shall acquire no rights in such Equity Stock.
      7.2.4     It is expressly intended that the restrictions on ownership and Transfer described in this Section 7.2 of Article VII shall apply to restrict the rights of any members or partners in limited liability companies or partnerships to exchange their interest in such entities for Equity Stock of the Corporation.
      Section 7.3     Transfers of Equity Stock in Trust.
      7.3.1     Upon any purported Transfer or other event described in Section 7.2.2 of this Article VI, such Equity Stock shall be deemed to have been transferred to the Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the business day prior to the purported Transfer or other event that results in a transfer to the Trust pursuant to Section 7.2.2. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation, any Purported Beneficial Transferee, and any Purported Record Transferee. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.6 of this Article VII.
      7.3.2     Equity Stock held by the Trustee shall be issued and outstanding Equity Stock of the Corporation. The Purported Beneficial Transferee or Purported Record Transferee shall have no rights in the shares of Equity Stock held by the Trustee. The Purported Beneficial Transferee or Purported Record Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of Equity Stock held in the Trust.
      7.3.3     The Trustee shall have all voting rights and rights to dividends with respect to Equity Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that shares of Equity Stock have been transferred to the Trustee shall be paid to the Trustee upon demand, and any dividend or distribution declared but unpaid shall be paid when due to the Trustee with respect to such Equity Stock. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Purported Record Transferee and Purported Beneficial Transferee shall have no voting rights with respect to the Equity Stock held in the Trust and, subject to Maryland law, effective as of the date the Equity Stock has been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Purported Record Transferee with respect to such Equity Stock prior to the discovery by the Corporation that the Equity Stock has been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that the Equity Stock has been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.
      7.3.4     Within 20 days of receiving notice from the Corporation that shares of Equity Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares of Equity Stock held in the Trust to a Person, designated by the Trustee, whose ownership of the shares of Equity Stock will not violate the ownership limitations set forth in Section 7.2.1. Upon such sale, the interest of the Charitable Beneficiary in the shares of Equity Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and to the Charitable Beneficiary as provided in this Section 7.3.4. The Purported Record Transferee shall receive the lesser of (i) the price paid by the Purported Record Transferee for the shares of Equity Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Equity Stock at Market Price, the Market Price of such shares of Equity Stock on the day of the event which resulted in the transfer of such shares of Equity Stock to the Trust) and (ii) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares of Equity Stock held in the Trust. Any net sales proceeds in excess of the amount payable to the Purported Record Transferee shall be immediately paid to the Charitable Beneficiary together with any dividends or other distributions thereon. If, prior to the discovery by the Corporation that shares of such Equity Stock have been transferred to the Trustee, such shares of Equity Stock are sold by a Purported Record Transferee then (x) such shares of Equity Stock shall be deemed to have been sold on behalf of the Trust and (y) to the extent that the Purported Record Transferee received an amount for such shares of Equity Stock that exceeds the amount that such Purported Record Transferee was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.
      7.3.5     Equity Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price paid by the Purported Record Transferee for the shares of Equity Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Equity Stock at Market Price, the Market Price of such shares of Equity Stock on the day of the event which resulted in the transfer of such shares of Equity Stock to the Trust) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares of Equity Stock held in the Trust pursuant to Section 7.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares of Equity Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and any dividends or other distributions held by the Trustee with respect to such Equity Stock shall thereupon be paid to the Charitable Beneficiary.
      7.3.6     By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Equity Stock held in the Trust would not violate the restrictions set forth in Section 7.2.1 in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.
      Section 7.4     Remedies For Breach. If the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 7.2 of this Article VII or that a Person intends to acquire, has attempted to acquire or may acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of the Corporation in violation of Section 7.2 of this Article VII, the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall take such action as it deems or they deem advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, causing the Corporation to redeem shares of Equity Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers (or, in the case of events other than a Transfer, ownership or Constructive Ownership or Beneficial Ownership) in violation of Section 7.2.1 of this Article VII, shall automatically result in the transfer to a Trust as described in Section 7.2.2 and any Transfer in violation of Section 7.2.3 shall, subject to Section 7.12, automatically be void ab initio irrespective of any action (or non-action) by the Board of Directors.
      Section 7.5     Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares in violation of Section 7.2 of this Article VII, or any Person who is a Purported Beneficial Transferee such that an automatic transfer to a Trust results under Section 7.2.2 of this Article VII, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation’s status as a REIT.
      Section 7.6     Owners Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date, each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of shares of Equity Stock and each Person (including the stockholder of record) who is holding shares of Equity Stock for a beneficial owner or Beneficial Owner or Constructive Owner shall, on demand, provide to the Corporation a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the regulations (as in effect from time to time) of the U.S. Department of Treasury under the Code. In addition, each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of shares of Equity Stock and each Person (including the stockholder of record) who is holding shares of Equity Stock for a beneficial owner or Beneficial Owner or Constructive Owner shall, on demand, be required to disclose to the Corporation in writing such information as the Corporation may request in order to determine the effect, if any, of such stockholder’s Beneficial Ownership and Constructive Ownership of shares of Equity Stock on the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit, or as otherwise permitted by the Board of Directors.
      Section 7.7     Remedies Not Limited. Nothing contained in this Article VII (but subject to Section 7.12 of this Article VII) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT.
      Section 7.8     Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article VII, including any definition contained in Section 7.1, the Board of Directors shall have the power to determine the application of the provisions of this Article VII with respect to any situation based on the facts known to it (subject, however, to the provisions of Section 6.12 of this Article VII). In the event Article VII requires an action by the Board of Directors and these Articles fail to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Article VII. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 7.2.2) acquired Beneficial or Constructive Ownership of Equity Stock in violation of Section 7.2.1, such remedies (as applicable) shall apply first to the shares of Equity Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Equity Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Equity Stock based upon the relative number of the shares of Equity Stock held by each such Person.
      Section 7.9     Exceptions.
      7.9.1     Subject to Section 7.2.1(c) of this Article VII, the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the limitation on a Person Beneficially Owning shares of Equity Stock in excess of the Ownership Limit, as set forth in Section 7.2.1(a) of this Article VII, if the Board determines that such exemption will not cause any Individual’s Beneficial Ownership of shares of

Equity Stock to violate the Ownership Limit and that any such exemption will not cause the Corporation to fail to qualify as a REIT under the Code.
      7.9.2     Subject to Section 7.2.1(c) of this Article VII, the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the limitation on a Person Constructively Owning Equity Stock in excess of the Ownership Limit, as set forth in Section 7.2.1(b) of this Article VII, if the Board determines that such Person does not and will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned in whole or in part by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant or that any such ownership would not cause the Corporation to fail to qualify as a REIT under the Code.
      7.9.3     Subject to Section 7.2.1(c) and the remainder of this Section 7.9.3, the Board of Directors may from time to time increase the Ownership Limit for one or more Persons and decrease the Ownership Limit for all other Persons; provided, however, that the decreased Ownership Limit will not be effective for any Person whose percentage ownership in Equity Stock is in excess of such decreased Ownership Limit until such time as such Person’s percentage of Equity Stock equals or falls below the decreased Ownership Limit, but any further acquisition of Equity Stock in excess of such percentage ownership of Equity Stock will be in violation of the Ownership Limit, and, provided further, that the new Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49% in value of the outstanding Equity Stock.
      7.9.4     The Board, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel in each case to the effect that the restrictions contained in Section 7.2.1(c) and/or Section 7.2.3 will not be violated, may exempt (i) a Person from the Ownership Limit if such Person is not an individual for purposes of Section 542(a)(2) of the Code (as modified by Section 856(h) of the Code) or (ii) is an underwriter which participates in a public offering of the Equity Stock for a period of 90 days following the purchase by such underwriter of the Equity Stock and the Board obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership of Equity Stock will violate the Ownership Limit.
      7.9.5     Notwithstanding anything herein to the contrary: (a) in granting a Person an exemption under this Section 7.9 to the Ownership Limit, the Board of Directors may require such Person to make certain representations or undertakings or to agree that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section 7.2 of this Article VII) will result in such Equity Stock being transferred to a Trust in accordance with Section 7.2.2 of this Article VII; (b) prior to granting any exception pursuant to this Section 7.9, the Board of Directors may require a ruling from the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT; and (c) any exemption of a Person to the Ownership Limit under this Section 7.9 shall not allow the Person to exceed 15.0% of the value of the outstanding Equity Stock of the Corporation.
      Section 7.10     Legends. Each certificate for Equity Stock shall bear substantially the following legends:

Restriction on Ownership and Transfer
THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST (“REIT”) UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE CORPORATION’S CHARTER, (i) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF THE CORPORATION’S EQUITY STOCK IN EXCESS OF 9.8% (BY VALUE OR BY NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING EQUITY STOCK OF THE CORPORATION;

(ii) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF EQUITY STOCK THAT WOULD RESULT IN THE CORPORATION BEING “CLOSELY HELD” UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; AND (iii) NO PERSON MAY TRANSFER SHARES OF EQUITY STOCK IF SUCH TRANSFER WOULD RESULT IN THE EQUITY STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF EQUITY STOCK IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP IS VIOLATED, THE SHARES OF EQUITY STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO THE TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE CORPORATION MAY REDEEM SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL TERMS IN THIS LEGEND THAT ARE DEFINED IN THE CHARTER OF THE CORPORATION SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THE CHARTER OF THE CORPORATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SHARES OF EQUITY STOCK ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.
      Section 7.11     Severability. If any provision of this Article VII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provision shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.
      Section 7.12     Exchange or Nasdaq Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the any exchange or the Nasdaq National Market. The shares of Equity Stock that are the subject of such a transaction shall continue to be subject to the provisions of this Article VII after such settlement.
      Section 7.13     Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.
      Section 7.14     Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.
ARTICLE VIII
AMENDMENTS AND TRANSACTIONS OUTSIDE
THE ORDINARY COURSE OF BUSINESS
      The Corporation reserves the right from time to time to make any amendment to its Articles, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in these Articles, of any shares of outstanding stock. All rights and powers conferred by these Articles on stockholders, directors and officers are granted subject to this reservation. Except as otherwise set forth herein, any amendment to these Articles shall be valid only if approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter. In addition, the Corporation shall not dissolve or terminate the Corporation, merge, reorganize, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions in one or a series of related transactions outside the ordinary course of business unless approved by the affirmative vote of not less than a majority of all votes entitled to be cast on the matter.
ARTICLE IX
LIMITATION OF LIABILITY
      To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of these Articles or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
ARTICLE X
INVALIDITY
      In the event that any term, provision, sentence or paragraph of this Articles of the Corporation is declared by a court of competent jurisdiction to be invalid or unenforceable, such term, provision, sentence or paragraph shall be deemed severed from the remainder of these Articles, and the balance of these Articles shall remain in effect and be enforced to the fullest extent permitted by law and shall be construed to preserve the intent and purposes of these Articles. Any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term, provision, sentence or paragraph of these Articles in any other jurisdiction.
      IN WITNESS WHEREOF, the undersigned has signed these Articles of Incorporation and acknowledged the same to be my act on this 3rd day of January, 2006.

By:	/s/ Ben Chung

Incorporator

ANNEX C
VESTIN REALTY TRUST I, INC.
ARTICLES SUPPLEMENTARY
SERIES A JUNIOR PARTICIPATING CUMULATIVE REDEEMABLE
PREFERRED STOCK
      Vestin Realty Trust I, Inc. a Maryland corporation, having its principal office in the City of Baltimore, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
      FIRST: Under a power contained in Article VI of the Articles of Incorporation, as amended (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), has duly designated 1,000,000 shares (the “Shares”) of preferred stock, par value $0.0001 per share (the “Preferred Stock”), of the Corporation.
      SECOND: Subject in all cases to the provisions of Article VII of the Charter of the Corporation with respect to restrictions on transfer and ownership of shares, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividend qualifications and terms and conditions of redemption of the Preferred Stock, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections thereof:

1. Designation and Number. A series of the Preferred Stock, designated the “Series A Junior Participating Cumulative Redeemable Preferred Stock” (the “Series A Preferred”), is hereby established. The number of shares of the Series A Preferred shall be 1,000,000. The Series A Preferred is designated and shall be issued solely for purposes of the Rights Agreement by and between the Corporation and StockTrans, Inc., dated on or about , 2006.

2. Relative Seniority. In respect of rights to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Corporation, the Series A Preferred shall rank senior to the Common Stock and any other stock of the Corporation ranking, as to dividends and upon liquidation, junior to the Series A Preferred (collectively, for purposes of the terms of the Series A Preferred, “Junior Stock”).

3. Dividends. The holders of the then outstanding Series A Preferred shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation out of any funds legally available therefor, cumulative preferential cash dividends payable quarterly on March 31, June 30, September 30 and December 31 (each such date being referred to herein as a “Quarterly Dividend Payment Date” and each period beginning on the day next following a Quarterly Dividend Payment Date and ending on the next following Quarterly Dividend Payment Date being referred to herein as a “Dividend Period”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred, in an amount per share (rounded to the nearest cent) equal to the greater of (A) $.01 or (B) subject to adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than dividends payable in shares of Common Stock, as constituted on the date of such payment), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred.

In the event the Corporation shall at any time after (the “Rights Dividend Declaration Date”), (A) declare any dividend on the Common Stock payable in shares of Common Stock, (B) subdivide the outstanding Common Stock, or (C) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of the Series A Preferred were entitled immediately prior to such event under clause (B) of the preceding paragraph shall be adjusted by multiplying such amount by a fraction (the “Adjustment Factor”), the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such event.

The Corporation shall declare a dividend or distribution on the Series A Preferred immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend at the rate of $.01 per share on the Series A Preferred shall nevertheless be declared payable on such subsequent Quarterly Dividend Payment Date.

Dividends on the shares of Series A Preferred shall accrue and be cumulative from and including the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which event dividends on such shares shall accrue and be cumulative from and including the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall accrue and be cumulative from and including such Quarterly Dividend Payment Date, whether or not (A) the Corporation has earnings, (B) dividends on such shares are declared or (C) on any Quarterly Dividend Payment Date there shall be funds legally available for the payment of such dividends. When dividends are not paid in full upon the shares of Series A Preferred and the shares of any other series of preferred stock ranking on a parity as to dividends with the Series A Preferred (or a sum sufficient for such full payment is not set apart therefor), all dividends declared upon shares of Series A Preferred and any other series of preferred stock ranking on a parity as to dividends with the Series A Preferred shall be declared pro rata so that the amount of dividends declared per share on the Series A Preferred and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of Series A Preferred and such other series of preferred stock bear to each other.

Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A Preferred have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment on the Series A Preferred for all past dividend periods and the then current dividend period, (A) no dividends shall be declared or paid or set apart for payment on the preferred stock of the Corporation ranking, as to dividends, on a parity with or junior to the Series A Preferred for any period, and (B) no dividends (other than in Junior Stock) shall be declared or paid or set aside for payment or other distribution or shall be declared or made upon the Junior Stock or any other stock of the Corporation ranking on a parity with the Series A Preferred as to dividends or upon liquidation (for purposes of this Section 6.6, “Parity Stock”), nor shall any Junior Stock or any Parity Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of Junior Stock or Parity Stock) by the Corporation (except by conversion into or exchange for Junior Stock).

Any dividend payment made on shares of the Series A Preferred shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

No dividends on shares of Series A Preferred shall be authorized by the Board or declared and paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

Accrued but unpaid dividends on the Series A Preferred will not bear interest. Holders of the Series A Preferred will not be entitled to any dividends in excess of full cumulative dividends as described above.

Except as provided in this Charter, the Series A Preferred shall not be entitled to participate in the earnings or assets of the Corporation.

The Board may fix a record date for the determination of holders of shares of Series A Preferred entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

4. Liquidation Rights.

(A) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the holders of shares of the Series A Preferred then outstanding shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its stockholders, before any distribution shall be made to the holders of Common Stock or any other stock of the Corporation ranking junior to the Series A Preferred upon liquidation, a liquidation preference of $1,000.00 per share, plus accrued and unpaid dividends thereon to the date of payment (the “Series A Preferred Liquidation Preference”).

(B) After the payment to the holders of the shares of the Series A Preferred of the full Series A Preferred Liquidation Preference, the holders of the Series A Preferred as such shall have no right or claim to any of the remaining assets of the Corporation until the holders of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (1) the Series A Preferred Liquidation Preference by (2) 1,000 (as appropriately adjusted as set forth in paragraph (D) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (the number determined pursuant to clause (2) being hereinafter referred to as the “Adjustment Number”). Following the payment of the full amount of the Series A Preferred Liquidation Preference in respect of all outstanding shares of Series A Preferred, the full amount of any liquidation preference payable to holders of any other shares of stock of the Corporation ranking as to any distribution upon any voluntary or involuntary dissolution, liquidation or winding up of the Corporation on a parity with the shares of the Series A Preferred and the full amount of the Common Adjustment, respectively, holders of shares of Series A Preferred, holders of such other shares and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such shares of Series A Preferred, such other shares and shares of Common Stock, on a per share basis, respectively.

(C) If, upon any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the amounts payable with respect to the Series A Preferred Liquidation Preference and the liquidation preference of any other shares of stock of the Corporation ranking as to any such distribution on a parity with the shares of the Series A Preferred are not paid in full, the holders of the shares of the Series A Preferred and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective liquidation preferences to which they are entitled. In the event, however, that there are not sufficient assets available after payment in full of the Series A Preferred Liquidation Preference and such other liquidation preferences to permit payment in full of the Common Adjustment, then the remaining assets shall be distributed ratably to the holders of the Common Stock.

(D) In the event the Corporation shall at any time after the Rights Dividend Declaration Date (1) declare any dividend on the Common Stock payable in shares of Common Stock, (2) subdivide the outstanding Common Stock, or (3) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by the Adjustment Factor.

(E) Neither the sale, lease, transfer or conveyance of all or substantially all the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other Corporation or the merger or consolidation of any other Corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this paragraph (iv).

(F) In determining whether a distribution (other that upon voluntary or involuntary liquidation), by dividend, redemption or otherwise, is permitted under the Maryland General Corporation Law (“MGCL”), amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights upon dissolution are superior to those receiving the distribution, will not be added to the Corporation’s total liabilities.

5. Redemption.

(A) Right of Optional Redemption. The outstanding shares of Series A Preferred may be redeemed at the option of the Corporation as a whole, but not in part, at any time, or from time to time, at a price per share (the “Series A Redemption Price”) equal to (1) 100% of the product of the Adjustment Number times the Average Market Value (as such term is hereinafter defined) of the Common Stock, plus (2) all accrued and unpaid dividends to and including the date fixed for redemption (the “Series A Redemption Date”). The “Average Market Value” is the average of the closing sale prices of a share of the Common Stock during the 30-day period immediately preceding the date before the redemption date quoted on the New York Stock Exchange, or, if the Common Stock is not quoted on the New York Stock Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the Common Stock is listed, or, if the Common Stock is not listed on any such exchange, the average of the closing bid quotations with respect to a share of Common Stock during such 30-day period on the Nasdaq National Market, or if no such quotations are available, the fair market value of a share of Common Stock as determined by the Board in good faith.

(B) Procedures for Redemption.

(1) Notice of any redemption will be (a) given by publication in a newspaper of general circulation in the City of New York, New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Series A Redemption Date, and (b) mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the Series A Redemption Date, addressed to the respective holders of record of the Series A Preferred to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred may be listed or admitted to trading, such notice shall state: (a) the Series A Redemption Date; (b) the Series A Redemption Price; (c) the place or places where certificates for Series A Preferred are to be surrendered for payment of the Series A Redemption Price; and (d) that dividends on the Series A Preferred will cease to accumulate on the Series A Redemption Date.

(2) If notice of redemption of the Series A Preferred has been published and mailed in accordance with subparagraph (v)(B)(1) above and provided that on or before the Series A Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Corporation, separate and apart from its other funds in trust for the benefit of the holders of the Series A Preferred, so as to be, and to continue to be available therefor, then, from and after the Series A Redemption Date, dividends on the Series A Preferred shall cease to accrue, and the Series A Preferred shall no longer be deemed to be outstanding and all rights of the holders thereof as stockholders of the Corporation (except the right to receive the Series A Redemption Price) shall terminate. Upon surrender, in accordance with said notice, of the certificates for the Series A Preferred (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), the Series A Preferred shall be redeemed by the Corporation at the Series A Redemption Price.

(3) The deposit of funds with a bank or trust company for the purpose of redeeming Series A Preferred shall be irrevocable except that:

(a) the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(b) any balance of moneys so deposited by the Corporation and unclaimed by the holders of the Series A Preferred entitled thereto at the expiration of two years from the applicable Series A Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

(C) Rights to Dividends on Shares Called for Redemption. If the Series A Redemption Date is after a record date for payment of dividends on the Series A Preferred and before the related Quarterly Dividend Payment Date, the dividend payable on such Quarterly Dividend Payment Date shall be paid to the holders in whose name the shares of Series A Preferred are registered at the close of business on such record date notwithstanding the redemption thereof between such record date and the related Quarterly Dividend Payment Date or the Corporation’s default in the payment of the dividend due.

Except as provided in this paragraph (v), the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on called Series A Preferred.

6. Voting Rights.

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (1) declare any dividend on the Common Stock payable in shares of Common Stock, (2) subdivide the outstanding Common Stock, or (3) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Preferred were entitled immediately prior to such event shall be adjusted by multiplying such number by the Adjustment Factor. Except as otherwise provided herein or under applicable law, the holders of shares of Series A Preferred and the holders of shares of Common Stock shall vote together as one voting group on all matters submitted to a vote of stockholders of the Corporation.

(B) Whenever dividends on any shares of Series A Preferred shall be in arrears for six or more consecutive quarterly periods, the holders of such shares of Series A Preferred (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Corporation at a special meeting called by the holders of record of at least 10% of the Series A Preferred or the holders of any other series of preferred stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series A Preferred for the past Dividend Periods and the then current Dividend Period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board will be increased by two directors.

(C) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

(D) In the event that the Series A Preferred is listed or admitted to trading on the New York Stock Exchange, then notwithstanding anything to the contrary in the Charter, including without limitation Article VIII, approval by the holders of at least two-thirds of the outstanding shares of the Series A

Preferred shall be required for adoption of any amendment of the Charter that would materially affect the existing terms of the Series A Preferred.

7. Conversion of Series A Preferred. The Series A Preferred is not convertible into or exchangeable for any other property or securities of the Corporation except as provided in Article VII of the Charter.

8. Consolidation, Merger, Share Exchange, etc. In case the Corporation shall enter into any consolidation, merger, share exchange, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Dividend Declaration Date (A) declare any dividend on the Common Stock payable in shares of Common Stock, (B) subdivide the outstanding Common Stock, or (C) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred shall be adjusted by multiplying such amount by the Adjustment Factor.

9. Fractional Shares. Series A Preferred may be issued in fractions of one one-thousandth of a share (and integral multiples thereof) which shall entitle the holder, in proportion to such holders’ fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred.

      THIRD: The Series A Preferred has been classified and designated by the Board of Directors under the authority contained in the Charter.
      FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.
      FIFTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
[SIGNATURE PAGE FOLLOWS].

      IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this [                    ] day of [                    ], 2006.

ATTEST:	VESTIN REALTY TRUST I, INC.
By:	By: ---------------------------------------(SEAL)
Name:	Name:
Title: Secretary	Title President

ANNEX D
VESTIN REALTY TRUST I, INC.
BYLAWS
ARTICLE I
OFFICES
      Section 1.     PRINCIPAL OFFICE. The principal office of the Corporation in the State of Maryland shall be located at such place as the Board of Directors may designate.
      Section 2.     ADDITIONAL OFFICES. The Corporation may have additional offices, including a principal executive office, at such place or places as the Board of Directors may from time to time determine or the business of the Corporation may require.
ARTICLE II
MEETINGS OF STOCKHOLDERS
      Section 1.     PLACE. All meetings of stockholders shall be held at the principal executive office of the Corporation or at such place as shall be set by the Board of Directors and stated in the notice of the meeting.
      Section 2.     ANNUAL MEETING. An annual meeting of the stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on a date and at the time set by the Board of Directors during the month of                     each year beginning in 2007. Failure to hold an annual meeting does not invalidate the Corporation’s existence or affect any otherwise valid corporate acts.
      Section 3.     SPECIAL MEETINGS.
      (a) Calling of Special Meeting. The chairman of the board, president, chief executive officer or Board of Directors may call a special meeting of the stockholders. Subject to subsection (b) of this Section 3, a special meeting of stockholders shall also be called by the secretary of the Corporation upon the written request of the stockholders entitled to cast more than ten percent (10%) of all the votes entitled to be cast at such meeting.
      (b) Procedures for Stockholder Requested Special Meetings.

(1) Any stockholder of record seeking to have stockholders request a special meeting shall, by sending written notice to the secretary (the “Record Date Request Notice”) by registered mail, return receipt requested, request the Board of Directors to fix a record date to determine the stockholders entitled to request a special meeting (the “Request Record Date”). The Record Date Request Notice shall set forth the purpose of the meeting and the matters proposed to be acted on at it, shall be signed by one or more stockholders of record as of the date of signature (or their agents duly authorized in a writing accompanying the Record Date Request Notice), shall bear the date of signature of each such stockholder (or other agent) and shall set forth all information relating to each such stockholder that must be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-11 thereunder. Upon receiving the Record Date Request Notice, the Board of Directors may fix a Request Record Date. The Request Record Date shall not precede and shall not be more than ten days after the close of business on the date on which the resolution fixing the Request Record Date is adopted by the Board of Directors. If the Board of Directors, within ten days after the date on which a valid Record Date Request Notice is received, fails to adopt a resolution fixing the Request Record Date, the Request Record Date shall be the close of business on the tenth day after the first date on which the Record Date Request Notice is received by the secretary.

(2) In order for any stockholder to request a special meeting, one or more written requests for a special meeting signed by stockholders of record (or their agents duly authorized in a writing accompanying the request) as of the Request Record Date entitled to cast more than ten percent (10%) (the “Special Meeting Percentage”) of all of the votes entitled to be cast at such meeting (the “Special Meeting Request”) shall be delivered to the secretary. In addition, the Special Meeting Request shall set forth the purpose of the meeting and the matters proposed to be acted on at it (which shall be limited to the matters set forth in the Record Date Request Notice received by the secretary), shall bear the date of signature of each such stockholder (or other agent) signing the Special Meeting Request, shall set forth the name and address, as they appear in the Corporation’s books, of each stockholder signing such request (or on whose behalf the Special Meeting Request is signed) and the class, series and number of shares of stock of the Corporation which are owned of record and beneficially by each such stockholder, shall be sent to the secretary by registered mail, return receipt requested, and shall be received by the secretary within 60 days after the Request Record Date. Any requesting stockholder (or agent duly authorized in a writing accompanying the revocation or the Special Meeting Request) may revoke his, her or its request for a special meeting at any time by written revocation delivered to the secretary.

(3) The secretary shall inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including the Corporation’s proxy materials). The secretary shall not be required to call a special meeting upon stockholder request and such meeting shall not be held unless, in addition to the documents required by paragraph (2) of this Section 3(b), the secretary receives payment of such reasonably estimated cost prior to the mailing of any notice of the meeting.

(4) Except as provided in the next sentence, any special meeting shall be held at such place, date and time as may be designated by the chairman of the board, chief executive officer or Board of Directors, whoever has called the meeting. In the case of any special meeting called by the secretary upon the request of stockholders (a “Stockholder Requested Meeting”), such meeting shall be held at such place, date and time as may be designated by the Board of Directors; provided, however, that the date of any Stockholder Requested Meeting shall be not more than 90 days after the record date for such meeting (the “Meeting Record Date”); and provided, further that if the Board of Directors fails to designate, within ten days after the date that a valid Special Meeting Request is actually received by the secretary (the “Delivery Date”), a date and time for a Stockholder Requested Meeting, then such meeting shall be held at 2:00 p.m. local time on the 90th day after the Meeting Record Date or, if such 90th day is not a Business Day (as defined below), on the first preceding Business Day; and provided, further that in the event that the Board of Directors fails to designate a place for a Stockholder Requested Meeting within ten days after the Delivery Date, then such meeting shall be held at the principal executive offices of the Corporation. In fixing a date for any special meeting, the president, the Chairman of the Board, the chief executive officer or Board of Directors may consider such factors as he, she or it deems relevant within the good faith exercise of business judgment, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for meeting and any plan of the Board of Directors to call an annual meeting or a special meeting. In the case of any Stockholder Requested Meeting, if the Board of Directors fails to fix a Meeting Record Date that is a date within 30 days after the Delivery Date, then the close of business on the 30th day after the Delivery Date shall be the Meeting Record Date. The Board of Directors may revoke the notice for any Stockholder Requested Meeting in the event that the requesting stockholders fail to comply with the provisions of paragraph (3) of this subsection 3(b).

(5) If written revocations of requests for the special meeting have been delivered to the secretary and the result is that stockholders of record (or their agents duly authorized in writing), as of the Request Record Date, entitled to cast less than the Special Meeting Percentage have delivered, and not revoked, requests for a special meeting to the secretary, the secretary shall: (i) if the notice of meeting has not already been mailed, refrain from mailing the notice of the meeting and send to all requesting stockholders who have not revoked such requests written notice of any revocation of a request for the special meeting, or (ii) if the notice of meeting has been mailed and if the secretary first sends to all requesting stockholders who have not revoked requests for a special meeting written notice of any revocation of a request for the special meeting and written notice of the secretary’s intention to revoke the notice of the meeting, revoke the notice of the meeting at any time before ten days before the commencement of the meeting. Any request for a special meeting received after a revocation by the secretary of a notice of a meeting shall be considered a request for a new special meeting.

(6) The chairman of the Board of Directors, the chief executive officer, the president or the Board of Directors may appoint regionally or nationally recognized independent inspectors of elections to act as the agent of the Corporation for the purpose of promptly performing a ministerial review of the validity of any purported Special Meeting Request received by the secretary. For the purpose of permitting the inspectors to perform such review, no such purported request shall be deemed to have been delivered to the secretary until the earlier of (i) ten Business Days after receipt by the secretary of such purported request and (ii) such date as the independent inspectors certify to the Corporation that the valid requests received by the secretary represent more than ten percent (10%) of the issued and outstanding shares of stock that would be entitled to vote at such meeting. Nothing contained in this paragraph (6) shall in any way be construed to suggest or imply that the Corporation or any stockholder shall not be entitled to contest the validity of any request, whether during or after such ten Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(7) For purposes of these Bylaws, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Maryland are authorized or obligated by law or executive order to close.

      Section 4.     NOTICE. Not less than 10 nor more than 90 days before each meeting of stockholders, the secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting written or printed notice stating the date, time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, either by mail, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Corporation, with postage thereon prepaid.
      Subject to Section 11(a) of this Article II, any business of the Corporation may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice. No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice.
      Section 5.     ORGANIZATION AND CONDUCT. Every meeting of stockholders shall be conducted by an individual appointed by the Board of Directors to be chairman of the meeting or, in the absence of such appointment, by the chairman of the board or, in the case of a vacancy in the office or absence of the chairman of the board, by one of the following officers present at the meeting: the vice chairman of the board, if there be one, the chief executive officer, president, the vice presidents in their order of rank and seniority, or, in the absence of such officers, a chairman chosen by the stockholders by the vote of a majority of the votes cast by stockholders present in person or by proxy. The secretary, or, in the secretary’s absence, an assistant secretary, or in the absence of both the secretary and assistant secretaries, a person appointed by the Board of Directors or, in the absence of such appointment, a person appointed by the chairman of the meeting shall act as secretary. In the event that the secretary presides at a meeting of the stockholders, an assistant secretary or in the absence of assistant secretaries, an individual appointed by the Board of Directors or the chairman of the meeting, shall record the minutes of the meeting. The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chairman of the meeting. The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of such chairman, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to stockholders of record of the Corporation, their duly authorized proxies and other such persons as the chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies and other such persons as the chairman of the meeting may determine; (d) limiting the time allotted to questions or comments by participants; (e) determining when polls should be opened and closed, (f) maintaining order and security at the meeting; (g) removing any stockholder who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman of the meeting; and (h) concluding a meeting or recessing or adjourning the meeting to a later date and time and place announced at the meeting. Unless otherwise determined by the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
      Section 6.     QUORUM; ADJOURNMENTS. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum; but this section shall not affect any requirement under any statute or the charter of the Corporation for the vote necessary for the adoption of any measure. If, however, such quorum shall not be present at any meeting of the stockholders, the chairman of the meeting shall have the power to adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.
      The stockholders present either in person or by proxy, at a meeting which has been duly called and convened, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
      Section 7.     VOTING. A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the charter of the Corporation. Unless otherwise provided by statute or by the charter, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders. Any question relating to the Corporation which may be considered and acted upon by the stockholders may be considered and acted upon by vote at a meeting, and any vote required to be in writing shall be deemed given if approved by a vote by written ballot.
      Section 8.     PROXIES. A stockholder may cast the votes entitled to be cast by the shares of stock owned of record by the stockholder in person or by proxy executed by the stockholder or by the stockholder’s duly authorized agent in any manner permitted by law. Such proxy or evidence of authorization of such proxy shall be filed with the secretary of the Corporation before or at the meeting. No proxy shall be valid more than eleven months after its date unless otherwise provided in the proxy.
      Section 9.     VOTING OF STOCK BY CERTAIN HOLDERS. Stock of the Corporation registered in the name of a corporation, partnership, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, a general partner or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such stock pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such stock. Any director or other fiduciary may vote stock registered in his or her name as such fiduciary, either in person or by proxy.
      Shares of stock of the Corporation directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.
      The Board of Directors may adopt by resolution a procedure by which a stockholder may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder. The resolution shall set forth the class of stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date or closing of the stock transfer books, the time after the record date or closing of the stock transfer books within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the Board of Directors considers necessary or desirable. On receipt of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the stockholder of record of the specified stock in place of the stockholder who makes the certification.
      Section 10.     INSPECTORS. The Board of Directors, in advance of any meeting, may, but need not, appoint one or more individual inspectors or one or more entities that designate individuals as inspectors to act at the meeting or any adjournment thereof. If an inspector or inspectors are not appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the Board of Directors in advance of the meeting or at the meeting by the chairman of the meeting. The inspectors, if any, shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. Each such report shall be in writing and signed by him or her or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.
      Section 11.     ADVANCE NOTICE OF STOCKHOLDER NOMINEES FOR DIRECTOR AND OTHER STOCKHOLDER PROPOSALS.
      (a) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation who was a stockholder of record both at the time of giving of notice provided for in this Section 11(a) and at the time of the annual meeting, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 11(a).

(2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a)(1) of this Section 11, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for action by the stockholders. To be timely, a stockholder’s notice shall set forth all information required under this Section 11 and shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the 150th day nor later than 5:00 p.m. Pacific Time on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting (for purposes of the Corporation’s 2007 annual meeting, notice of the prior year’s annual meeting shall be deemed to have been mailed on May 31, 2006); provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m. Pacific Time on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of for such meeting is first made. In no event shall the public announcement of a postponement or adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (A) the name, age, business address and residence address of such person, (B) the class, series and number of any shares of stock of the Corporation that are beneficially owned by such person, (C) the date such shares were acquired and the investment intent of such acquisition, and (D) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a description of the business desired to be brought before the meeting, the reasons for proposing such business at the meeting and any material interest in such business of such stockholder (including any anticipated benefit to the stockholder therefrom) and of each beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and each beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such stockholder, as they appear on the Corporation’s stock ledger and current name and address, if different, and of such beneficial owner, and (y) the class and number of shares of each class of stock of the Corporation which are owned beneficially and of record by such stockholder and owned beneficially by such beneficial owner.

(3) Notwithstanding anything in this subsection (a) of this Section 11 to the contrary, in the event the Board of Directors increases the number of directors in accordance with Article III, Section 2 of these Bylaws, and there is no announcement of such action at least 130 days prior to the first anniversary of the date of mailing of the notice of the preceding year’s annual meeting, a stockholder’s notice required by this Section 11(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than 5:00 p.m. Pacific Time, on the tenth day following the day on which such public announcement is first made by the Corporation.

      (b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) provided that the Board of Directors has determined that directors shall be elected at such special meeting, by any stockholder of the Corporation who is a stockholder of record both at the time of giving of notice provided for in this Section 11 and at the time of the special meeting, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 11. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be) for election as a director as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by paragraph (a)(2) of this Section 11 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the 150th day prior to such special meeting and not later than 5:00 p.m. Pacific Time on the later of the 120th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of a postponement or adjournment of a special meeting commence a new time period for the giving of a stockholder’s notice as described above.
      (c) General.

(1) Only such persons who are nominated in accordance with the procedures set forth in this Section 11 of these Bylaws shall be eligible to serve as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 11. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 11 and, if any proposed nomination or business is not in compliance with this Section 11, to declare that such defective nomination or proposal be disregarded.

(2) For purposes of this Section 11, (a) the “date of mailing of the notice” shall mean the date of the proxy statement for the solicitation of proxies for election of directors and (b) “public announcement” shall mean disclosure (i) in a press release reported by the Dow Jones News Service, Associated Press or comparable news service or (ii) in a document publicly filed by the Corporation with the United States Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act or the Investment Company Act of 1940, as amended.

(3) Notwithstanding the foregoing provisions of this Section 11, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 11. Nothing in this Section 11 shall be deemed to affect any right of a stockholder to request inclusion of a proposal in, nor the right of the Corporation to omit a proposal from, the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act.
      Section 12.     VOTING BY BALLOT. Voting on any question or in any election may be viva voce unless the presiding officer shall order or any stockholder shall demand that voting be by ballot.
      Section 13.     CONTROL SHARE ACQUISITION ACT. Notwithstanding any other provision of the charter of the Corporation or these Bylaws, Title 3, Subtitle 7 of the Maryland General Corporation Law (or any successor statute) shall not apply to any acquisition by any person of shares of stock of the Corporation. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.
ARTICLE III
DIRECTORS
      Section 1.     GENERAL POWERS. The business and affairs of the Corporation shall be managed under the direction of its Board of Directors. All powers of the Corporation may be exercised by or under authority of the Board of Directors, except as conferred on or reserved to the stockholders by statute or by the charter or Bylaws.
      Section 2.     NUMBER, TENURE AND QUALIFICATIONS. At any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided, that the number thereof shall never be less than the minimum number required by the Maryland General Corporation Law, nor more than 15, and further provided that the tenure of office of a director shall not be affected by any decrease in the number of directors.
      Section 3.     RESIGNATION. Any director may resign at any time by sending a written notice of such resignation to the principal executive office of the Corporation addressed to the Chairman of the Board or the President. Unless otherwise specified therein such resignation shall take effect upon receipt thereof by the Chairman of the Board or the President.
      Section 4.     REMOVAL OF DIRECTOR. Any director or the entire Board of Directors may be removed only in accordance with the provisions of the charter.
      Section 5.     ANNUAL AND REGULAR MEETINGS. An annual meeting of the Board of Directors shall be held immediately after and at the same place as the annual meeting of stockholders, no notice other than this Bylaw being necessary. In the event such meeting is not so held, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors. The Board of Directors may provide, by resolution, the time and place for the holding of regular meetings of the Board of Directors without other notice than such resolution.
      Section 6.     SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by or at the request of the chairman of the board, the chief executive officer, the president or by a majority of the directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix any place as the place for holding any special meeting of the Board of Directors called by them. The Board of Directors may provide, by resolution, the time and place for the holding of special meetings of the Board of Directors without other notice than such resolution.
      Section 7.     NOTICE. Except as provided in Sections 5 and 6, notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, electronic mail, facsimile transmission, United States mail or courier to each director at his or her business or residence address. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least 24 hours prior to the meeting. Notice by United States mail shall be given at least three days prior to the meeting. Notice by courier shall be given at least two days prior to the meeting. Telephone notice shall be deemed to be given when the director or his or her agent is personally given such notice in a telephone call to which the director or his or her agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Corporation by the director. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the director and receipt of a completed answer-back indicating receipt. Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute or these Bylaws.
      Section 8.     QUORUM. A majority of the directors shall constitute a quorum for transaction of business at any meeting of the Board of Directors, provided that, if less than a majority of such directors are present at said meeting, a majority of the directors present may adjourn the meeting from time to time without further notice, and provided, further, that if, pursuant to applicable, law, the charter of the Corporation or these Bylaws, the vote of a majority of a particular group of directors is required for action, a quorum must also include a majority of such group.
      The directors present at a meeting which has been duly called and convened may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.
      Section 9.     VOTING. The action of the majority of the directors present at a meeting at which a quorum is present shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law or the charter or these Bylaws. If enough directors have withdrawn from a meeting to leave less than a quorum but the meeting is not adjourned, the action of the majority of the directors necessary to constitute a quorum at such meeting shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law or the charter or these Bylaws.
      Section 10.     ORGANIZATION. At each meeting of the Board of Directors, the chairman of the board or, in the absence of the chairman, the vice chairman of the board, if any, shall act as chairman of the meeting. In the absence of both the chairman and vice chairman of the board, the chief executive officer or in the absence of the chief executive officer, the president or in the absence of the president, a director chosen by a majority of the directors present, shall act as chairman. The secretary or, in his or her absence, an assistant secretary of the Corporation, or in the absence of the secretary and all assistant secretaries, a person appointed by the chairman of the meeting, shall act as secretary of the meeting.
      Section 11.     TELEPHONE MEETINGS. Directors may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.
      Section 12.     CONSENT BY DIRECTORS. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each director and such consent is filed with the minutes of proceedings of the Board of Directors.

      Section 13.     VACANCIES. If for any reason any or all the directors cease to be directors, such event shall not terminate the Corporation or affect these Bylaws or the powers of the remaining directors hereunder (even if fewer than three directors remain). Except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any vacancy on the Board of Directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy shall serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is elected and qualifies.
      Section 14.     COMPENSATION. Directors shall not receive any stated salary for their services as directors but, by resolution of the Board of Directors, may receive compensation per year and/or per meeting and/or per visit to real property or other facilities owned, leased or to be acquired by the Corporation and for any service or activity they performed or engaged in as directors. Directors may be reimbursed for reasonable expenses of attendance, if any, at each annual, regular or special meeting of the Board of Directors or of any committee thereof and for their reasonable expenses, if any, in connection with each property visit and any other service or activity they performed or engaged in as directors; but nothing herein contained shall be construed to preclude any directors from serving the Corporation in any other capacity and receiving compensation therefor.
      Section 15.     LOSS OF DEPOSITS. No director shall be liable for any loss which may occur by reason of the failure of the bank, trust company, savings and loan association, or other institution with whom moneys or stock have been deposited.
      Section 16.     SURETY BONDS. Unless required by law, no director shall be obligated to give any bond or surety or other security for the performance of any of his or her duties.
      Section 17.     RELIANCE. Each director, officer, employee and agent of the Corporation shall, in the performance of his or her duties with respect to the Corporation, be fully justified and protected with regard to any act or failure to act in reliance in good faith upon the books of account or other records of the Corporation, upon an opinion of counsel or upon reports made to the Corporation by any of its officers or employees or by the adviser, accountants, appraisers or other experts or consultants selected by the Board of Directors or officers of the Corporation, regardless of whether such counsel or expert may also be a director.
      Section 18.     RIGHT TO ENGAGE IN COMPETING BUSINESS. The directors shall have no responsibility to devote their full time to the affairs of the Corporation, subject to applicable law. Any director or officer, employee or agent of the Corporation, in his or her personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to or in addition to or in competition with those of or relating to the Corporation, subject to applicable law. Nothing contained in this Agreement shall preclude any member of the Board of Directors or the Management Company, as defined in Article XI, Section 1 of these Bylaws, from purchasing or lending money upon the security of any other property or rights therein, or in any manner investing in, participating in, developing or managing any other venture of any kind, without notice to the Corporation or the stockholders, without participation by the stockholders, and without liability to them or any of them. Each stockholder waives any right he may have against the Board of Directors or the Management Company for using for its own benefit information received as a consequence of the management of the affairs of the Corporation.
ARTICLE IV
COMMITTEES
      Section 1.     NUMBER, TENURE AND QUALIFICATIONS. The Board shall constitute such committees of the Board, and shall adopt charters governing the composition and powers of such committees, as may be required to comply with applicable provisions of the Securities Exchange Act of 1934 and the rules of any exchange or inter-dealer automated quotation system upon which the securities of the Corporation are listed.

      Section 2.     POWERS. The Board of Directors may delegate to committees appointed under Section 1 of this Article any of the powers of the Board of Directors, except as prohibited by law.
      Section 3.     MEETINGS. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors. A majority of the members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee. The act of a majority of the committee members present at a meeting shall be the act of such committee. The Board of Directors may designate a chairman of any committee, and such chairman or, in the absence of a chairman, any two members of any committee (if there are at least two members of the Committee) may fix the time and place of its meeting unless the Board shall otherwise provide. In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another director to act in the place of such absent member. Each committee shall keep minutes of its proceedings.
      Section 4.     TELEPHONE MEETINGS. Members of a committee of the Board of Directors may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.
      Section 5.     CONSENT BY COMMITTEES. Any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each member of the committee and such consent is filed with the minutes of proceedings of such committee.
      Section 6.     VACANCIES. Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership of any committee, to fill all vacancies, to designate alternate members to replace any absent or disqualified member or to dissolve any such committee.
ARTICLE V
OFFICERS
      Section 1.     GENERAL PROVISIONS. The officers of the Corporation shall include a president, a secretary and a treasurer and may include a chairman of the board, a vice chairman of the board, a chief executive officer, one or more vice presidents, a chief operating officer, a chief financial officer, one or more assistant secretaries and one or more assistant treasurers. In addition, the Board of Directors may from time to time elect such other officers with such powers and duties as they shall deem necessary or desirable. The officers of the Corporation shall be elected annually by the Board of Directors, except that the chief executive officer or president may from time to time appoint one or more vice presidents, assistant secretaries and assistant treasurers or other officers. Each officer shall hold office until his or her successor is elected and qualifies or until his or her death, or his or her resignation or removal in the manner hereinafter provided. In its discretion, the Board of Directors may leave unfilled any office except that of president, treasurer and secretary. Any two or more offices except president and vice president may be held by the same person. Election of an officer or agent shall not of itself create contract rights between the Corporation and such officer or agent.
      Section 2.     REMOVAL AND RESIGNATION. Any officer or agent of the Corporation may be removed, with or without cause, by the Board of Directors if in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Corporation may resign at any time by giving written notice of his or her resignation to the Board of Directors, the chairman of the board, the president or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the notice of resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Corporation.
      Section 3.     VACANCIES. A vacancy in any office may be filled by the Board of Directors for the balance of the term.

      Section 4.     CHIEF EXECUTIVE OFFICER. The Board of Directors may designate a chief executive officer. In the absence of such designation, the chairman of the board shall be the chief executive officer of the Corporation. The chief executive officer shall have general responsibility for implementation of the policies of the Corporation, as determined by the Board of Directors, and for the management of the business and affairs of the Corporation.
      Section 5.     CHIEF OPERATING OFFICER. The Board of Directors may designate a chief operating officer. The chief operating officer shall have the responsibilities and duties as set forth by the Board of Directors or the chief executive officer.
      Section 6.     CHIEF FINANCIAL OFFICER. The Board of Directors may designate a chief financial officer. The chief financial officer shall have the responsibilities and duties as set forth by the Board of Directors or the chief executive officer.
      Section 7.     CHAIRMAN OF THE BOARD. The Board of Directors shall designate a chairman of the board. The chairman of the board shall preside over the meetings of the Board of Directors and of the stockholders at which he shall be present. The chairman of the board shall perform such other duties as may be assigned to him or her by the Board of Directors.
      Section 8.     PRESIDENT. In the absence of a chief executive officer, the president shall in general supervise and control all of the business and affairs of the Corporation. In the absence of a designation of a chief operating officer by the Board of Directors, the president shall be the chief operating officer. He may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Board of Directors from time to time.
      Section 9.     VICE PRESIDENTS. In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president; and shall perform such other duties as from time to time may be assigned to such vice president by the president or by the Board of Directors. The Board of Directors may designate one or more vice presidents as executive vice president or as vice president for particular areas of responsibility.
      Section 10.     SECRETARY. The secretary shall (a) keep the minutes of the proceedings of the stockholders, the Board of Directors and committees of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation; (d) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (e) have general charge of the stock transfer books of the Corporation; and (f) in general perform such other duties as from time to time may be assigned to him by the chief executive officer, the president or by the Board of Directors.
      Section 11.     TREASURER. The treasurer shall have the custody of the funds and securities of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. In the absence of a designation of a chief financial officer by the Board of Directors, the treasurer shall be the chief financial officer of the Corporation.
      The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and Board of Directors, at the regular meetings of the Board of Directors or whenever it may so require, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

      If required by the Board of Directors, the treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, moneys and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.
      Section 12.     ASSISTANT SECRETARIES AND ASSISTANT TREASURERS. The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the president or the Board of Directors. The assistant treasurers shall, if required by the Board of Directors, give bonds for the faithful performance of their duties in such sums and with such surety or sureties as shall be satisfactory to the Board of Directors.
      Section 13.     SALARIES. The salaries and other compensation of the officers shall be fixed from time to time by the Board of Directors and no officer shall be prevented from receiving such salary or other compensation by reason of the fact that he is also a director.
ARTICLE VI
CONTRACTS, LOANS, CHECKS AND DEPOSITS
      Section 1.     CONTRACTS. The Board of Directors may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Corporation when authorized or ratified by action of the Board of Directors and executed by an authorized person.
      Section 2.     LOANS. Any Stockholder or Affiliate (as defined below) of a stockholder may, with the consent of the Board of Directors, lend or advance money to the Corporation. Affiliate, as used in these Bylaws means, for any person, (a) any person directly or indirectly controlling, controlled by or under common control with the person, (b) any other person owning or controlling ten percent (10%) or more of the outstanding voting securities of the person, (c) any officer or director of the person, or (d) if the other person is an officer or director, any company for which the person acts in any similar capacity. If a member of the Board of Directors or, with the consent of the Board of Directors, any stockholder, shall make any loans to the Corporation or advance money on its behalf, the amount of any loan or advance shall not be treated as a contribution to the capital of the Corporation, but shall be a debt due from the Corporation. The amount of any loan or advance by a lending stockholder or an Affiliate of a stockholder shall be repayable out of the Corporation’s cash and shall bear interest at a rate of not in excess of the lesser of (i) the prime rate established, from time to time, by any major bank selected by the Board of Directors for loans to the bank’s most creditworthy commercial borrowers, plus five percent (5%) per annum, or (ii) the maximum rate permitted by applicable law. None of the stockholders or their Affiliates shall be obligated to make any loan or advance to the Corporation. This section shall be subject to the Corporation’s Investment Policy as set forth in Article X, Section 2 of these Bylaws as it relates to transactions with the Board of Directors or any Affiliate of a member of the Board of Directors.
      Section 3.     CHECKS AND DRAFTS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or agent of the Corporation in such manner as shall from time to time be determined by the Board of Directors.
      Section 4.     DEPOSITS. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the Board of Directors may designate.

ARTICLE VII
STOCK
      Section 1.     CERTIFICATES. Except as otherwise provided in these Bylaws, this Section shall not be interpreted to limit the authority of the Board of Directors to issue some or all of the shares of any or all of the Corporation’s classes or series without certificates. Each stockholder, upon written request to the secretary of the Corporation, shall be entitled to a certificate or certificates which shall represent and certify the number of shares of each class of stock held by him in the Corporation. Each certificate shall be signed by the chairman of the board, the chief executive officer, the chief operating officer, the president, the chief financial officer or a vice president and countersigned by the secretary or an assistant secretary or the treasurer or an assistant treasurer and may be sealed with the seal, if any, of the Corporation or a facsimile thereof. The signatures may be either manual or facsimile. Certificates shall be consecutively numbered; and if the Corporation shall, from time to time, issue several classes of stock, each class may have its own number series. A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued. Each certificate representing shares which are restricted as to their transferability or voting powers, which are preferred or limited as to their dividends or as to their allocable portion of the assets upon liquidation or which are redeemable at the option of the Corporation, shall have a statement of such restriction, limitation, preference or redemption provision, or a summary thereof, plainly stated on the certificate. If the Corporation has authority to issue stock of more than one class, the certificate shall contain on the face or back a full statement or summary of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class of stock and, if the Corporation is authorized to issue any preferred or special class in series, the differences in the relative rights and preferences between the shares of each series to the extent they have been set and the authority of the Board of Directors to set the relative rights and preferences of subsequent series. In lieu of such statement or summary, the certificate may state that the Corporation will furnish a full statement of such information to any stockholder upon request and without charge. If any class of stock is restricted by the Corporation as to transferability, the certificate shall contain a full statement of the restriction or state that the Corporation will furnish information about the restrictions to the stockholder on request and without charge.
      Section 2.     TRANSFERS. Upon surrender to the Corporation or the transfer agent of the Corporation of a stock certificate duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.
      The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Maryland.
      Notwithstanding the foregoing, transfers of shares of any class of stock will be subject in all respects to the charter of the Corporation and all of the terms and conditions contained therein.
      Section 3.     REPLACEMENT CERTIFICATE. Any officer designated by the Board of Directors may direct a new certificate to be issued in place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed. When authorizing the issuance of a new certificate, an officer designated by the Board of Directors may, in his or her discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or the owner’s legal representative to give a bond, with sufficient surety, to the Corporation to indemnify it against any loss or claim which may arise as a result of the issuance of a new certificate.
      Section 4.     CLOSING OF TRANSFER BOOKS OR FIXING OF RECORD DATE. The Board of Directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of stockholders, not less than ten days, before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken.
      In lieu of fixing a record date, the Board of Directors may provide that the stock transfer books shall be closed for a stated period but not longer than 20 days. If the stock transfer books are closed for the purpose of determining stockholders entitled to notice of or to vote at a meeting of stockholders, such books shall be closed for at least ten days before the date of such meeting.
      If no record date is fixed and the stock transfer books are not closed for the determination of stockholders, (a) the record date for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day on which the notice of meeting is mailed or the 30th day before the meeting, whichever is the closer date to the meeting; and (b) the record date for the determination of stockholders entitled to receive payment of a dividend or an allotment of any other rights shall be the close of business on the day on which the resolution of the directors, declaring the dividend or allotment of rights, is adopted.
      When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment thereof, except when (i) the determination has been made through the closing of the transfer books and the stated period of closing has expired or (ii) the meeting is adjourned to a date more than 120 days after the record date fixed for the original meeting, in either of which case a new record date shall be determined as set forth herein.
      Section 5.     STOCK LEDGER. The Corporation shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate share ledger containing the name and address of each stockholder and the number of shares of each class held by such stockholder.
      Section 6.     FRACTIONAL STOCK; ISSUANCE OF UNITS. The Board of Directors may issue fractional stock or provide for the issuance of scrip, all on such terms and under such conditions as they may determine. Notwithstanding any other provision of the charter or these Bylaws, the Board of Directors may issue units consisting of different securities of the Corporation. Any security issued in a unit shall have the same characteristics as any identical securities issued by the Corporation, except that the Board of Directors may provide that for a specified period securities of the Corporation issued in such unit may be transferred on the books of the Corporation only in such unit.
      Section 7.     CERTIFICATION OF BENEFICIAL OWNERS. The Board of Directors may adopt by resolution a procedure by which a stockholder of the Corporation may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder. The resolution shall set forth the class of stockholders who may certify; the purpose for which the certification may be made; the form of certification and the information to be contained in it; if the certification is with respect to a record date or closing of the stock transfer books, the time after the record date or closing of the stock transfer books within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the Board of Directors considers necessary or desirable. On receipt of a certification which complies with the procedure adopted by the Board of Directors in accordance with this Section, the person specified in the certification is, for the purpose set forth in the certification, the holder of record of the specified stock in place of the stockholder who makes the certification.

ARTICLE VIII
ACCOUNTING YEAR
      The fiscal year of the Corporation shall be the calendar year.
ARTICLE IX
DISTRIBUTIONS
      Section 1.     AUTHORIZATION. Dividends and other distributions upon the stock of the Corporation may be authorized by the Board of Directors, subject to the provisions of law and the charter of the Corporation. Dividends and other distributions may be paid in cash, property or stock of the Corporation, subject to the provisions of law and the charter.
      Section 2.     CONTINGENCIES. Before payment of any dividends or other distributions, there may be set aside out of any assets of the Corporation available for dividends or other distributions such sum or sums as the Board of Directors may from time to time, in its absolute discretion, determine proper as a reserve fund for contingencies, for equalizing dividends or other distributions, for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall determine to be in the best interest of the Corporation, and the Board of Directors may modify or abolish any such reserve.
ARTICLE X
INVESTMENT POLICY; OPERATING LIMITATIONS
      Section 1.     ADOPTION BY THE BOARD. Subject to the provisions of the charter of the Corporation, the Board of Directors may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Corporation as it shall deem appropriate in its sole discretion.
      Section 2.     INVESTMENT POLICY. The basic investment objectives of the Corporation are to:

1. Produce revenues from the interest income on Mortgage Loans;

2. Provide quarterly cash distributions from the net income earned on Mortgage Loans; and

3. Reinvest, to the extent permissible, payments of principal and sales (net of expenses).
      The investment policy (“Investment Policy”) of the Corporation to achieve these objectives shall initially consist of the following:

(a) Reserve Fund. The Corporation shall establish contingency working capital reserves of at least three percent of the assets of the Corporation.

(b) Investments in Mortgage Loans. The Corporation may invest in or purchase Mortgage Loans of such duration and on such real property and with such additional security as the Board of Directors in its sole discretion shall determine, provided that the collateral for the Mortgage Loans is real property located in the United States, an interest in a lease of real property or a promissory note secured by a deed of trust on real property.
      Section 3.     OPERATING LIMITATIONS — Borrowing. The Corporation may incur indebtedness:

(1) to finance investments in Mortgage Loans,

(2) to prevent a default under mortgage loans that are senior to the Corporation’s Mortgage Loans,

(3) to discharge senior Mortgage Loans if this becomes necessary to protect the Corporation’s investment in Mortgage Loans, or

(4) to operate or develop a property that the Corporation acquired under a defaulted Mortgage Loan.

      At no time shall the Corporation’s indebtedness under its line of credit exceed 70% of the fair market value of its Mortgage Loans. This indebtedness may be with recourse to the Corporation’s assets. In addition, the Corporation may enter into structured arrangements with lenders in order to provide them with a senior position in Mortgage Loans which the Corporation may jointly fund.
ARTICLE XI
COMPENSATION TO MANAGEMENT COMPANY
      Section 1.     GENERAL. The Corporation shall pay Vestin Mortgage, Inc. (the “Management Company”) the compensation as set forth in this Article XI. In addition to the foregoing, under no circumstances may the Management Company receive any compensation not permitted under the Mortgage Program Guidelines of the North American Securities Administrators Association, Inc. (the “NASAA Guidelines”) adopted on September 10, 1996, as amended from time to time unless indicated to the contrary by the context or unless a majority of the independent members of the Board of Directors (the “Unaffiliated Directors,” as defined below) determines that it is in the Corporation’s best interests not to comply with the NASAA Guidelines. Without limiting the foregoing, all expenses of the Corporation shall be billed directly to and paid by the Corporation. The Corporation shall pay the Management Company an annual management fee up to 0.25% of the aggregate capital contributions. No reimbursement shall be paid to the Management Company or its Affiliates for any general or administrative overhead expenses incurred by the Management Company or its Affiliates or for any other expenses they may incur. Any removal of the Management Company shall require the affirmative vote of a majority of shares entitled to be cast generally in the election of directors. For purposes of these Bylaws, a director is an Unaffiliated Director if he or she meets the independence requirements set forth in Rule 4200-1 of the NASD Manual; provided, however, that a majority of the Board of Directors may change the director independence requirements if the shares of the Corporation’s common stock are no longer listed on the Nasdaq National Market.
      Section 2.     MANAGEMENT AGREEMENT. The Corporation shall enter into a management agreement with the Management Company that sets forth the services to be provided by the Management Company to the Corporation and its subsidiaries. Any amendment to such agreement shall require the approval of a majority of the Unaffiliated Directors. Any termination of the management agreement shall require the affirmative vote of a majority of shares entitled to be cast generally in the election of directors. The fees and other compensation payable to the Management Company by the Corporation and its subsidiaries will be as set forth in these Bylaws. In addition, the Management Company shall be entitled to charge and collect such fees and other compensation payable by borrowers and related parties as set forth in the management agreement.
      Section 3.     ADMINISTRATIVE FEES ON RESALES OF FORECLOSED PROPERTY. The Corporation or any subsidiary shall pay the Management Company up to 3% of proceeds where the Management Company substantially contributed to the sale and up to 6% for all persons involved. The Corporation or any subsidiary, as the case may be, shall pay these fees promptly out of the proceeds of a sale of the relevant real estate.
ARTICLE XII
SEAL
      Section 1.     SEAL. The Board of Directors may authorize the adoption of a seal by the Corporation. The seal shall contain the name of the Corporation and the year of its incorporation and the words “Incorporated Maryland.” The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof.
      Section 2.     AFFIXING SEAL. Whenever the Corporation is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.
ARTICLE XIII
INDEMNIFICATION AND ADVANCE OF EXPENSES
      To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity. The Corporation may, with the approval of its Board of Directors or any duly authorized committee thereof, provide such indemnification and advance for expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment of expenses provided in these Bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment of expenses may be or may become entitled under any bylaw, regulation, issuance, agreement or otherwise.
      Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Bylaws or charter of the Corporation inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
ARTICLE XIV
WAIVER OF NOTICE
      Whenever any notice is required to be given pursuant to the charter of the Corporation or these Bylaws or pursuant to applicable law, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
ARTICLE XV
AMENDMENT OF BYLAWS/ VOTING RIGHTS
      The Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws, except as provided herein. The affirmative vote of a majority of the shares entitled to be cast generally in the election of directors is required to

(a) amend Article X (Investment Policy hereof);

(b) amend Article XI (Compensation to the Management Company); or

(c) amend this Article XV (Amendment of Bylaws).

ARTICLE XVI
MISCELLANEOUS
      Section 1.     BOOKS AND RECORDS. The Corporation shall keep correct and complete books and records of its accounts and transactions and minutes of the proceedings of its stockholders and Board of Directors and of an executive or other committee when exercising any of the powers of the Board of Directors. The books and records of the Corporation may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. Minutes shall be recorded in written form but may be maintained in the form of a reproduction. The original or a certified copy of these Bylaws shall be kept at the principal office of the Corporation.
      Section 2.     VOTING STOCK IN OTHER COMPANIES. Stock of other corporations or associations, registered in the name of the Corporation, may be voted by the president, a vice-president, or a proxy appointed by either of them. The Board of Directors, however, may by resolution appoint some other person to vote such shares, in which case such person shall be entitled to vote such shares upon the production of a certified copy of such resolution.
      Section 3.     MAIL. Any notice or other document which is required by these Bylaws to be mailed shall be deposited in the United States mails, postage prepaid.
      Section 4.     EXECUTION OF DOCUMENTS. A person who holds more than one office in the Corporation may not act in more than one capacity to execute, acknowledge, or verify an instrument required by law to be executed, acknowledged, or verified by more than one officer.
THIS IS TO CERTIFY:
      That I am the duly elected, qualified and acting Secretary of Vestin Realty Trust I, Inc. and that the foregoing Bylaws were adopted as the Bylaws of the Corporation as of [                    ], 2006 by the Board of Directors of the Corporation.

By:

Name: [ ]
Title: [ ] and Secretary
Dated:                     , 2006

ANNEX E
MANAGEMENT AGREEMENT
      THIS MANAGEMENT AGREEMENT (this “Agreement”) is made as of the  day of                     , 2006 (the “Effective Date”), by and between (i) VESTIN REALTY TRUST I, INC., a Maryland corporation (the “Company”), and (ii) VESTIN MORTGAGE, INC., a Nevada corporation (the “Manager”).
      THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Company intends to invest in Mortgage Assets (defined herein) using the proceeds of borrowings and equity offerings by it and its predecessor and to qualify as a “real estate investment trust” under the Internal Revenue Code of 1986, as amended (the “Code”).

B. The Company desires to have the Manager undertake, on the Company’s behalf, the duties and responsibilities set forth in this Agreement, subject to the oversight of the Board of Directors of the Company (the “Board of Directors”) on the terms and conditions set forth in this Agreement.

C. The Manager desires to undertake, on the Company’s behalf, the duties and responsibilities set forth in this Agreement, subject to the oversight of the Board of Directors, on the terms and conditions set forth in this Agreement.
      NOW, THEREFORE, IN CONSIDERATION of the mutual agreements set forth in this Agreement, the Company and the Manager agree as follows:

1. Definitions. Capitalized terms used but not defined in this Agreement shall have the respective meanings assigned to them below:

1.1 “Affiliate” means, for any Person, (a) any Person directly or indirectly controlling, controlled by or under common control with the Person, (b) any other Person owning or controlling ten percent (10%) or more of the outstanding voting securities of the Person, (c) any officer, director or member of the Person, or (d) if the other Person is an officer, director or manager, any company for which the Person acts in any similar capacity.

1.2 “Agreement” means this Management Agreement.

1.3 “Board of Directors” has the meaning set forth in Recital B of this Agreement.

1.4 “Code” has the meaning set forth in Recital A of this Agreement.

1.5 “Company” means Vestin Realty Trust I, Inc., a Maryland corporation, and its successors.

1.6 “Compensation” has the meaning set forth in Section 8 of this Agreement.

1.7 “Deeds of Trust” means the lien(s) created on the Real Property of borrowers securing their respective obligations to the Company to repay Mortgage Loans, whether in the form of a deed of trust, mortgage or otherwise.

1.8 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.9 “GAAP” means generally accepted accounting principles.

1.10 “Governing Instruments” means the articles or certificate of incorporation or charter, as the case may be, and the bylaws of the Company and its subsidiaries.

1.11 “Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

1.12 “Manager” means Vestin Mortgage, Inc., a Nevada corporation, and its successors hereunder.

1.13 “Mortgage Assets” means the Mortgage Loan(s), an interest in the Mortgage Loans, or foreclosure properties that are held by the Company, directly or through a subsidiary.

1.14 “Mortgage Loans” means investments of the Company that are notes, debentures, bonds and other evidence of indebtedness or obligations that are negotiable or non-negotiable, alone or in participation with other lenders, and secured or collateralized by Deeds of Trust on Real Property, an interest in a lease of Real Property, or a promissory note secured by a Deed of Trust on Real Property. Mortgage Loans include, but are not limited to, construction mortgage loans, second mortgage loans, wrap-around all-inclusive loans, commercial property loans, bridge loans, acquisition and development loans and land loans originated by the Manager or unrelated third parties.

1.15 “NASAA Guidelines” means the Mortgage Program Guidelines of the North American Securities Administrators Association, Inc.

1.16 “Person” means any natural person, partnership, corporation, unincorporated association or other legal entity.

1.17 “Real Property” means and includes (a) land and any buildings, structures, and improvements, and (b) all fixtures, whether in the form of equipment or other personal property, that are located on or used as a part of land. Real Property does not include Deeds of Trust, Mortgage Loans or interests therein.

1.18 “REIT” means real estate investment trust as defined under Section 856 of the Code.

1.19 “REIT Provisions of the Code” means Sections 856 through 860 of the Code.

1.20 “Short-Term Investments” means short-term bank certificates of deposit, short-term United States Treasury securities, short-term United States government agency securities, and other similar types of short-term investment instruments, all of which will have maturities or average lives of less than one (1) year.

1.21 “Unaffiliated Directors” means a director who meets all of the following requirements: (i) the director has not at any time during the past three years been an employee or officer of the Manager or any Affiliate of the Manager; (ii) no member of the director’s immediate family has, during the past three years, been an executive officer of the Manager or any Affiliate of the Manager; (iii) the director has not at any time during the previous fiscal year accepted any compensation from the Manager or any Affiliate of the Manager in excess of $60,000, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation; (iv) the director is not partner in, or a controlling stockholder or executive officer of, any for-profit business organization to which the Manager or any Affiliate of the Manager made, or from which the Manager or any Affiliate of the Manager received, payments (other than those solely arising from investments in the securities of the Manager or any Affiliate of the Manager) that exceed 5% of the Manager’s or the business organization’s consolidated gross revenues for that year, or $200,000, whichever is greater, in any of the past three years; (v) the director is not employed as an executive of another entity where any of the executives of the Manager or any Affiliate of the Manager serve on that entity’s compensation committee; and (vi) the director does not have any relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
      2.     General Duties of the Manager.
      2.1     Services to be Provided by the Manager. Subject to the direction and oversight of the Board of Directors and in accordance with the Governing Instruments, the Manager shall implement the Company’s business strategies on a day-to-day basis, manage and provide services to the Company, and to the extent directed by the Board of Directors, shall provide similar services to any subsidiary of the Company. Without limiting the foregoing, the Manager shall perform other services as may be required from time to time for management and other activities relating to the assets of the Company as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances, including the following:

2.1.1 serving as the Company’s consultant with respect to formulation of investment criteria, interest rate risk management and preparation of policy guidelines by the Board of Directors;

2.1.2 advising the Company in developing criteria for Mortgage Asset purchase commitments that are tailored to the Company’s long-term investment objectives, and making available to the Company its knowledge and experience with respect to Mortgage Assets;

2.1.3 evaluating, selecting, purchasing and committing to purchase Mortgage Assets meeting the Company’s investment criteria and the maintenance and administration of the Company portfolio of Mortgage Assets;

2.1.4 advising and negotiating with respect to the Company’s agreements with third-party lenders to provide borrowings to the Company, encumbering the Company’s assets as security for such borrowings, and entering into such third-party agreements on behalf of the Company;

2.1.5 furnishing reports and statistical and economic analysis to the Company regarding the Company’s activities and the services performed for the Company by the Manager;

2.1.6 investing or reinvesting any money of the Company in accordance with policies and procedures established from time to time by the Board of Directors, including without limitation, maintaining and investing working capital reserves in cash or Short-Term Investments;

2.1.7 providing the executive and administrative personnel, office space and services required in rendering services to the Company; administering the day-to-day operations of the Company; and performing and supervising the performance of such other administrative functions necessary in the management of the Company, which includes authority to contract on behalf of the Company with third parties, to provide various services, including facilities and costs associated therewith, technology, management information systems and other similar operations or administrative services;

2.1.8 overseeing the day-to-day operations of the Company and performing and supervising the performance of such other administrative functions necessary in the management of the Company as may be agreed upon by the Manager and the Board of Directors, including the collection of revenues and payment of the Company’s debts and obligations;

2.1.9 counseling the Company in connection with policy decisions made by the Board of Directors;

2.1.10 communicating on behalf of the Company with the holders of the equity and debt securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies and to maintain effective relations with such holders;

2.1.11 evaluating, advising and selecting what agreements the Company will enter into and whether the Company should enter into joint ventures with other companies to invest in Mortgage Assets, and entering into such agreements and joint ventures on behalf of the Company;

2.1.12 advising, negotiating, managing and overseeing the origination, extension, modification, re-financing, evaluation, selection, acquisition, processing, brokerage and servicing of Mortgage Assets;

2.1.13 foreclosing upon Real Property on behalf of the Company or any subsidiary of the Company and advising, developing, managing and either holding for investment on behalf of the Company or any subsidiary of the Company, or disposing of Real Property acquired by the Company or any subsidiary of the Company through foreclosure of any secured assets, either directly or through general partnerships, joint ventures or otherwise;

2.1.14 counseling the Company regarding the maintenance of its exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining exemption from that Act;

2.1.15 counseling the Company regarding the maintenance of its status as a REIT and monitoring compliance with the various REIT qualification tests and other rules set forth in the Code and the income tax regulations promulgated thereunder;

2.1.16 qualifying and causing the Company to qualify to do business in all applicable jurisdictions;

2.1.17 causing the Company to retain tax experts to assist in developing appropriate procedures and testing systems and to conduct quarterly compliance reviews;

2.1.18 providing all actions necessary for compliance by the Company to make required U.S. federal, state and local regulatory requirements applicable to the Company in respect of its business activities, including preparing or causing to be prepared all financial statements under applicable regulations and contractual undertakings and all reports, documents and filings, if any, required under the Exchange Act, and all applicable tax report filings; and

2.1.19 performing such other services as may be required from time to time for management and other activities relating to the assets of the Company as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances, including without limitation winding up the affairs of the Company upon dissolution of the Company.
      2.2     Obligations of the Manager.
      2.2.1     Verify Conformity with Acquisition Criteria. The Manager shall use commercially reasonable efforts to provide that each Mortgage Asset conforms to the acquisition and investment criteria of the Company and shall take such other action as it deems necessary or appropriate with regard to the protection of the Company’s investments consistent with the Company’s basic investment objectives. The acquisition and investment criteria of the Company are set forth in the Company’s prospectus as filed with the SEC on Form S-4. The acquisition and investment criteria of the Company may be modified from time to time upon approval of a majority of the Unaffiliated Directors of the Company. The Company’s basic investment objectives are as follows:

1. Produce revenues from the interest income on Mortgage Loans;

2. Provide quarterly cash distributions from the net income earned on Mortgage Loans; and

3. Reinvest, to the extent permissible, payments of principal and sales (net of expenses).
      2.2.2     Conduct Activities in Conformity with REIT Status and All Applicable Restrictions. Notwithstanding anything herein to the contrary, the Manager shall take all action and refrain from any action which, in its sole judgment made in good faith, is necessary to maintain the status of the Company as a REIT or which, in its sole judgment made in good faith, is necessary to ensure that the Company does not violate any material law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any such subsidiary or which would otherwise not be permitted by the Company’s or such subsidiary’s Governing Instruments, any operating policies adopted by the Company, or any agreements provided to the Manager. Subject to the foregoing, the Manager shall also take all action and refrain from any action which, in its sole judgment made in good faith, is necessary to minimize the imposition of any tax on the Company. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely affect such status (or the Company’s taxation) or violate any such law, rule or regulation or the Governing Instrument, operating policies adopted by the Company, or any agreements provided to the Manager. Notwithstanding the foregoing, the Manager, its directors, officers, stockholders and employees shall not be liable to the Company, any subsidiary of the Company, the Unaffiliated Directors or any Stockholders of the Company or any of its subsidiaries for any act or omission by the Manager or its directors, officers, stockholders or employees except as provided in Section 10 of this Agreement.
      2.2.3     Reports. The Manager shall cause a quarterly and annual compliance report to be prepared for the Company, commencing on the date hereof, either by a firm independent of the Manager and its Affiliates and having the proper expertise to determine compliance with the REIT Provisions of the Code (an

“Independent REIT Advisor”) or by the Manager in consultation with an Independent REIT Advisor. The Manager shall deliver to the Company each quarterly report no later than 30 days following the end of the applicable quarter and each annual report no later than 90 days following the end of the applicable fiscal year. In addition, the Manager will prepare, or cause to be prepared, regular reports for the Company’s Board of Directors that will review the Company’s acquisitions of Mortgage Assets, portfolio composition and characteristics, credit quality, performance and compliance with the policies approved by the Board of Directors.
      2.3     Cooperation of the Company. The Company agrees to take all actions reasonably required to permit the Manager to carry out its duties and obligations under this Agreement. The Company further agrees to make available to the Manager all materials reasonably requested by the Manager to enable the Manager to satisfy its obligations to deliver financial statements and any other information or reports with respect to the Company.
      3.     Limitations on Manager’s Authority. Unless otherwise approved by a majority of the Unaffiliated Directors, the Manager shall have no authority to:

3.1 Do any act in contravention of this Agreement;

3.2 Do any act which would make it impossible to carry on the ordinary business of the Company;

3.3 Confess a judgment against the Company;

3.4 Possess Company property or assign the rights of the Company in property for other than a Company purpose;

3.5 Sell all or substantial all of the assets of the Company in one or a series of related transactions that is not in the ordinary course of business, without the prior affirmative vote or consent of the Unaffiliated Directors;

3.6 Grant to any of its Affiliates an exclusive right to sell any Company assets;

3.7 Receive or permit the Manager or any Affiliate of the Manager to receive any insurance brokerage fee or write any insurance policy covering the Company or any Company property;

3.8 Receive from the Company a rebate or participate in any reciprocal business arrangement which would enable the Manager or any of its Affiliates to do so;

3.9 Commingle the Company’s assets with those of any other Person;

3.10 Use or permit another Person to use the Company’s assets in any manner, except for the exclusive benefit of the Company;

3.11 Obtain a loan from the Company to the Manager or an Affiliate of the Manager;

3.12 Sell any Real Property owned by the Company or any of the Company’s subsidiaries as a result of foreclosure of secured assets by the Company or any of the Company’s subsidiaries to the Manager or an Affiliate of the Manager;

3.13 Invest in general partnerships or joint ventures (including entities in limited liability company and limited liability partnership form) with either non-Affiliates or Affiliates that own and operate one or more particular mortgage unless such investment complies with the NASAA Guidelines; and

3.14 Invest in “lower tier companies” when the Company is an “upper tier company” unless such investment is in compliance with the NASAA Guidelines.
      4.     Additional Activities of the Manager and its Affiliates.
      4.1     Other Activities of the Manager. Nothing in this Agreement shall prevent the Manager, its Affiliates, or any of the officers, directors or employees of the Manager or its Affiliates, from engaging in other businesses or from rendering services of any kind to any other person or entity, including the purchase of, or advisory service to others investing in, any type of real estate investment, including investments that meet the principal investment objectives of the Company, and including providing management services to REITs other than the Company who have investment objectives similar to those of the Company. Directors, officers, employees and agents of the Manager and of Affiliates of the Manager may serve as trustees, directors, officers, employees, agents, nominees or signatories for the Company or any subsidiary of the Company, to the extent permitted by their Governing Instruments, as from time to time amended, or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company, such persons shall use their respective titles in the Company.
      4.2     Other Investment Advisory Activities of the Manager. Nothing contained in this Agreement shall prevent the Manager, or any Affiliate of the Manager, from acting as manager for any other person, firm or corporation (including any investment company), whether or not the investment objectives or policies of any such other person, firm or corporation are similar to those of the Company, and shall not in any way bind or restrict the Manager or any such Affiliate from buying, selling or trading any securities or loans for their own accounts or for the account of others for whom the Manager or any such Affiliate may be acting. The Company acknowledges that the Manager will base allocation decisions on the procedures the Manager considers fair and equitable, including, without limitation, such considerations as investment objectives, restrictions and time horizon, availability of cash and the amount of existing holdings. While information and recommendations supplied to the Company shall, in the Manager’s judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Manager or its Affiliates to investment companies, funds and advisory accounts. The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Manager to any investment company, fund or advisory account.
      5.     Conflicts of Interest.
      5.1     Mortgage Loans to Affiliates. The Company shall not invest in Mortgage Loans made to the Manager or any of its Affiliates. However, the Company may acquire an investment in a Mortgage Loan payable by the Manager when the Manager has assumed by foreclosure the obligations of the borrower under that Mortgage Loan.
      5.2     Purchase of Loans from the Manager and its Affiliates. In addition to those Mortgage Loans the Manager selects for the Company, the Company may purchase Mortgage Loans that were originated by the Manager or other parties and first held for the Manager’s own portfolio, provided that the Mortgage Loan is not in default and otherwise satisfies all of the Company’s lending criteria. These requirements also shall apply to any Mortgage Loan originated by an Affiliate of the Manager, such as Vestin Group, Mr. Shustek or another principal of the Manager. In any event, the Company will not acquire a Mortgage Loan from or sell a Mortgage Loan to a mortgage program in which the Manager has an interest unless in compliance with the NASAA Guidelines or otherwise approved by a majority of the Unaffiliated Directors.
      5.3     Sales of Mortgage Loans to the Company. The Company shall not acquire a Mortgage Loan in which the Manager has an interest except as set forth below:

5.3.1 The Manager may acquire a Mortgage Loan in its own name and temporarily hold title thereto for the purpose of facilitating the acquisition of such Mortgage Loan, provided that such Mortgage Loan is purchased by the Company for a price no greater than the cost of such Mortgage Loan to the Manager, except compensation payable in accordance with the Bylaws of the Company and this Agreement, and provided there is no other benefit arising out of such transaction to the Manager apart from compensation otherwise permitted by the NASAA Guidelines or otherwise approved by a majority of the Unaffiliated Directors. Accordingly, all income generated and expenses associated with a Mortgage Loan so acquired shall be treated as belonging to the Company. The Manager shall not sell a Mortgage Loan to the Company pursuant to this Section if the cost of the Mortgage Loan exceeds the funds reasonably anticipated to be available to the Company to purchase the Mortgage Loan; or

5.3.2 The purchase is made from a publicly registered affiliate if the investment objectives of the participants are substantially identical, there are no duplicate fees, the sponsors receive substantially identical compensation, the investment of each participant is on substantially the same terms, and the participants have a right of first refusal with regard to the sale of any participant’s interest in such loans. In such a case the purchase price should be no more than fair market value as determined by an independent appraisal.
      5.4     Sales of Mortgage Investments to Affiliates or Non-Affiliated Parties, Other Than to the Manager. The Company may sell its Mortgage Loans or interests in its Mortgage Loans to either Affiliates or non-Affiliated parties when the Manager believes that it is advantageous to the Company to do so.
      5.5     Sales of Mortgage Loans to the Manager. Unless otherwise approved by a majority of the Unaffiliated Directors, the Company shall not sell a Mortgage Loan to the Manager unless all of the following criteria are met:

5.5.1 The Company does not have sufficient assets available to retain the Mortgage Loan (or contract rights related thereto);

5.5.2 The Manager will purchase all Mortgage Loans (or contract rights) that the Company does not have sufficient proceeds to retain;

5.5.3 The Manager will pay the Company an amount in cash equal to the cost of the Mortgage Loan (or contract rights) to the Company (including all cash payments and carrying costs related thereto);

5.5.4 The Manager assumes all of the Company’s obligations and liabilities incurred in connection with the holding of the Mortgage Loan (or contract rights) by the Company; and

5.5.5 The Manager will use the methodology as set forth in the prospectus in determining which Mortgage Loan it will purchase in the event that the Company’s assets are insufficient to retain all Mortgage Loans.
      5.6     Lending Practices. Unless otherwise approved by a majority of the Unaffiliated Directors, no Mortgage Loans may be made by the Company to the Manager or an Affiliate, except that the Company may provide Mortgage Loans to lenders formed by or affiliated with the Manager in those circumstances in which such activities have been fully justified to the state regulatory body and provided that the minimum conditions set forth in the NASAA Guidelines for such transactions are satisfied.
      5.7     Dealing with Related Companies. Except as otherwise provided in this Section 5 or otherwise approved by a majority of the Unaffiliated Directors, the Company shall not acquire a mortgage from, or sell a Mortgage Loan to, a company in which the Manager has an interest.
      5.8     Sale of Foreclosed Properties. The Company or any subsidiary shall not sell a foreclosed property to the Manager or its Affiliates unless such sale is approved by a majority of the Unaffiliated Directors.
      6.     Bank Accounts. The Manager may establish and maintain one or more bank accounts in the name of the Company or any subsidiary of the Company, and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, subject to such terms and conditions as the Board of Directors may require. The Manager may establish and maintain one or more bank accounts in its own name and may collect and deposit funds from borrowers or other related parties directly into any such account or accounts and subsequently transfer funds from the Manager’s account to the Company’s or subsidiary’s account, as the case may be. The Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any subsidiary of the Company.
      7.     Records; Confidentiality. The Manager shall maintain appropriate books of account and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company or any subsidiary of the Company at any time during normal business hours. Except in the ordinary course of business of the Company, the Manager shall keep confidential any and all information it obtains from time to time in connection with the services it renders under this Agreement and shall not disclose any portion thereof to non-affiliated third parties (other than lenders to, and holders of stock or warrants of, the Manager) except with the prior written consent of the Company.
      8.     Compensation of the Manager. The Manager shall be compensated for the services rendered under this Agreement in accordance with the provisions set forth below (“Compensation”):
      8.1     Fees Paid by Borrowers. The parties acknowledge and agree that the Manager shall be entitled to receive from borrowers commercially reasonable fees for services rendered by the Manager, which will generally be in the range of fees set forth in Sections 8.1.1 through 8.1.5 of this Agreement.

8.1.1 Loan Placement Fees for Loan Selection and Brokerage. The Manager shall be entitled to receive a fee of an amount equal to approximately 2%-6% of the principal amount of each loan. The percentage to be received by the Manager shall be a competitive fee, based on local market conditions, and may exceed 6% of the principal amount.

8.1.2 Loan Evaluation and Processing Fees. The Manager shall be entitled to receive a fee of an amount equal to approximately 5% of each loan, the exact percentage of which may be higher than 5%, but which shall be a competitive fee based on local market conditions.

8.1.3 Service Fee for Administering Loans. Subject to regulatory requirements, the Manager shall be entitled to receive, where permitted, mortgage service fees, which when added to all other fees paid in connection with the servicing of a particular mortgage, does not exceed an amount equal to approximately 1/4 of one percent (1%) of the principal amount outstanding on such loan.

8.1.4 Loan Extension or Modification Fee. The Manager shall be entitled to receive a fee equal to approximately 2%-5% of outstanding principal amount of the loan, as permitted by local law and local market conditions, and may exceed 5% of the outstanding principal amount if permitted by local law and consistent with local market conditions.

8.1.5 Loan Assumption and Reconveyance Fees. The Manager will be entitled to receive a fee in connection with the assumption or reconveyance of a loan. The Manager shall be entitled to a $125 fee for each reconveyance of a loan. The Manager also shall be entitled to receive an assumption fee of at least 5% of the original principal balance of the loan for any loan assumption. This fee will be competitive, based on local market conditions.
      8.2     Procedures for Payment of Fees from Borrowers. The Manager shall make arrangements with the respective borrowers for the Manager’s fees owing from those borrowers. The Manager anticipates that borrowers will pay its compensation out of the proceeds of loans or upon closing the relevant transaction. For loan servicing fees, subject to regulatory requirements, the Manager shall receive, where permitted, these fees monthly in arrears along with the payments it receives on loans that the Company has acquired. The Manager may, in its sole discretion, share with the Company the loan placement fees it receives from borrowers. The Manager is under no obligation to share its placement fees.
      8.3     Fees Paid by Company. The Manager shall be entitled to receive from the Company, or any of the Company’s subsidiaries, as the case may be, the fees set forth in the Company’s Bylaws and any subsidiary’s bylaws, in addition to the fees to be paid by the borrowers directly to the Manager pursuant to the terms of this Agreement.
      9.     Expenses of the Manager and the Company.
      9.1     Expenses of the Manager. Without regard to the Compensation received under this Agreement by the Manager, the Manager shall bear the following expenses:

9.1.1 employment expenses of the personnel employed by the Manager and/or its Affiliates (including, but not limited to, officers of the Company employed by the Manager and/or its Affiliates), including, but not limited to, salaries, wages, payroll taxes and the cost of employee benefit plans of such personnel;

9.1.2 rent, telephone, utilities, office furniture, equipment, machinery, and other office expenses of the Manager and/or its Affiliates required for the Company’s day-to-day operations, including bookkeeping, clerical and back-office services provided by the Manager or its Affiliates; and

9.1.3 expenses related to the origination, servicing and subservicing of Mortgage Loans.
      9.2     Expenses of the Company. The Company or any subsidiary of the Company shall pay all of its expenses except those that are the responsibility of the Manager pursuant to Section 9.1 of this Agreement, and without limiting the generality of the foregoing, it is specifically agreed that the following expenses of the Company or any subsidiary of the Company shall be paid by the Company and shall not be paid by the Manager or Affiliates of the Manager:

9.2.1 the cost of money borrowed by the Company, including interest;

9.2.2 all taxes and license fees applicable to the Company or any subsidiary of the Company, including interest and penalties thereon;

9.2.3 legal, audit, accounting, underwriting, brokerage, listing, filing, rating agency, registration and other fees, printing, engraving, clerical, personnel and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Company’s or any subsidiary’s equity securities or debt securities;

9.2.4 fees and expenses paid to advisors and independent contractors, consultants, managers, and other agents engaged directly by the Company or any subsidiary of the Company or by the Manager at the Company’s or such subsidiary’s request for the account of the Company or any subsidiary of the Company (other than the Manager or its Affiliates);

9.2.5 expenses connected with the acquisition, disposition, financing and ownership of the Company’s or any subsidiary’s investment assets, including, but not limited to, commitment fees, brokerage fees (other than mortgage fees paid by the borrowers to the Manager and its Affiliates), guaranty fees, ad valorem taxes, costs of foreclosure, maintenance, repair and improvement of property and premiums for insurance on property owned by the Company or any subsidiary of the Company;

9.2.6 the expenses of organizing, modifying or dissolving the Company or any subsidiary of the Company;

9.2.7 all insurance costs incurred by the Company or any subsidiary of the Company, including any costs to obtain liability or other insurance to indemnify the Manager and underwriters of any securities of the Company;

9.2.8 expenses connected with payments of dividends or interest or distributions in any other form made or caused to be made by the Board of Directors to holders of the securities of the Company or any subsidiary of the Company;

9.2.9 all expenses of third parties and the Company connected with communications to holders of equity securities or debt securities issued by the Company or any subsidiary of the Company and the other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including any costs of computer services in connection with this function, the cost of printing and mailing certificates for such securities and proxy solicitation materials and reports to holders of the Company’s or any subsidiary’s securities and reports to third parties required under any indenture to which the Company or any subsidiary of the Company is a party;

9.2.10 custodian’s, transfer agent’s and registrar’s fees and charges (excluding custodian fees for IRA’s, which shall be the sole responsibility of the IRA account holder);

9.2.11 compensation, fees and expenses paid to trustees or Unaffiliated Directors of the Company or any subsidiary of the Company, the cost of director and officer liability insurance and premiums for errors and omissions insurance;

9.2.12 legal, accounting and auditing fees and expenses relating to the Company’s or any subsidiary’s operations; and legal, expert and other fees and expenses relating to any actions, proceedings, lawsuits, demands, causes of action and claims, whether actual or threatened, made by or against the Company, or which the Company is authorized or obligated to pay under applicable law or its Governing Instruments or by the Board of Directors;

9.2.13 any judgment rendered against the Company or any subsidiary of the Company, or against any trustee, director or officer of the Company or any subsidiary of the Company in his capacity as such for which the Company or any subsidiary of the Company is required to indemnify such trustee, director, or officer by any court or governmental agency, or settlement of pending or threatened litigation;

9.2.14 expenses relating to any office or office facilities maintained by the Company or any subsidiary of the Company exclusive of the office of the Manager and/or its Affiliates;

9.2.15 travel and related expenses of directors, officers and employees of the Manager and of directors, officers and employees of the company or any subsidiary of the Company who are also directors, officers or employees of the Manager, incurred in connection with attending meetings of the Board of Directors or holders of securities of the Company or any subsidiary of the Company or performing other business activities that relate to the Company or any subsidiary of the Company, including, where applicable, a proportionate share of such expenses as reasonably determined by Manager where such expenses were not incurred solely for the benefit of the Company;

9.2.16 costs associated with computer hardware and software, third party information services and office expenses that relate solely to the business activities of the Company;

9.2.17 any extraordinary or non-recurring costs or charges incurred by the Company; and

9.2.18 other expenses of the Company or any subsidiary of the Company that are not expenses of the Manager under Section 9.1 of this Agreement.
      9.3     Expense Reimbursement to the Manager. Expenses incurred by the Manager on behalf of the Company shall be reimbursed monthly to the Manager within 30 days after the end of each month. The Manager shall prepare a statement documenting the expenses of the Company and those incurred by the Manager on behalf of the Company during each month, and shall deliver such statement to the Company within 15 days after the end of each month.
      10.     Limits of Manager Responsibility. The Manager assumes no responsibility under this Agreement other than to render the services specifically called for under this Agreement and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 2.2.2 of this Agreement. The Manager and its directors, officers, stockholders and employees will not be liable to the Company, any subsidiary of the Company, its stockholders or any of its subsidiary’s stockholders or the Unaffiliated Directors for any acts or omissions, errors of judgment or mistakes of law by the Manager or its directors, officers, stockholders or employees under or in connection with this Agreement, except by reason of acts or omissions, errors of judgment or mistakes of law constituting bad faith, willful misconduct, negligence or disregard of their duties under this Agreement. The Company and its subsidiaries shall reimburse, indemnify, defend and hold harmless the Manager and its directors, officers, stockholders and employees of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including, without limitation, attorneys’ fees) in respect of or arising from any acts or omissions, errors of judgment or mistakes of law of the Manager and its stockholders, directors, officers and employees made in good faith in the performance of the Manager’s duties under this Agreement and not constituting bad faith, willful misconduct, negligence or disregard of their duties under this Agreement. The Manager shall be indemnified by the Company as an agent of the Company in accordance with the terms of the Company’s Governing Instruments. Promptly after receipt by the Manager of notice of assertion or commencement of a demand or claim of any type to which the Manager is entitled to indemnification under this Section 10 (“Claim”), the Manager shall notify the Company. The Manager shall be entitled to assume the defense of any such Claim made against it, and shall be reimbursed by the Company for the costs and expenses incurred in such defense (including without limitation, attorney’s fees), unless the Company promptly assumes the defense with counsel of its choice who is reasonably satisfactory to the Manager. The party assuming the defense shall not consent to any settlement or entry of judgment against the Manager without the prior written consent of the other party. The Company and the Manager agree to cooperate with, and to assist, at the Company’s expense, as reasonably requested, in the defense or settlement of any Claim.
      11.     No Joint Venture. The Company and the Manager are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on any of them. The Manager is an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent the Company.
      12.     Term; Termination. This Agreement shall commence on the Effective Date and shall continue in force for the duration of the existence of the Company as set forth in the Company’s then-effective Articles of Incorporation. This Agreement shall be automatically terminated upon the affirmative vote of a majority in interest of stockholders entitled to vote on the matter.
      13.     Assignments. Upon not less than ninety (90) days prior written notice to the Board of Directors of the Company, this Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager (other than the pledge of amounts payable to the Manager under this Agreement to secure the Manager’s obligations to its lenders), unless such assignment is consented to in writing by the Company with the consent of a majority of the Unaffiliated Directors. Any assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to a REIT or other organization which is a successor (by merger, consolidation or purchase of assets) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.
      14.     Termination by Company for Cause. At the option of the Company, this Agreement shall be and become terminated upon ninety (90) days’ written notice of termination from the Board of Directors to the Manager if any of the following events shall occur (termination for any of such events shall constitute termination for “cause”):

14.1 if a majority of the Unaffiliated Directors determines that the Manager has violated this Agreement in any material respect and, after written notice of such violation, the Manager has failed to cure such violation within 30 days, unless during such 30-day period the Manager has commenced to cure such violation and thereafter diligently prosecutes to cure such violation; or

14.2 there is entered an order for relief or similar decree or order with respect to the Manager by a court having competent jurisdiction in an involuntary case under the federal bankruptcy laws as now or hereafter constituted or under any applicable federal or state bankruptcy, insolvency or other similar laws relating to insolvency; or the Manager (i) ceases, or admits in writing its inability, to pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, creditors; (ii) applies for, or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of the Manager or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the Manager and continue undismissed for 30 days; (iii) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorizes such application or consent, or proceedings to such end are instituted against the Manager without such authorization, application or consent and are approved as properly instituted and remain undismissed for 30 days or result in adjudication of bankruptcy or insolvency; or (iv) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order remains undismissed for 30 days; provided that in the event the Manager becomes the subject of a case under federal bankruptcy or similar federal or state laws and remains in possession of its property and continues to operate its business (as a debtor in possession or otherwise), the Company shall not have the option to terminate this Agreement unless the Unaffiliated Directors determine in good faith that as a result of such proceeding the Manager cannot reasonably be expected to fulfill its obligations under this Agreement. If any of the events specified in Section 14.2 of this Agreement shall occur, the Manager shall give prompt written notice thereof to the Board of Directors upon the happening of such event.

      15.     Action Upon Termination. From and after the effective date of termination of this Agreement, pursuant to Sections 12, 13 or 14 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all Compensation accruing to the date of termination. Upon such termination, the Manager shall forthwith:

15.1 after deducting any accrued Compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or any subsidiary of the Company all money collected and held for the account of the Company or any subsidiary of the Company pursuant to this Agreement;

15.2 deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or any subsidiary of the Company; and

15.3 deliver to the Board of Directors all property and documents of the Company or any subsidiary of the Company then in the custody of the Manager.
      16.     Release of Money or Other Property Upon Written Request. The Manager agrees that any money or other property of the Company or any subsidiary of the Company held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or such subsidiary, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any subsidiary of the Company any money or other property then held by the Manager for the account of the Company or any subsidiary of the Company under this Agreement, the Manager shall release such money or other property to the Company or such subsidiary of the Company within a reasonable period of time, but in no event later than the later to occur of (i) 30 days following such request and (ii) the earliest time following such request that remittance will not cause the Manager to violate any law or breach any agreement to which it or the Company is a party. The Manager shall not be liable to the Company, any subsidiaries of the Company, the Unaffiliated Directors, or the Company’s or its subsidiaries’ stockholders for any acts performed or omissions to act by the Company or any subsidiary of the Company in connection with the money or other property released to the Company or any subsidiary of the Company in accordance with this Section 16 and not constituting bad faith, willful misconduct, negligence or disregard of its duties under this Agreement. The Company and any subsidiary of the Company shall indemnify the Manager, its directors, officers, stockholders and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including, without limitation, attorneys’ fees), which arise in connection with the Manager’s release of such money or other property to the Company or any subsidiary of the Company in accordance with the terms of this Section 16 unless such expenses, losses, damages, liabilities, demands, charges and claims arise in connection with acts or omissions which constitute bad faith, willful misconduct, negligence or disregard of its duties under this Agreement. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 10 of this Agreement.
      17.     Representations and Warranties.
      17.1     Company in Favor of the Manager. The Company hereby represents and warrants to the Manager as follows:

17.1.1 Due Formation. The Company is duly organized, validly existing and in good standing under the laws of Maryland, has the power to own its assets and to transact the business in which it is now engaged and is duly qualified and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and its subsidiaries, taken as a whole. The Company does not do business under any fictitious business name.

17.1.2 Power and Authority. The Company has the power and authority to execute, deliver and perform this Agreement and all obligations required under this Agreement and has taken all necessary action to authorize this Agreement and the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required under this Agreement. Except as shall have been obtained, no consent of any other person, including, without limitation, stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required under this Agreement. This Agreement has been, and each instrument or document required under this Agreement will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required under this Agreement when executed and delivered under this Agreement will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

17.1.3 Execution, Delivery and Performance. The execution, delivery and performance of this Agreement and the documents or instruments required under this Agreement will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Instruments of, or any securities issued by, the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien an any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking (other than the pledge of amounts payable to the Manager under this Agreement to secure the Manager’s obligations to its lenders).

      17.2     Manager In Favor of the Company. The Manager hereby represents and warrants to the Company as follows:

17.2.1 Due Formation. The Manager is duly organized, validly existing and in good standing under the laws of Nevada, has the corporate power to own its assets and to transact the business in which it is now engaged and is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager and its subsidiaries, taken as a whole. The Manager does not do business under any fictitious business name.

17.2.2 Power and Authority. The Manager has the corporate power and authority to execute, deliver and perform this Agreement and all obligations required under this Agreement and has taken all necessary corporate action to authorize this Agreement and the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required under this Agreement. Except as shall have been obtained, no consent of any other person including, without limitation, stockholders and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required under this Agreement. This Agreement has been, and each instrument or document required under this Agreement will be, executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required under this Agreement when executed and delivered under this Agreement will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

17.2.3 Execution, Delivery and Performance. The execution, delivery and performance of this Agreement and the documents or instruments required under this Agreement will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the governing instruments of, or any securities issued by, the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets, or financial condition of the Manager and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage indenture, lease, contract or other agreement, instrument or undertaking.

      18.     Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when (1) delivered by hand, (2) otherwise delivered against receipt therefore, or (3) upon actual receipt of registered or certified mail, postage prepaid, return receipt requested. The parties may deliver to each other notice by electronically transmitted facsimile copies, provided that such facsimile notice is followed within 24 hours by any type of notice otherwise provided for in this Section 18. Any notice shall be duly addressed to the parties as follows:
      (a) If to the Company, including any subsidiary of the Company:

8379 West Sunset Road
Las Vegas, Nevada 89113
Telecopy: (702) 227-5247
Attention: Chairman of the Audit Committee of the Board of Directors
      (b) If to the Manager:

8379 West Sunset Road
Las Vegas, Nevada 89113
Telecopy: (702) 227-5247
Attention: Michael V. Shustek
      Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 18 for the giving of notice.
      19.     Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided in this Agreement.
      20.     Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
      21.     Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Nevada, notwithstanding any Nevada or other conflict of law’ provisions to the contrary.
      22.     Jurisdiction. The parties to this Agreement agree that any suit, action or proceeding arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof shall be brought in the courts of the County of Las Vegas, Nevada or in the U.S. District Court for the District of Nevada, and the Company, and each of its subsidiaries, and the Manager hereby irrevocably accept the exclusive personnel jurisdiction of those courts for the purpose of any suit, action or proceeding.
      23.     Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
      24.     Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
      25.     Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
      26.     Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
      27.     Gender. Words used herein regardless of the number and gender specifically used shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
      28.     Attorneys’ Fees. Should any action or other proceeding be necessary to enforce any of the provisions of this Agreement or the various transactions contemplated hereby, the prevailing party will be entitled to recover its actual reasonable attorneys’ fees and expenses from the non-prevailing party.
      29.     Amendments. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by all of the parties and which agreement has been approved by a majority of the Unaffiliated Directors of the Company. The parties hereto expressly acknowledge that no consent or approval of the Company’s stockholders is required in connection with any amendment, modification or change to this Agreement.
      30.     Authority. Each signatory to this Agreement warrants and represents that he is authorized to sign on behalf of and to bind the party on whose behalf he, she or it is signing.
[Signature page follows.]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the effective date.

“COMPANY”

VESTIN REALTY TRUST I, INC.
a Maryland corporation

By:

Name:
Title:

“MANAGER”

VESTIN MORTGAGE, INC.
a Nevada corporation

By:

Name:
Title:

ANNEX F

LOS ANGELES
15260 Ventura Boulevard
Suite 1740
Sherman Oaks, CA 91403
(310) 859-8300
(818) 905-8330
Fax (818) 905-8340

ORANGE COUNTY
650 Town Center Drive
Suite 550
Costa Mesa, CA 92626
(714) 668-0272
Fax (714) 668-0137

SAN FRANCISCO
601 California Street
Suite 800
San Francisco, CA 94108
(415) 392-0888
Fax (415) 392-7070

SALT LAKE CITY
675 East 2100 South
Suite 260
Salt Lake City, UT 84106
(801) 322-3300
Fax (801) 322-3310

DENVER
4949 S. Syracuse Street
Suite 300
Denver, CA 80237
(303) 773-0223
Fax (303) 773-2777

CHICAGO
105 West Madison
Suite 1500
Chicago, IL 60603
(312) 499-5990
Fax (312) 499-5901

ATLANTA
Riverwood Center
3350 Riverwood Parkway, SE
Suite 1900
Atlanta, GA 30339
(770) 951-4820
Fax (770) 319-5741	September 9, 2005

Mr. John Alderfer
Chief Financial Officer
Vestin Mortgage, Inc.
8379 W. Sunset Road
Las Vegas, NV 89113

Mr. John Alderfer:

At your request, we have prepared the following independent analysis expressing our conclusions regarding the fair market value, as of June 30, 2005, of the portfolio of assets of Vestin Fund I, LLC (referred to herein as “Fund I” or the “Company”) under a liquidation scenario. We understand that our conclusions will be used as a valuation basis for corporate planning purposes.

The term “fair market value”, as used herein, is defined as that value at which a willing buyer and willing seller, neither being compelled to act and both being well informed of the relevant facts and conditions which might be anticipated, would effect a sale of an ownership interest at “arm’s length” on a given date. For purposes of this analysis, the term “liquidation scenario” refers to the sale of assets for the purpose of attaining liquidity as promptly as a prudent person could for distribution to members.

Fund I is a Nevada limited liability company operating as an investment fund primarily engaged in the business of investing in loans secured by real estate through deeds of trust and mortgages to owners and developers of real property whose financing needs are not being met by traditional mortgage lenders. The Company is managed by Vestin Mortgage, Inc. Ownership of the Company was represented by 7,686,323 membership units issued and outstanding as of June 30, 2005.

In preparing our conclusions, we have conducted various reviews and analyses as outlined herein and have utilized financial and other information provided by the Company, as well as other sources. We have assumed, without independent verification, the accuracy and completeness of all information supplied to us with respect to our analysis. We have further assumed that the financial information provided to us correctly reflects the results of operations for the Company for the time periods covered in accordance with generally accepted accounting principles consistently applied.
650 Town Center Drive •  Suite 550 •  Costa Mesa, CA 92626
(714) 668-0272 •  Fax (714) 668-0137
www.houlihan.com

In our analysis of the Company, we have utilized valuation techniques and methodologies we deem appropriate under the circumstances. In determining the Company’s aggregate equity value, we valued the Company on a liquidation basis based on application of discounts associated with the lack of marketability and the costs to liquidate the Company’s assets.
Based upon the investigation, premises, provisos and analyses outlined herein, and subject to the “Statement Of Limiting Conditions And Certification” (Appendix A), it is our opinion that, as of June 30, 2005, the fair market value of the portfolio of assets net of liabilities of Vestin Fund I, LLC under a liquidation scenario is no greater than the aggregate amount of Fifty-Seven Million Six Hundred Twenty-Two Thousand Dollars ($57,622,000) or Seven Dollars and Forty-Seven Cents ($7.50) per unit based on 7,686,323 membership units issued and outstanding. In our analysis, we have determined what we consider to be the maximum value obtainable under a liquidation scenario and believe that the actual value could be substantially lower.

HOULIHAN VALUATION ADVISORS

/s/ GLENN GARLICK

Glenn Garlick, ASA
Principal

/s/ JOHN F. LEONARDI III

John F. Leonardi III, CFA, ASA
Principal

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.
      The Maryland General Corporation Law, or the MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our articles of incorporation of Vestin Realty Trust contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.
      The MGCL requires a corporation (unless its charter provides otherwise, which Vestin Realty Trust’s does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which her or she is made or threatened to be made a party by reason of his or her service in that capacity.
      The MGCL permits a corporation to indemnify and advance expenses to its present and former directors, officers, employees and agents, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party because of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Under the MGCL, however, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In accordance with the MGCL, Vestin Realty Trust is required, as a condition to advancing expenses to an officer or director, to obtain (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by Vestin Realty Trust as authorized by the Vestin Realty Trust charter and bylaws and (2) a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by Vestin Realty Trust if it is ultimately determined that the director or officer did not meet the standard of conduct.
      The charter of Vestin Realty Trust authorizes it to obligate Vestin Realty Trust, and the bylaws of Vestin Realty Trust obligates it, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity or (2) any individual who, while a director of Vestin Realty Trust and at the request of Vestin Realty Trust, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.
      The Vestin Realty Trust charter and bylaws also permit Vestin Realty Trust to indemnify and advance expenses to any person who served a predecessor of Vestin Realty Trust in any of the capacities described above and to any employee or agent of Vestin Realty Trust or a predecessor of Vestin Realty Trust.
      Vestin Realty Trust will maintain a policy of insurance under which its directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers because of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act. Vestin Realty Trust has been advised that, in the opinion of the Securities and Exchange Commission, indemnifying our directors, officers, and controlling persons for liabilities arising under the Securities Act pursuant to its charter and bylaws, or otherwise, is against public policy as expressed in the Act Securities and is, therefore, unenforceable.

Item 21.	Exhibits and Financial Statement Schedules.
      (a) Exhibits. The exhibits are as set forth in the Exhibit Index.
      (b) Financial Statement Schedules. All schedules have been omitted because they are not required or are not applicable or the required information is shown in the financial statements or related notes.

Item 22.	Undertakings.
      (a) The undersigned registrant hereby undertakes as follows:

(1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

(2) that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (d) The undersigned registrant undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
      (e) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;
      Provided, however,
      (A) Paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and
      (B) Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
      (C) Provided further, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

      (i) If the registrant is relying on Rule 430B:
      (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
      (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
      (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
      The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
      (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
      (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
      (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
      (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on January 4, 2006.

VESTIN REALTY TRUST I, INC.

By	/s/ Michael V. Shustek

Michael V. Shustek
President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael V. Shustek Michael V. Shustek	President, Chief Executive Officer and Director (Principal Executive Officer)	January 4, 2006

** John W. Alderfer	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	January 4, 2006

** Robert J. Aalberts	Director	January 4, 2006

** Frederick J. Zaffarese Leavitt	Director	January 4, 2006

** Roland M. Sansone	Director	January 4, 2006

**By: /s/ Michael V. Shustek Michael V. Shustek (Attorney-in-fact)

Exhibit Index

Exhibit
Number		Document

2.1		Agreement and Plan of Merger between Vestin Fund I, LLC and the Registrant is included as Annex A to this proxy statement/ prospectus that is part of this Registration Statement.

3.1		Articles of Incorporation of the Registrant is included as Annex B to this proxy statement/ prospectus that is part of this Registration Statement.

3.2		Bylaws of the Registrant is included as Annex D to this proxy statement/ prospectus that is part of this Registration Statement.

3.3		Form of Articles Supplementary of the Registrant is included as Annex C to this proxy statement/ prospectus that is part of this Registration Statement.

4.1		Reference is made to Exhibits 3.1, 3.2 and 3.3

4	.2*	Specimen Common Stock Certificate

4.3		Form of Rights Certificate

5	.1*	Opinion of Venable LLP as to the legality of the common stock

8	.1*	Opinion of Morrison & Foerster LLP as to certain tax matters

8	.2*	Opinion of Morrison & Foerster LLP as to qualification of the Registrant as a REIT

10.1		Form of Management Agreement between Vestin Mortgage, Inc. and the Registrant is included as Annex E to this proxy statement/ prospectus that is part of this Registration Statement.

10.2		Form of Rights Agreement between the Registrant and the rights agent

10	.3**	Assignment Agreement, dated January 23, 2004, by and between Vestin Mortgage, Inc., Vestin Fund I, LLC, Vestin Fund II, LLC, Owens Financial Group, Inc. and Owens Mortgage Investment Fund

10	.4**	Intercreditor Agreement, dated January 17, 2003, by and among Vestin Mortgage, Inc., Vestin Fund I, LLC, Vestin Fund II, LLC and Western United Life Assurance Company

10	.5**	Intercreditor Agreement, dated April 22, 2004, by and between Vestin Mortgage, Inc. and Owens Mortgage Investment Fund

10	.6**	Intercreditor Agreement, dated June 24, 2004, by and between Vestin Mortgage, Inc. and Owens Mortgage Investment Fund

10	.7**	Participation Agreement, dated May 13, 2004, by and among the Registrant, Vestin Fund I, LLC, Vestin Fund II, LLC and Royal Bank of America

21	.1*	List of subsidiaries of the Registrant

23	.1*	Consent of Venable LLP. Reference is made to Exhibit 5.1

23	.2*	Consent of Morrison & Foerster LLP. Reference is made to Exhibits 8.1 and 8.2

23.3		Consent of Moore Stephens Wurth Frazer and Torbet, LLP, Independent Registered Public Accounting Firm

23	.4**	Consent of SAMCO Financial Services, Inc.

23	.5**	Consent of Houlihan Valuation Advisors

24	.1**	Powers of Attorney.

99	.1**	Form of Proxy Card of Registrant.

99	.2**	Valuation Analysis of Vestin Fund I, LLC as of June 30, 2005 prepared by Houlihan Valuation Advisors

*	To be filed by amendment.

**	Previously filed.